Exhibit 99.2

SALE AND PURCHASE AGREEMENT

Between

DEUTSCHE BANK AG

and

STATE STREET CORPORATION

Dated as of November 5, 2002

i

v

EXHIBITS
A.	DB Companies
B.	Ancillary Revenue Transfer Agreement
C.	Servicing Agreement
D.	Transition Support Agreement
E.	Sub-Lease Agreement Terms
F.	Lease Agreement Terms
G.	License Agreement
H.	License-Back Agreement

SCHEDULES

1.1	Deutsche Bank Knowledge
1.2	Purchaser Knowledge
1.3	Regulatory Agencies
1.4	Required Regulatory Approvals
1.5	Sellers
2.04(b)	Allocation Method
7.08	Mechanism for Adjusting the Purchase Price for Irrecoverable Conveyance Taxes

SALE AND PURCHASE AGREEMENT, dated as of November 5, 2002, between DEUTSCHE BANK AG, a German corporation (“Deutsche Bank”) and STATE STREET CORPORATION, a corporation organized under the laws of the Commonwealth of Massachusetts (the “Purchaser”).

WHEREAS, Deutsche Bank is, directly and indirectly through certain of its Subsidiaries (the “Sellers”), among other things, engaged in the Business (as defined herein);

WHEREAS, Deutsche Bank desires to sell the Business to the Purchaser, and the Purchaser desires to purchase the Business from the Sellers;

WHEREAS, in connection with the sale of the Business, Deutsche Bank wishes to sell and to cause the Sellers to sell to the Purchaser, and the Purchaser wishes to purchase from Deutsche Bank and each Seller, the Purchased Assets (as defined herein), upon the terms and subject to the conditions set forth herein;

WHEREAS, Deutsche Bank owns, directly or indirectly through the Sellers, all of the issued and outstanding shares of capital stock (or equivalent) (the “DB Company Shares”) of each of the Persons set forth on Exhibit A hereto (the “DB Companies”, and each, individually, a “DB Company”); and

WHEREAS, in connection with the sale of the Business, Deutsche Bank wishes to sell, and to cause the Sellers to sell, to the Purchaser, and the Purchaser wishes to purchase from Deutsche Bank and the Sellers, the DB Company Shares and certain other shares held by each Seller, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Account Documents” means all records and documents relating solely to a Client.

“Accounts Payable” means any and all accounts payable and any amounts payable to third parties arising from the conduct of the Business on or prior to the Closing Date, other than Liabilities for accrued expenses to the extent reflected on the Closing Date Statement of Net Assets.

“Action” means any claim, action, suit, arbitration, inquiry or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person and the term “Affiliated” has the correlative meaning, it being understood that references to Affiliates of Deutsche Bank include the DB Entities in respect of time periods on or prior to the Closing Date (or, if applicable, a Deferred Closing Date), and references to Affiliates of the Purchaser include the DB Entities in respect of time periods after the Closing Date (or, if applicable, a Deferred Closing Date).

“Agent Fund Trading Services” means the provision in Germany with respect to mutual funds of the following services: (a) to Depotbank clients of the Business, the receipt and transmission of instructions for the subscription and redemption of units of mutual funds, but not the actual effecting of book entry of such instructions on the corresponding master certificate, and (b) to custody clients of the Business (excluding Deutsche Bank and its Affiliates (other than Deutsche Asset Management)), order routing and execution.

“Agreement” or “this Agreement” means this Sale and Purchase Agreement between the parties hereto (including the Exhibits and Schedules hereto, the Purchaser Disclosure Schedule and the Seller Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 11.09.

“Ancillary Agreements” means the Bill of Sale, the Assumption Agreement, the Transition Support Agreement, the Servicing Agreement, the Sub-Lease Agreements, the Lease Agreements, the Ancillary Revenue Transfer Agreement, the DeAM Agreement, the License Agreement, the License-Back Agreement and each of the other contracts and instruments entered into on the Closing Date pursuant to Section 2.09.

“Ancillary Intellectual Property” means the Deutsche Bank Intellectual Property, other than Intellectual Property owned by the DB Entities, to be used to provide services to the Purchaser under the Transition Support Agreement.

“Ancillary Revenue Transfer Agreement” means the Ancillary Revenue Transfer Agreement in the form of Exhibit B hereto.

“Assets” means the Purchased Assets and the assets and properties of the DB Entities.

“Assumption Agreement” means one or more assumption agreements or other instruments to be executed by the Purchaser or the relevant Purchasing Subsidiary on the Closing Date sufficient for the Purchaser or such Purchasing Subsidiary to assume the Assumed Liabilities.

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act.

“BHCA” means the Bank Holding Company Act of 1956, as amended by the Gramm-Leach-Bliley Act of 1999.

“Bill of Sale” means one or more bills of sale or other instruments to be executed by Deutsche Bank or the Sellers on the Closing Date sufficient to convey to the Purchaser or the applicable Purchasing Subsidiary good and marketable title to the Purchased Assets.

“Broker-Dealer Facilities” means an overnight creditor loan facility entered into by Deutsche Bank, a Seller or a DB Entity, as lender, in connection with the provision by the Business of broker-dealer clearing services.

“Business” means the provision by Deutsche Bank, the DB Entities and the Sellers (i) any place in the world of global custody services, master trust/master custody services, benefit payment services, master trust accounting services, trustee accounting and administration services, offshore fund administration and custody services (including, without limitation, trust and depositary services, fund accounting services, fund administration services, trustee and domiciliary services, transfer agency services and management company services), fund administration and accounting services (including, without limitation, custodial services, trusteeship services, depositary services, pricing services and depotbank services), performance measurement services and custodial and third party (but not principal) securities lending services, (ii) of broker/dealer clearing services in the United States of America, (iii) of local custody services in the United States of America and the United Kingdom, and (iv) of Agent Fund Trading Services; provided, that the “Business” shall not include: (A) the provision of any services (1) within the scope of (i) and (iii) above, for issuers of debt, equity, asset-backed and other securities under various indentures and agreements, and other services provided in the ordinary course of the CTAS Business, (2) within the scope of (i) and (iii) above through separate accounts to private clients for the ultimate benefit (including through entities or trusts) of individuals, families, charities or small or medium-size businesses or to employee plans for small and medium-size businesses or by Deutsche Investment Management Americas Inc. (formerly Zurich Scudder Investments, Inc.) and its wholly-owned Subsidiaries for its U.S. proprietary investment products, (3) within the scope of (i) above by DB Trust Bank Japan ancillary to its provision of investment management services, other than global custody services or (4) within the scope of (i) above by Deutsche Bank SAE or Deutsche Bank (Swiss) AG ancillary to the provision of investment management services; (B) the provision in Poland, the Czech Republic, India and Indonesia of depotbank services in respect of investment products, substantially all of the holdings of which consist of securities of issuers domiciled in the respective countries; (C) the provision in Europe (other than the United Kingdom and the Republic of Ireland) and the Channel Islands to individuals and small and medium-sized businesses of customary ancillary custody services in respect of holdings of global securities; (D) the conduct by the european transaction bank AG of the ETB Business; (E) the provision of services otherwise within the definition of “Business” by Deutsche Asset Management (other than by Sellers or DB Entities) in the ordinary course of business consistent with past practices to entities, funds or accounts advised by Deutsche Asset Management; and (F) the operation of the BT Alex Brown correspondent clearing business consistent with past practice; and (G) the provision of trustee accounting and administration services to hedge funds and other special purpose vehicles by the corporate services group of the CTAS Business managed from the Channel Islands consistent with past practice. In construing the scope of the term “Business”, it is the intention of the parties that the Business shall encompass only the types and scope of activities of Deutsche Bank, the DB Companies and the Sellers conducted on the date hereof in Deutsche Bank’s Global Securities Services division. References in this Agreement to the “Business” in respect of time periods after the Closing refer to the Business conducted by the Purchaser and its Affiliates, including through Deutsche Bank and its Affiliates pursuant to and as contemplated by the Ancillary Agreements.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in: Frankfurt, Germany; the City of New York; or London, England.

“Client” means any Person to which Deutsche Bank, a DB Entity or a Seller provides products or services within the scope of the Business under any Client Contract.

“Client Contract” means each contract, understanding or arrangement, whether written or oral, between Deutsche Bank, a DB Entity or a Seller, on the one hand, and any Person(s), on the other hand, in connection with the provision of products or services within the scope of the Business by Deutsche Bank, a DB Entity or a Seller.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Commingled Deposits” has the meaning set forth in the Ancillary Revenue Transfer Agreement.

“Confidentiality Agreement” means the letter agreement dated May 14, 2002 between Deutsche Bank and the Purchaser.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Conveyance Taxes” means any VAT, goods and services, sales, transfer, stamp, stock transfer, value added, use, real property, or transfer and similar Taxes as well as any transfer, recording, registration and other fees that may be imposed upon or payable or collectible or incurred in connection with this Agreement and the transactions contemplated thereby (other than the transactions contemplated by the Ancillary Agreements) or any document or instrument executed in relation to such transactions (together with any and all interest, penalties, additions to such Tax and additional amounts imposed with respect to any of the foregoing).

“Conversion” means the process of converting Client accounts, Custodial Assets, Records and the data processing and administrative, technical, support and similar functions and services with respect to the Business, from the data and information processing systems and other business systems under the operational control of DB and its Affiliates to the data and information processing systems and other business systems under the operational control of the Purchaser and its Affiliates.

“CTAS Business” means the corporate trust and agency services business of Deutsche Bank AG and its Affiliates.

“Custodial Assets” means the cash, properties, assets, deposits, funds, investments, bills, notes, securities, instruments and contracts that are administered, safekept, utilized, held as collateral or held for the payment of obligations of or for the benefit of others by Deutsche Bank, any Seller or any DB Entity pursuant to or in connection with a Client Contract, and whether held in a custodial, trustee, administrative, agency or other similar capacity or otherwise held in connection with the Business and related holdings.

“Custodial Clients” means all custodial and master trust Clients of Deutsche Bank, the Sellers or the DB Entities, including comparable relationships in which Deutsche Bank, a Seller or a DB Entity serves as trustee within the scope of the Business.

“DB Companies” has the meaning specified in the recitals hereto.

“DB Entities” means the DB Companies and the DB Subsidiaries.

“DeAM Agreement” means that certain Heads of Agreement entered into among the Purchaser and Deutsche Bank dated of even date herewith.

“Deposits” has the meaning set forth in the Ancillary Revenue Transfer Agreement.

“Depotbank Deposits” has the meaning set forth in the Ancillary Revenue Transfer Agreement.

“Designated Amount” means €250,000.

“Deutsche Bank Benefit Plans” means the Deutsche Bank U.S. Benefit Plans, German Benefit Plans, the German Pension Arrangements, the UK Benefit Plans, the UK Pension Plan, the Ireland Benefit Schemes, the Ireland Pension Schemes, the Related Ireland Benefit Schemes, the Ireland Employee Share Scheme, the Italy Benefit Plans, the Jersey Benefit Plans, the Jersey Schemes, the Singapore Benefit Plans, the Japan Benefit Plans, the Other Benefit Plans and the Other Pension Plans, as such terms are defined in Section 3.15.

“Deutsche Bank Intellectual Property” means (a) all Intellectual Property owned by any DB Entity, and (b) all Intellectual Property owned by Deutsche Bank or any Seller and used or held for use in the Business.

“Deutsche Bank IP Licenses” means those (a) licenses of Intellectual Property by third parties to any DB Entity, Deutsche Bank or any Seller used or held for use in the Business, but excluding shrink-wrap or click-through licenses of computer software, that are not material to the operation of the Business, (b) licenses of Intellectual Property by any DB Entity, Deutsche

Bank or any Seller to any third party used or held for use in the Business, (c) written agreements between any DB Entity, Deutsche Bank or any Seller and third parties relating to the development or use of Intellectual Property used or held for use in the Business, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Deutsche Bank Intellectual Property.

“EC Commission” means the Commission of the European Community.

“EC Merger Regulation” means Council Regulation No. 4064 of the European Community.

“Encumbrance” means any security interest, rental charges, annuities, trusts (whether or not securing money or otherwise), pledge, mortgage, lien, charge (whether legal or equitable and whether fixed or floating), debenture, encumbrance, easement, covenant, wayleave, adverse estate right, option, right of preemption, declaration, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environmental Laws” means all applicable environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act and the Clean Water Act, each as amended, all regulations thereunder, and all non-U.S. counterparts thereto.

“ERISA Affiliate” has the meaning specified in Section 3.15(b)(viii).

“Estimated Book Value” means the amount of the Operating Balance Sheet Assets less the amount of the Operating Balance Sheet Liabilities as shown on the Preliminary Closing Statement of Net Assets.

“ETB Business” means the following services: (a) domestic German and global settlement and clearance, (b) securities entitlement services related to corporate action processing, (c) securities entitlement services related to income and dividend processing, (d) reconciliation for clearance and settlement and asset servicing (i.e. dividends, stock splits and similar corporate actions and interest payments and similar income processing), (e) tax reclamation and reporting services, (f) German shareholder proxy and meeting services, (g) regulatory reporting, (h) the provision of prices for securities and other instruments, (i) handling physical certificates and operating Deutsche Bank AG vaults, and (j) neutral (operations) control and the maintenance of customer care centers for the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Broker-Dealer Facilities” means (a) Broker-Dealer Facilities that are not Assumed Broker-Dealer Facilities, and (b) intra-day creditor loan facilities entered into in connection with the provision of broker-dealer clearing services.

“Federal Reserve” means the Board of Governors of the Federal Reserve System and each Federal Reserve Bank.

“Final Book Value” means the amount of the Operating Balance Sheet Assets less the amount of the Operating Balance Sheet Liabilities as shown on the Closing Statement of Net Assets.

“Fixed Exchange Rate” means 0.9941.

“Governmental Authority” means any government, governmental, supranational, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body or any self-regulatory authority with similar powers, including, without limitation, any Tax authority.

“Governmental Order” means any order, ruling, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (a) indebtedness for borrowed money other than as related to deposit liabilities or arising under repurchase agreements, in each case, created or entered into in the ordinary course of business consistent with past practice, (b) obligations evidenced by notes, bonds, debentures or other similar instruments or by letter of credit agreements, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (c) obligations as lessee under leases that have been or should be, in accordance with U.S. GAAP or Local GAAP (as the case may be), recorded as capital leases and (d) obligations under direct or indirect guaranties in respect of indebtedness or obligations of others of the kind referred to in clauses (a) through (c) above.

“Intellectual Property” means (a) patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, registrations and applications for registration thereof, and the goodwill of the business symbolized thereby, (c) copyrights and registrations and applications for registration thereof, (d) Internet domain names, and URLs, (e) computer software, including, where applicable, source code, object code, operating systems, applications programs, file and utility programs, whether run locally or remotely via a network, including the Internet, or an intranet or extranet, and documentation for such computer software, (f) confidential and proprietary information and techniques in any form (including paper, electronically stored data, magnetic media, film and microfilm), including inventions, discoveries, trade secrets and know-how and (g) other corresponding rights in any part of the world.

“Irish DB Entities” means Deutsche International (Ireland) Limited, Deutsche International Custodial Services (Ireland) Limited, Deutsche International Fund Services (Ireland) Limited and Deutsche Fund Administration Services (Ireland) Limited.

“IRS” means the Internal Revenue Service of the United States.

“Jersey DB Entity” shall mean Deutsche Custodial Services, (C.I.) Ltd. and Stralo Limited.

“knowledge” means, with respect to Deutsche Bank, the actual knowledge after due inquiry of the individuals listed on Schedule 1.1 and, with respect to the Purchaser, the actual knowledge after due inquiry of the individuals listed on Schedule 1.2.

“Law” means any United States federal, state or local, and any non-United States, supranational, national, state or local, law, statute, act, ordinance, regulation, rule, code, order, ruling or other requirement or rule of law or rules, codes or other requirements promulgated as part of the regulatory function of a regulatory body and having binding effect of general application.

“Leased Real Property” means the real property leased by (a) any DB Entity, or (b) Deutsche Bank or any Seller and used primarily in the Business, in each case as tenant, together with, to the extent leased by any such Person, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of such Person which are attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Lending Clients” means all Clients of Deutsche Bank, the Sellers or the DB Entities authorized to participate, as lenders of securities, in the securities lending program within the scope of the Business.

“Lending/Custodial Contract” means a Client Contract between a Participating Client, on the one hand, and Deutsche Bank or its Affiliate(s), on the other hand, with respect to securities lending or custodial or master trust services within the scope of the Business.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means Intellectual Property licensed to Deutsche Bank, any Seller or any DB Entity pursuant to the Deutsche Bank IP Licenses.

“Licensed Retained Intellectual Property” means the Deutsche Bank Intellectual Property identified on Section 5.18 of the Seller Disclosure Schedule.

“Local Closing Date Cash Payment” means, with respect to Deutsche Bank or any Seller, the portion of the Closing Date Cash Payment allocated pursuant to the Allocation Method to the portion of the Business transferred by such Person in relation to a particular jurisdiction.

“Local GAAP” means generally accepted accounting principles and, if applicable, accounting laws and regulations in effect from time to time in a country in which the assets of the Business are located and their operations are conducted, applied consistently throughout the periods involved.

“Local Purchase Price” means, with respect to Deutsche Bank or any Seller, the portion of the Purchase Price allocated pursuant to the Allocation Method to the portion of the Business transferred by such Person in relation to a particular jurisdiction.

“Material Adverse Effect” means (a) any circumstance, change in or effect that is, or would reasonably be expected to be, materially adverse to the business, Assets, results of operations or financial condition of the Business, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any circumstance, change in or effect on the Business arising out of or attributable to (i) changes that generally affect the segments of the financial services industry in which the Business generally competes, (ii) changes in general economic conditions, (iii) changes after the date hereof in legal or regulatory (including, without limitation, changes in banking, investment management or similar laws and interpretations thereof and changes in generally accepted accounting principles or regulatory accounting requirements) conditions, (iv) changes in stock markets or financial markets in general (including, without limitation, changes in interest and exchange rates in general), (v) any circumstance, change or effect resulting from any action taken or omitted to be taken pursuant to and in accordance with the terms of this Agreement, (vi) any circumstance, change or effect on the industries in which the Business generally competes resulting from any act of war or terrorism, (vii) any circumstance, change or effect resulting from the announcement of the transactions contemplated by this Agreement, or (viii) any circumstance, change or effect resulting from any actions taken by the Purchaser or its Affiliates after the date hereof and prior to the Closing Date relating to the Business, other than those actions taken in the ordinary course of business, which in the cases of clauses (i), (ii), (iii) and (iv) above, do not affect the Business to any materially greater extent than the effect on its competitors generally or (b) a material adverse change or effect on the ability of Deutsche Bank and the Sellers to timely consummate the transactions contemplated by this Agreement.

“New Lease Real Property” means the real property to be leased, pursuant to the Lease Agreements, by Deutsche Bank or one of its Affiliates, on the one hand, to the Purchaser or one of its Affiliates on the other hand, together with, to the extent leased by any such Person, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of such Person which are attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Operating Balance Sheet Assets” means all of the Assets other than the Custodial Assets.

“Operating Balance Sheet Liabilities” means all of the Assumed Liabilities and the Liabilities of the DB Entities.

“Ordinary Reconciliation Costs” means any and all costs and expenses (primarily compensation and benefit costs of employees of the Business) incurred in the ordinary course of business by the units or functions of the Business which are primarily responsible for the investigation, reconciliation or resolution of Reconciliation Conditions, but not, for the avoidance of doubt, any Liability to any Client arising out of any Reconciliation Condition.

“Owned Real Property” means the real property (a) owned by any DB Entity or (b) owned by Deutsche Bank or any Seller and used primarily in the Business, in each case, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of Deutsche Bank or such Seller (to the extent such items are used primarily in the Business) or any DB Entity attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Participating Clients” means the Lending Clients and the Custodial Clients.

“Parties” means Deutsche Bank and the Purchaser.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens or securities or charges for Taxes, assessments and governmental charges or levies that (i) are not yet due and payable or (ii) are being contested in good faith in proper proceedings in each case, which are adequately reserved for on the Asset and Liability Statement or Closing Statement of Net Assets, as appropriate; (b) Encumbrances imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing monetary obligations (i) that are not overdue for a period of more than 90 days and (ii) that, in the aggregate, do not exceed €100,000; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements, matters on the public record and other customary encumbrances on title to real property; provided that such exceptions or encumbrances do not have a material adverse effect on the use or value of the applicable Real Property.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Premium” means $1,498,606,000.

“Purchase Price Bank Account(s)” means a bank account or bank accounts to be designated by Deutsche Bank in a written notice to the Purchaser at least five Business Days before the Closing.

“Purchaser Disclosure Schedule” means the Purchaser Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers and employees, arising from the conduct of the Business on or prior to the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Reconciliation Condition” means, as to any Custodial Asset or serviced asset, that such Custodial Asset or serviced asset (a) cannot be reconciled with the relevant Record, (b) cannot be reconciled with the relevant records of a third-party bank, recordkeeper, borrower, subcustodian, depository, clearing organization or other similar entity or (c) is otherwise not in accordance with any material requirement of the relevant Client Contract, as the case may be.

“Reconciliation Costs” means fees, costs and expenses incurred by the Purchaser or its Affiliates, other than Ordinary Reconciliation Costs, (a) in connection with the reconciliation or resolution of any Reconciliation Condition or (b) in connection with the investigation of any Reconciliation Condition, in the case of this clause (b), to the extent not exceeding U.S.$5 million in the aggregate.

“Reconciliation Liabilities” means any Damages resulting from a Reconciliation Condition or the resolution or correction thereof (including any Reconciliation Costs), whether now or hereafter asserted, direct or indirect, absolute or contingent or known or unknown.

“Records” means all accounting information, reports, books, records, statements and data maintained in respect of the Business in any form, including without limitation on electronic information and accounting systems or electronic storage media, with respect to (a) Custodial Assets (or consolidated accounting statements for non-custodial assets) or serviced assets held for payments or distributions as required by the Client Contracts, (b) previous applications or dispositions of Custodial Assets or serviced assets to satisfy requirements under the Client Contracts, (c) state escheat reporting and payments with respect to Custodial Assets or serviced assets and (d) records of appraisal or off-market values used in producing accounting statements.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code.

“Regulatory Agencies” means the Governmental Authorities identified on Schedule 1.3.

“Required Regulatory Approvals” means the approvals identified on Schedule 1.4.

“Retained Intellectual Property” means all Deutsche Bank Intellectual Property and Deutsche Bank IP Licenses, excluding the Transferred Intellectual Property, the Transferred IP Licenses, the Deutsche Bank Intellectual Property owned by the DB Entities and the Deutsche Bank IP Licenses to which any DB Entity is a party.

“Securities Processing Liabilities” means the aggregate amounts (a) incurred by the Purchaser or its Affiliates in the period between the Closing and the one year anniversary thereof to be paid to third parties in accordance with the Securities Processing Loss Policy to the extent due to errors made by the Business in connection with the processing of Custodial Assets during such period, and (b) which are documented by the provision of the written decision made by the appropriate authority in accordance with the Securities Processing Loss Policy.

“Securities Processing Loss Policy” means the written policy of the Purchaser, a true, complete and correct copy of which was provided to Deutsche Bank by the Purchaser on October 9, 2002, together with all amendments thereto of general applicability (and not specifically for the Business) made in the ordinary course of business thereafter, setting forth the procedures to be followed by the Purchaser in resolving securities processing losses.

“Seller Disclosure Schedule” means the Seller Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

“Seller’s Accountants” means KPMG, independent accountants of Deutsche Bank.

“Sellers” means the Persons set forth on Schedule 1.5.

“Servicing Agreement” means the Outsourced-Services Agreement to be entered into pursuant to Section 5.10(a) and each Local Servicing Agreement, if any.

“Subsidiaries” means, with respect to any Person, the corporations, partnerships, joint ventures, associations and other entities controlled by such Person directly or indirectly through one or more intermediaries.

“Tax” or “Taxes” means any and all federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges of any kind imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, stamp duty reserve, transfer, VAT, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect to any of the foregoing).

“Tax Returns” means all returns, computations, reports, claims, elections, information returns and statements (including, without limitation, any IRS Form 1099 or similar form) required to be provided to any Governmental Authority with respect to Taxes.

“Transfer Provisions” means the national legislation implementing the provisions of the European Community’s directive 77/187/EEC of February 14, 1977 or 2001/23/EC of March 12, 2001, as applicable and in addition, in relation to the German Employees only, Section 613a of the German Civil Code; in relation to the Italian Employees only, Section 2112 of the Italian Civil Code; and, in relation of the Luxembourg Employees only, Article 36 of the Luxembourg Law of May 24, 1989 on employment contracts.

“Transferred Employees” means (i) the U.S. Transferred Employees (as defined in Section 6.01(a)(iii)); (ii) the Automatic Transferring Employees (as defined in Section 6.02(a)(i)); (iii) the Ireland Employees (as defined in Section 3.15(e)), other than the Non-Transferring Ireland Employees (as defined in Section 6.09(a)); (iv) the Switzerland Employees (as defined in Section 3.15(j)); (v) the Japan Transferred Employees (as defined in Section 6.11(b)(ii)); and (vi) the Non-Automatic Transferred Employees (as defined in Section

6.12(a)(ii)). For purposes of this Agreement, the inclusion of a Transferred Employee’s employment jurisdiction shall indicate that such Transferred Employee was originally identified as an Austrian Employee, Australian Employee, Cayman Employee, German Employee, Hong Kong Employee, Ireland Employee, Italian Employee, Japan Employee, Jersey Employee, Luxembourg Employee, Netherlands Employee, Singapore Employee, Switzerland Employee, UK Employee or U.S. Employee. At such time as the functions of Temporarily Retained Employees transfer to Purchaser or its Affiliates, the Temporarily Retained Employees who commence employment with Purchaser or its Affiliates shall be deemed to be Transferred Employees effective as of the transfer date.

“Transferred Intellectual Property” means the Deutsche Bank Intellectual Property identified in Section 2.02(a)(v) of the Seller Disclosure Schedule.

“Transferred IP Licenses” means the Deutsche Bank IP Licenses identified in Section 2.02(a)(v) of the Seller Disclosure Schedule.

“Transferred Licensed Intellectual Property” means Intellectual Property licensed to Deutsche Bank or any Seller pursuant to the Transferred IP Licenses.

“Transition Support Agreement” means the Transition Support Agreement to be entered into pursuant to Section 5.10(b) and each Local Transition Support Agreement, if any.

“UK DB Entity” means The World Markets Company Public Limited Company.

“UK ICTA” means the UK Income and Corporation Taxes Act 1988.

“U.S. DB Entities” means InterSec Research Corp.

“U.S. GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the period involved.

“Valuation Principles” means the following: (a) all tangible assets will be reflected at a book value of cost less accumulated depreciation but shall not exceed an aggregate of €60 million and those reflected shall include only those assets which are reasonably physically transferable with the Business, (b) goodwill and capitalized software internally developed for the Business shall not be reflected for value, (c) prepaid assets shall be prorated on an accrual basis as of the Closing Date to allocate the same to the period of service to which they relate, (d) Liabilities will reflect a reserve of €15 million for Securities Processing Liabilities, (e) deferred revenues shall be prorated on an accrual basis as of the Closing Date to allocate the same to the period of service to which they relate, (f) accrued expenses shall be prorated on an accrual basis as of the Closing Date to allocate the same to the period of service to which they relate and (g) no Assets or Liabilities shall be reflected in respect of obligations released and discharged or to be released and discharged, or arrangements, commitments, contracts and understandings terminated or to be terminated, in each case, pursuant to Section 5.16.

“VAT” means any value added Tax, goods and services Tax or similar Tax, including, without limitation, such Tax as may be levied in accordance with (but subject to derogation from) EEC Directive 77/388/EEC.

SECTION 1.02. Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Location

“Accrued Severance Indemnities”	6.07(b)
“Accrued Vacation Days”	6.17(c)
“Additional Indemnity Period”	6.04(d)
“Adjusted Client Revenue”	2.10
“Adjusted Contract Revenue”	2.10
“Adjusted Migrated Revenues”	2.10
“Adjustment Ratio”	2.10
“Affected Revenue”	5.07(b)
“Aggregate Clawback Reduction”	2.10
“All Cash Notice”	2.11(c)
“Allocation Dispute Notice”	2.04(c)
“Allocation Method”	2.04(b)
“Alternate Share Number”	2.11(c)
“Alternate Stock Notice”	2.11(c)
“Applicable Clawback Amount”	2.10
“Approved Scheme”	6.13(a)(i)
“Asset and Liability Statement”	3.07(b)
“Assets Date”	5.11(a)
“Assigned Contracts”	2.02(a)(x)
“Assumed Broker-Dealer Facility”	5.19(a)
“Assumed Broker-Dealer Notice”	5.19(a)
“Assumed Liabilities”	2.03(a)
“Australian Annual Leave Amount”	6.15(d)
“Australian Long Service Leave Amount”	6.15(c)
“Australian Employee”	3.15(j)(i)
“Austrian Employee”	3.15(j)(i)
“Automatic Employee”	6.02(a)
“Automatic Transferring Employees”	6.02(a)
“Base Measurement Period”	2.10
“Base Non-Transferred DeAM Revenue”	2.10
“Base Third Party Revenue”	2.10
“Base Total Revenue”	2.10
“Base Transferred DeAM Revenues”	2.10
“Basket Hedge”	5A.04(a)
“Blackout Period”	5A.03(b)
“Business Credit Policy”	5.12(a)
“Business Employee”	3.15(a)
“Business Interim Revenue and Cost Statement”	3.07(b)
“Business Revenue and Cost Statement”	3.07(b)
“Cash Amount”	2.11(a)
“Cash Only Notice”	2.11(d)
“Cash Payment Notice”	2.11(d)

Term	Location

“Category 1 Automatic Employees”	6.02(a)
“Category 1 Automatic Transferring Employees”	6.02(a)
“Category 2 Automatic Employees”	6.02(a)
“Category 2 Automatic Transferring Employee”	6.02(a)
“Cayman Employee”	3.15(j)(i)
“Claim”	9.03(a)
“Claimant Company”	7.07
“Clawback Percentage”	2.10
“Closing”	2.05
“Closing Date”	2.05
“Closing Date Cash Payment”	2.04(a)
“Closing Measurement Period”	2.10
“Closing Notice”	2.11(e)
“Closing Revenue Run-Rate Schedule”	5.21
“Closing Statement of Net Assets”	2.08(b)
“Closing Total Revenue”	2.10
“COBRA”	6.01(e)(ii)
“Collateral Funds”	3.26(a)
“Consenting Member”	6.14(a)(i)
“Contest”	7.04(b)
“Controlling Party”	7.04(c)
“Covered Assets”	3.26(a)
“Damages”	9.02(a)
“Data Protection Laws”	3.15(a)
“DB Affiliate Party”	3.01
“DB Companies”	Recitals
“DB Companies Balance Sheets”	3.07(a)
“DB Companies Income Statements”	3.07(a)
“DB Companies Interim Income Statements”	3.07(a)
“DB Company”	Recitals
“DB Company Shares”	Recitals
“DB Entity Affected Contracts”	5.08(b)
“DB Equity Awards”	6.17(f)
“DB Subsidiary”	3.04(a)
“DBGSL”	6.03(h)
“De Minimis Amount”	9.02(a)
“DeAM Client”	2.10
“DeAM Party”	2.10
“DeAM Payments”	2.10
“Deductible Amount”	9.02(a)
“Deferred Business”	2.12(a)
“Deferred Closing”	2.12(a)
“Deferred Closing Amount”	2.12(a)
“Deferred Closing Date”	2.12(a)
“Deferred Closing Governmental Approvals”	2.12(a)

Term	Location
“Deferred Closing Jurisdiction”	2.12(a)
“Deferred Revenues”	2.03(a)(v)
“Deutsche Bank”	Preamble
“Deutsche Bank Actuary”	6.04(b)
“Deutsche Bank Advances”	5.12(a)
“Deutsche Bank Indemnified Parties”	9.02(b)
“Deutsche Bank Licensors”	5.18(a)
“Deutsche Bank Luxembourg Actuary”	6.06(b)
“Deutsche Bank Regulatory Agreement”	3.17(b)
“Deutsche Bank U.S. Benefit Plan”	3.15(b)(i)
“Deutsche Bank U.S. Savings Plans”	6.01(h)
“Deutsche Bank’s Exposures”	5.12(a)
“Disputes”	11.10(b)
“Effectiveness Period”	5A.03(a)
“18-Month Measurement Period”	2.10
“Elections”	7.10(a)
“Employing Company”	6.02(a)
“Employment Losses”	6.02(b)(i)
“ERISA”	3.15(b)(i)
“ERISA Affiliates”	3.15(b)(viii)
“Excluded Assets”	2.02(b)
“Excluded Contract”	2.10
“Excluded Liabilities”	2.03(b)
“Excluded Revenue”	2.10
“Expatriate Business Employee”	6.17(i)
“FAA”	11.10(a)
“Fee Revenues”	2.10
“Final Salary Scheme”	6.13(a)(viii)
“First Year Clawback”	2.10
“First Year Measurement Period”	2.10
“First Year Payment”	2.10
“First Year Revenue”	2.10
“First Year Transferred DeAM Revenues”	2.10
“Fixed Assets”	2.02(a)(iii)
“Former Jersey Employees”	3.15(g)(iv)
“FSA”	3.17(c)
“Funds”	3.26(a)
“German Benefit Plan”	3.15(c)(iii)
“German Employee”	3.15(c)(i)
“German Pension Amount”	6.04(b)
“German Pension Arrangements”	3.15(c)(iii)
“Governmental Approvals”	5.04(a)
“GTB”	6.17(d)(i)
“GTO”	6.17(d)(i)
“HR Representatives”	6.04(e)

Term	Location
“Holdback Amount”	2.10
“Holdback Percentage”	2.10
“Hong Kong Employee”	3.15(j)(i)
“ICC”	11.10(b)
“Incidental Use”	5.18(b)
“Indemnitee”	9.03(a)
“Indemnitor”	9.03(a)
“Independent Accounting Firm”	2.08(c)(ii)
“IPA”	3.15(e)(ix)
“Ireland Benefit Schemes”	3.15(e)(i)
“Ireland Employee”	3.15(e)(i)
“Ireland Employee Share Scheme”	6.09(d)
“Ireland Pension Schemes”	3.15(e)(viii)
“Italian Employee”	3.15(f)(i)
“Italy Benefit Plan”	3.15(f)(i)
“Japan Benefit Plan”	3.15(i)(i)
“Japan Employee”	3.15(i)(i)
“Japan Transferred Employee”	6.11(b)(ii)
“Jersey Benefit Plan”	3.15(g)(i)
“Jersey Employee”	3.15(g)(i)
“Jersey Schemes”	3.15(g)(iii)
“Jersey Third Actuary”	6.13(a)(ix)
“JTE Transfer”	6.13(a)(x)(A)
“Last Look Notice”	2.11(d)
“Lease Agreements”	5.17(a)(i)
“License Agreement”	5.18(a)
“License-Back Agreement”	5.18(b)
“Local Servicing Agreement”	5.10(a)
“Local Transfer Documents”	2.09(a)
“Local Transition Support Agreement”	5.10(b)
“Luxembourg Employee”	3.15(j)(i)
“Luxembourg Pension Amount”	6.06(b)
“Luxembourg Third Actuary”	6.06(b)
“Mark-to-Market Notice”	2.11(c)
“Market Price”	2.11(c)
“Material Contracts”	3.12(a)
“Materially Burdensome Effect”	5.04(b)
“Maximum Share Number”	2.11(a)
“Member Transfer Date”	6.13(a)(iv)(A)
“Migrated Revenues”	2.10
“Minimum MPF Benefit”	6.14(a)(ii)
“Money Purchase Scheme”	6.13(a)(vi)
“MPFSO”	6.14(a)(iii)
“Multiemployer Plan”	3.15(b)(viii)
“Multiple Employer Plan”	3.15(b)(viii)

Term	Location
“Necessary Permits”	3.11
“Netherlands Employee”	3.15(j)(i)
“New DeAM Revenues”	2.10
“New York Courts”	11.10(i)
“Nominee Company”	5.08(e)
“Non-Automatic Employee”	6.12(a)(i)
“Non-Automatic Transferred Employee”	6.12(a)(ii)
“Non-Consenting Client”	5.20(e)
“Non-controlling Party”	7.04(c)
“Non-Transferred DeAM Contract”	2.10
“Non-Transferred DeAM Revenue”	2.10
“Non-Transferring Ireland Employees”	6.09(a)
“Novation”	5.11(c)(i)
“Objecting German Employees”	6.04(e)
“OFAC”	3.21(h)
“ORSO”	6.14(a)(iv)
“Other Assets”	2.02(a)(xii)
“Other Benefit Plan”	3.15(j)(i)
“Other Employee”	3.15(j)(i)
“Other Liabilities”	2.03(a)(vii)
“Other Pension Plan”	3.15(j)(iii)
“Payment Date”	6.13(a)(x)(A)
“Permitted Business”	5.20(e)
“Post MPF Member”	6.14(a)(v)
“Preliminary Closing Statement of Net Assets”	2.08(a)
“Pre-Paid Fees and Expenses”	2.02(a)(xi)
“Product Group”	2.10
“Proposed Allocation”	2.04(c)
“Purchase Price”	2.04(a)
“Purchase Price Shares”	4.09(b)
“Purchased Assets”	2.02(a)
“Purchased Subsidiary Shares”	2.01
“Purchaser”	Preamble
“Purchaser Actuary”	6.04(b)
“Purchaser Common Stock”	2.11(a)
“Purchaser Credit Policy”	5.12(a)
“Purchaser’s Exposures”	5.12(a)
“Purchaser’s Flex Plans”	6.01(f)
“Purchaser Historical Financial Statements”	5A.02
“Purchaser Indemnified Parties”	9.02(a)
“Purchaser’s Jersey Actuary”	6.13(a)(viii)
“Purchaser Luxembourg Actuary”	6.06(b)
“Purchaser’s MPF Scheme”	6.14(a)(vi)
“Purchaser’s ORSO Scheme”	6.14(a)(vii)
“Purchaser Reports”	5A.01

Term	Location
“Purchasing Subsidiary”	2.09(a)
“Purchaser’s Scheme”	6.13(a)(v)(A)
“Purchaser U.S. Benefit Plan”	6.01(c)
“Purchaser’s U.S. Savings Plans”	6.01(h)
“Quarterly Transferred DeAM Revenue”	2.10
“Ratio”	6.17(d)(i)
“Recovered Product Revenue”	2.10
“Referral Revenues”	2.10
“Referred Client”	2.10
“Region”	2.10
“Registered Transferred IP”	3.19
“Registration Statement”	5A.03(a)
“Regulatory Action”	8.02(g)
“Related Ireland Benefit Schemes”	3.15(e)(viii)
“Relevant Employees”	6.03(h)
“Restricted Business”	5.20(e)
“Restricted Period”	5A.04(a)
“Restructuring Event”	2.10
“Restructuring Revenues”	2.10
“Retained Contract”	2.10
“Retained Contracts Payment”	2.10
“Retained Contracts Revenues”	2.10
“Retained Names and Marks”	5.06
“Retained VAT Records”	7.08(b)(ii)
“Revenue Multiple”	2.10
“RFP”	5.07(a)
“RFP Contract”	2.10
“Rules”	11.10(b)
“SDN”	3.21(h)
“SDN Contracts”	3.21(h)
“SDN List”	3.21(h)
“Section 338 Forms”	7.10(b)
“Securities Act”	2.11(a)
“Sellers”	Recitals
“Sellers’ Flex Plans”	6.01(f)
“Seller’s MPF Scheme”	6.14(a)(viii)
“Sellers’ ORSO Scheme”	6.14(a)(ix)
“Separate Accounts”	3.26(a)
“Services Agreement”	6.03(h)
“Share Number”	2.11(a)
“Share Price”	2.11(a)
“Shares”	2.01
“Singapore Benefit Plan”	3.15(h)(i)
“Singapore Employee”	3.15(h)(i)
“Stable NAV Fund”	3.26(a)

Term	Location
“Stakeholder Employees”	6.03(a)
“Stock Election”	2.11(a)
“Stock Notice”	2.11(a)
“Stub Filing Obligation”	7.03(b)
“Stub Period Withholding Obligation”	7.03(b)
“Sub-Agency Contract”	3.12(b)
“Sub-Lease Agreements”	5.17
“Subsequent Purchaser Financial Statements”	5A.02
“Surrendering Company”	7.07
“Sweep Funds”	3.26(a)
“Switzerland Employee”	3.15(j)(i)
“Tax Claim”	3.16(a)
“Temporarily Retained Employee”	3.15(k)(i)
“TFR”	6.07(b)
“Terminated Employees”	6.17(a)(ii)(B)
“Terminated Purchaser Employee”	6.17(a)(ii)(B)
“Terminated Revenues”	2.10
“Terminated Transferred Employees”	6.17(a)(ii)(B)
“Third Actuary”	6.04(b)
“Transfer”	5A.04
“Transfer Amount”	6.14(a)(x)
“Transfer Value”	6.13(a)(viii)
“Transferred Account Balances”	6.01(f)
“Transferred DeAM Contract”	2.10
“Transferring Jersey Employees”	6.13(a)(i)
“Transferring Parties”	6.01(f)
“TRE Transfer Date”	6.16(a)
“UK Benefit Plan”	3.15(d)(ii)
“UK Employee”	3.15(d)(i)
“UK Pension Plan”	3.15(d)(v)
“UK Scheme”	6.13(a)(i)
“Undisclosed Employee”	6.02(b)(iv)
“U.S. Current Employee”	6.01(a)(i)
“U.S. DB Entity Employee”	6.01(a)(ii)
“U.S. Employee”	3.15(b)(i)
“U.S. Transferred Employee”	6.01(a)(iii)
“Vendor’s Jersey Actuary”	6.13(a)(viii)
“Verified Securities Processing Liabilities”	5.22
“WARN Act”	3.15(b)(xi)
“WM Company”	6.02(a)
“WM Employees”	6.02(a)
“Workers’ Compensation Claim”	6.01(e)(i)
“2002 Bonus”	6.17(d)(i)
“2003 Prorated Bonus”	6.17(d)(ii)

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Deutsche Bank shall, and shall cause the Sellers to, sell to the Purchaser or the relevant Purchasing Subsidiaries, and the Purchaser shall, or shall cause the Purchasing Subsidiaries to, purchase from Deutsche Bank and the Sellers, (a) the DB Company Shares owned by Deutsche Bank and such Sellers, which constitute, and will constitute as of the Closing, 100% of the issued and outstanding shares of capital stock or other equity interests of each of the DB Companies and (b) each share of capital stock (or equivalent) in Deutsche Fund Administration Services (Ireland) Limited, Deutsche International Custodial Services (Ireland) Limited and Deutsche International Fund Services (Ireland) Limited identified on Section 3.04 of the Seller Disclosure Schedule as not being owned by a DB Company (the “Purchased Subsidiary Shares” and, together with the DB Company Shares, the “Shares”).

SECTION 2.02. Purchase and Sale of the Assets. (a) Upon the terms and subject to the conditions of this Agreement (including Section 2.12 and Sections 5.08 through Section 5.15), at the Closing, Deutsche Bank shall, and shall cause the Sellers to, sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser or the relevant Purchasing Subsidiaries, and the Purchaser shall, or shall cause the Purchasing Subsidiaries to, purchase from Deutsche Bank and the Sellers, all the assets, properties, goodwill and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, directly or indirectly owned by Deutsche Bank or the Sellers or to which any of them is directly or indirectly entitled (other than Real Property and Intellectual Property (except as expressly set forth in clause (v) below) and other than any contracts of employment) and, in any case, used primarily in the Business, other than the Shares (which shall be transferred pursuant to Section 2.01), the Excluded Assets and the assets and properties of the DB Entities (all of the foregoing being referred to as the “Purchased Assets”), including, without limitation, the following:

(i) the Business as a going concern;

(ii) the goodwill and other intangible assets of the Business;

(iii) all furniture, fixtures, equipment, machinery and other tangible personal property and other items set forth on Section 2.02(a)(iii) of the Seller Disclosure Schedule (the “Fixed Assets”);

(iv) all books of account, general, financial and personnel records, invoices, supplier lists, correspondence and other documents, records and files and any rights thereto owned, associated with or employed by Deutsche Bank and the Sellers primarily in connection with the Business or necessary to properly administer the Business after the Closing Date other than Tax Returns, Tax invoices, and those records relating solely to Tax (except as provided in Section 7.08(b) hereof);

(v) all of Deutsche Bank’s and the Sellers’ right, title and interest in, to and under the Transferred Intellectual Property and the Transferred IP Licenses, copies and tangible embodiments thereof in whatever form or medium, and all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof;

(vi) any and all rights of Deutsche Bank and the Sellers which are transferable and which arise under or pursuant to warranties, representations, indemnifications, reimbursement agreements, letters of credit or guaranties in favor of Deutsche Bank and the Sellers, made by or for the benefit of customers, predecessors in interest, suppliers, vendors, or Affiliates of any of the foregoing, and relating to the Purchased Assets or the Assumed Liabilities with respect to the period following the Closing but excluding any such rights which constitute Excluded Assets;

(vii) lists of (A) Clients and (B) potential clients of the Business (1) to whom the Business is scheduled to make a presentation, or (2) from whom the Business has received and which the Business has responded to, since December 31, 2001, a request for proposal with respect to the services of the Business;

(viii) all other sales-related materials used primarily in the Business;

(ix) any and all rights and interests of Deutsche Bank and the Sellers of every kind and description in connection with any and all Client Contracts other than Excluded Broker-Dealer Facilities;

(x) all rights of Deutsche Bank or the Sellers under all contracts, licenses, sublicenses, agreements, leases, commitments, and sales and purchase orders, and under all bids and offers primarily related to the Business (the “Assigned Contracts”);

(xi) all rights and interests of Deutsche Bank and the Sellers in all fees and expenses (including Taxes to the extent reflected on the Closing Statement of Net Assets) paid by Deutsche Bank or the Sellers prior to the Closing Date relating to services to be received by the Business following the Closing Date (“Pre-Paid Fees and Expenses”);

(xii) the assets set forth on Section 2.02(a)(xii) of the Seller Disclosure Schedule (the “Other Assets”); and

(xiii) all of Deutsche Bank’s and Sellers’ right, title and interests in the Custodial Assets.

Deutsche Bank and the Purchaser acknowledge that it is their mutual intent that the Purchaser or the relevant Purchasing Subsidiary, as appropriate, be validly appointed, and/or succeed Deutsche Bank or the appropriate Seller, as custodian, trustee, fiduciary, custodian agent or successor of Deutsche Bank or the Sellers under as many Client Contracts as possible as of the Closing Date. To the extent the consent or approval of the parties referred to in any Client Contract (other than Deutsche Bank or an Affiliate) or of any Governmental Authority is required to be obtained and has not been obtained as of the Closing Date and that, as a result, it is not possible to complete, as of the Closing Date, the contemplated succession under any such

Client Contract, from and after the Closing Date each such agreement for which consent or approval to assignment has not been obtained or which cannot be novated to the Purchaser or a Purchasing Subsidiary because a required consent or approval of such parties or of a Governmental Authority has not been obtained or as otherwise provided in the Servicing Agreement, shall be subject to the Servicing Agreement (and each such Client Contract shall be identified on Exhibit A thereto) and shall not be assigned or novated until such time as all necessary consents and approvals are obtained or as otherwise provided in the Servicing Agreement; provided, however, that such servicing shall not be deemed to constitute an assignment or novation of any such Client Contract.

(b) Notwithstanding anything in Section 2.02(a) to the contrary, the Purchased Assets shall exclude the following assets and properties owned by Deutsche Bank and the Sellers (the “Excluded Assets”):

(i) other than as described in Section 2.02(a)(xiii), all cash, cash equivalents and bank accounts, including the Purchase Price Bank Account;

(ii) all claims, causes of action or rights of recovery for reimbursement, contribution, refunds, indemnity or other similar payment recoverable by Deutsche Bank or the Sellers from or against any third party relating to the conduct of the Business prior to the Closing (including (A) rights of set-off, rights to refunds and rights of recoupment from or against any such third party and (B) rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials, or equipment, or components thereof);

(iii) organizational documents, minute and stock record books and the corporate seal of Deutsche Bank and the Sellers and any copies of any such documents required by law to be retained by Deutsche Bank or the Sellers or any of their respective Affiliates for regulatory compliance purposes and Tax Returns, Tax invoices and any records relating solely to Tax (except as otherwise provided in Section 7.08(b) hereof);

(iv) all rights of Deutsche Bank under this Agreement and the Ancillary Agreements;

(v) all right, title and interest in, to and under the Retained Intellectual Property;

(vi) all Receivables;

(viii) all right, title and interest (A) to loans or other amounts outstanding on the Closing Date under each Broker-Dealer Facility and (B) to the Excluded Broker-Dealer Facilities;

(ix) security deposits and other collateral held with clearing agencies or Governmental Authorities in respect of the Business;

(x) all of Deutsche Bank’s and the Sellers’ right, title, and interest in and to the Sub-Agency Contracts other than those identified on Section 5.16 of the Seller Disclosure Schedule; and

(xi) the assets and properties set forth on Section 2.02(b)(xi) of the Seller Disclosure Schedule.

SECTION 2.03. Assumption and Exclusion of Liabilities. (a) Upon the terms and subject to the conditions of this Agreement (including Section 2.12 and Sections 5.08 through Section 5.15), at the Closing the Purchaser shall, or shall cause the relevant Purchasing Subsidiary to, assume and shall agree to pay, perform and discharge when due the following liabilities and obligations of Deutsche Bank and the Sellers, and Deutsche Bank and the Sellers shall not thereafter have any responsibility for, such liabilities and obligations (the “Assumed Liabilities”):

(i) All liabilities and obligations under each of the Client Contracts transferred to the Purchaser or the Purchasing Subsidiaries pursuant to Section 2.02(a) that are required to be performed or paid after the Closing and arise in relation to the operation of the Business by the Purchaser or its Affiliates following the Closing;

(ii) All liabilities and obligations under each of the Assigned Contracts that are required to be performed or paid after the Closing and arise in relation to the operation of the Business by the Purchaser or its Affiliates following the Closing;

(iii) All employment, compensation and benefits Liabilities and obligations of the Purchaser or its Affiliates to the Transferred Employees arising from, or in connection with, the Transferred Employees’ employment by, or services with Purchaser or its Affiliates after the Closing Date, other than any such Liabilities or obligations which Deutsche Bank or the Sellers have agreed to retain pursuant to Article VI or in respect of which Deutsche Bank has an obligation to reimburse or indemnify the Purchaser or its Affiliates as provided in Article VI;

(iv) All other liabilities and obligations relating to the Purchased Assets transferred to the Purchaser or the Purchasing Subsidiaries pursuant to Section 2.02(a) that are required to be performed or paid after the Closing and arise in relation to the operation of the Business by the Purchaser or its Affiliates following the Closing;

(v) All liabilities of Deutsche Bank and the Sellers in respect of fees and expenses paid to Deutsche Bank or a Seller prior to the Closing Date relating to services within the scope of the Business to be rendered following the Closing Date under Client Contracts transferred to the Purchaser or a Purchasing Subsidiary pursuant to Section 2.02(a) (“Deferred Revenues”);

(vi) Liabilities of the Business for accrued expenses as of the Closing Date incurred in the ordinary course of business of the Business (other than as set forth in Section 2.03(b)(ix); and

(vii) The liabilities set forth on Section 2.03(a)(vii) of the Seller Disclosure Schedule subject, however, to the conditions set forth thereon (collectively, the “Other Liabilities”).

(b) All liabilities and obligations of Deutsche Bank and the Sellers not expressly assumed by the Purchaser or a Purchasing Subsidiary pursuant to Section 2.03, whether or not incurred or accrued, whether asserted before, on or after the Closing, shall be retained by Deutsche Bank and the Sellers, who shall be responsible for paying, performing and discharging such liabilities and obligations when due, and the Purchaser and the Purchasing Subsidiaries shall not assume or have any responsibility for, such liabilities and obligations (which are hereinafter referred to as the “Excluded Liabilities”) including without limitation the following liabilities and obligations:

(i) All Taxes now or hereafter owed by Deutsche Bank or the Sellers, or attributable to the Assets or the Business (including as conducted by the DB Entities), relating to (A) any period, or any portion of any period, ending on or prior to the Closing Date, or (B) any transaction relating to the Business occurring on or prior to the Closing Date (except as otherwise provided in Article VII);

(ii) All Liabilities of Deutsche Bank or any of the Sellers to the extent relating to, arising out of or incurred in connection with the Excluded Assets;

(iii) All employment, compensation and benefit Liabilities and obligations of Deutsche Bank, the Sellers, the DB Entities or their Affiliates to the Business Employees arising from, or in connection with, the Business Employees’ employment or services on or prior to the Closing Date, including any Liabilities that arise as a result of the transactions contemplated by this Agreement, other than any Liabilities or obligations which the Purchaser has agreed to assume pursuant to Article VI or in respect of which the Purchaser has an obligation to reimburse or indemnify Deutsche Bank or its Affiliates as provided in Article VI;

(iv) All Liabilities of Deutsche Bank or any of the Sellers (1) arising out of or relating to any business other than the Business or (2) arising on the Closing Date or out of or relating to any period prior to, the Closing Date, or otherwise arising out of or relating to the use, condition, ownership or operation of the Purchased Assets or the Business at any time on or prior to the Closing Date, except, in each case, as otherwise provided in Article VI or Article VII or assumed in Section 2.03(a)(v) or (vii);

(v) All Reconciliation Liabilities in respect of Reconciliation Conditions existing on or prior to the Closing;

(vi) All Liabilities relating to or arising out of any cease-and-desist or other order, written agreement, consent agreement, memorandum of understanding, directive or supervisory letter by, to, with or from any Regulatory Agency or other Governmental Authority, or violation of Law, in each case, arising on or prior to the Closing or in relation to the operation of the Business prior to the Closing;

(vii) All Liabilities relating to Claims arising on or prior to the Closing Date or the circumstances or facts giving rise to which existed on or prior to the Closing Date;

(viii) All Accounts Payable; and

(ix) All Liabilities of Deutsche Bank and the Sellers for accrued expenses as of the Closing Date that are not reflected on the Closing Statement of Net Assets.

The Excluded Liabilities shall include all Liabilities, whether asserted before, on or after the Closing, for any breach of a representation, warranty, covenant or agreement, or for any claim of indemnification, contained in any lease, contract, license, commitment, agreement or arrangement that the Purchaser has agreed to assume, or to cause a Purchasing Subsidiary to assume, from and after the Closing, to the extent that such breach or claim arises out of or by virtue of Deutsche Bank’s or a Seller’s performance or nonperformance thereunder on or prior to the Closing, it being understood that, as between the Parties hereto (for themselves and as nominees of the Sellers and the Purchasing Subsidiaries, as applicable), the foregoing shall apply notwithstanding any provision which may be contained in, or any form of consent to the assignment of, any such lease, contract, license, commitment, agreement, or arrangement which by its terms imposes such Liabilities upon the Purchaser or a Purchasing Subsidiary and which assignment is accepted by the Purchaser or a Purchasing Subsidiary notwithstanding the presence of such a provision.

SECTION 2.04. Purchase Price; Allocation of Purchase Price. (a) The aggregate consideration payable for the Shares and the Purchased Assets shall consist of the sum of (A) the Premium (as adjusted pursuant to Section 2.10), plus (B) the product of (1) Final Book Value multiplied by (2) the Fixed Exchange Rate, plus (C) the assumption of the Assumed Liabilities (collectively, the “Purchase Price”). At the Closing the Purchaser shall pay to Deutsche Bank an amount in cash equal to the sum of (A) the Premium (as reduced by the delivery of Purchaser Common Stock pursuant to Section 2.11), less (B) the product of (1) the Holdback Amount multiplied by (2) the Fixed Exchange Rate, plus (C) the product of (1) the Estimated Book Value multiplied by (2) the Fixed Exchange Rate (such amount being the “Closing Date Cash Payment”).

(b) The Purchase Price and any subsequent adjustments to the Purchase Price shall be allocated among the Shares and the Purchased Assets in accordance with Section 1060 of the Code, the Regulations issued thereunder and Schedule 2.04(b) (the “Allocation Method”). Not less than five (5) Business Days before the Closing Date, Deutsche Bank shall deliver to the Purchaser a proposed allocation of the Closing Date Cash Payment and each Local Closing Date Cash Payment, which proposed allocation shall be consistent with Schedule 2.04(b). Except as otherwise required by applicable Law or pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of state, local, or non-United States law), the Purchaser and Deutsche Bank agree that the transactions contemplated in this Agreement will be reported for all Tax purposes in a manner consistent with the terms of this Agreement, including Schedule 2.04(b) and the allocation under this Section 2.04(b) (to the extent agreed to by the Parties pursuant to Section 2.04(c)), and that neither of them (nor any of their Affiliates) will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation or otherwise.

(c) Within 60 days after the Closing Date, Deutsche Bank will provide to the Purchaser a copy of its proposed allocation of the Purchase Price and each Local Purchase Price among the Purchased Assets and the Shares in a manner consistent with Schedule 2.04(b) (the “Proposed Allocation”). If the Purchaser disputes the Proposed Allocation, the Purchaser will give Deutsche Bank a written notice of such dispute (the “Allocation Dispute Notice”) within 30 days after receipt of the Proposed Allocation setting forth the matters in dispute and the specific grounds for such dispute. If Purchaser does not provide Deutsche Bank with such Allocation Dispute Notice within such 30 day period, Purchaser will be deemed to have agreed to, and accepted, the Proposed Allocation. Deutsche Bank and the Purchaser will endeavor in good faith to resolve any dispute within 30 days after Deutsche Bank’s receipt of the Alloation Dispute Notice. If Deutsche Bank and Purchaser are unable in good faith to resolve any such dispute with respect to the Proposed Allocation within 30 days after Deutsche Bank’s receipt of the Allocation Dispute Notice (and in no event later than at least 10 days before the last day for filing IRS Form 8594 (or any similar form required to be filed under state, local or non-United States law)), Deutsche Bank and Purchaser agree to each use its own allocation of the Purchase Price and each Local Purchase Price among the Purchased Assets and the Shares; provided, however that each such allocation of Deutsche Bank and Purchaser is consistent with Schedule 2.04(b). The allocation of any subsequent adjustments to the Purchase Price or any Local Purchase Price shall be determined in a manner consistent with this subsection.

(d) In the event that applicable Law requires the allocation of a Local Purchase Price prior to the dates contemplated by Section 2.04, the Parties will endeavor in good faith to finalize the allocation of such Local Purchase Price within the period required by such applicable Law.

(e) Solely for purposes of Sections 2.04(b), (c) and (d), in the event the Purchaser elects, in accordance with Section 2.11 hereof, to pay the Premium in the form of a combination of cash and shares of Purchaser Common Stock, the Purchaser shall notify Deutsche Bank no later than three Business Days prior to the Closing what portion, if any, of each Local Closing Date Cash Payment will consist of shares of Purchaser Common Stock.

SECTION 2.05. Closing. Subject to Section 2.12, upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares and the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York City time on the last Business Day of the month in which all conditions to the obligations of the parties set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or at such other place or at such other time or on such other date as Deutsche Bank and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date” and the Closing of the transactions contemplated herein shall be deemed effective as of 5:00 p.m., New York City time, on the Closing Date).

SECTION 2.06. Closing Deliveries by Deutsche Bank. At the Closing, Deutsche Bank shall deliver or cause to be delivered to the Purchaser and the Purchasing Subsidiaries, as applicable, except in respect of any Deferred Business:

(i) stock certificates evidencing the Shares duly endorsed by the relevant Seller in blank, or accompanied by stock powers duly executed by the relevant Seller in blank or by duly executed transfers (as the case may be), in a form reasonably satisfactory to the Purchaser;

(ii) the Bills of Sale, in form and substance satisfactory to the Purchaser, and such other instruments as may be reasonably requested by the Purchaser to transfer the Purchased Assets to the Purchaser and the Purchasing Subsidiaries, as applicable, or evidence such transfer on the public records;

(iii) executed counterparts of the Assumption Agreement;

(iv) executed counterparts of the Transition Support Agreement and the Servicing Agreement;

(v) executed counterparts of the Sub-Lease Agreements and the Lease Agreements;

(vi) executed counterparts of the License Agreement, the License-Back Agreement and the Ancillary Revenue Transfer Agreement;

(vii) resignations, effective upon the Closing, of those directors of the DB Entities as the Purchaser may request;

(viii) a receipt or receipts for the Closing Date Cash Payment;

(ix) the certificates and other documents required to be delivered pursuant to Section 8.02;

(x) Reserved;

(xi) evidence that all Persons holding Share(s) in any DB Company under a nominee-type arrangement or any arrangement having a similar effect have transferred such Share(s) to such other Persons as the Purchaser may specify, to take effect on Closing;

(xii) if practicable, Deutsche Bank having used all reasonable efforts to obtain the same, the written resignations of the auditors of the DB Entities concerned to take effect on Closing, with acknowledgements signed by each of them in a form reasonably satisfactory to the Purchaser to the effect that they have no claim against any DB Entity or otherwise complying with any relevant law or regulation;

(xiii) if the Purchaser reasonably requires and notifies Deutsche Bank at least five Business Days before Closing, irrevocable powers of attorney or such other appropriate document (in such form and terms as the Purchaser may reasonably require) executed by each of the holders of the Shares in favor of the Purchaser or as it may direct to enable it (pending registration of the relevant transfers) to exercise post Closing all voting and other rights attaching to the Shares and to appoint proxies for this purpose with an express undertaking of the holder of the Shares not to exercise such voting and other rights attached to the Shares;

(xiv) written waivers or consents in relation to any preemption rights as the Purchaser may reasonably require signed by shareholders of the DB Companies to enable the Purchaser or its nominees to be registered as holder of the Shares;

(xv) evidence as to:

(A) the acceptance by shareholders or the directors of each of the relevant DB Entities of the resignations referred to in Sub-section (vii) and of the appointment of such persons to take effect on Closing (within the maximum number permitted by the constitutional documents of the DB Entity concerned) as the Purchaser may nominate as directors and (if relevant) secretary;

(B) the acceptance by shareholders or the directors of the relevant DB Entities of the resignation of the auditors referred to in Sub-section (xii) and of the appointment of such auditors as the Purchaser may nominate;

(C) the approval (subject to stamping in appropriate cases) by the shareholders or the directors of each DB Company of the transfer of the Shares to the Purchaser where such acceptance or approval is required by law or under the constitutional documents of the DB Entity concerned; and

(D) the termination of any rights of any Person (other than the holder of the applicable Shares or the shares of capital stock (or equivalent) of a DB Subsidiary) to appoint any directors of any DB Entity; and

(xvi) evidence reasonably satisfactory to the Purchaser of the revocation of existing authorities given by any DB Entity to banks (in respect of the operation of its bank accounts) and giving authority in favor of such persons as the Purchaser may nominate to operate such accounts.

(xvii) (1) with respect to each of the DB Companies, a certificate pursuant to Sections 1.897-2(h) and 1.1445-2(c)(3) of the Regulations, dated not more than 30 days prior to the Closing, certifying that such DB Company is not a United States real property interest within the meaning of Section 897(c)(1) of the Code, (2) with respect to each Seller of a United States real property interest within the meaning of Section 897(c)(1) of the Code, a certificate of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Regulations, substantially in the form of the sample certification set forth in Section 1.1445-2(b)(2)(iii)(B) of the Regulations, certifying that each such Seller is not a foreign person, (3) with respect to each of the Irish DB Companies a CG50 clearance certificate issued by the Irish Revenue Commissioners, and (4) with respect to any Seller of a portion of the Business conducted in Italy, the certificate released from the relevant Italian Tax offices pursuant to Article 14(3) of the Italian Legislative Decree No. 472 of December 18, 1997, provided, that this Section 2.06(xvii)(4) shall not apply where Deutsche Bank or the Seller has requested the release of such certificate and none has been received before Closing or within forty (40) days of such request, whichever is sooner.

(xviii) where relevant, and subject to the requirements of Section 7.08, an appropriate and valid VAT invoice from Deutsche Bank and each relevant Seller in respect of any payment to be made for any supply made or deemed to be made to the Purchaser or any Purchasing Subsidiary pursuant to this Agreement.

SECTION 2.07. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall, or shall cause the Purchasing Subsidiaries to, deliver to Deutsche Bank on behalf of itself and as agent for the Sellers, as applicable, except in respect of any Deferred Business:

(a) the Closing Date Cash Payment by wire transfer or transfers in immediately available funds to the Purchase Price Bank Account(s);

(b) in the event the Purchaser (on its own behalf or with respect to a Purchasing Subsidiary) delivers any shares of Purchaser Common Stock pursuant to Section 2.11, the share certificates representing the portion of the Closing Date Cash Payment to be paid in Purchaser Common Stock determined pursuant to Section 2.04(e) and Section 2.11(a)(i), Section 2.11(c)(x) or Section 2.11(e)(x), as the case may be;

(c) executed counterparts of the Assumption Agreement;

(d) executed counterparts of the Transition Support Agreement and the Servicing Agreement;

(e) executed counterparts of the Sub-Lease Agreements and the Lease Agreements;

(f) executed counterparts of the License Agreement, the License-Back Agreement and the Ancillary Revenue Transfer Agreement; and

(g) the certificates and other documents required to be delivered pursuant to Section 8.01.

SECTION 2.08. Adjustment of Purchase Price. The Purchase Price and, to the extent applicable, each Local Purchase Price, shall be subject to adjustment after the Closing as specified in this Section 2.08:

(a) Preliminary Closing Statement of Net Assets. Not less than five (5) Business Days before the expected Closing Date, Deutsche Bank shall deliver to the Purchaser a closing statement prepared in accordance with the Valuation Principles and U.S. GAAP applied on a basis consistent with the preparation of the Assets and Liability Statement, including the exceptions to U.S. GAAP described in Section 3.07(b), setting forth the expected Operating Balance Sheet Assets and Operating Balance Sheet Liabilities of the Business as of the end of the month prior to the month of the expected Closing Date (the “Preliminary Closing Statement of Net Assets”), which Preliminary Closing Statement of Net Assets shall be developed in consultation with the Purchaser.

The statement shall be accompanied by a description of the adjustments required by the Valuation Principles which were made to arrive at the Preliminary Statement of Net Assets. For the avoidance of doubt, the Valuation Principles shall take precedence over U.S. GAAP and consistency with the Asset and Liability Statement.

(b) Closing Statement of Net Assets. As promptly as practicable, but in any event within 60 days following the Closing Date, Deutsche Bank shall deliver to the Purchaser a statement prepared in accordance with the Valuation Principles and U.S. GAAP applied on a basis consistent with the preparation of the Assets and Liability Statement, including the exceptions to U.S. GAAP described in Section 3.07(b), setting forth the Operating Balance Sheet Assets and Operating Balance Sheet Liabilities of the Business as of the Closing (the “Closing Statement of Net Assets”). The Closing Statement of Net Assets shall be accompanied by a report thereon of the Seller’s Accountants setting out the results of certain procedures to be reasonably agreed by the Parties on the balances contained in the Closing Statement of Net Assets. The Purchaser shall provide Deutsche Bank and its representatives with access to the books, records and personnel of the DB Entities, the Purchaser and the Business to the extent necessary to enable Deutsche Bank to prepare the Closing Statement of Net Assets. The Closing Statement of Net Assets shall be accompanied by a description of the adjustments required by the Valuation Principles which were made to arrive at the Closing Statement of Net Assets. For the avoidance of doubt, the Valuation Principles shall take precedence over U.S. GAAP and consistency with the Asset and Liability Statement.

(c) Disputes. (i) Subject to clause (ii) of this Section 2.08(c), the Closing Statement of Net Assets delivered by Deutsche Bank to the Purchaser shall be deemed to be and shall be final, binding and conclusive on the parties hereto.

(ii) The Purchaser may dispute any item reflected on the Closing Statement of Net Assets to the extent the net effect of such disputed items in the aggregate would adjust the Final Book Value by more than the Designated Amount, but only on the basis that the amounts reflected on the Closing Statement of Net Assets (A) were not arrived at in accordance with the Valuation Principles or U.S. GAAP applied on a basis consistent with the preparation of the Asset and Liability Statement, (B) reflect mathematical or clerical errors or fraud, or (C) reflect assets or liabilities other than Operating Balance Sheet Assets or Operating Balance Sheet Liabilities; provided, however, that the Purchaser shall have notified Deutsche Bank in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 days of Deutsche Bank’s delivery of the Closing Statement of Net Assets to the Purchaser. In the event of such a dispute, the Purchaser and Deutsche Bank shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If any such resolution leaves in dispute amounts the net effect of which in the aggregate would not adjust Final Book Value by more than the Designated Amount, all such amounts remaining in dispute shall then be deemed to have been resolved in favor of the Closing Statement of Net Assets delivered by Deutsche Bank to the Purchaser. If the Purchaser and Deutsche Bank are unable to reach a resolution as to such disputed amounts within 20 days after the receipt by Deutsche Bank of the Purchaser’s written notice of dispute, either the Purchaser or Deutsche Bank may submit the items remaining in dispute (which shall be limited to those items set forth in Purchaser’s written notice of dispute which have not been resolved by the Parties) for resolution to Deloitte & Touche (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of both Deutsche Bank and the Purchaser, to another independent accounting firm of international reputation mutually acceptable to Deutsche Bank and the Purchaser or, if they are unable to agree, appointed by Chairman of the International Accounting Standards Board (or his nominated representative) (either Deloitte & Touche or such other accounting firm being referred to herein as the “Independent Accounting Firm”)), which shall, within 30 days after such submission, determine and report to Deutsche Bank and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on Deutsche Bank and the Purchaser. The fees and disbursement of the Independent Accounting Firm shall be allocated between Deutsche Bank and the Purchaser in equal halves.

(d) Purchase Price Adjustment. The Closing Statement of Net Assets shall be deemed final for the purposes of this Section 2.08 upon the earliest of (x) the failure of the Purchaser to notify Deutsche Bank of a dispute within 30 days of Deutsche Bank’s delivery of the Closing Statement of Net Assets to the Purchaser, (y) the resolution of all disputes by Deutsche Bank and the Purchaser, pursuant to Section 2.08(c)(ii) and (z) the resolution of all disputes, pursuant to Section 2.08(c)(ii), by the Independent Accounting Firm. Within three Business Days of the Closing Statement of Net Assets being deemed final, a Purchase Price adjustment shall be made as follows:

(i) In the event that the Final Book Value as finally determined pursuant to this Section 2.08 is less than the Estimated Book Value, then the Purchase Price and, to the extent applicable, each Local Purchase Price, shall be adjusted downward in an aggregate amount equal to such deficit and Deutsche Bank or the applicable Seller shall pay the amount of such deficit multiplied by the Fixed Exchange Rate to the Purchaser or the applicable Purchasing Subsidiary in U.S. Dollars by wire transfer in immediately available funds.

(ii) In the event that the Final Book Value as finally determined pursuant to this Section 2.08 is greater than the Estimated Book Value, then the Purchase Price and, to the extent applicable, each Local Purchase Price, shall be adjusted upward in an aggregate amount equal to such excess and the Purchaser or the applicable Purchasing Subsidiary shall pay the amount of such excess multiplied by the Fixed Exchange Rate to Deutsche Bank or the applicable Seller in U.S. Dollars by wire transfer in immediately available funds

(e) Interest on Payments. Any payments required to be made by Deutsche Bank or one of the Sellers, on the one hand, or the Purchaser or one of the Purchasing Subsidiaries, on the other hand, pursuant to Section 2.08(d) shall bear interest from the Closing Date through the date of payment at the one month Euro Interbank Offered Rate (Euribor) as reported in The Wall Street Journal on the Closing Date from the Closing Date to the date of each payment.

SECTION 2.09. Transfer Documentation and Possession. (a) The Parties agree that, in order to effect or evidence the transfer of the Shares and the Purchased Assets and the assumption of the Assumed Liabilities, the Parties shall deliver the documents described in Sections 2.06 and 2.07, and such other agreements, transfers, conveyances and other documents (the “Local Transfer Documents”) as the Purchaser or Deutsche Bank may reasonably request to implement the transfer of (and as appropriate, record and perfect title to) the Shares and the Purchased Assets to the Purchaser or the relevant Purchasing Subsidiary and all of Deutsche Bank’s and the Sellers’ rights and interests therein free and clear of all Encumbrances other than Permitted Encumbrances, and for the Purchaser or the relevant Purchasing Subsidiary to assume the Assumed Liabilities, such other documents to be in form and substance mutually satisfactory to Deutsche Bank, the Sellers and the Purchaser including as may be necessary or advisable under the laws of the jurisdiction where such Shares and the Purchased Assets and Assumed Liabilities are located to effect such transfer and assumption. Subject to Section 11.07, the Purchaser shall have the right, in consultation with Deutsche Bank, to designate those Subsidiaries of the Purchaser that will effect the purchases of the Shares and the Purchased Assets and the assumption of the Assumed Liabilities hereunder (each such Subsidiary, a “Purchasing Subsidiary”) in each case, taking into account Tax, regulatory, and related considerations. Subject, in each case, to the Purchaser’s obligations under this Article II (including, without limitation, its obligation to make the Closing Date Cash Payment pursuant to Section 2.09 and to make any other payments pursuant to Section 2.08), the Purchaser shall have the right, in consultation with Deutsche Bank, to decline to receive (or to cause the relevant Purchasing Subsidiary to receive) the transfer of the Purchased Assets and to decline to assume (or to cause the relevant Purchasing Subsidiary to assume) the related Assumed Liabilities to the extent the Purchaser or its Affiliates are prohibited by applicable Law from effecting any such transfer; provided that the foregoing shall not reduce the Purchase Price. The Parties agree that, to the extent Purchased Assets are capable of transfer by delivery, they shall be transferred by delivery.

(b) To the extent that the provisions of a Local Transfer Document are inconsistent with or (except to the extent they implement a transfer in accordance with this Agreement) additional to the provisions of this Agreement:

(i) the provisions of this Agreement shall prevail; and

(ii) so far as permissible under the laws of the relevant jurisdiction, Deutsche Bank and the Purchaser shall procure that the provisions of the relevant Local Transfer Document are adjusted, to the extent necessary to give effect to the provisions of this Agreement or, to the extent this is not permissible, Deutsche Bank shall indemnify the Purchaser against all Damages suffered by the Purchaser or the Purchasing Subsidiaries or, as the case may be, the Purchaser shall indemnify Deutsche Bank and the Sellers against all Damages suffered by Deutsche Bank and the Sellers, in either case through or arising from the inconsistency between the Local Transfer Document and this Agreement or the additional provisions (except to the extent they implement a transfer in accordance with this Agreement).

(c) Deutsche Bank shall not, and shall not permit any Seller to, bring any claim against the Purchaser or a Purchasing Subsidiary in respect of or based upon the Local

Transfer Documents save to the extent necessary to implement any transfer of the Shares or the Purchased Assets in accordance with this Agreement.

(d) The Purchaser shall not, and shall not permit any Purchasing Subsidiary to, bring any claim against Deutsche Bank or a Seller in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares or the Purchased Assets in accordance with this Agreement.

SECTION 2.10. Premium Holdback; Payment. (a) The Premium shall be reduced by an amount equal to the Holdback Amount, and no payment shall be made with respect thereto under this Article II except as set forth in this Section 2.10.

(b) Within ten (10) Business Days following the date of the first anniversary of the Closing, the Purchaser shall provide to Deutsche Bank a schedule setting forth the Purchaser’s calculation of the First Year Payment and the First Year Clawback, together with supporting detail therefor in form and substance reasonably satisfactory to Deutsche Bank including all information relating to Fee Revenues corresponding with the Fee Revenue information required to be set forth on the Closing Revenue Run-Rate Schedule (calculated in a manner consistent with the method of calculation of Fee Revenue in the Closing Revenue Run-Rate Schedule). Within twenty (20) Business Days following its receipt of the Purchaser’s calculation of the First Year Payment and the First Year Clawback, Deutsche Bank shall deliver to the Purchaser either (i) its agreement as to the calculation of the First Year Payment and the First Year Clawback or (ii) its dispute thereof, specifying in reasonable detail the nature of any disputed matters. The Purchaser shall provide Deutsche Bank and its representatives with access (except to the extent prohibited by applicable Law or provisions of Client Contracts) to the books, records and personnel of the Purchaser and the Business reasonably necessary to allow Deutsche Bank to review the calculation of the First Year Payment and the First Year Clawback. During the twenty (20) Business Days following the Purchaser’s receipt of any dispute notice, the Purchaser and Deutsche Bank shall attempt to resolve any such disputed matters and determine the First Year Payment and the First Year Clawback. If, at the end of such period, the Purchaser and Deutsche Bank shall have failed to reach agreement with respect to any disputed matters, such matters shall be resolved according to the procedures set forth in Section 2.08(c).

(c) If, as finally determined pursuant to Section 2.10(b), the First Year Payment exceeds the First Year Clawback, within five (5) Business Days following determination of the amount of the First Year Payment and the First Year Clawback, the Purchaser shall pay to Deutsche Bank an amount in cash equal to the excess of the First Year Payment over the First Year Clawback. If, as finally determined pursuant to Section 2.10(b), the First Year Clawback exceeds the First Year Payment, within five (5) Business Days following determination of the amount of the First Year Payment and the First Year Clawback, Deutsche Bank shall pay to the Purchaser an amount in cash equal to the excess of the First Year Clawback over the First Year Payment. The amount of the payment made pursuant to this Section 2.10(c) shall be treated as an adjustment to the Purchase Price for the purposes of this Agreement.

(d) In the event the Holdback Amount exceeds the sum of the First Year Payment and the DeAM Payments, within ten (10) Business Days following the date of the eighteen (18) month anniversary of the Closing, the Purchaser shall provide to Deutsche Bank a schedule setting forth the Purchaser’s calculation of the Retained Contracts Payment, together with supporting detail therefor in form and substance reasonably satisfactory to Deutsche Bank. Within twenty (20) Business Days following its receipt of the Purchaser’s calculation of the Retained Contracts Payment, Deutsche Bank shall deliver to the Purchaser either (i) its agreement as to the calculation of the Retained Contracts Payment or (ii) its dispute thereof, specifying in reasonable detail the nature of any disputed matters. The Purchaser shall provide Deutsche Bank and its representatives with access (except to the extent prohibited by applicable Law or provisions of Client Contracts) to the books, records and personnel of the Purchaser and the Business reasonably necessary to allow Deutsche Bank to review the calculation of the Retained Contracts Payment. During the twenty (20) Business Days following the Purchaser’s receipt of any dispute notice, the Purchaser and Deutsche Bank shall attempt to resolve any such disputed matters and determine the Retained Contracts Payment. If, at the end of such period, the Purchaser and Deutsche Bank shall have failed to reach agreement with respect to any disputed matters, such matters shall be resolved according to the procedures set forth in Section 2.08(c).

(e)  Within five (5) Business Days following final determination pursuant to Section 2.10(d) of the amount of the Retained Contracts Payment, the Purchaser shall pay to Deutsche Bank an amount in cash equal to the Retained Contracts Payment. The amount of the Retained Contracts Payment shall be treated as an adjustment to the Purchase Price for the purposes of this Agreement.

(f)  Within five (5) Business Days following the three-month, six-month, nine-month, and one year anniversaries of the Closing, the Purchaser shall provide Deutsche Bank a schedule of each contract that was a Non-Transferred DeAM Contract on the first day of the three-month period immediately preceding such anniversary that has been replaced by a Transferred DeAM Contract during such three month period. At such time the Purchaser shall pay to Deutsche Bank an amount in cash equal to the Quarterly Transferred DeAM Revenue with respect to such calendar quarter multiplied by the Revenue Multiple (any such payments made, the “DeAM Payments”). The amount of any payment made pursuant to this Section 2.10(f) shall be treated as an adjustment to the Purchase Price for the purposes of this Agreement.

(g)  From the date hereof through the fourth anniversary of the Closing Date, each of Deutsche Bank and the Purchaser shall promptly, and in any case within five (5) Business Days, notify the other party of any action by a Governmental Authority (and shall provide a copy of any relevant documentation relating thereto) that has become final and nonappealable or that the parties reasonably agree should no longer be pursued and that prohibits the transfer to the Purchaser of a Transferred DeAM Contract. At the time that such notice is given (if notice is given by Deutsche Bank), or within ten (10) Business Days after such notice is given (if notice is given by the Purchaser), Deutsche Bank shall pay to the Purchaser an amount in cash equal to the Applicable Clawback Amount in respect of such contract. Within ten (10) Business Days following the fourth anniversary of the Closing Date, Deutsche Bank shall pay to the Purchaser an amount in cash equal to the aggregate Applicable Clawback Amounts for those Transferred DeAM Contracts (other than Transferred DeAM Contracts for which, as of such fourth anniversary, a clawback payment was paid pursuant to the immediately preceding sentence) for which any necessary regulatory approvals for the transfer of such contracts to the

Purchaser have not been obtained, or which transfer is otherwise unlawful. The amount of any payment made pursuant to this Section 2.10(g) shall be treated as an adjustment to the Purchase Price for the purposes of this Agreement.

(h)  In determining the Holdback Amount, the First Year Payment, the Retained Contracts Payment and any other amounts required to be determined or scheduled pursuant to this Section 2.10 and Sections 3.21 and 5.21, the following shall apply:

(i)   except as otherwise provided in sub-clauses (ii) and (iii) of this Section 2.10(h), amounts that are “annualized” shall be annualized by taking the difference between the aggregate year-to-date amount through the end of the relevant quarterly measurement period and the aggregate year-to-date amount through the end of the immediately preceding calendar quarter in the same calendar year, if any, and multiplying such difference by four (4);

(ii)   “annualized” revenues calculated in respect of the Base Measurement Period shall be derived by calculating the applicable revenues in respect of the year-to-date ending on June 30, 2002 and multiplying such revenues by 2; and

(iii)   “annualized” revenues calculated in respect of the Closing Measurement Period shall be derived by calculating the aggregate year-to-date amount of applicable revenues during the Closing Measurement Period and multiplying such amount by a fraction (A) the numerator of which is equal to four (4), and (B) the denominator of which is equal to the number of calendar quarters included in the Closing Measurement Period.

The following terms have the following definitions:

“Adjusted Client Revenue” means with respect to any Client, the annualized Fee Revenue attributable to such Client during the relevant measurement period, multiplied by the Adjustment Ratio.

“Adjusted Contract Revenue” means, with respect to any client contract, the annualized Fee Revenue attributable to such contract during the relevant measurement period, multiplied by the Adjustment Ratio.

“Adjusted Migrated Revenues” means the Migrated Revenues during the relevant measurement period multiplied by the Adjustment Ratio.

“Adjustment Ratio” means 1.29, representing a ratio equal to (i) the Total GSS Revenue, as set forth in Section 3.21(a) of the Seller Disclosure Schedule, over (ii) the sum of the Custody Fee Revenue, the Fund Administration Fee Revenue, and the Securities Lending Fee Revenue, in each case as set forth in Section 3.21(a) of the Seller Disclosure Schedule.

“Aggregate Clawback Reduction” means, as of any date, the difference of (i) the total amount, in Euros, of clawback that would have been payable pursuant to Section 2.10(g) between the Closing Date and the referenced date if the Clawback Percentage had been calculated pursuant to clause (ii) of the definition of Clawback Percentage assuming, for the purposes of calculating the First Year Payment, that the Aggregate Clawback Reduction was zero; minus (ii) the total amount, in Euros, of clawback that were actually payable pursuant to Section 2.10(g) between the Closing Date and the referenced date.

“Applicable Clawback Amount” means, in respect of any Transferred DeAM Contract, the Adjusted Contract Revenues during the Base Measurement Period attributable to the predecessor contract of such Transferred DeAM Contract multiplied by (a) the Revenue Multiple and (b) the Clawback Percentage.

“Base Measurement Period” means the six month period ended June 30, 2002.

“Base Non-Transferred DeAM Revenue” means an amount equal to the product of (a) the aggregate annualized Fee Revenues accrued by Deutsche Bank, a Seller or a DB Entity during the Base Measurement Period in respect of contracts that are Non-Transferred DeAM Contracts as of Closing Date, multiplied by (b) the Adjustment Ratio.

“Base Third Party Revenue” means €575.08 million, representing an amount equal to the product of (i) the aggregate annualized Fee Revenues accrued by Deutsche Bank, a Seller or a DB Entity during the Base Measurement Period in respect of Clients other than DeAM Clients and DeAM Parties, as set forth in Section 3.21(a) of the Seller Disclosure Schedule, multiplied by (ii) the Adjustment Ratio.

“Base Total Revenue” means €758.37 million, representing an amount equal to the sum of the aggregate annualized Fee Revenues, total net interest income, FX revenue, reconciliation revenues and unassigned revenues accrued by Deutsche Bank, the Sellers and the DB Entities in respect of the Business during the Base Measurement Period, in each case as set forth in Section 3.21(a) of the Seller Disclosure Schedule.

“Base Transferred DeAM Revenues” means the sum of (i) €20 million, plus (ii) an amount equal to the product of (a) the aggregate annualized Fee Revenues accrued by Deutsche Bank, a Seller or a DB Entity during the Base Measurement Period in respect of Client Contracts where a Client counterparty is a DeAM Client or a DeAM Party and which contracts are replaced by Transferred DeAM Contracts on or prior to the Closing Date, multiplied by (b) the Adjustment Ratio, minus (iii) an amount equal to the product of (a) the aggregate annualized Fee Revenues accrued by Deutsche Bank, a Seller or a DB Entity during the Base Measurement Period in respect of Transferred DeAM Contracts in respect of which a clawback payment was paid by Deutsche Bank to the Purchaser pursuant to Section 2.10(g) on or prior to the first anniversary of the Closing Date, multiplied by (b) the Adjustment Ratio.

“Clawback Percentage” means, (i) when applied to a clawback made pursuant to Section 2.10(g) after the Closing Date and prior to the payment of the Retained Contracts Payment, a percentage equal to 1 minus the Holdback Percentage, and (ii) when applied to a clawback made pursuant to Section 2.10(g) after the payment of the Retained Contracts Payment, a fraction (expressed as a percentage) (A) the numerator of which is the sum of (1) € 1.440 billion minus the Holdback Amount and minus the aggregate amount of Deferred Closing Amounts, if any, which have not been previously paid pursuant to a Deferred Closing plus (2) the aggregate DeAM Payments, plus (3) the First Year Payment, plus (4) the Retained Contracts

Payment, and (B) the denominator of which is € 1.440 billion less the aggregate amount of Deferred Closing Amounts, if any, which have not been previously paid pursuant to a Deferred Closing.

“Closing Measurement Period” means the period commencing on the first day of the calendar year containing the last full calendar quarter ended immediately preceding the Closing Date, and ending on the final day of the last full calendar quarter ended immediately preceding the Closing Date.

“Closing Total Revenue” means the sum of (i) the aggregate annualized Fee Revenues, total net interest income, FX revenue, reconciliation revenues and unassigned revenues set forth on the Closing Revenue Run-Rate Schedule (provided, however, that such amounts shall not include any Excluded Revenue during the Closing Measurement Period in respect of Client Contracts that are Excluded Contracts as of the close of business on the fifth Business Day prior to the delivery of the Closing Revenue Run Rate Schedule), (ii) the Adjusted Migrated Revenues during the Closing Measurement Period, and (iii) the Restructuring Revenues as of five Business Days before the Closing Date (in the cases of (i), (ii) and (iii) without duplication).

“DeAM Client” has the meaning set forth in the DeAM Agreement.

“DeAM Party” has the meaning set forth in the DeAM Agreement.

“DeAM Payments” has the meaning set forth in Section 2.10(f).

“18-Month Measurement Period” means the three-month period ending on the final day of the last full calendar quarter ending immediately preceding the eighteen-month anniversary of the Closing Date.

“Excluded Contract” means a Client Contract (or extensions, replacements or renewals thereof) that, as of the date on which such evaluation is made, has expired without extension, replacement or renewal or has otherwise been terminated or for which written notice of termination has been given.

“Excluded Revenue” means the aggregate Adjusted Contract Revenue that has been accrued by the Business in respect of Excluded Contracts.

“Fee Revenues” with respect to any Client or any Client Contract means all fee revenue accrued by the Business in respect of such Client or Client Contract (and excluding any revenue accrued in respect of any business other than the Business). For the purpose of this definition, (a) with respect to calculations relating to any period prior to the Closing Date, revenue shall be deemed to be accrued if it is accrued in accordance with U.S. GAAP by Deutsche Bank or its Affiliates, and (b) with respect to calculations relating to any period subsequent to the Closing Date and/or calculations of Migrated Revenues, revenue shall be deemed to be accrued if it is accrued in accordance with U.S. GAAP by the Purchaser or its Affiliates (in respect of fees received either directly, or indirectly through the Servicing Agreement).

“First Year Clawback” means the product of (i) the excess, if any, of the Base Transferred DeAM Revenues over the First Year Transferred DeAM Revenues, and (ii) the Revenue Multiple, provided, however, that the First Year Clawback shall not exceed € 40 million.

“First Year Measurement Period” means the three month period ending on the final day of the last full calendar quarter ending immediately preceding the first anniversary of the Closing Date.

“First Year Payment” means the excess, if any, of (i) the Holdback Amount minus the sum of (a) the aggregate DeAM Payments and (b) the Aggregate Clawback Reduction as of the first anniversary of the Closing over (ii) the product of (a) the excess, if any, of (1) the (A) Base Third Party Revenue plus (B) the Base Non-Transferred DeAM Revenue attributable to contracts that are Non-Transferred DeAM Contracts as of the first anniversary of the Closing, over (2) the First Year Revenue, and (b) the Revenue Multiple.

“First Year Revenue” means the sum of (i) the aggregate Adjusted Client Revenues during the First Year Measurement Period in respect of Clients other than DeAM Clients and DeAM Parties with respect to which Fee Revenues had been included in the calculation of Closing Total Revenue; (ii) the product of (A) the aggregate annualized Fee Revenue during the First Year Measurement Period attributable to contracts that were Non-Transferred DeAM Contracts as of the first anniversary of the Closing and (B) the Adjustment Ratio; (iii) the Adjusted Migrated Revenues during the First Year Measurement Period; (iv) the Terminated Revenues; (v) the Restructuring Revenues as of the first anniversary of the Closing; and (vi) the Referral Revenues. For the purpose of this definition, neither sub-clause (i) nor sub-clause (ii) shall include any revenue that is Excluded Revenue during the First Year Measurement Period in respect of contracts that are Excluded Contracts as of first anniversary of the Closing Date or the Adjusted Contract Revenue during the First Year Measurement Period in respect of a Client Contract (or an extension, replacement or renewal thereof) that, as of the first anniversary of the Closing Date, is an RFP Contract, and there shall be no duplication of revenues among sub-clauses (i), (ii), (iii), (iv), (v), and (vi).

“First Year Transferred DeAM Revenues” means the sum of (i) the aggregate Adjusted Contract Revenue during the First Year Measurement Period attributable to the contracts that are Transferred DeAM Contracts as of the Closing Date, plus (ii) the New DeAM Revenues, minus (iii) an amount equal to the product of (a) the aggregate annualized Fee Revenues during the First Year Measurement Period in respect of Transferred DeAM Contracts in respect of which a clawback was payable from Deutsche Bank to the Purchaser pursuant to Section 2.10(g) on or prior to the first anniversary of the Closing Date, multiplied by (b) the Adjustment Ratio.

“Holdback Amount” means the sum of (a) €265 million, plus (b) the product of (i) the Base Non-Transferred DeAM Revenue and (ii) the Revenue Multiple, and plus (c) the product of (i) €1.440 billion and (ii) the Holdback Percentage.

“Holdback Percentage” means (i) the difference between (a) 95% minus (b) the ratio of Closing Total Revenue to Base Total Revenue (expressed as a percentage), or (ii) zero, if the ratio of Closing Total Revenue to Base Total Revenue is equal to or greater than 95%.

“Migrated Revenues” means the aggregate annualized Fee Revenues accrued by the Purchaser or an Affiliate thereof during the relevant measurement period in respect of services provided by the Purchaser or such Affiliate to a client that had previously been provided by Deutsche Bank, a Seller, or a DB Entity to that client pursuant to a Client Contract (or an extension, replacement or renewal thereof) the Fee Revenues from which were included in the calculation of Base Third Party Revenue or Base Non-Transferred DeAM Revenue and that has been expressly terminated by the Client counterparty after the date hereof.

“New DeAM Revenues” means annualized revenues accrued by the Purchaser or any Affiliate thereof (including pursuant to the Servicing Agreement) in accordance with U.S. GAAP during the one year period commencing on the Closing Date from clients where (1) the client counterparty is Deutsche Bank, an Affiliate of Deutsche Bank, or a fund of Deutsche Bank or any Affiliate of Deutsche Bank (including non-controlled proprietary funds), (2) such revenues have been accrued in respect of services other than those provided under any Client Contract (or extension, replacement or renewal thereof) that was at any time a Non-Transferred DeAM Contract or a Transferred DeAM Contract, and (3) the pricing for the provision of products or services were negotiated on an arms length basis.

“Non-Transferred DeAM Contract” means a Client Contract (or an extension, replacement or renewal thereof), the Fee Revenues from which have been included in the calculation of Base Total Revenue, and where a Client counterparty is a DeAM Client or a DeAM Party, and that, as of the second Business Day prior to the referenced date, has not been replaced by a Services Agreement, as defined in the DeAM Agreement entered into pursuant to, and in accordance with the terms of, the DeAM Agreement.

“Non-Transferred DeAM Revenue” means, with respect to a Transferred DeAM Contract and its predecessor Non-Transferred DeAM Contract, for any given time period, the annualized Fee Revenue attributable to such contract during the relevant measurement period, multiplied by the Adjustment Ratio.

“Product Group” means any of the following product lines of the Business: core custody services, master trust/master custody services, broker clearing services, performance measurement services, onshore and offshore fund administration services, depotbank services, and securities lending services.

“Quarterly Transferred DeAM Revenue” means, with respect to a specified calendar quarter, the aggregate Adjusted Contract Revenue during the Base Measurement Period attributable to contracts that were Non-Transferred DeAM Contracts on the first day of the three-month period being evaluated pursuant to Section 2.10(f) and that were replaced with Transferred DeAM Contracts during such three-month period.

“Recovered Product Revenue” means the product of (i) the aggregate annualized Fee Revenues attributable to Product Groups in the Region or Regions in respect of which a Restructuring Event has occurred, and (ii) the Adjustment Ratio.

“Referral Revenues” means the product of (i) the aggregate Fee Revenues accrued by the Purchaser or an Affiliate thereof during the one year period commencing on the Closing Date, in respect of products or services of the Business provided by the Purchaser or such Affiliate to Referred Clients, and (ii) the Adjustment Ratio.

“Referred Client” means a client of the Business, other than Deutsche Bank, an Affiliate of Deutsche Bank, or a fund of Deutsche Bank or any Affiliate of Deutsche Bank (including non-controlled proprietary funds), that (i) was not a Client of the Business or the Purchaser as of the Closing Date or was not actively solicited by the Purchaser within the year prior to the Closing Date, (ii) that became a client of the Business after the Closing Date, (iii) that was introduced or referred to the Purchaser or an Affiliate thereof by Deutsche Bank or its Affiliates, and (iv) continues to be a client of the Business on the first anniversary of the Closing Date.

“Region” means any of (i) the United States, (ii) the United Kingdom, (iii) Ireland, (iv) Germany, (v) Offshore, (vi) Asia/Pacific, and (vii) the portions of continental Europe not covered by any of the preceding categories.

“Restructuring Event” means a cessation by the Purchaser of its offering of a Product Group to its clients in any Region in the conduct of the Purchaser’s business, or the public announcement by the Purchaser of its intention to effect such a cessation, in either case occurring on or prior to the first anniversary of the Closing Date and after the date hereof.

“Restructuring Revenues” means the Recovered Product Revenue attributable to Client Contracts during the Base Measurement Period the fees from which contracts were included in the calculation of Base Third Party Revenue or Base Non-Transferred DeAM Revenue and which contracts have been terminated by the Client counterparty on or prior to the date on which such Restructuring Revenues are being measured.

“Retained Contract” means an RFP Contract that the Client counterparty has agreed in writing to extend or otherwise renew with the Purchaser or an Affiliate thereof as of the eighteen month anniversary of the Closing.

“Retained Contracts Payment” means the product of (i) the aggregate Retained Contracts Revenues, and (ii) the Revenue Multiple; provided, however, that in no event shall the Retained Contracts Payment exceed the excess of (x) the Holdback Amount over (y) the sum of the First Year Payment, the aggregate DeAM Payments, and the Aggregate Clawback Reduction as of the eighteen month anniversary of the Closing Date.

“Retained Contracts Revenues” for any Retained Contract means the Adjusted Contract Revenues of such contract during the 18-Month Measurement Period in respect of services that were provided under the applicable predecessor RFP Contract and that will continue to be provided under such Retained Contract; provided, however, that if the price, fee and other terms affecting the overall economics of the Retained Contract are different than the economic terms in the corresponding original RFP Contract, and such change in economic terms was not in effect during the entirety of the 18-Month Measurement Period, the measurement of the Retained Contract Revenues shall be adjusted so as to give pro forma effect to the new economic terms for the entirety of such period.

“Revenue Multiple” means 2.0.

“RFP Contract” means a Client Contract (or extension, replacement or renewal thereof) the Fee Revenues from which were included in the calculation of Base Third Party Revenue or Base Non-Transferred DeAM Revenue and as to which the Client counterparty has, on or prior to the first anniversary of the Closing Date, issued a “Request For Proposal” in writing or given other similar written indication that it intends to seek another provider for the services provided thereunder, and as to which such Client counterparty has not, as of the first anniversary of the Closing Date, agreed in writing to extend or otherwise renew with the Purchaser or an Affiliate thereof.

“Terminated Revenues” means the aggregate Adjusted Contract Revenue attributable to Client Contracts during the Base Measurement Period (or, in the case of Client Contracts to which the client counterparty is a Person who was not a Client on the date hereof, the aggregate Adjusted Contract Revenue attributable to such Client Contract during the Closing Measurement Period), which contracts were included in the calculation of Closing Total Revenue and which contracts (or extensions, replacements or renewals thereof) have been terminated (i) by the Purchaser on or prior to the first anniversary of the Closing Date or (ii) by the Client counterparty after the Closing and prior to the first anniversary of the Closing Date as a result of any change made by the Purchaser, or any notice from Purchaser that such a change may be made, to the price, fee and other terms affecting the overall economics of such contract which change has the effect of making such terms materially less favorable to the Client counterparty.

“Transferred DeAM Contract” means a Services Agreement, as defined in the DeAM Agreement that, as of the second Business Day prior to the referenced date, has been entered into with the Purchaser or an Affiliate thereof pursuant to, and in accordance with the terms of, the DeAM Agreement, as a replacement for a Client Contract the Fee Revenues from which have been included in the calculation of Base Total Revenue.

SECTION 2.11. Alternative Form of Consideration. (a) The Purchaser may, at its option, elect (the “Stock Election”) to pay, and to cause the Purchasing Subsidiaries to pay, the Premium to Deutsche Bank and the Sellers at the Closing in the form of a combination of cash and shares of common stock, par value $1.00 per share, of the Purchaser (“Purchaser Common Stock”) by delivering written notice of such election (the “Stock Notice”) to Deutsche Bank no earlier than 5:00 p.m., New York City time, on the fifteenth Business Day prior to the expected Closing Date and no later than 5:00 p.m., New York City time, on the tenth Business Day prior to the expected Closing Date. The Purchaser may revoke the Stock Notice by delivering to Deutsche Bank a written notice of revocation not later than 5:00 p.m., New York City time, on the last Business Day preceding the Closing Date. Subject to paragraphs (c) and (d) of this Section 2.11, if the Purchaser has made the Stock Election and not validly revoked such election, at the Closing the Purchaser shall, or shall cause the relevant Purchasing

Subsidiary to, in lieu of the portion of the Closing Date Cash Payment to be delivered pursuant to Section 2.07(a) attributable to the Premium, deliver to Deutsche Bank or the relevant Seller (i) a certificate or certificates for an aggregate of up to 14.8 million shares, or such lesser number as will result in the issuance to Deutsche Bank and the Sellers in the aggregate of no more than 4.9% of the shares of Purchaser Common Stock outstanding after giving effect to such issuance (the “Maximum Share Number”), of Purchaser Common Stock (the number of such shares which the Purchaser elects to deliver, which number shall be set forth in the Stock Notice, is referred to as the “Share Number”), in definitive form, registered in the name of Deutsche Bank or the applicable Seller or their designated Affiliate nominee, and bearing a legend or legends referencing restrictions under the Securities Act of 1933, as amended (the “Securities Act”), on transfer of such shares and (ii) cash in an amount (the “Cash Amount”) equal to the amount by which (A) the Premium before reduction, exceeds (B) the sum of (1) the product of (x) the Holdback Amount multiplied by (y) the Fixed Exchange Rate plus (2) the product of (x) $34.85 (the “Share Price”) multiplied by (y) the Share Number.

(b) The Maximum Share Number and the Share Price shall be appropriately and equitably adjusted to reflect (i) the payment of any extraordinary distribution or dividend on shares of Purchaser Common Stock (other than regular quarterly cash dividends), (ii) any stock split, stock dividend or combination of such shares or (iii) any consolidation, merger or other event which results in the conversion or exchange of such shares.

(c) In the event (i) the Purchaser shall have delivered the Stock Notice in accordance with Section 2.11(a) and not validly revoked such notice, (ii) the representations and warranties of the Purchaser contained in Sections 5A.01 and 5A.02 that are qualified by “material” or “materiality” shall not have been true and correct and that are not so qualified shall not have been true and correct in all material respects, in each case (A) on the date hereof, (B) at the time of delivery by the Purchaser of the Stock Notice, (C) on the Closing Date, and (D) each other date between the date hereof and the Closing Date, and (iii) Deutsche Bank shall have delivered to the Purchaser, no later than 5:00 p.m., New York City time, on the third Business Day following the date on which the Purchaser delivered the Stock Notice to Deutsche Bank, a written notice (the “Alternate Stock Notice”) specifying that such notice is the Alternate Stock Notice, the Purchaser shall, no later than 5:00 p.m., New York City time, on the second Business Day following the date on which Deutsche Bank delivered the Alternate Stock Notice, deliver to Deutsche Bank either (A) a written notice (the “Mark-to-Market Notice”) specifying that such notice is the Mark-to-Market Notice or (B) a written notice (the “All Cash Notice”) specifying that such notice is the All Cash Notice. In the event the Purchaser shall have delivered the All Cash Notice, the entire Closing Date Cash Payment shall be payable in cash pursuant to Section 2.04. In the event the Purchaser shall have delivered the Mark-to-Market Notice, at the Closing the Purchaser shall, or shall cause the relevant Purchasing Subsidiaries to, in lieu of the portion of the Closing Date Cash Payment to be delivered pursuant to Section 2.07(a) attributable to the Premium, deliver to Deutsche Bank on behalf of itself and the relevant Sellers (x) a certificate or certificates for an aggregate number of shares of Purchaser Common Stock equal to the Alternate Share Number, in definitive form, registered in the name of Deutsche Bank, the relevant Sellers or their designated Affiliate nominee, and bearing a legend or legends referencing restrictions under the Securities Act on transfer of such shares and (y) cash in an amount equal to the Cash Amount. The term “Alternate Share Number” means the quotient, rounded up to the next whole share, of (i) the product of (A) the Share Number multiplied by (B) the Share Price, divided by

(ii) the Market Price; provided that if the Alternate Share Number as so calculated would result in the issuance to Deutsche Bank and the Sellers, in the aggregate, of more than 4.9% of the shares of Purchaser Common Stock outstanding after giving effect to such issuance, (X) the Alternate Share Number shall equal the number of shares, rounded down to the next whole number, that would result in the issuance to Deutsche Bank and the Sellers, in the aggregate, of 4.9% of the shares of Purchaser Common Stock outstanding after giving effect to such issuance and (Y) the Cash Amount otherwise payable pursuant to clause (y) of the third sentence of this Section 2.11(c) shall be increased by an amount equal to the excess of (A) the product of (w) the Share Number multiplied by (x) the Share Price, over (B) the product of (y) the Alternate Share Number multiplied by (z) the Market Price. The term “Market Price” means the average of the daily closing prices per share of Purchaser Common Stock on the New York Stock Exchange (as reported on the consolidated transaction reporting system) for each of the ten (10) full trading days ending on the second full trading day prior to the Closing Date.

(d) Under the circumstances described in clauses (i) and (ii) of Section 2.11(c), in the event Deutsche Bank shall not have delivered the Alternate Stock Notice in accordance with Section 2.11(c) and, in lieu thereof, shall have delivered to the Purchaser, no later than 5:00 p.m., New York City time, on the third Business Day following the date on which the Purchaser delivered the Stock Notice to Deutsche Bank, a written notice (the “Cash Only Notice”) referencing this Section 2.11(d) and specifying that such notice is the Cash Only Notice, the Purchaser shall, no later than 5:00 p.m., New York City time, on the second Business Day following the date on which Deutsche Bank delivered the Cash Only Notice to the Purchaser, deliver to Deutsche Bank either (A) a written notice (the “Cash Payment Notice”) specifying that such notice is the Cash Payment Notice or (B) a written notice (the “Last Look Notice”) specifying that such notice is the Last Look Notice. In the event the Purchaser shall have delivered the Cash Payment Notice contemplated by this Section 2.11(d), the entire Closing Date Cash Payment shall be payable in cash.

(e) In the event the Purchaser shall have delivered the Last Look Notice contemplated by Section 2.11(d), Deutsche Bank may, at its option, deliver to the Purchaser no later than 5:00 p.m., New York City time, on the third Business Day following the date on which the Purchaser delivered the Last Look Notice, written notice (the “Closing Notice”) specifying that such notice is the Closing Notice, in which case at the Closing the Purchaser shall, or shall cause the relevant Purchasing Subsidiaries to, in lieu of the portion of the Closing Date Cash Payment to be delivered pursuant to Section 2.07(i) attributable to the Premium, deliver to Deutsche Bank or the relevant Seller (x) a certificate or certificates for an aggregate number of shares of Purchaser Common Stock equal to the Alternate Share Number, in definitive form, registered in the name of Deutsche Bank or the relevant Sellers or their designated Affiliate nominee, and bearing a legend or legends referencing restrictions under the Securities Act on transfer of such shares and (y) cash in an aggregate amount equal to the Cash Amount.

SECTION 2.12. Deferred Closings. (a) If as of the Closing (i) there shall have been issued or entered any Governmental Order that is then in effect and that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting their consummation in any country other than the United States, the United Kingdom, the Republic of Ireland or the Federal Republic of Germany (a “Deferred Closing Jurisdiction”), (ii) there shall be any Law that is then in effect that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting their consummation in any Deferred Closing Jurisdiction, or (iii) any Governmental Approvals in respect of a Deferred Closing Jurisdiction required either (x) to allow the Purchaser or its Affiliates or Deutsche Bank and its Affiliates to enter into, deliver or perform their obligations under the Servicing Agreement or the Transition Support Agreement (including, in respect of Luxembourg, the non-objection by the applicable regulator in Luxembourg to the transactions contemplated by such agreements) or (y) for the Purchaser or a Purchasing Subsidiary to consummate the purchase of the Shares of any DB Entity incorporated or organized in a Deferred Closing Jurisdiction (the “Deferred Closing Governmental Approvals”) shall not have been obtained, then the closing of the transactions contemplated hereby (a “Deferred Closing”) with respect to the Business in such Deferred Closing Jurisdiction (each a “Deferred Business”) shall be deferred until the second Business Day following the satisfaction or waiver of the conditions set forth in Section 2.12(c) and Section 2.12(d) (a “Deferred Closing Date”).

(b) The amount of the Closing Date Cash Payment shall be reduced for each Deferred Business by the product of (i) the Revenue Multiple times the aggregate annualized revenue of such Deferred Business during the Closing Measurement Period (the “Deferred Closing Amount”) and (ii) the Fixed Exchange Rate; provided, however, that if the Purchaser makes a Stock Election and a portion of the Closing Date Cash Payment is paid in Purchaser Common Stock, Deutsche Bank may elect to reduce the Share Number or the Alternate Share Number, as the case may be, to reflect the Deferred Closing Amount rather than reducing the Cash Amount. The Deferred Closing Amount shall (i) be calculated in a manner consistent with the calculation of all amounts in Section 2.10, (ii) be jointly determined by Deutsche Bank and the Purchaser and in a manner consistent with the revenue information by jurisdiction embodied in Section 3.21(a) of the Seller Disclosure Schedule and (iii) be consistent with any allocation of the Purchase Price pursuant to Section 2.04.

(c) The obligation of Deutsche Bank to consummate any Deferred Closing shall be subject to the fulfillment, at or prior to the applicable Deferred Closing Date, of each of the following conditions:

(i) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Deferred Closing solely as they relate to the Deferred Business shall have been complied with in all material respects and Deutsche Bank shall have received a certificate from the Purchaser certifying to such matters and signed by a duly authorized officer thereof;

(ii) All Deferred Closing Governmental Approvals in respect of the Deferred Business or Deferred Closing Jurisdiction shall have been obtained and shall remain in effect; and

(iii) There shall not (A) have been issued or entered any Governmental Order that is then in effect and that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting their consummation in such Deferred Closing Jurisdiction or (B) be any Law that is then in effect that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting their consummation in such Deferred Closing Jurisdiction.

(d) The obligations of the Purchaser to consummate any Deferred Closing shall be subject to the fulfillment, at or prior to the applicable Deferred Closing Date, of each of the following conditions:

(i) The covenants and agreements contained in this Agreement to be complied with by Deutsche Bank on or before the Deferred Closing solely as they relate to the Deferred Business shall have been complied with in all material respects and the Purchaser shall have received a certificate from Deutsche Bank certifying to such matters and signed by two duly authorized officers thereof;

(ii) All Deferred Closing Governmental Approvals in respect of the Deferred Business or Deferred Closing Jurisdiction shall have been obtained and shall remain in effect;

(iii) There shall not (A) have been issued or entered any Governmental Order that is then in effect and that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting their consummation in such Deferred Closing Jurisdiction or (B) be any Law that is then in effect that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting their consummation in such Deferred Closing Jurisdiction; and

(iv) Solely with respect to Italy, if Italy is a Deferred Closing Jurisdiction, (x) neither Deutsche Bank nor any of its Affiliates shall be subject to any Regulatory Action in Italy that would reasonably be expected to materially adversely affect the conduct of the Deferred Business after the Deferred Closing Date in the manner contemplated by this Agreement and the Ancillary Agreements (including Deutsche Bank’s and the Sellers’ provision of services to the Purchaser and its Affiliates under the Transition Support Agreement) or that would cause any material adverse financial or operating consequences to the Purchaser or its Affiliates, and (y) no provision of any Regulatory Action in Italy shall be, or would be reasonably expected to be, binding on or become applicable to the Purchaser or any of its Affiliates on or after the Deferred Closing Date or otherwise have any continuing material adverse impact on the Business after the Deferred Closing.

(e) At each Deferred Closing, if any, (i) the Purchaser shall pay, or shall cause the Purchasing Subsidiaries to pay, to Deutsche Bank or, at the election of Deutsche Bank, the relevant Seller by wire transfer of immediately available funds to the Purchase Price Bank Account an amount in Euros equal to the Deferred Closing Amount with respect to the applicable Deferred Business and deliver, or cause the Purchasing Subsidiaries to deliver, to Deutsche Bank or the relevant Seller any of the documents or other deliverables required to be delivered pursuant to Section 2.07 to the extent related to the Deferred Business and not previously delivered to Deutsche Bank or the relevant Seller at the Closing and (ii) Deutsche Bank shall deliver, or cause to be delivered, to the Purchaser or the relevant Purchasing Subsidiary any of the documents or other deliverables required to be delivered pursuant to Section 2.06 to the extent related to the Deferred Business and not previously delivered to the Purchaser or the relevant Purchasing Subsidiary at the Closing.

(f) In the event of any Deferred Closing, no adjustment shall be made in respect of any amounts paid pursuant to Section 2.08.

(g) In respect of each Deferred Business, Deutsche Bank and the Purchaser shall continue to comply, through the applicable Deferred Closing Date, with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing (including, without limitation, the covenants of Deutsche Bank contained in Section 5.01 and the covenants of Purchaser contained in Section 5.04).

(h) Unless the context otherwise clearly requires, references in this Agreement (excluding references in Section 2.10) to “Closing” or “Closing Date” shall, with respect to any Deferred Business, be deemed to refer to the applicable Deferred Closing or Deferred Closing Date, respectively. For the avoidance of doubt, (i) the Purchaser and the Purchasing Subsidiaries shall not purchase any Purchased Assets or assume any Liabilities, and shall have no obligations of indemnity, in respect of any Deferred Business unless and until such time as a Deferred Closing in respect of such Deferred Business shall have occurred, and then only to the extent contemplated hereby, and (ii) Deutsche Bank and the Sellers shall be entitled to all of the economic benefits, and shall bear all of the economic burdens, in respect of such Deferred Business prior to the applicable Deferred Closing Date.

SECTION 2.13. Fixed Assets. From time to time after the date hereof and prior to the Closing, Deutsche Bank shall make, with the consent of the Purchaser (not to be unreasonably withheld), such amendments and modifications to Section 2.02(a)(iii) of the Seller Disclosure Schedule as are necessary to reflect fixed assets of the Business that have been acquired or disposed of by Deutsche Bank and the Sellers in accordance with the provisions of Section 5.01 between the date hereof and the Closing Date. At least 20 Business Days prior to the Closing Date Deutsche Bank shall deliver to the Purchaser information identifying the location (by facility) of each Fixed Asset.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DEUTSCHE BANK

As an inducement to the Purchaser to enter into this Agreement, except as set forth on the corresponding Section of the Seller Disclosure Schedule (it being agreed that disclosure under any particular Section of the Seller Disclosure Schedule shall be deemed adequate for each Section of the Seller Disclosure Schedule where such disclosure would be applicable to the extent the applicability of such disclosure to such other Section of the Seller Disclosure Schedule is readily apparent), Deutsche Bank on its own behalf and on behalf of each Seller in relation to the Shares and/or Purchased Assets which the relevant Seller is selling hereby represents and warrants to the Purchaser, on its own behalf and on behalf of each Purchasing Subsidiary in relation to the Shares and/or Purchased Assets which the relevant Purchasing Subsidiary is acquiring, as follows:

SECTION 3.01. Organization, Authority and Qualification of Deutsche Bank and Certain Affiliates. Each of Deutsche Bank, each Seller and each other Affiliate of Deutsche Bank party to an Ancillary Agreement (a “DB Affiliate Party”) is a corporation (or similar entity) duly incorporated, validly existing and in good standing, (if, in each case, such concept is applicable to such entity) under the laws of the jurisdiction of its incorporation and has all necessary power and authority to own the Shares and the portion of the Purchased Assets owned by it, to carry on the Business as currently conducted by it, to enter into this Agreement and the Ancillary Agreements to which it is, or will on the Closing Date be, party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Deutsche Bank of this Agreement and each Ancillary Agreement to which it is, or will be on the Closing Date, a party, and by each Seller and DB Affiliate Party of each Ancillary Agreement to which it is, or will on the Closing Date be, party, the performance by Deutsche Bank of its obligations hereunder and thereunder and by each such Seller and DB Affiliate Party of its obligations thereunder and the consummation by Deutsche Bank, each Seller and each DB Affiliate Party of the transactions contemplated hereby and thereby have been, or in the case of the Sellers and the DB Affiliate Parties will on the Closing Date be, duly authorized by all requisite action on the part of Deutsche Bank, each Seller and each Affiliate of Deutsche Bank. This Agreement and the DeAM Agreement have been, and the other Ancillary Agreements to which it will on the Closing Date be party will on the Closing Date be, duly executed and delivered by Deutsche Bank, and each Ancillary Agreement to which a Seller or a DB Affiliate Party is, or on the Closing Date will be, a party has been or will on the Closing Date be, duly executed and delivered by each such Seller and DB Affiliate Party and (assuming due authorization, execution and delivery by the Purchaser) this Agreement and the DeAM Agreement constitute, and the other Ancillary Agreements to which it will on the Closing Date be party will on the Closing Date constitute, the legal, valid and binding obligations of Deutsche Bank, the Sellers and the DB Affiliate Parties, as applicable, enforceable against each such Person in accordance with their terms. No Affiliate of Deutsche Bank other than the Sellers and the DB Entities engages in any Restricted Business other than the Permitted Business.

SECTION 3.02. Organization, Authority and Qualification of the DB Entities. Each DB Entity is a corporation (or similar entity) duly incorporated, validly existing and (if, in each case, such concept is applicable to such entity) in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each DB Entity is duly licensed or qualified to do business and (if such concept is applicable) is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so qualified or licensed would not, in the aggregate, have a Material Adverse Effect. Each of the jurisdictions in which a DB Entity is qualified to do business is set forth on Section 3.02 of the Seller Disclosure Schedule. Since January 1, 2000, all corporate actions taken by the DB Entities have been duly authorized, and none of the DB Entities have taken any action that in any material respect conflicts with, constitutes a material default under or results in a material violation of the organizational documents of such DB Entity. True and correct copies of the organizational or equivalent documents of each DB Entity, each as in effect on the date hereof, have been delivered by Deutsche Bank to the Purchaser and true and correct copies of all shareholder, director and committee meeting resolutions of each DB Entity adopted or taken since January 1, 2000 have previously been made available to the Purchaser.

SECTION 3.03. Capital Stock of the DB Companies; Ownership of the Shares. Section 3.03 of the Seller Disclosure Schedule sets forth the authorized capital stock and the number of outstanding shares of each class of capital stock for each DB Company and the Seller owning such shares of capital stock (or equivalent). All of the Shares are validly issued, fully paid and nonassessable and free of preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any DB Company or obligating any Seller or DB Company to issue or sell any shares of capital stock (or equivalent) of, or any other interest in, any DB Company. There are no outstanding contractual obligations of any DB Company to repurchase, redeem or otherwise acquire any Shares or to provide funds to, or make any equity investment in any other Person. The Shares held by Deutsche Bank and the Sellers constitute all the issued and outstanding capital stock (or equivalent) of each DB Company and are owned of record and beneficially solely by Deutsche Bank and the Sellers free and clear of all Encumbrances in the respective amounts set forth on Section 3.03 of the Seller Disclosure Schedule. Upon consummation of the transactions contemplated by this Agreement and registration (subject to stamping of any relevant conveyance instrument in appropriate cases) of the Shares in the name of the Purchaser or the relevant Purchasing Subsidiary in the stock records of the relevant DB Entity, the Purchaser or the relevant Purchasing Subsidiary, assuming it shall have purchased the Shares of InterSec Research Corp. for value in good faith, will own all the issued and outstanding capital stock (or equivalent) of each DB Company and each of the other Shares free and clear of all Encumbrances other than those imposed by the applicable securities laws or any action taken or arrangement made by the Purchaser or its Affiliates (excluding, for the avoidance of doubt, the DB Entities) and other than those arising under this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

SECTION 3.04. DB Subsidiaries. (a) Section 3.04(a) of the Seller Disclosure Schedule lists, for each Subsidiary of a DB Company (each, a “DB Subsidiary”), its name, type of entity, jurisdiction of its incorporation or organization, jurisdiction of its residence, its authorized capital stock (or equivalent), partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the ownership of such shares, partnership interests or similar ownership interests. The DB Companies own, directly or indirectly, all of the issued and outstanding shares of capital stock (or equivalent) of each DB Subsidiary, free and clear of all Encumbrances, and all such shares (or equivalent) are validly issued, fully paid and nonassessable and free of preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock (or equivalent) of the DB Subsidiaries or obliging the DB Subsidiaries to issue or sell any shares of capital stock (or equivalent) of, or other interest in, a DB Subsidiary.

(b) Other than the DB Subsidiaries, there are no Subsidiaries of the DB Companies. None of the DB Entities is a member of (nor is any part of its business conducted through) any partnership nor do any of them directly or indirectly own any capital stock or other equity interests in any Person other than (i) the DB Subsidiaries, and (ii) record ownership of the Custodial Assets.

SECTION 3.05. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained and all filings and notifications listed in Section 3.06 of the Seller Disclosure Schedule have been made, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is party by Deutsche Bank, each Seller and each DB Affiliate Party do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of Deutsche Bank, any Seller, any DB Entity or any DB Affiliate Party, (b) conflict with or violate or result in the creation of any Encumbrance upon any of the Shares or Assets pursuant to any Law or Governmental Order applicable to (i) Deutsche Bank, the Sellers, the DB Entities or any DB Affiliate Party or any of their respective assets, properties or businesses, or (ii) the Purchased Assets, or (c) conflict with, result in any breach of, constitute a default or violation (or event which with the giving of notice or lapse of time, or both, would become a default or violation) under, require any consent or create a penalty or increase Deutsche Bank’s, any Sellers’, any DB Entity’s or any DB Affiliate Party’s payment or performance obligations under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or Assets pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Deutsche Bank, any Seller, any DB Entity or any DB Affiliate Party is a party or by which any of the Assets or Shares or businesses of the DB Entities is bound or affected, except, in the case of clauses (b) and (c), as would not in the aggregate have a Material Adverse Effect.

SECTION 3.06. Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is party by Deutsche Bank, each Seller and each DB Affiliate Party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except (a) the Required Regulatory Approvals, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect, or (c) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser. To Deutsche Bank’s knowledge, as of the date of this Agreement, there are no facts, events, circumstances or conditions now in existence relating to Deutsche Bank or its Affiliates which would prevent (i) the licenses referred to in Section 4.03(b) being obtained in a timely manner, except where the failure to obtain such licenses would not have an adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement or (ii) the Required Regulatory Approvals being obtained in a timely manner.

SECTION 3.07. Financial Information. (a) True and complete copies of (i) the unaudited statements of income for each of the DB Companies for the fiscal year ended December 31, 2001 (the “DB Companies Income Statements”), (ii) the unaudited statements of income for each of the DB Companies for the six-month period ended June 30, 2002 (the “DB Companies Interim Income Statements”) and (iii) the unaudited balance sheets of each of the DB Companies as of June 30, 2002 (the “DB Companies Balance Sheets”) are attached hereto as Section 3.07(a)(i) of the Seller Disclosure Schedule. The DB Companies Income Statements, the DB Companies Interim Income Statements and the DB Companies Balance Sheets (A) were prepared in accordance with the books of account and other financial records of the DB

Companies, (B) present fairly the combined financial position and results of operations of the DB Companies as of the dates thereof or for the periods covered thereby, (C) have been prepared in accordance with applicable Local GAAP applied on a basis consistent with the past practices of the DB Companies and throughout the periods involved and (D) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the combined financial position and results of the operations of the DB Companies as of the dates thereof or for the periods covered thereby.

(b) True and complete copies of (i) the combined unaudited statement of revenues and costs of the Business for the fiscal year ended December 31, 2001 (the “Business Revenue and Cost Statement”), (ii) the combined unaudited statement of revenues and costs of the Business for the six-month period ended June 30, 2002 (the “Business Interim Revenue and Cost Statement”) and (iii) the unaudited statement of Assets and Liabilities of the Business as of June 30, 2002 (the “Asset and Liability Statement”) are attached hereto as Section 3.07(b)(i) of the Seller Disclosure Schedule. The Business Revenue and Cost Statement, Business Interim Revenue and Cost Statement and the Asset and Liability Statement (A) were prepared in accordance with the books of account and other financial records of Deutsche Bank, the Sellers and the DB Companies, (B) present fairly the financial position and results of operations of the Business as of the dates thereof or for the periods covered thereby, and (C) have been prepared in accordance with U.S. GAAP, except that (1) the Business does not produce, and such statements do not reflect, regularly prepared financial statements of the Business and were prepared solely in connection with the sale of the Business, (2) do not reflect adjustments (including certain allocations of corporate overhead, financing costs, goodwill and amortization) required to prepare financial statements in accordance with the requirement for “carve out” financial statements as required under Rule 3-05 of Regulation S-X under the Securities Act of 1933, as amended, (3) in the case of the Business Revenue and Cost Statement, do not reflect certain adjustments made for the year ended December 31, 2001 by the Deutsche Bank group in connection with the conversion of its financial statements from international accounting standards to U.S. GAAP which adjustments were not allocated on a business segment basis, and (4) reflect allocations as to the revenues and costs of the Business based on the cost assumptions and revenue allocation process set forth on Section 3.07(b)(ii) of the Seller Disclosure Schedule.

(c) The costs set forth on the Business Revenue and Cost Statement and the Business Interim Revenue and Cost Statement reflect a reasonable allocation of the direct and indirect costs attributable to the Business based on allocation methodologies set forth in Section 3.07(b)(ii) of the Seller Disclosure Schedule in accordance with Deutsche Bank’s general accounting practices and procedures and represent a fair estimate of the actual costs incurred by the Business during the periods indicated other than allocation of corporate overhead from the Deutsche Bank group.

SECTION 3.08. No Undisclosed Liabilities. The Business has no Liabilities of the type that would be required to be disclosed on a combined balance sheet of the Business (or in the notes thereto) prepared in accordance with U.S. GAAP, other than Liabilities (a) as and to the extent reflected or reserved against on the Asset and Liability Statement (including the notes thereto) or (b) incurred since June 30, 2002 in the ordinary course of business, consistent with the past practice, and which are not material in the aggregate. The DB Entities have no Liabilities other than Liabilities (a) as and to the extent reflected or reserved against on the DB

Companies Balance Sheets (including the notes thereto) or (b) incurred since June 30, 2002 in the ordinary course of business consistent with past practice, and which do not exceed €50,000,000, in the aggregate.

SECTION 3.09. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. From June 30, 2002 there has not been any Material Adverse Effect. From June 30, 2002 to the date hereof, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, from June 30, 2002, to the date hereof:

(a)   none of Deutsche Bank, the Sellers or the DB Entities have, except in the ordinary course of business consistent with past practice, permitted or allowed any of the material Assets to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

(b)   none of (A) the DB Entities have (1) merged with, entered into a consolidation with or acquired an interest of any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or (2) otherwise acquired any assets for a purchase price in excess of €250,000, except in the ordinary course of business consistent with past practice and (B) Deutsche Bank or the Sellers have otherwise acquired any assets that will constitute Purchased Assets for a purchase price in excess of €250,000 except in the ordinary course of business consistent with past practice;

(c)   none of Deutsche Bank, the Sellers or the DB Entities have issued or sold any capital stock or other equity securities, or any option, warrant or other right to acquire the same, of, or any other equity interest in, any DB Entity;

(d)   except for agreements, arrangements or transactions in the ordinary course of business consistent with past practice that will be terminated, released or discharged pursuant to Section 5.16, none of Deutsche Bank or the Sellers (in relation to the Business) or the DB Entities have entered into any material agreement, arrangement or transaction (other than agreements relating to employment) with any director, officer, employee or shareholder (or with any relative, beneficiary, spouse or Affiliate of such Person) of a DB Entity;

(e)   no DB Entity has amended its organizational documents;

(f)   none of Deutsche Bank, the Sellers or the DB Entities have made any material change in any method of accounting or accounting practice or policy used by the DB Entities or with respect to the Business, other than such changes required by applicable U.S. GAAP and Local GAAP;

(g)   none of (A) the DB Entities have made any capital expenditure or commitment for any capital expenditure in excess of €250,000 for any individual expenditure or commitment or series of related expenditures or commitments, or in excess of €500,000 for all such expenditures and commitments, and (B) Deutsche Bank or the Sellers have, with respect to assets or properties that would, on the Closing Date, constitute Purchased Assets, made any capital expenditure or commitment for any capital expenditure in excess of €250,000 for any individual expenditure or commitment or series of related expenditures or commitments, or in excess of €500,000 for all such expenditures or commitments;

(h)   none of the DB Entities with respect to Business Employees have, and neither Deutsche Bank nor the Sellers with respect to Business Employees have, except as required by Law, (A) granted any increase, or announced any increase, in wages, salaries, compensation, bonuses, incentives, pension or other benefits, except for increases in the ordinary course of business consistent with past practice, which are reflected in the data furnished to the Purchaser as of November 4, 2002, (B) established or increased or promised to increase any benefits under any Deutsche Bank, Seller or DB Entity employee benefit plan, except in the ordinary course of business consistent with past practice, (C) promoted any employee of a DB Entity or of the Business to a superior position, except for the promotion of an employee to a position at the assistant vice president level or below, (D) granted or announced any retention arrangements or bonuses in connection with a transaction involving the Business, or (E) entered into or amended any Deutsche Bank, Seller, or DB Entity employee benefit plan or any employment, consulting, retention, severance change in control or termination agreement, except for amendments to employee benefits plans of any jurisdiction except the U.S. that do not provide for additional or increased benefits made in the ordinary course of business consistent with past practices;

(i)   none of Deutsche Bank, the Sellers or the DB Entities have amended or modified any Material Contract or such Person’s rights thereunder or, other than by expiration, prepayment in accordance with its terms or otherwise in the ordinary course of business, terminated any contract or arrangement that would, but for such termination, constitute a Material Contract or such Person’s rights thereunder;

(j)   none of the DB Entities have (A) except by way of entry into repurchase agreements in the ordinary course of business consistent with past practice or as otherwise disclosed on the DB Companies Balance Sheet, (1) incurred any Indebtedness in an amount in excess of €50,000 individually or €250,000 in the aggregate, or (2) assumed or guaranteed the obligations of any other Person or (B) declared or paid any dividend or other distribution with respect to any of the Shares or any of the shares of capital stock of the DB Subsidiaries other than dividends and other distributions (1) paid in cash or cash equivalents or promissory notes or similar instruments, or (2) paid by any DB Entity to its parent corporation if such parent is another DB Entity 100% directly or indirectly owned by Deutsche Bank or a Seller;

(k)   no Client Contract of any Client (which for this purpose shall be considered on a “Master Client Number” basis) from which the Business received or otherwise accrued, in the 12-month period ended June 30, 2002, revenues in excess of €2,000,000 has been amended or modified in a manner that would materially alter the economic benefits, obligations, Liabilities or protections of the Business under such Client Contract;

(l)   no Assigned Contract, Transferred IP License, lease agreement with a third party with respect to Real Property to be subject to a Sub-Lease Agreement, or contract, arrangement or commitment of a DB Entity pursuant to which the Business or a DB Entity received or paid, in the 12-month period ended June 30, 2002 in excess of €1,000,000, has been modified in a manner that would materially adversely alter the economic benefits, obligations, Liabilities or protections of the DB Entity, Deutsche Bank or the Seller party thereto, except in the ordinary course of business consistent with past practice or as required by its existing terms;

(m)   none of the DB Entities has sold or transferred any material property or assets and none of Deutsche Bank or the Sellers has sold or transferred any material property or assets that would, but for such sale or transfer, constitute Purchased Assets, except, in each case, in the ordinary course of business consistent with past practice;

(n)   no DB Entity has experienced any material damage, destruction or loss with respect to any real or personal property with a fair market value exceeding €500,000, and none of Deutsche Bank or the Sellers have experienced any material damage, destruction or loss with respect to assets which would otherwise constitute Purchased Assets, with a fair market value exceeding €500,000; and

(o)   none of Deutsche Bank, the DB Entities or the Sellers have agreed to take any of the actions specified in this Section 3.09.

SECTION 3.10. Litigation. There are no, and since January 1, 1999 there have been no, Actions against Deutsche Bank, any Seller, any DB Entity or any Affiliate thereof relating to or affecting any of the Shares, the Assets or the Business or otherwise against a DB Entity, by or before any Governmental Authority or, to the knowledge of Deutsche Bank, threatened to be brought by or before any Governmental Authority which pending Actions would individually reasonably be expected to result in damages in excess of €500,000 or which other Actions individually resulted, since January 1, 2000, in amounts paid (in judgment or settlement) in excess of €500,000. There are no Claims pending or, to Deutsche Bank’s knowledge, threatened against or affecting Deutsche Bank, any of the Sellers or any DB Entity in their capacity as custodian, trustee, fiduciary or agent under a Client Contract or relating to the Custodial Assets, which any of them is obligated under any Client Contract to bring, defend litigation or to otherwise contest, and for which, in the reasonable judgment of such Person, there are insufficient Custodial Assets legally available to fully pay costs and expenses projected to be incurred to resolve such matters. There are no claims pending or, to Deutsche Bank’s knowledge, threatened against or affecting Deutsche Bank, the Sellers or any DB Entity that would reasonably be expected to restrict in any material respect the conduct of the Business following the Closing. There are no, and since January 1, 1999 there have been no, Governmental Orders imposed on Deutsche Bank, any Seller or any Affiliate thereof relating to or affecting the Business or upon any DB Entity, and, to the knowledge of Deutsche Bank, there are no such Governmental Orders threatened to be imposed by any Governmental Authority that would reasonably be expected to materially adversely affect the conduct of the Business following the Closing.

SECTION 3.11. Compliance with Laws. Each of Deutsche Bank, the Sellers, the DB Entities and the Business Employees holds all material licenses, consents, approvals, franchises, permits and authorizations necessary for the conduct of the Business (“Necessary Permits”). Each Necessary Permit of a DB Entity is in full force and effect. To the knowledge of Deutsche Bank, no suspension or cancellation of any Necessary Permit has been threatened. Each of Deutsche Bank and the Sellers is, and at all times since January 1, 1999 has been, in compliance in all material respects with all Laws applicable to or relating to the Business or where the failure to be in compliance would reasonably be expected to adversely affect the conduct of the Business after the Closing. Each of the DB Entities is, and at all times since January 1, 1999 has been, in compliance in all material respects with all applicable Laws. None of Deutsche Bank, the Sellers or the DB Entities or, to the knowledge of Deutsche Bank, their respective officers and directors is in default in any material respect with respect to any Governmental Order relating to or affecting the DB Entities or the Business. Schedule 3.11 of the Seller Disclosure Schedule lists each Necessary Permit held by Deutsche Bank, a Seller or a DB Entity relating to the authorization or regulation of financial services activities.

SECTION 3.12. Material Contracts. (a) Section 3.12(a) of the Seller Disclosure Schedule lists each of the following contracts and agreements (excluding, however, any contracts of employment) (such contracts and agreements, whether or not scheduled, being “Material Contracts”):

(i) all contracts and agreements of the DB Entities or which are included in the Purchased Assets relating to Indebtedness to a third party that individually are in excess of €100,000 other than contracts relating to Deposits and repurchase agreements entered into in the ordinary course of business consistent with past practice;

(ii) all Deutsche Bank Regulatory Agreements;

(iii) all contracts and agreements of the DB Entities or which are included in the Purchased Assets that (A) limit or purport to limit the ability of Deutsche Bank, a Seller or a DB Entity to engage in any line of business or to compete in any line of business or in any geographic area or during any period of time or (B) contain exclusive dealing obligations;

(iv) all contracts and agreements, other than those to be released, discharged or terminated pursuant to Section 5.16, between or among any DB Entity, on the one hand, and Deutsche Bank or any Affiliate of Deutsche Bank (other than a DB Entity), on the other hand, contemplating an exchange of value, in the next succeeding calendar year, in excess of €1,000,000;

(v) contracts, agreements and commitments of the DB Entities or which are included in the Purchased Assets relating to any joint venture or partnership (other than performance fee investment advisory agreements);

(vi) Assigned Contracts or contracts, agreements or commitments of the DB Entities which require payments by the Business or the DB Entities of more than €2,000,000 in any 12-month period; and

(vii) contracts, agreements and commitments of the DB Entities or which are included in the Purchased Assets which provide for future payments by DB Entities or a purchaser of the Business that are conditioned, in whole or in part, on a change in control of a DB Entity.

(b) Section 3.12(b) of the Seller Disclosure Schedule sets forth a true and correct list of each subcustodial, subagency or depository, clearing agency or similar contract to which a DB Entity is party or which is used in the conduct of the Business (“Sub-Agency Contract”). Each Material Contract, each Sub-Agency Contract to which a DB Entity is a party or which will constitute an Assigned Contract and each Assumed Broker-Dealer Facility: (i) is valid and binding in all material respects on Deutsche Bank, a Seller or the applicable DB Entity, as the case may be, and, to the knowledge of Deutsche Bank, the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents or approvals described in Section 3.06 of the Seller Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. None of Deutsche Bank, the Sellers or the DB Entities nor, to Deutsche Bank’s knowledge, any other party is in material breach of, or default under, any Material Contract, any Sub-Agency Contract to which a DB Entity is a party or which will constitute an Assigned Contract. Deutsche Bank has made available to the Purchaser true and correct copies of each Material Contract and each Sub-Agency Contract to which a DB Entity is a party or which will constitute an Assigned Contract or provided written summaries of any such oral Material Contracts or Sub-Agency Contracts.

SECTION 3.13. Real Property. (a) Except as set forth on Section 3.13(a) of the Seller Disclosure Schedule, there is no Owned Real Property.

(b) Section 3.13(b) of the Seller Disclosure Schedule lists: (i) the street address of each parcel of Leased Real Property and New Lease Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from the lessee) of each parcel of Leased Real Property, (iii) the expiration date and rental payment amounts pertaining to each parcel of Leased Real Property, (iv) the current use of each such parcel of Leased Real Property and New Lease Real Property and (v) the lease agreement for each Leased Real Property. True and correct copies of the lease agreements for each Leased Real Property, together with all material amendments, material modifications or material supplements thereof, have been made available to the Purchaser prior to the date hereof.

(c) Deutsche Bank, the DB Entities and the Sellers have sufficient leasehold rights to the Leased Real Property to conduct the Business as currently conducted, subject only to Permitted Encumbrances. The Deutsche Bank Affiliate party to each Lease Agreement owns valid legal and beneficial title to the freehold interest in relation to the New Lease Real Property.

(d) Each parcel of Leased Real Property (other than Leased Real Property not to be transferred to the Purchaser pursuant to Article II) and of New Lease Real Property (i) is leased (or, in the case of the New Lease Real Property, to be leased) free and clear of all Encumbrances other than Permitted Encumbrances and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Deutsche Bank, has any such condemnation, expropriation or taking been proposed, except, in either case, as would not have a material adverse effect on the continued use of such Leased Real Property or New Lease Real Property in the Business consistent with its current use. There is no pending or threatened action that would interfere with the quiet enjoyment of the Leased Real Property or the New Lease Real Property by the lessee of such property.

(e) Each parcel of the Leased Real Property and New Lease Real Property is located adjacent to public roads or streets with adequate ingress and egress available between such roads or streets and such Real Property for all purposes related to the current operations of the Business.

(f) All buildings, structures, improvements and fixtures located on, under, over or within the Leased Real Property and the New Lease Real Property are (i) in good operating condition and repair and, to the knowledge of Deutsche Bank, are structurally sound and free of any material defects and (ii) suitable in all material respects for their current use by Deutsche Bank and its Affiliates.

(g) All leases with respect to the Leased Real Property and all amendments and modifications thereto (and Deutsche Bank’s and the Sellers’ freehold title in relation to New Lease Real Property) are valid, binding and in full force and effect and have not been modified or amended, and, to the knowledge of Deutsche Bank, there exists no default under any such lease or title by Deutsche Bank, any DB Entity, any Seller or the landlord thereunder, nor to the knowledge of Deutsche Bank, any event which with notice or lapse of time or both would constitute a default thereunder by Deutsche Bank, any DB Entity, any Seller or the landlord thereunder, except as would not have a material adverse effect on the continued use of such Real Property in the Business consistent with its current use. There are no restrictions in relation to the leases which prevent the Leased Real Property being used now or in the future for the for the current use, or use contemplated by this Agreement and the Ancillary Agreements, of such Property.

(h) Except as would not have a Material Adverse Effect, Deutsche Bank, a DB Entity or a Seller, as the case may be, has the full right to exercise any renewal options running to it contained in the leases and subleases pertaining to the Leased Real Property which will be subject to a Lease Agreement, a Sub-Lease Agreement or to which any DB Entity is a party on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of such Leased Real Property for the full term of such renewal options, subject to the terms and conditions pertaining thereto.

SECTION 3.14. Assets. (a) Deutsche Bank, the Sellers and the DB Entities have good title to all of the Assets (other than Real Property, Deutsche Bank Intellectual Property and Transferred Licensed Intellectual Property, for which title matters are addressed elsewhere in this Agreement), free and clear of any Encumbrances. The Assets and the properties, rights and assets transferred or licensed to the Purchaser under this Agreement and the Ancillary Agreements or otherwise provided under or made available under the Ancillary Agreements constitute (i) substantially all of the properties, assets and rights forming a part of, used, held or intended to be used in the Business as it is currently conducted, and (ii) all such properties, assets and rights as are necessary in the conduct of, or material to, the Business as it is currently conducted. The Transferred Intellectual Property, the Transferred Licensed Intellectual Property, the Intellectual Property owned by the DB Entities, the Licensed Retained Intellectual Property and the Ancillary Intellectual Property includes all material Intellectual Property used or held for use in the Business.

(b) The Custodial Assets to be delivered to the Purchaser under each Client Contract pursuant to this Agreement will constitute, when delivered, all of the Custodial Assets required by such Client Contract to be held by the Business. Except in the jurisdictions identified on Section 3.14(b) of the Seller Disclosure Schedule, Deutsche Bank, the Sellers and the DB Entities maintain accounts on their respective books and records that are used exclusively to hold, acquire, transfer or otherwise care for Custodial Assets, and such accounts are not utilized for proprietary assets of Deutsche Bank, the Sellers or the DB Entities.

(c) Except as would not have a Material Adverse Effect, the Fixed Assets and the furniture, fixtures, equipment, machinery and other tangible personal property owned or leased by the DB Entities are in good operating condition and repair (ordinary wear and tear excepted), have been reasonably maintained consistent with standards generally followed in the industry and are suitable for their present uses.

(d) None of the DB Entities has any material assets or properties other than those held for use in the Business or any material Liabilities other than those in respect of the Business, and none of them engages in any business other than the Business.

SECTION 3.15. Employee Benefit Plans; Labor Matters. (a) All Business Employees. Section 3.15(a) of the Seller Disclosure Schedule contains a true and complete list, accurate as of the date hereof, of the names, date of hire, date of birth, position, department, employment location, status as full or part-time and active or on leave, base salary or wages, two-year incentive compensation and equity award history, compensation guarantees payable in 2003, legal employer and visa or work-permit status of the persons employed by Deutsche Bank, the Sellers or the DB Entities or any Affiliate thereof whose primary work functions are associated with the operations of the Business (each such employee, a “Business Employee” and collectively the “Business Employees”); provided, however, that, to the extent the regulatory, confidentiality, or privacy Laws of a particular jurisdiction as identified on Section 3.15(a) of the Seller Disclosure Schedule (the “Data Protection Laws”) prohibit the delivery of any particular items of the foregoing information to Purchaser as of the date hereof and consent from a Business Employee covered by any such Data Protection Laws has not otherwise been obtained, the portions of the information listed above that are protected by the Data Protection Laws are set forth in Section 3.15(a) of the Seller Disclosure Schedule in a manner that does not allow Purchaser to identify the Business Employee to whom the information relates. Within fifteen (15) days following the date hereof, Deutsche Bank shall, or shall cause the Sellers or the DB Entities to, provide Purchaser with a list identifying those Business Employees who are unionized or non-unionized and/or covered by a collective or works council agreement.

(b) U.S. Employees. The representations and warranties in Section 3.15(b) apply only with respect to U.S. Employees. (i) Section 3.15(b)(i) of the Seller Disclosure Schedule lists each material employee benefit plan, program, arrangement and contract (including, without limitation, any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any bonus, retention, incentive, deferred compensation, vacation, equity, severance, change-of-control or fringe benefit plan, program, policy, arrangement or agreement) maintained, sponsored or contributed to by Deutsche Bank, the U.S. DB Entities or the Sellers that is subject to the Laws of the United States, with respect to which any Business Employee who is paid in the United States by Deutsche Bank, a U.S. DB Entity or a Seller (each such employee, a “U.S. Employee” and collectively, the “U.S. Employees”), or with respect to which the Business, U.S. DB Entities or the Sellers could incur liability under Section 4069, 4212(c) or 4204 of ERISA (each, a “Deutsche Bank U.S. Benefit Plan” and collectively, the “Deutsche Bank U.S. Benefit Plans”). Deutsche Bank has made available to Purchaser a true and correct copy of (A) each such Deutsche Bank U.S. Benefit Plan and any executed amendments thereto, and (B) the most recent summary plan description for each Deutsche Bank U.S. Benefit Plan for which a summary plan description is required or available. Except as specifically provided in the foregoing documents made available to Purchaser or as set forth in Section 3.15(b)(i) of the Seller Disclosure Schedule, there are no material amendments to any Deutsche Bank U.S. Benefit Plan with respect to any U.S. Employee that have been formally adopted or approved, nor has any party undertaken to make any such material amendments with respect to any U.S. Employee or to adopt or approve any new Deutsche Bank U.S. Benefit Plan with respect to any U.S. Employee.

(ii) No Deutsche Bank U.S. Benefit Plan is or has been maintained or sponsored solely by a U.S. DB Entity or is or has been maintained or sponsored solely for the purpose of providing compensation or benefits to a U.S. Employee.

(iii) With respect to the Deutsche Bank U.S. Benefit Plans, no event has occurred and, to the knowledge of Deutsche Bank, there exists no condition or set of circumstances in connection with which Purchaser, Deutsche Bank, the DB Entities or the Sellers could be subject to any liability under the terms of such Deutsche Bank U.S. Benefit Plans, ERISA, the Code or any other applicable Law which could reasonably be expected to have a Material Adverse Effect.

(iv) (A) None of Deutsche Bank, the U.S. DB Entities nor the Sellers are a party to, or is negotiating, any collective bargaining or other labor union contract applicable to U.S. Employees; (B) during the three-year period prior to the date hereof, there is and has been no labor dispute, strike or work stoppage against any of Deutsche Bank, the U.S. DB Entities or the Sellers pending or threatened in writing which may interfere or did interfere with the Business, except where such labor dispute, strike or work stoppage would not have a Material Adverse Effect; (C) to the knowledge of Deutsche Bank, none of Deutsche Bank, the U.S. DB Entities nor the Sellers, or their respective representatives or employees, have committed any unfair labor practices in connection with the U.S. Employees or the operation of the Business, and there is no charge or complaint against Deutsche Bank, any U.S. DB Entity or any Seller, with respect to any U.S. Employee, by the National Labor Relations Board or any comparable state agency pending or threatened in writing, except where such unfair labor practice, charge or complaint would not have a Material Adverse Effect; and (D) except as set forth in Section 3.15(b)(iv) of the Seller Disclosure Schedule, the transactions contemplated under this Agreement will not adversely affect the authority of any U.S. Employee to work in the United States.

(v) Section 3.15(b)(v) of the Seller Disclosure Schedule lists, and Deutsche Bank has made available to Purchaser copies of, (A) all employment agreements between Deutsche Bank, the U.S. DB Entities or the Sellers and any U.S. Employee (or copies of forms of agreements setting forth representative employment terms and conditions of such agreements to the extent such forms are not deviated from) and all agreements that deviate from any such standard forms, including agreements that provide for expatriate or relocation benefits or any other non-standard payments or benefits, to the extent that Deutsche Bank, the DB Entities or the Sellers have copies available of such expatriate or relocation benefits; (B) all severance and retention agreements, plans, programs and policies of Deutsche Bank, the U.S. DB Entities or the Sellers relating to U.S. Employees (or copies of forms of agreements setting forth representative employment terms and conditions of such agreements to the extent such forms are not deviated from); and (C) all plans, programs, agreements and other arrangements of Deutsche Bank, the U.S. DB Entities and the Sellers, with respect to U.S. Employees, which contain change-of-control provisions triggered by the transactions contemplated under this Agreement; and (D) any agreements that provide for a compensation guarantee payable in respect of services in calendar year 2003 or any subsequent year. Within fifteen (15) days following the date hereof, Deutsche Bank or the Sellers shall provide Purchaser with copies of any agreements that provide for expatriate or relocation benefits to the extent one exists, and if a copy does not exist, a summary of the terms of any such agreement.

(vi) Each of the Deutsche Bank U.S. Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, and, to the knowledge of Deutsche Bank, no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification. Except as where deviations would not reasonably be expected to have a Material Adverse Effect, each Deutsche Bank U.S. Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable Law.

(vii) No Deutsche Bank U.S. Benefit Plan provides benefits, including retiree medical or retiree life insurance benefits, to any person beyond their retirement or other termination of service, except as set forth in Section 3.15(b)(vii) of the Seller Disclosure Schedule.

(viii) Except as set forth in Section 3.15(b)(viii) of the Seller Disclosure Schedule, (A) no Deutsche Bank U.S. Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (B) none of the Sellers, or the U.S. DB Entities or any ERISA Affiliates thereof have incurred, or is reasonably expected to incur, any liability nor any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) that has not been satisfied in full; and (C) none of Deutsche Bank, the Sellers or the U.S. DB Entities has failed to make any required contribution with respect to any such Multiemployer Plan. For purposes of this Section 3.15(b)(viii), “ERISA Affiliates” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such section, Section 414(m) or (o) of the Code, or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(ix) There are no material pending or, to the knowledge of Deutsche Bank, threatened claims (other than for claims in the ordinary course) or lawsuits by any U.S. Employee with respect to any Deutsche Bank U.S. Benefit Plan, and, to the knowledge of Deutsche Bank, no fact or event exists that could give rise to any such claim or lawsuit.

(x) Except as set forth in Section 3.15(b)(x) of the Seller Disclosure Schedule, no Deutsche Bank U.S. Benefit Plan provides that the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, (A) entitle any U.S. Employee to any severance or other payment or benefit or (B) accelerate the time of payment or vesting of any amount or benefit or increase the amount of compensation or benefits due any U.S. Employee.

(xi) Except as set forth in Section 3.15(b)(xi) of the Seller Disclosure Schedule, during the ninety-day period prior to the date hereof, none of Deutsche Bank, the Sellers or the U.S. DB Entities has terminated the employment of any employees that could reasonably be expected to be aggregated with any terminations of U.S. Employees by Purchaser following the Closing Date for purposes of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local statute.

(xii) None of Deutsche Bank, the Sellers, the U.S. DB Entities or their respective Affiliates has incurred any liability under Title IV of ERISA (other than liabilities for premiums to the Pension Benefit Guaranty Corporation, arising in the ordinary course), nor do any circumstances exist that could reasonably be expected to result in a Liability of Purchaser or its Affiliates, as a result of joint and several liability, with respect to any Liabilities (A) under Section 302 of ERISA or Title IV of ERISA, (B) under Sections 412 and 4971 of the Code, or (iii) as a result of a failure to comply with the continuation coverage requirements of Section 601 etseq. of ERISA and Section 4980B of the Code.

(c) German Employees. The representations and warranties in Section 3.15(c) apply only with respect to German Employees. (i) There are no material change-of-control agreements between Deutsche Bank, the DB Entities or the Sellers and any Business Employee whose employment is subject to the Laws of Germany (each such employee, a “German Employee” and collectively, the “German Employees”) that provide for an entitlement to premature termination and/or claims for severance payment with regard to the transactions contemplated under this Agreement. The consummation of the transactions contemplated under this Agreement will not provide an entitlement to any German Employee for premature termination and/or claims for severance payment or any other termination pay or benefits under a Deutsche Bank, a DB Entity or a Seller plan, policy or program or under any employment agreement or applicable Law. Except as set forth in Section 3.15(c)(i) of the Seller Disclosure Schedule, Deutsche Bank, the DB Entities and the Sellers have no employment or contractual relationship with any German Employee, other individual or entity of the Business, either as an employee, individual contractor (Freier Mitarbeiter), consultant, agent or otherwise.

(ii) Except as set forth in Section 3.15(c)(ii)(A) of the Seller Disclosure Schedule, as of the date hereof, none of Deutsche Bank, the DB Entities or the Sellers is bound to or a party to any collective bargaining agreements (Tarifverträge). Except as set forth in Section 3.15(c)(ii)(B) of the Seller Disclosure Schedule, as of the date hereof, there are no internal labor agreements (Betriebsvereinbarungen, Gesamtbetriebsvereinbarungen, Konzernbetriebsvereinbarungen) applicable to the German Employees. Except as set forth in Section 3.15(c)(ii)(C) of the Seller Disclosure Schedule, as of the date hereof, there are no directives (Richtlinien) or agreements applicable to the managerial staff (leitende Angestellte).

(iii) (A) Section 3.15(c)(iii)(A) of the Seller Disclosure Schedule sets forth a complete and accurate list of the employee benefit plans, programs, policies, arrangements and agreements (including, without limitation, any bonus, retention, incentive, deferred compensation, vacation, equity, severance, change-of-control or fringe benefit plan, program, policy, arrangement or agreement) applicable to German Employees (each, a “German Benefit Plan” and collectively, the “German Benefit Plans”). Deutsche Bank has made available to Purchaser a true and correct copy of (1) each such German Benefit Plan and (2) the most recent summary plan description for each German Benefit Plan for which a summary plan description is required or available. Except as specifically provided in the foregoing documents made available to Purchaser, there are no amendments to any German Benefit Plan that have been adopted or approved nor has any party undertaken to make any such amendments or to adopt or approve any new German Benefit Plan. The German Benefit Plans are, and have been, administered in compliance with all applicable Laws. (B) Except for the German Benefit Plans described in Sections 3.15(c)(iii)(A) and (B) of the Seller Disclosure Schedule, there are no benefit plans, policies, agreements or arrangements maintained by Deutsche Bank, the DB Entities or the Sellers that provide retirement income, benefits on death, benefits on sickness or disability, or other retirement benefits or deferred compensation to German Employees (the “German Pension Arrangements”). With respect to the German Pension Arrangements, the total amount of the obligations payable or prospectively payable under such arrangements as of December 31, 2001 has been reported on the 2001 actuarial mathematics report computed on a PBO basis under U.S. Financial Accounting Standards Board Statement No. 87 in accordance with U.S. GAAP and, except for the obligations reported on such actuarial report, there are no other obligations for retirement income, benefit or deferred income as of December 31, 2001 for German Employees. To the extent that the German Pension Arrangements have been funded, all contributions to the funding vehicles (e.g., insurance policies) have been made in compliance with the plan and/or policy through the Closing Date. Each German Benefit Plan complies with, and has been managed in accordance with, all applicable Laws, regulations and requirements and has been maintained in compliance with its terms and requirements. The consummation of the transactions contemplated under this Agreement will not provide an entitlement to premature retirement, accelerated vesting, or any other additional benefit that would not have been provided except for the consummation of such transactions under any German Pension Arrangement, material retirement arrangement, employment contract or any other German Benefit Plan. The consummation of the transactions contemplated under this Agreement will not cause a partial or complete termination of any retirement arrangement or any other German Benefit Plan or otherwise result in Purchaser’s, Deutsche Bank’s, the DB Entities’ or the Sellers’ obligations to fund any benefit obligation sooner than would have been required had the transactions contemplated under this Agreement not been consummated.

(iv) Except as otherwise set forth in Section 3.15(c)(iv) of the Seller Disclosure Schedule, there are no proceedings pending or, to the knowledge of Deutsche Bank, threatened in writing between Deutsche Bank, the DB Entities or the Sellers and any of the German Employees involving a disputed amount of €25,000 or more or a termination of employment. There are no proceedings pending with respect to the benefits payable under the German Benefit Plans in respect of any German Employee.

(v) To the extent required by applicable Law, Deutsche Bank, the DB Entities and the Sellers have informed and consulted with the responsible Works Council regarding the transaction contemplated under this Agreement and have provided the Works Council with all information as legally required.

(vi) No employment contract of the German Employees has a notice period exceeding six months to the end of the year, except as mandated by applicable collective bargaining agreement or statutory rule.

(d) UK Employees. The representations and warranties in Section 3.15(d) apply only with respect to UK Employees. (i) Section 3.15(d)(i) of the Seller Disclosure Schedule lists, and Deutsche Bank has made available to Purchaser true and correct copies of, (A) all employment agreements between Deutsche Bank, the DB Entities or the Sellers or any Affiliate thereof and any Business Employee who is paid in the United Kingdom by Deutsche Bank, a DB Entity or a Seller or any Affiliate thereof (each such employee, a “UK Employee” and collectively, the “UK Employees”) or copies of all types of pro-forma employment agreements which apply in respect to the UK Employees, together with all agreements which provide for any material amendment to or deviation from any such proforma agreements; and (B) all plans, programs, agreements and other arrangements of Deutsche Bank, the DB Entities and the Sellers which, in respect to the UK Employees, contain change-of-control provisions.

(ii) Section 3.15(d)(ii) of the Seller Disclosure Schedule sets forth a complete and accurate list of benefits and policies, contractual or otherwise (including, without limitation, any bonus, retention, incentive, deferred compensation, vacation, equity, severance or fringe benefit plan, program, policy, arrangement or agreement and any policy, arrangement or agreement relating to retirement, termination of employment or death) which apply in respect to the UK Employees and are subject to the Laws of the United Kingdom (other than change-of-control arrangements) (each a “UK Benefit Plan” and collectively the “UK Benefit Plans”). Deutsche Bank has made available to Purchaser true and correct copies of (A) such benefits and policies (to the extent that they exist in written form), and (B) an up-to-date summary description of such benefits and policies (to the extent such benefits and policies do not exist in written form).

(iii) Each of Deutsche Bank, any DB Entity or any Seller employing UK Employees has complied in all material respects with its obligations to such UK Employees in connection with their terms and conditions of employment and under applicable Law. Except as otherwise set forth in Section 3.15(d)(iii) of the Seller Disclosure Schedule, there are no proceedings outstanding or, to the knowledge of Deutsche Bank, threatened between Deutsche Bank, the DB Entities or the Sellers and any of the UK Employees involving a disputed amount of € 25,000 or more.

(iv) There is no recognition, procedural or other arrangement with trade unions that relates to the employment of the UK Employees.

(v) For purposes of this Section 3.15(d), “UK Pension Plan” means each of the DB (UK) Pension Scheme, the DB Stakeholder Pension Plan, the DB (UK) Supplementary Pension Scheme, the DB Retirement Investment Scheme, the Bankers Trust UK Pension Plan, the DB (UK) Senior Group Pension Scheme and the DB Stakeholder Life Assurance Plan.

(vi) Except under the UK Pension Plan, no agreement, arrangement or understanding (whether contractual, under trust or otherwise) exists for the provision of “relevant benefits” (as defined in Section 612 of Income and Corporation Taxes Act 1988 but with the omission of the exception in that definition) for or in respect of a UK Employee in connection with which Deutsche Bank, the DB Entities or the Sellers are liable to make any payment.

(vii) Deutsche Bank has made available to Purchaser details of the benefit structure of the UK Pension Plan.

(viii) The DB (UK) Pension Scheme is an exempt approved scheme and is a contracted-out scheme in relation to the employment of the UK Employees who are in pensionable service under that scheme.

(ix) Except as set forth in Section 3.15(d)(ix) of the Seller Disclosure Schedule, the membership data relating to the UK Employees has been supplied to Purchaser and is complete and accurate.

(x) To the knowledge of Deutsche Bank, no power to increase materially the benefits under the UK Pension Plan or to provide different benefits has been exercised in respect to UK Employees, and except as disclosed in Section 3.15(d)(x) of the Seller Disclosure Schedule, there is no practice of exercising such a power under the UK Pension Plan.

(xi) Section 3.15(d)(xi) of the Seller Disclosure Schedule sets out the rate at which contributions to the DB Stakeholder Pension Plan and the Bankers Trust (UK) Pension Plan are being paid and whether contributions to the UK Pension Plan are paid in advance or in arrears. All amounts due to the UK Pension Plan in respect of the services of UK Employees on or prior to the Closing Date have been paid when due.

(xii) Except as set forth in Section 3.15(d)(xii) of the Seller Disclosure Schedule, the UK Pension Plan, to the knowledge of Deutsche Bank, complies with, and has been managed in accordance with, applicable Law. There is no dispute pending or, to the knowledge of Deutsche Bank, threatened with respect to the benefits payable under the UK Pension Plan in respect to any UK Employee.

(xiii) Except as set forth in Section 3.15(d)(xiii) of the Seller Disclosure Schedule, none of Deutsche Bank, the DB Entities, the Sellers nor the trustees or the managers of the UK Pension Plan have discriminated between the UK Employees with respect to their membership of the UK Pension Plan on the grounds of sex in any way which is contrary to Article 141 of the Treaty of Rome or any corresponding UK legislation.

(xiv) No UK Pension Plan provides benefits, including medical or life insurance benefits, to any person beyond their retirement or other termination of service, except as set forth in Section 3.15(d)(xiv) of the Seller Disclosure Schedule. No written representations have been made to any UK Employees that the provisions of such benefits cannot be terminated or amended.

(xv) The UK DB Entity is not a participating employer in the UK Pension Plan or any other scheme that provides “relevant benefits” (as defined in section 612 of the Income and Corporation Taxes Act 1988 but with the omission of the exception in that definition), and the UK DB Entity is not sponsoring or making contributions to a personal pension scheme (as defined in Chapter IV of Part XIV of the Income and Corporation Taxes Act 1988) or any other pension arrangement.

(e) Ireland Employees. The representations and warranties in Section 3.15(e) apply only with respect to Ireland Employees. (i) Section 3.15(e)(i) of the Seller Disclosure Schedule sets forth a complete and accurate list of the employee benefit plans, programs, arrangements, sick pay arrangements, policies and contracts (including, without limitation, any bonus, retention, incentive, deferred compensation, vacation, equity, severance, change-of-control or fringe benefit plan, program, policy, arrangement or agreement but excluding retirement, superannuation, pension, death and disability) (the “Ireland Benefit Schemes”) that are established or maintained, sponsored or contributed to by Deutsche Bank, the DB Entities or the Sellers with respect to any Business Employees who are paid by Deutsche Bank, an Ireland DB Entity or a Seller in Ireland (each such employee, an “Ireland Employee” and collectively, the “Ireland Employees”). Section 3.15(e)(i) of the Seller Disclosure Schedule identifies each Ireland Benefit Scheme that is or has been maintained or sponsored solely by an Ireland DB Entity or is maintained, sponsored or contributed to solely for the purpose of providing compensation or benefits to an Ireland Employee. To the knowledge of Deutsche Bank, each of the Ireland Benefit Schemes has been managed, operated and administered in all material respects in accordance with applicable Law.

(ii) Section 3.15(e)(ii) of the Seller Disclosure Schedule lists, and Deutsche Bank has made available to Purchaser true and correct copies of, (A) all employment agreements between Deutsche Bank, the DB Entities or the Sellers and any Ireland Employee (or copies of proforma employment agreements in respect to each category of Ireland Employees, together with all agreements that provide for any amendment to or deviation from any such agreements); (B) all severance agreements, programs and policies of Deutsche Bank, the DB Entities or the Sellers relating to Ireland Employees (or copies of proforma agreements in respect of each category of Ireland Employee together with all agreements that provide for any amendment to or deviation from any such agreements); (C) all plans, programs, agreements and other arrangements of Deutsche Bank, the DB Entities and the Sellers, with respect to Ireland Employees, which contain change-of-control provisions; (D) any expatriate or relocation plans, programs or agreements of Deutsche Bank, the DB Entities or the Sellers with respect to the Ireland Employees; and (E) any agreements of Deutsche Bank, the DB Entities or the Sellers with respect to the Ireland Employees that provide for a compensation guarantee payable in respect of services in calendar year 2003 or any subsequent year.

(iii) There is no recognition, procedural or other arrangement with trade unions that relates to the employment of the Ireland Employees, and none of Deutsche Bank, the DB Entities or the Sellers has committed any act which might be construed as such recognition.

(iv) Each of Deutsche Bank, the DB Entities and the Sellers employing Ireland Employees has complied in all material respects with its obligations to such Ireland Employees (and so far as is relevant, to each of their former employees) in connection with their terms and conditions of employment and under statute. Except as otherwise set forth in Section 3.15(e)(iv) of the Seller Disclosure Schedule, there are no proceedings outstanding or, to the knowledge of Deutsche Bank, threatened, between Deutsche Bank, the DB Entities or the Sellers and any of the Ireland Employees involving a disputed amount of Euro €25,000 or more.

(v) Except as set forth in Section 3.15(e)(v) of the Seller Disclosure Schedule, no employment contract or consulting contract with an Ireland Employee has a notice period exceeding six months to the end of a month.

(vi) The only share schemes operated by Deutsche Bank, the DB Entities or the Sellers in which Ireland Employees have been granted participation rights are the Ireland DB Entity Employee Share Participation Scheme, the DB Share Scheme and the DB Restricted Equity Units Plan.

(vii) Section 3.15(e)(vii) of the Seller Disclosure Schedule lists the Ireland Employees who have been granted participation rights in the Ireland DB Entity Employee Share Participation Scheme.

(viii) The information set forth in Section 3.15(e)(viii) of the Seller Disclosure Schedule includes a complete list of all retirement, superannuation, pension and death benefit schemes (all such schemes being hereinafter called the “Ireland Pension Schemes”) and any disability benefit schemes (all such schemes being hereinafter called the “Related Ireland Benefit Schemes”) of the Irish DB Entities.

(ix) Each of the Ireland Pension Schemes is a defined contribution scheme as defined in the Ireland Pensions Act, 1990 (the “IPA”) and was established as such and has not converted from a defined benefit scheme (as defined in the IPA).

(x) Except for the Ireland Pension Schemes and the Related Ireland Benefit Schemes and any sick pay arrangements operated by the Irish DB Entities and except as set forth in Section 3.15(e)(x) of the Seller Disclosure Schedule, the Irish DB Entities do not operate, and no proposal has been announced by the Irish DB Entities to enter into or establish, any pension or death benefit scheme, agreement, arrangement, undertaking, custom or practice (whether legally enforceable or not) for the payment of, or payment of a contribution towards, any pensions, allowances, gratuitous payments or lump sums on retirement, death, or during periods of disablement (whether during service or after retirement) for the benefit of any current or former Ireland Employees.

(xi) True, complete and accurate copies of: (A) all of the current trust deeds and rules and any subsequent amending documentation containing the provisions governing the Ireland Pension Schemes; (B) all current booklets, explanatory literature and announcements issued to Ireland Employees who are or may become members of the Ireland Pension Schemes and the Related Ireland Benefit Schemes; and (C) the annual report of the Ireland Pension Schemes for the last scheme year (if applicable) have been delivered to Purchaser and except to the extent set forth in Section 3.15(e)(xi) of the Seller Disclosure Schedule, Deutsche Bank, the DB Entities and the Sellers have no obligation under the Ireland Pension Schemes and Related Ireland Benefit Schemes to any current or former Ireland Employee in relation to pension, death or disability benefits save as provided in the said documentation.

(xii) Except as set forth in Section 3.15(e)(xii) of the Seller Disclosure Schedule, the Ireland Pension Schemes have been registered with the Pensions Board pursuant to the provisions of the IPA.

(xiii) Each of the Ireland Pension Schemes is an exempt approved scheme within the meaning of and for the purposes of Section 774 of the Taxes Consolidation Act, 1997 of Ireland or is capable of such approval, and Deutsche Bank is not aware of any reason why such exempt status would be withdrawn or not granted. A copy of the letter from the Irish Revenue Commissioners confirming the exempt approved status of each of the Ireland Pension Schemes which is an exempt approved scheme has been provided to Purchaser.

(xiv) To the knowledge of Deutsche Bank and except to the extent provided in Section 3.15(e)(xiv) of the Seller Disclosure Schedule, the Ireland Pension Schemes and the Related Ireland Benefit Schemes have been managed and administered in all respects in accordance with all applicable Laws, regulations and requirements.

(xv) Purchaser has been notified of the rate at which the Irish DB Entities have undertaken to contribute to the Ireland Pension Schemes and the Related Ireland Benefit Schemes. All contributions to and expenses payable in respect of the Ireland Pension Schemes and the Related Ireland Benefit Schemes which have fallen due for payment have been paid.

(xvi) Except where a member’s retirement account has already been applied to provide benefits, no assurance, promise or guarantee (whether oral or written) has been made or given by Deutsche Bank, the DB Entities or the Sellers to any member of the Ireland Pension Schemes of any particular level or amount of benefits to be provided for or in respect of such member under the Ireland Pension Schemes on retirement or leaving service.

(xvii) Every Ireland Employee or former Ireland Employee who is or was entitled to membership of the Ireland Pension Schemes and the Related Ireland Benefit Schemes has been invited to join as of the date on which he or she first became entitled.

(xviii) No discretion or power under the Ireland Pension Schemes or the Related Ireland Benefit Schemes has been exercised to admit to membership any current or former Ireland Employee of the Irish DB Entities who would not otherwise have been eligible for admission to membership.

(xix) There is no practice of granting discretionary pension increases under the Ireland Pension Schemes or the Related Ireland Benefit Schemes.

(xx) Deutsche Bank, the DB Entities and the Sellers have not, except to the extent required by Law or by the scheme documentation, given any indemnity to any person or party in connection with any of the Ireland Pension Schemes or the Related Ireland Benefit Schemes.

(xxi) Deutsche Bank, the DB Entities and the Sellers have given Purchaser details of any proposed or announced changes to the Ireland Pension Schemes or the Related Ireland Benefit Schemes and, except for any details so provided, Deutsche Bank, the DB Entities and the Sellers do not have any plan, proposal or intention to amend or discontinue (in whole or in part) the Ireland Pension Schemes or the Related Ireland Benefit Schemes.

(xxii) All benefits (other than any refund of members’ contributions with interest where appropriate) payable under the Ireland Pension Schemes and the Related Ireland Benefit Schemes on the death of any member of the Ireland Pension Schemes or on the disability of any member of the Related Ireland Benefit Schemes are insured fully under a policy with an insurance company of good repute.

(xxiii) Except as set forth in Section 3.15(e)(xxiii), to the knowledge of Deutsche Bank (having made full and careful enquiries of the trustees and/or the administrator of each of the Ireland Pension Schemes and the Related Ireland Benefit Schemes) no claims (other than routine claims for benefits), litigation or arbitration proceedings or other disputes are outstanding, pending or threatened by or against the trustees or administrators of the Ireland Pension Schemes or the Related Ireland Benefit Schemes or against Deutsche Bank, the DB Entities and the Sellers in respect of any act, event or omission arising out of or in connection with the Ireland Pension Schemes or the Related Ireland Benefit Schemes, and to the knowledge of Deutsche Bank, there are no facts or circumstances likely to give rise to any such claims, litigation or arbitration proceedings or disputes.

(f) Italian Employees. The representations and warranties in Section 3.15(f) apply only with respect to Italian Employees. (i) Section 3.15(f)(i) of the Seller Disclosure Schedule sets forth a complete and accurate list of the employee pension funds, benefit plans, programs, policies, arrangements and agreements (including, without limitation, any retirement, bonus, retention, incentive, stock option, deferred compensation (such as T.F.R.), vacation, equity, severance, change-of-control or fringe benefit plan, program, policy, arrangement or agreement) (each an “Italy Benefit Plan” and collectively the “Italy Benefit Plans”) which apply in respect of Business Employees subject to the Laws of Italy (each such employee, an “Italian Employee” and collectively, the “Italian Employees”). Deutsche Bank has made available to Purchaser a true and correct copy of each such Italy Benefit Plan and the most recent summary plan description for each Italy Benefit Plan for which a summary plan description is required or available. Except as specifically provided in the foregoing documents made available to Purchaser, there are no amendments to any Italy Benefit Plan that have been adopted or approved nor has any party undertaken to make any such amendments or to adopt or approve any new Italy Benefit Plan. To the knowledge of Deutsche Bank, the Italy Benefit Plans have been managed and administered in all material respects in accordance with all applicable Laws.

(ii) Section 3.15(f)(ii) of the Seller Disclosure Schedule lists, and Deutsche Bank has made available to Purchaser true and correct copies of, (A) all employment agreements between Deutsche Bank, the DB Entities or the Sellers and any Italian Employees (or copies of proforma agreements in respect of each category of Italian Employees together with all agreements that provide for any amendment to or deviation from any such agreements); (B) all severance agreements, programs and policies of Deutsche Bank, the DB Entities or the Sellers relating to Italian Employees (or copies of proforma agreements in respect of each category of Italian Employees, together with all agreements that provide for any amendment to or deviation from any such agreements); (C) all plans, programs, agreements and other arrangements of Deutsche Bank, the DB Entities and the Sellers with respect to Italian Employees that contain change-of-control provisions; (D) any expatriate or relocation plans, programs or agreements of Deutsche Bank, the DB Entities or the Sellers with respect to Italian Employees; and (E) any agreements between Deutsche Bank, the DB Entities or the Sellers and any Italian Employees that provide for a compensation guarantee payable in respect of services in calendar year 2003 or any subsequent year.

(iii) Except for the Italy Benefit Plans described in Section 3.15(f)(iii) of the Seller Disclosure Schedule, there are no pension fund or benefit plans, policies, agreements or arrangements maintained by Deutsche Bank, the DB Entities or the Sellers that provide retirement income, benefits on death, benefits on sickness or disability, or other retirements benefits or deferred compensation to Italian Employees.

(iv) With respect to the Italy Benefit Plans, the total amount of the obligations thereunder have been funded, all contributions to the funding vehicles (e.g., pension fund, insurance policies) have been made in compliance with the plan, the applicable collective agreement and applicable Law.

(v) The consummation of the transactions contemplated under this Agreement will not provide an entitlement to premature retirement, accelerated vesting, or any other additional benefit that would not have been provided but for the consummation of such transactions under any retirement arrangement, employment contract or any other Italy Benefit Plan.

(vi) The consummation of the transactions contemplated under this Agreement will not cause a partial or complete termination of any retirement arrangement or any other Italy Benefit Plan or otherwise result in Purchaser’s, Deutsche Bank’s, the DB Entities’ or the Sellers’ obligations to fund any benefit obligation sooner than would have been required had the transactions contemplated under this Agreement not been consummated.

(vii) Except as otherwise set forth in Section 3.15(f)(vii) of the Seller Disclosure Schedule, there are no proceedings pending or, to the knowledge of Deutsche Bank, threatened, between Deutsche Bank, the DB Entities or the Sellers and any of the Italian Employees involving a disputed amount of € 25,000 or more or a termination of employment.

(viii) Except as set forth in Section 3.15(f)(viii) of the Seller Disclosure Schedule, Deutsche Bank, the DB Entities and the Sellers are not bound to or parties to any collective bargaining agreements, and there are no internal labor agreements applicable to the Italian Employees.

(ix) No employment contract or consulting contract with an Italian Employee has a notice period exceeding six months to the end of a month.

(g) Jersey Employees. The representations and warranties in Section 3.15(g) apply only with respect to Jersey Employees. (i) Section 3.15(g)(i) of the Seller Disclosure Schedule sets forth a complete and accurate list of the employee benefit plans, programs, arrangements, incentive schemes, policies and contracts (including, without limitation, any retirement bonus, retention, incentive, deferred compensation, vacation, equity, severance, change-of-control or fringe benefit plan, program, policy, arrangement or agreement) (each a “Jersey Benefit Plan” and collectively, the “Jersey Benefit Plans”) that are established or maintained by Deutsche Bank, the DB Entities or the Sellers with respect to Business Employees who are paid by Deutsche Bank, a DB Entity or a Seller in Jersey (each such employee a “Jersey Employee” and collectively the “Jersey Employees”). Deutsche Bank has made available to Purchaser a true and correct copy of each such Jersey Benefit Plan and the most recent summary plan description for each Jersey Benefit Plan for which a summary plan description is required or available. Except as specifically provided in the foregoing documents made available to Purchaser, there are no amendments to any Jersey Benefit Plan that have been adopted or approved nor has any party undertaken to make any such amendments or to adopt or approve any new Jersey Benefit Plan. Section 3.15(g)(i) of the Seller Disclosure identifies each Jersey Benefit Plan that is or has been maintained or sponsored solely by a Jersey DB Entity or is maintained, sponsored or contributed to solely for the purpose of providing compensation or benefits to a Jersey Employee. To the knowledge of Deutsche Bank, the Jersey Benefit Plans have been managed and administered in all material respects in accordance with all applicable Laws and in accordance with all documentation governing such Jersey Benefit Plans.

(ii) Section 3.15(g)(ii) of the Seller Disclosure Schedule lists, and Deutsche Bank has made available to Purchaser, (A) true and correct copies of all employment agreements (including without limitation, all handbooks, guidelines and procedures which bind the Jersey Employees) between Deutsche Bank, the DB Entities or the Sellers and any Jersey Employees (or copies of pro-forma employment agreements in respect of each category of Jersey Employees together with all agreements that provide for any amendment to or deviation from any such agreements); (B) all severance agreements, programs and policies of Deutsche Bank, the DB Entities or the Sellers relating to Jersey Employees (or copies of proforma agreements with respect to each category of Jersey Employees together with all agreements that provide for any amendment to or deviation from any such agreements); (C) all plans, programs, agreements and other arrangements of Deutsche Bank, the DB Entities and the Sellers, with respect to Jersey Employees, which contain change-of-control provisions; (D) any expatriate or relocation plans, programs or agreements of Deutsche Bank, the DB Entities and the Sellers applicable to Jersey Employees; and (E) any agreements between Deutsche Bank, the DB Entities or the Sellers and any Jersey Employees that provide for a compensation guarantee payable in respect of services in calendar year 2003 or any subsequent year.

(iii) The Deutsche Bank Offshore Group Pension Plan and the Deutsche Bank Offshore Group Defined Contribution Pension Plan (the “Jersey Schemes”) are both approved and continue to be approved schemes within the meaning of Article 131 of the Income Tax (Jersey) Law 1961, as amended, and there is no pending or likely withdrawal of such approval. (A) True and complete copies of the trust deeds and rules and other documents containing the provisions currently governing the Jersey Schemes, together with any announcement or other communication to members of the Jersey Schemes which is not yet incorporated in the governing document and material particulars of the benefits and entitlements under the Jersey Schemes (including any discretionary practices), have been made available to Purchaser and there is no obligation to provide benefits under the Jersey Schemes other than as revealed in such documents and particulars; (B) the Jersey Schemes have been properly administered by the trustee thereof and comply with all relevant Jersey Law and have all relevant consents and approvals from the relevant authorities in Jersey; (C) Deutsche Bank, the DB Entities, the Sellers, the relevant trustees and the administrators of the Jersey Schemes have duly complied with all their obligations and duties (including statutory obligations) under and in respect of the Jersey Schemes; (D) all amounts due from Deutsche Bank, the DB Entities or the Sellers to the relevant trustees of the Jersey Schemes and to any insurance company in connection with the Jersey Schemes have been paid; (E) Deutsche Bank, the DB Entities and the Sellers are not providing and have not provided or promised to provide ex-gratia pensions in respect of any Jersey Employee; (F) no discretion or power has been exercised under the Jersey Schemes in respect of any Jersey Employee to (1) augment benefits; (2) admit to membership anyone not otherwise eligible for admission; (3) admit to membership anyone on terms relating to transfer credits in circumstances where a full transfer payment has not yet been made in full in respect of that person; or (4) pay a contribution or provide a benefit which would not otherwise be paid or provided; (G) except as otherwise set forth in Section 3.15(g)(iii) of the Seller Disclosure

Schedule, there are no material actions, suits or claims pending or threatened relating to Deutsche Bank, the DB Entities or the Sellers or any of the Jersey Employees in respect of the Jersey Schemes (other than routine claims for benefits); and (H) no change in benefits under the Jersey Schemes for any Jersey Employee has been announced or is under consideration.

(iv) Except for the Jersey Benefit Plans described in Section 3.15(g)(iv) of the Seller Disclosure Schedule, there are no pension fund or benefit plans, policies, agreements or arrangements maintained by Deutsche Bank, the DB Entities or the Sellers that provide retirement income, benefits on death, benefits on sickness or disability, or other retirement benefits or deferred compensation to Jersey Employees or any former employees of Deutsche Bank, the DB Entities or the Sellers (the “former Jersey Employees”).

(v) Except as set forth in Section 3.15(g)(v) of the Seller Disclosure Schedule, with respect to the Jersey Benefit Plans, the total amount of the obligations thereunder has been fully funded, all contributions to the funding vehicles (e.g., pension fund, insurance policies) have been made in compliance with the plan and/or policy and applicable Law.

(vi) The consummation of the transactions contemplated under this Agreement will not cause a partial or complete termination of any retirement arrangement or any other Jersey Benefit Plan or otherwise result in Purchaser’s, Deutsche Bank’s, the DB Entities’ or the Sellers’ obligations to fund any benefit obligation sooner than would have been required had the transactions contemplated under this Agreement not been consummated.

(vii) Except as otherwise set forth in Section 3.15(g)(vii) of the Seller Disclosure Schedule, there are no proceedings pending or, to the knowledge of Deutsche Bank, threatened, between Deutsche Bank, the DB Entities or the Sellers and any of its Jersey Employees or any of the former Jersey Employees involving a disputed amount of € 25,000 or more or a termination of employment.

(viii) There are no change-of-control agreements between Deutsche Bank, the DB Entities or the Sellers and any Jersey Employee that provide for an entitlement for premature termination, redundancy payment, and/or claims for a severance payment or any other benefit or entitlement with regard to the transactions contemplated under this Agreement. Except as set forth in Section 3.15(g)(viii) of the Seller Disclosure Schedule, the consummation of the transactions contemplated under this Agreement will not provide an entitlement to any Jersey Employee for premature termination, claims of redundancy and/or claims for severance payment or any other termination pay or benefits under a Deutsche Bank, a DB Entity or a Seller plan, policy or program or under any employment agreement.

(ix) Except as set forth in Section 3.15(g)(ix) of the Seller Disclosure Schedule, none of Deutsche Bank, the DB Entities or the Sellers is bound to or parties to any collective bargaining agreements.

(x) No employment contract or consulting contract with a Jersey Employee has a notice period exceeding six months to the end of a month, except as mandated by applicable collective bargaining agreement or statutory rule.

(xi) Except as set forth in Section 3.15(g)(xi) of the Seller Disclosure Schedule, Deutsche Bank, the DB Entities and the Sellers are not bound or accustomed to pay any monies, other than in respect of remuneration, bonus and/or emoluments of employment or pension benefits, to or for the benefit of a Jersey Employee.

(xii) There are no agreements or arrangements between Deutsche Bank, the DB Entities or the Sellers and a Jersey Employee or former Jersey employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment (as the case may be). No Jersey Employee has received notice terminating his employment as of the Closing Date.

(xiii) Except as set forth in Section 3.15(g)(xiii) of the Seller Disclosure Schedule, no Jersey Employee is involved in any industrial dispute, and there are no facts known or which would on reasonable inquiry be known to Deutsche Bank, which might suggest that there may be any industrial dispute involving Deutsche Bank, the DB Entities or the Sellers or that the consummation of the transactions contemplated under this Agreement may lead to any such industrial dispute.

(xiv) Except as set forth in Schedule 3.15(g)(xiv) of the Seller Disclosure Schedule, there are no outstanding disputes or disagreements between Deutsche Bank, the DB Entities or the Sellers and the Jersey Employees or any unresolved disciplinary issues or ongoing disciplinary procedures in relation to any Jersey Employee.

(xv) Deutsche Bank, the DB Entities and the Sellers have not entered into any agreement or arrangement with a trade union or other body representing any of the Jersey Employees and have not done any act which might be construed as recognition of any such union or representative body.

(xvi) Deutsche Bank, the DB Entities and the Sellers have maintained current, adequate and suitable records regarding the service of the Jersey Employees (including, without limitation, details of terms of employment, payments of sick pay, disciplinary and health safety matters and social security contributions) and termination of employment.

(xvii) (A) Deutsche Bank, the DB Entities and the Sellers have complied with all obligations imposed on them by, and all orders and awards made under, all Laws, regulations, codes of conduct and practice, collective agreements, customs and practices relevant to the relations between them and the Jersey Employees or any trade union or the terms of employment of the Jersey Employees; (B) all necessary licenses, consents, and permits have been obtained by Deutsche Bank, the DB Entities and the Sellers and remain in force to enable them to employ the Jersey Employees.

(xviii) Deutsche Bank, the DB Entities and the Sellers are not party to any consultancy, secondment or other agreement for the provision of the services of any Jersey Employee.

(h) Singapore Employees. The representations and warranties in Section 3.15(h) apply only with respect to Singapore Employees. (i) Section 3.15(h)(i) of the Seller Disclosure Schedule lists each employee benefit plan, program, arrangement, and policy

(including, without limitation, any retirement, bonus, retention, incentive, deferred compensation, vacation, equity, severance, change-of-control or fringe benefit plan, program, policy, arrangement or agreement) (each a “Singapore Benefit Plan” and collectively, the “Singapore Benefit Plans”) maintained, sponsored or contributed to by Deutsche Bank, a DB Entity or a Seller with respect to any Business Employees who are paid in Singapore by Deutsche Bank, a DB Entity or a Seller (each such employee, a “Singapore Employee” and collectively, the “Singapore Employees”). Deutsche Bank has made available to Purchaser a true and correct copy of (A) each such Singapore Benefit Plan and (B) the most recent summary plan description for each Singapore Benefit Plan for which a summary plan description is required or available. Except as specifically provided in the foregoing documents made available to Purchaser, there are no amendments to any Singapore Benefit Plan that have been adopted or approved nor has any party undertaken to make any such amendments or to adopt or approve any new Singapore Benefit Plan. To the knowledge of Deutsche Bank, the Singapore Benefit Plans have been managed and administered in all material respects in accordance with all applicable Laws.

(ii) Section 3.15(h)(ii) of the Seller Disclosure Schedule lists, and Deutsche Bank has made available to Purchaser copies of, (A) all employment agreements between Deutsche Bank, the DB Entities or the Sellers and any Singapore Employees (or copies of proforma employment agreements in respect of each category of Singapore Employees; together with all agreements that provide for any amendment to or deviation from any such agreements); (B) all severance agreements, programs and policies of Deutsche Bank, the DB Entities or the Sellers relating to Singapore Employees (or copies of pro-forma agreements in respect of each category of Singapore Employees; together with all agreements that provide for any amendment to or deviation from any such agreements); (C) all plans, programs, agreements and other arrangements of Deutsche Bank, the DB Entities and the Sellers, with respect to Singapore Employees, which contain change-of-control provisions; (D) any expatriate or relocation plans, programs or agreements of Deutsche Bank, the DB Entities and the Sellers relating to Singapore Employees; and (E) any agreements between Deutsche Bank, the DB Entities or the Sellers and any Singapore Employees that provide for a compensation guarantee payable in respect of services in calendar year 2003 or any subsequent year.

(iii) Except as required by applicable Law, including, but not limited to, the Central Provident Fund Act, Chapter 36 of Singapore and the Workmen’s Compensation Act, Chapter 354 of Singapore, and except as set forth in Section 3.15(h)(iii) of the Seller Disclosure Schedule, no Deutsche Bank Singapore Benefit Plan provides benefits, including retiree medical or retiree life insurance benefits, to any person beyond their retirement or other termination of service.

(iv) None of the Singapore Employees fall within the provisions of the Employment Act, Chapter 91 of Singapore.

(i) Japan Employees. The representations and warranties in Section 3.15(i) apply only with respect to Japan Employees. (i) Section 3.15(i)(i) of the Seller Disclosure Schedule lists the employee benefit plans, policies and regulations, and contracts (each a “Japan Benefit Plan” and collectively, the “Japan Benefit Plans”) that are established or maintained, sponsored or contributed to by Deutsche Bank, the DB Entities or the Sellers with respect to

Business Employees who are paid by Deutsche Bank in Japan (each such employee, a “Japan Employee” and collectively, the “Japan Employees”). No other Benefit Plan is maintained, sponsored or contributed to by Deutsche Bank, the DB Entities or the Sellers for the purpose of providing compensation or benefits to the Japan Employees. Deutsche Bank has made available to Purchaser true and correct copies of, (A) the registered Rules of Employment, Wage Regulations, Retirement Pension Regulations, Rules Concerning Child Care Leave and Notice of “New Labor Law ‘Family Care Leave’” of Deutsche Bank with respect to the Japan Employees, and (B) the most recent summary plan description for the Japan Benefit Plans with respect to the Japan Employees for which a summary plan description is available. Except as specifically provided in the foregoing documents made available to Purchaser, there are no amendments to any Japan Benefit Plan that have been adopted or approved, nor has any party undertaken to make any such amendments or to adopt or approve any new Japan Benefit Plan. Each Japan Benefit Plan complies with applicable Law and has been operated and administered in all material respects in accordance with its terms and applicable Law.

(ii) Section 3.15(i)(ii) of the Seller Disclosure Schedule lists, and Deutsche Bank has made available to Purchaser copies of, (A) all employment agreements between Deutsche Bank, the DB Entities or the Sellers and any Japan Employees (or copies of proforma employment agreements in respect of each category of Japan Employees, together with all agreements that provide for any amendment to or deviation from any such agreements); (B) all severance agreements, programs and policies of Deutsche Bank, the DB Entities or the Sellers relating to Japan Employees (or copies of proforma agreements in respect of each category of Japan Employees, together with all agreements that provide for any amendment to or deviation from any such agreements); (C) all plans, programs, agreements and other arrangements of Deutsche Bank, the DB Entities and the Sellers, with respect to Japan Employees, which contain change-of-control provisions; (D) any expatriate or relocation plans, programs or agreements of Deutsche Bank, the DB Entities and the Sellers, with respect to Japan Employees; and (E) any agreements between Deutsche Bank, the DB Entities or the Sellers and any Japan Employees that provide for a compensation guarantee payable in respect of services in calendar year 2003 or any subsequent year.

(iii) In its employment of Japan Employees, Deutsche Bank has complied in all material respects with its obligations to such Japan Employees including, but not limited to, pensions in connection with their terms and conditions of employment and under statute. Except as otherwise set forth in Section 3.15(i)(iii) of the Seller Disclosure Schedule, there are no proceedings outstanding or, to Deutsche Bank’s knowledge, threatened, between Deutsche Bank and any of the Japan Employees involving a disputed amount of €25,000 or more.

(iv) Currently, there is no recognition, procedural or other arrangement with any trade union relating to the employment of the Japan Employees, nor is there any binding collective bargaining agreement, shop floor agreement contract or other agreement or understanding with a labor union or labor organization.

(v) There is no pending strike, work stoppage, material dispute, lockout, claim of unfair labor practices or other material labor controversy involving the Japan Employees.

(vi) Deutsche Bank, the DB Entities and the Sellers have withheld and/or paid all amounts required by law or agreement to be withheld and/or paid from wages, salaries and other payments to the Japan Employees and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

(j) Other Deutsche Bank Employees. The representations and warranties in Section 3.15(j) apply only with respect to Other Employees. (i) Section 3.15(j)(i) of the Seller Disclosure Schedule sets forth a complete and accurate list of the employee benefit plans, benefits and policies (including, without limitation, any retirement bonus, retention, incentive, deferred compensation, vacation, equity, severance, change-of-control or fringe benefit plan, program, policy, arrangement or agreement) (each an “Other Benefit Plan” and collectively, the “Other Benefit Plans”) that are established or maintained by Deutsche Bank, the DB Entities or the Sellers with respect to Business Employees who are paid by Deutsche Bank, a DB Entity or a Seller in one of the following jurisdictions: Hong Kong (each such employee a “Hong Kong Employee” and collectively, the “Hong Kong Employees”), Cayman Islands (each such employee a “Cayman Employee” and collectively, the “Cayman Employees”), Australia (each such employee an “Australian Employee” and collectively, the “Australian Employees”), Austria (each such employee an “Austrian Employee” and collectively, the “Austrian Employees”), Luxembourg (each such employee a “Luxembourg Employee” and collectively, the “Luxembourg Employees”), Switzerland (each such employee a “Switzerland Employee” and collectively, the “Switzerland Employees”) and the Netherlands (each such employee a “Netherlands Employee” and collectively, the “Netherlands Employees”) (each such employee, an “Other Employee” and collectively, the “Other Employees”). No Other Benefit Plan is maintained or sponsored solely by a DB Entity or is maintained, sponsored or contributed to solely for the purpose of providing compensation or benefits to an Other Employee. Deutsche Bank has made available to Purchaser true and correct copies of (A) each Other Benefit Plan and (B) the most recent summary plan description for each Other Benefit Plan for which a summary plan description is required or available. Except as specifically provided in the foregoing documents made available to Purchaser, there are no amendments to any Other Benefit Plan that have been adopted or approved nor has any party undertaken to make any such amendments or to adopt or approve any new Other Benefit Plan. Each Other Benefit Plan complies with applicable Law and has been operated and administered in all material respects in accordance with its terms and applicable Law.

(ii) Section 3.15(j)(ii) of the Seller Disclosure Schedule lists, and Deutsche Bank has made available to Purchaser true and correct copies of, (A) all employment agreements between Deutsche Bank, the DB Entities or the Sellers and any Other Employees (or copies of proforma employment agreements in respect of each category of Other Employees, together with all agreements that provide for any amendment to or deviation from any such agreements); (B) all severance agreements, programs and policies of Deutsche Bank, the DB Entities or the Sellers relating to Other Employees (or copies of proforma agreements in respect of each category of Other Employees, together with all agreements that provide for any amendment to or deviation from any such agreements); (C) all plans, programs, agreements and other arrangements of Deutsche Bank, the DB Entities and the Sellers, with respect to Other Employees, which contain change-of-control provisions triggered by the transactions contemplated under this Agreement; (D) any expatriate or relocation plans, programs or agreements of Deutsche Bank, the DB Entities and the Sellers, with respect to Other Employees; and (E) any agreements between

Deutsche Bank, the DB Entities or the Sellers and any Other Employees that provide for a compensation guarantee payable in respect of services in calendar year 2003 or any subsequent year.

(iii) No power to increase benefits under any Other Benefit Plan that is a pension plan (each an “Other Pension Plan” and collectively, the “Other Pension Plans”) or to provide different benefits has been exercised in respect of Other Employees, and there are no circumstances in which there is a practice of exercising such a power under any Other Pension Plan.

(iv) Section 3.15(j)(iv) of the Seller Disclosure Schedule sets forth the rate at which contributions to the Other Pension Plans are being paid and the basis on which they are calculated and whether they are paid in advance or in arrears. All amounts due to the Other Pension Plans in respect of the Other Employees have been paid.

(v) [Intentionally Omitted]

(vi) There is no dispute about the benefits payable under any Other Benefit Plan in respect of any Other Employee, and there are no circumstances which might give rise to any such dispute. Except as otherwise set forth in Section 3.15(j)(vi) of the Seller Disclosure Schedule, there are no proceedings pending or, to the knowledge of Deutsche Bank, threatened, between Deutsche Bank, the DB Entities or the Sellers and any Other Employees involving a disputed amount of € 25,000 or more or a termination of employment.

(vii) None of Deutsche Bank, the DB Entities, the Sellers nor the trustees or managers of the Other Benefit Plans have discriminated between any Other Employees in respect of their membership of the Other Benefit Plans on the grounds of sex in any way that is contrary to Article 141 of the Treaty of Rome or any corresponding legislation in the appropriate jurisdiction.

(viii) No Other Benefit Plan provides benefits, including retiree medical or retiree life insurance benefits, to any person beyond their retirement or other termination of service, except as set forth in Section 3.15(j)(viii) of the Seller Disclosure Schedule or required by applicable Law. No representations have been made to any Other Employees that any such retiree plan could not be amended or terminated.

(ix) There are no change-of-control agreements between Deutsche Bank, the DB Entities or the Sellers and any Other Employee that provide for an entitlement for premature termination and/or claims for a severance payment with regard to the transactions contemplated under this Agreement. The consummation of the transactions contemplated under this Agreement will not provide an entitlement to any Other Employee for premature termination and/or claims for severance payment or any other termination pay or benefits under a Deutsche Bank, a DB Entity or a Seller plan, policy or program or under any employment agreement.

(x) No employment contract or consulting contract with an Other Employee has a notice period exceeding six months to the end of a month, except as mandated by applicable collective bargaining agreement or statutory rule.

(xi) The representations and warranties in Section 3.15(j)(xi) apply only with respect to Australian Employees. Section 3.15(j)(xi) of the Seller Disclosure Schedule sets forth a complete and accurate list of all collective agreements or arrangements between Deutsche Bank, the DB Entities or the Sellers and the Australian Employees, including, without limitation, State and Federal Awards, Certified Agreements, Enterprise Agreements and Australia Workplace Agreements.

(k) The representations and warranties in Section 3.15(k) apply only with respect to Temporarily Retained Employees. (i) As of the date hereof, Section 3.15(a) of the Seller Disclosure Schedule contains employee-related information of certain Business Employees who perform functions for the Business that, following the Closing Date, are temporarily remaining at Deutsche Bank or a Seller purely for regulatory reasons (each such employee a “Temporarily Retained Employee” and collectively the “Temporarily Retained Employees”).

(ii) With respect to such Temporarily Retained Employees, the representations contained in Section 3.15 relating to Business Employees employed in the jurisdiction in which a Temporarily Retained Employee is employed shall apply with equal force with respect to the Temporarily Retained Employees, in each case as though the term “Temporarily Retained Employees” were used in place of the term used for the Business Employees of that jurisdiction.

SECTION 3.16. Taxes(a) All material Tax Returns required to be filed by or with respect to the DB Entities or the Business for any period ending on or before the Closing Date or in relation to any transaction relating to the Business (including as conducted by the DB Entities) occurring on or before Closing have been or will be timely filed, (taking into account any extension of time to file granted or obtained) and all such Tax Returns are true, correct and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been timely paid or will be timely paid, except to the extent that such Taxes are being contested in good faith and, in the case of any of the DB Entities, are adequately reserved for on the DB Companies Balance Sheet. There is no action, suit, proceeding, investigation, assessment, adjustment, audit or claim (a “Tax Claim”) now proposed in writing or in progress against any DB Entity, except insofar as such Tax Claim relates to any consolidated, combined, or unitary Tax group of which such DB Entity is a member and does not relate to the Business. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against any of the DB Entities that has not either been paid or settled in full.

(b) No election has been filed under section 341(f) of the Code with respect to any of the DB Entities. None of the DB Entities has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code during the past five years. None of the DB Entities is subject to any “accumulated earnings tax” as defined in the Code. None of the DB Entities is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

(c) There are no material Tax liens, securities or charges on any of the Assets, other than liens, securities or charges arising as a matter of Law for current Taxes not yet due and payable and for Taxes being contested in good faith in proper proceedings in each case which are adequately reserved for on the Asset and Liability Statement or Closing Statement of Net Assets, as appropriate.

(d) All documents forming part of the title to any asset owned by a DB Entity, or which a DB Entity may wish to enforce or produce in evidence, have been duly stamped, provided that this representation shall relate only to documents chargeable with ad valorem stamp duty.

(e) None of Deutsche Bank or the Sellers are subject to withholding under Section 1445 of the Code with respect to the sale and purchase of the Purchased Assets, the Business or the DB Entities pursuant to this Agreement.

(f) None of the DB Entities has ever been a member of a consolidated, combined or unitary Tax group, or has any liability for the Taxes of any other Person under Section 1.1502-6 of the Regulations (or any comparable provisions under state, local or non-U.S. Law), except (i) for any consolidated, combined or unitary Tax group of which any of the DB Entities is currently a member or (ii) for which the statute of limitations has not expired.

(g) Each of Deutsche Bank and the Sellers (insofar as it relates to the Business) and the DB Entities, in all material respects, since December 31, 1999, (i) has timely withheld and/or collected and/or paid over to the proper Governmental Authority (or is properly holding for payment) all Taxes required to have been withheld and/or collected and/or paid, including, without limitation, in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or any other Person, and (ii) has maintained all documentation required to be maintained under applicable Law with respect to any such Taxes and has fulfilled all reporting obligations in relation to such Taxes.

(h) Within the last three years, no claim has been made in writing by a Governmental Authority in a jurisdiction where a DB Entity does not file Tax Returns, asserting that such entity is or may be subject to taxation by that jurisdiction.

SECTION 3.17. Regulatory Compliance; Compliance with Laws. (a) Except for normal examinations conducted by Governmental Authorities in the ordinary course of business, there has been no proceeding or, to the knowledge of Deutsche Bank, investigation or threatened investigation by any Governmental Authority into the business or operations of Deutsche Bank, the Sellers, the DB Entities or any Affiliate thereof (including their respective officers, directors, shareholders, members, partners or employees) since December 31, 1997 relating to or affecting the Business that materially adversely affects the conduct of the Business or that would reasonably be expected to materially adversely affect the conduct of the Business after the Closing Date. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any written report or statement relating to any examinations of Deutsche Bank, the Sellers, the DB Entities or any Affiliate thereof that materially adversely affects the conduct of the Business or that would reasonably be expected to materially adversely affect the conduct of the Business after the Closing Date. Deutsche Bank has previously made available to the Purchaser true and complete copies of each correspondence to or from any Governmental Authority since January 1, 1997 in connection with or relating to any of the foregoing to the extent disclosure of such is not prohibited by Law. With respect to any examination of all or a portion of the Business by any Governmental Authority since January 1, 2000 which examination has not resulted in any written report being issued to Deutsche Bank or any of its Affiliates, there is no unresolved violation, criticism or exception by any such Governmental Authority contained in any oral report to a senior officer of Deutsche Bank or any of its Affiliates that materially adversely affects the conduct of the Business or that would reasonably be expected to materially adversely affect the conduct of the Business after the Closing Date.

(b) None of Deutsche Bank, the Sellers, the DB Entities or any Affiliate thereof is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since December 31, 1997, a recipient of any supervisory letter from, or since December 31, 1997, has adopted any board resolutions at the request of any Governmental Authority that, in the case of Deutsche Bank, the Sellers or any Affiliate (other than the DB Entities), would reasonably be expected to affect in any material respect the conduct of the Business after the Closing Date or, in the case of the DB Entities, is, or at any time since December 31, 1997 was, effective (each, a “Deutsche Bank Regulatory Agreement”). To the knowledge of Deutsche Bank, no Governmental Authority has threatened to subject the Business or any DB Entity to a Deutsche Bank Regulatory Agreement.

SECTION 3.18. Insurance. Section 3.18 of the Seller Disclosure Schedule lists the material insurance policies maintained (a) by the DB Entities, or (b) by Deutsche Bank or its Affiliates specifically for the benefit of the Business or in respect of the Purchased Assets. Except as would not in the aggregate have a Material Adverse Effect, all premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been, or shall in the ordinary course be, paid. No notice of cancellation or termination has been received with respect to any such policy as of the date hereof, and all such insurance policies are in full force and effect and will remain in full force and effect up to and including the time of the Closing (other than those that have been retired or expired in the ordinary course).

SECTION 3.19. Intellectual Property. Section 2.02(a)(v) of the Seller Disclosure Schedule contains (a) a true and correct list of each item of Transferred Intellectual Property that is registered with any Governmental Authority by Deutsche Bank, a Seller or a DB Entity or subject to an application for registration with any Governmental Authority submitted by or on behalf of any of them (the “Registered Transferred IP”) and for each item of Registered Transferred IP, sets forth each country in which such Registered Transferred IP is registered or registrations have been applied for and (b) the Transferred IP Licenses. Section 3.19 of the Seller Disclosure Schedule contains (i) a true and correct list of each item of Intellectual Property owned by the DB Entities that is registered with any Governmental Authority by a DB Entity and (ii) the material Deutsche Bank IP Licenses to which a DB Entity is a party. To the knowledge of Deutsche Bank, neither Deutsche Bank nor any Seller has, in the conduct of the Business, nor has any DB Entity, infringed or misappropriated or violated the Intellectual Property of any third party, and no unresolved claim has been asserted in writing to Deutsche Bank, the Sellers or the DB Entities that the DB Entities have infringed or misappropriated or that the current conduct of the Business infringes or misappropriates the Intellectual Property of any third party. With respect to each item of Transferred Intellectual Property or Intellectual Property owned by any

DB Entity, Deutsche Bank, a DB Entity or a Seller is the owner of the entire right, title and interest in and to such Intellectual Property and to the knowledge of Deutsche Bank, such Person is entitled to use such Intellectual Property in the continued operation of the Business. With respect to each item of material Licensed Intellectual Property, Deutsche Bank, a DB Entity or a Seller has the right to use such Intellectual Property in the continued operation of the Business in accordance with the terms of the Deutsche Bank IP License governing such Intellectual Property. With respect to each item of Transferred Intellectual Property, Deutsche Bank or the applicable Seller has all necessary power, authority and right to transfer ownership of such Intellectual Property in accordance with the terms of this Agreement. With respect to each item of Licensed Retained Intellectual Property, Deutsche Bank or a Seller has all necessary power, authority and right to license such Licensed Retained Intellectual Property to the Purchaser in accordance with the terms of this Agreement and the License Agreement. With respect to each item of Ancillary Intellectual Property, Deutsche Bank or an Affiliate has the right to use such Ancillary Intellectual Property to provide services to the Purchaser under the terms of the Transition Support Agreement. The Transferred Intellectual Property and the Intellectual Property owned by the DB Entities have not been adjudged invalid or unenforceable in whole or part. To the knowledge of Deutsche Bank, no Person is engaging in any activity that infringes the Transferred Intellectual Property or the Intellectual Property owned by the DB Entities. Each material Transferred IP License and each material Deutsche Bank IP License to which any DB Entity is a party is valid and enforceable, is binding on all parties to such license, and is in full force and effect. None of Deutsche Bank, the Sellers or a DB Entity and to Deutsche Bank’s knowledge, no other party to any material Transferred IP License or material Deutsche Bank IP License to which any DB Entity is a party is in material breach thereof or default thereunder. No Transferred Intellectual Property or Intellectual Property owned by any DB Entity is owned jointly by more than one Person. The Transferred Intellectual Property, the Transferred IP Licenses and the Intellectual Property owned by the DB Entities constitute all of the Deutsche Bank Intellectual Property exclusively used or held exclusively for use in the Business. All of the Intellectual Property rights licensed by Deutsche Bank or any Seller to a third party under the Transferred IP Licenses are included in the Transferred Intellectual Property or will be provided to the Purchaser on a service bureau basis under the Transition Support Agreement. Deutsche Bank has made available to the Purchaser true and correct copies of each Transferred IP License and each material Deutsche Bank IP License to which any DB Entity is a party.

SECTION 3.20. Environmental Matters. Except as would not in the aggregate have a Material Adverse Effect, none of the DB Entities is in violation of any Environmental Laws, and no condition exists with respect to the DB Entities or any Purchased Asset that, with notice or the passage of time, or both, has resulted or is reasonably likely to result in any Liability under any Environmental Laws. None of Deutsche Bank, the Sellers or the DB Entities has received any notice from any Person that the DB Entities or the operation of any property operated or leased by the DB Entities, or by any of Deutsche Bank and the Sellers with respect to any Leased Real Property, included in the Purchased Assets or held by any of them as Custodial Assets are or were in material violation of or otherwise are alleged to have Liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from, any such property.

SECTION 3.21. Client Contracts. (a) Section 3.21(a) of the Seller Disclosure Schedule sets forth (i) by Client (and within Clients, by Product Group), the annualized Fee Revenues of the Business, during the Base Measurement Period, (ii) the total annualized net interest income accrued in accordance with U.S. GAAP consistent with the preparation of the Business Revenue and Cost Statement by Deutsche Bank, the Sellers and the DB Entities in respect of the Business during the Base Measurement Period, (iii) the total annualized F/X revenue accrued in accordance with U.S. GAAP consistent with the preparation of the Business Revenue and Cost Statement by Deutsche Bank, the Sellers and the DB Entities in respect of the Business during the Base Measurement Period; (iv) the annualized Mariner to Client Template Reconciliation revenues accrued by Deutsche Bank, the Sellers and the DB Entities in respect of the Business during the Base Measurement Period, and (v) the annualized unassigned revenue accrued by Deutsche Bank, the Sellers and the DB Entities in respect of the Business during the Base Measurement Period. Section 3.21(a) of the Seller Disclosure Schedule also identifies those Clients that are DeAM Clients and DeAM Parties.

(b) As of the date hereof, each Client Contract and any subsequent renewal has been duly authorized, executed and delivered by Deutsche Bank or the applicable Seller or a DB Entity in compliance in all material respects with applicable Law and, to the knowledge of Deutsche Bank, each such Client Contract is in full force and effect. Each of Deutsche Bank, the Sellers and the DB Entities have filed and maintained all UCC financing statements and amendments thereof required to perfect security interests that secure Custodial Assets. Deutsche Bank, the Sellers and the DB Entities have complied in all material respects with their respective obligations under each Client Contract (including any standard of care set forth therein) and none of Deutsche Bank or any Seller or DB Entity is in default in any material respect under any Client Contract, and, to the knowledge of Deutsche Bank (i) no other party thereto is so in default and (ii) no “event of default” (as defined in the applicable Client Contract) has occurred and is continuing, which with the lapse of time or giving of notice, or both, would constitute a material default under any Client Contract. The arrangements for fees, expenses, compensation and indemnification under the Client Contracts are, to the knowledge of Deutsche Bank, enforceable in accordance with their respective terms.

(c) Section 3.21(c) of the Seller Disclosure Schedule sets forth, for each Client Contract pursuant to which Deutsche Bank, a Seller or a DB Entity serves as a management company or provides directors: the type of legal entity, the domicile of the fund, the location in which the fund is serviced, and the contracting parties and date thereof.

(d) Section 3.21(d) of the Seller Disclosure Schedule sets forth for each Broker-Dealer Facility in effect on the date hereof: (i) the maximum available amount of the Broker-Dealer Facility, (ii) the portion of the Broker-Dealer Facility drawn, (iii) the rating of the borrower thereunder, (iv) the payment status (whether current, in default or non-accrual), and (v) the borrower.

(e) No DB Entity serves as an investment adviser or subadviser to a registered investment company.

(f) Section 3.21(f) of the Seller Disclosure Schedule sets forth as of a date no earlier than 20 Business Days prior to the date hereof a list identifying each Person approved by the Business as a borrower of Custodial Assets.

(g) Section 3.21(g) of the Seller Disclosure Schedule sets forth all Client Contracts that Deutsche Bank, a DB Entity or a Seller has reported as blocked assets to the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”) pursuant to OFAC reporting requirements (31 C.F.R. § 501.603) because such Client Contract is with or for the benefit of, or contains assets issued by, owned, possessed by or in which there is an interest of, any Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC ( each, an “SDN”) or is a department, agency or instrumentality of, or otherwise controlled by or acting on behalf of, the government of any of country that is the target of any of the several economic sanctions programs administered by OFAC (31 C.F.R. Parts 500 through 598) (“SDN Contracts “) and the Fee Revenues associated therewith for the periods set forth thereon (the “SDN List”). The Purchaser shall not be responsible for, and shall not be responsible to accept or receive, any such Custodial Assets.

SECTION 3.22. Brokers. Except Deutsche Bank AG London and Chatham Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Deutsche Bank or any of its Affiliates. Deutsche Bank is solely responsible for the fees and expenses of Deutsche Bank AG London and Chatham Partners.

SECTION 3.23. Affiliate Transactions. Except for those contracts to be replaced by Services Agreements (as defined in the DeAM Agreement) pursuant to the DeAM Agreement, there are no Client Contracts pursuant to which Deutsche Bank, a Seller or a DB Entity provides products and services within the scope of the Business and Deutsche Bank or an Affiliate provides products and services outside the scope of the Business. Section 3.23(a) of the Seller Disclosure Schedule sets forth each guaranty, bonding arrangement, letter of credit and letter of comfort given by any DB Entity for the benefit of Deutsche Bank or any of its Affiliates (other than another DB Entity). Section 3.23(b) of the Seller Disclosure Schedule sets forth each guaranty, bonding arrangement, letter of credit and letter of comfort given by Deutsche Bank or any of its Affiliates for the benefit of any DB Entity.

SECTION 3.24. Records. In connection with the Business, Deutsche Bank, the Sellers and the DB Entities have maintained records that reflect in all material respects its and, in cases in which it holds Client assets, its Clients’ transactions, dispositions and acquisitions of assets and receipt of funds and maintains a system of internal accounting controls, policies and procedures intended to provide that in all material respects (a) such transactions are executed in accordance with its management’s general or specific authorization, (b) such transactions are recorded in conformity with any applicable accounting principles and in such a manner as to permit preparation of financial statements in accordance with any applicable accounting principles and any other criteria applicable to such statements and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any Reconciliation

Conditions or other discrepancies, (e) records of such transactions are retained, protected and duplicated in accordance with prudent banking and fiduciary practices and applicable regulatory requirements and (f) all Client Contracts and Accounts comply with all applicable laws in all material respects. There are no material Reconciliation Conditions, and no known Reconciliation Conditions other than Reconciliation Conditions resulting in the ordinary course of business from Client transactions or activities occurring within 45 calendar days immediately prior to Closing.

SECTION 3.25. Broker-Dealer Facilities; Securities Lending. Each Broker-Dealer Facility and each loan or advance to a borrower of Custodial Assets that is secured by collateral is secured by a perfected mortgage or security interest in the collateral in favor of Deutsche Bank, a Seller or a DB Entity as mortgagee or secured party. Except as set forth on Section 3.25 of the Seller Disclosure Schedule, no such collateral has been released from such lien granted to Deutsche Bank, a Seller or a DB Entity.

SECTION 3.26. Securities Lending/Custody Investment Pools. (a) Assets, Funds and Separate Accounts. Deutsche Bank agrees to provide to the Purchaser, as soon as reasonably practicable, but in no event later than five Business Days, after the date of this Agreement, a complete and correct list of (i) each collective investment vehicle established for the investment of cash collateral for Lending Clients (the “Collateral Funds”), (ii) each collective investment vehicle established for the short-term investment of excess cash for Custodial Clients (the “Sweep Funds” and, together with the Collateral Funds, the “Funds”), and (iii) each separate investment account established either for the investment of cash collateral for Lending Clients or for the investment of excess cash from custodial or master trust accounts (the “Separate Accounts”). The assets of the Funds and the Separate Accounts include (i) all assets managed by Deutsche Bank or its Affiliates derived from cash collateral received by Deutsche Bank, a Seller or a DB Entity in connection with outstanding securities lending transactions within the scope of the Business and (ii) all assets managed on the Reserve Desk by the Global Portfolio Management Group of Deutsche Bank derived from excess cash held by Deutsche Bank, a Seller or a DB Entity as custodian or master trustee (or in a similar capacity) for Custodial Clients within the scope of the Business (collectively, the “Covered Assets”). Deutsche Bank will identify, as soon as reasonably practicable, but in no event later than five Business Days, after the date of this Agreement, each Fund that is registered under the 1940 Act as a management investment company. Each Fund, other than the Pyramid Cash Plus Fund, maintains a stable net asset value per unit of $1.00 per unit by means of the amortized cost method of valuing the assets thereof (each such Fund a “Stable NAV Fund”).

(b) Realized Capital Losses. As of the date of this Agreement, none of the Funds or Separate Accounts has any realized capital losses outstanding.

(c) Contractual Responsibility of Lending Client. To the knowledge of Deutsche Bank, except to the extent indemnification has been provided by Deutsche Bank, a Seller or a DB Entity in connection with reverse repurchase transactions, each Lending Client having an interest in a Separate Account is responsible, under the terms of its Lending/Custodial Contract, for any and all losses incurred with respect to the investment of cash collateral through such Separate Account, provided that such cash collateral has been invested in accordance with the investment restrictions and agreements applicable to the Separate Account and all Laws and the requirements of such Lending/Custodial Contract with respect to the lending of securities or the investment of cash collateral applicable to such Lending Client. Except as otherwise consented to by a Client or as will not result in any financial harm to a Client, all investments of cash collateral in each Separate Account for each Lending Client as of the date of this Agreement have been made in all respects in accordance with the investment restrictions and agreements applicable to such Separate Account and all Laws and the requirements of the Lending/Custodial Contract with respect to the lending of securities or the investment of cash collateral applicable to each such Lending Client.

SECTION 3.27. Acquisition of Shares for Investment. Deutsche Bank has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of their acquisition of the Purchase Price Shares, if any. Deutsche Bank is acquiring the Purchase Price Shares, if any, for investment and not with a view toward any distribution thereof or with any present intention of distributing such shares, in each case, in violation of federal securities laws. Deutsche Bank agrees that the Purchase Price Shares, if any, may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

SECTION 3.28. No Other Representations. Neither the Sellers, the DB Entities nor any of their respective directors, officers, employees, agents or representatives has or have made, or shall be deemed to have made, and neither the Sellers nor the DB Entities is or are liable for or bound in any manner by, any express or implied representations or warranties pertaining to the Purchased Assets, the DB Entities or any of their assets or Business except as specifically set forth in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

As an inducement to Deutsche Bank to enter into this Agreement, except as set forth on the corresponding section of the Purchaser Disclosure Schedule (it being agreed that disclosure under any particular section of the Purchaser Disclosure Schedule shall be deemed adequate for each section of the Purchaser Disclosure Schedule where such disclosure would be applicable the extent the applicability of such disclosure to such other Section of the Purchaser Disclosure Schedule is readily apparent), the Purchaser hereby represents and warrants to Deutsche Bank as follows:

SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is, or will on the Closing Date be, party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, to which it is, or will on the Closing Date be, party, by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby have been, or will on the Closing Date be, duly authorized by all requisite action on the part of the Purchaser. This Agreement and the Ancillary Agreements to which it is, or will on the Closing Date be, party have been, or will on the Closing Date be, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by Deutsche Bank and its Affiliates) this Agreement and the Ancillary Agreements to which it is, or will on the Closing Date be, party constitute a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

SECTION 4.02. No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to Deutsche Bank, the execution, delivery and performance of this Agreement and the Ancillary Agreements, to which it is party, by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws or equivalent organizational documents of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected which, in the case of clauses (b) and (c), would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

SECTION 4.03. Governmental Consents and Approvals. (a) The execution, delivery and performance of this Agreement and the Ancillary Agreements, to which it is party, by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority except (i) the Required Regulatory Approvals, (ii) where the failure to obtain such consent, approval, authorization or other order, or to make such filing or notification, would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement or (iii) as may be necessary as a result of any facts or circumstances relating solely to Deutsche Bank, the Sellers or the DB Entities.

(b) As of the date hereof, to the knowledge of the Purchaser, the Purchaser or its Subsidiaries hold or have obtained all licenses from all Governmental Authorities responsible for financial institution chartering or licensing in the jurisdictions set forth on Section 4.03(b) of the Purchaser Disclosure Schedule that are required by the Purchaser and its Affiliates to conduct the Business in such jurisdictions except where the failure to hold such licenses would not have an adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

SECTION 4.04. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

SECTION 4.05. Financing. The Purchaser will, as of the Closing Date, have (a) a combination of cash and Purchaser Common Stock sufficient to make the payments at the Closing required by Section 2.07(i), and (b) cash sufficient to pay and discharge the remainder of the Purchase Price.

SECTION 4.06. Litigation. As of the date hereof, no claim, action, proceeding or investigation is pending or, to the knowledge of the Purchaser, threatened, that seeks to delay or prevent the consummation of, or that would be reasonably likely to materially adversely affect the Purchaser’s ability to, consummate the transactions contemplated by this Agreement.

SECTION 4.07. Brokers. Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for payment of the fees and expenses of Goldman, Sachs & Co.

SECTION 4.08. Regulatory Approvals. To the knowledge of the Purchaser, as of the date of this Agreement, there are no facts, events, circumstances or conditions now in existence relating to the Purchaser or its Affiliates which would prevent (a) the licenses referred to in Section 4.03(b) being obtained in a timely manner, except where the failure to obtain such licenses would not have an adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement, and (b) the Required Regulatory Approvals being obtained in a timely manner.

SECTION 4.09. Parent Shares. (a) The authorized capital stock of the Purchaser consists of (i) 500,000,000 shares of Purchaser Common Stock, of which, as of September 30, 2002, approximately 329,992,000 shares were issued and outstanding, and (ii) 3,500,000 shares of Preferred Stock, no par value, of which, as of September 30, 2002, no shares were issued and outstanding. As of September 30, 2002, not more than approximately 5,652,000 shares of Purchaser Common Stock were held in Purchaser’s treasury.

(b) All of the shares of Purchaser Common Stock, if any, issuable pursuant to Section 2.11 hereof (“Purchase Price Shares”) if and when issued will at time of such issuance be duly authorized, validly issued, fully paid, and nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof. At the Closing, the Purchaser or the applicable Purchasing Subsidiary will deliver to Deutsche Bank or the relevant Seller good and valid title to all Purchase Price Shares, if any, free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances or other rights of third parties, other than those imposed by the U.S. securities laws or any action taken or arrangement made by Deutsche Bank or the Sellers and other than those arising under this Agreement.

SECTION 4.10. Purchaser’s Severance Plans. Section 4.10 of the Purchaser Disclosure Schedule lists, and Purchaser has made available to Deutsche Bank, true and correct copies of all written severance plans and policies of general applicability maintained or sponsored by Purchaser and with respect to which any employee of Purchaser whose primary work function is associated with the operations to be combined with the Business may be eligible.

SECTION 4.11. No Other Representations. Neither the Purchaser nor any of its directors, officers, employees, agents or representatives has or have made, or shall be deemed to have made, and the Purchaser is not liable for or bound in any manner by, any express or implied representations or warranties except as specifically set forth in this Article IV.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Conduct of Business Prior to the Closing. Deutsche Bank covenants and agrees that, except as set forth in Section 5.01 of the Seller Disclosure Schedule, between the date hereof and the Closing, the Business shall be conducted in the ordinary course and consistent with prior practice. Without limiting the generality of the foregoing, Deutsche Bank shall, and shall cause the Sellers and the DB Entities to, use their reasonable best efforts to (a) preserve intact the Business, (b) keep available to the Purchaser the services of the Business Employees and the Temporarily Retained Employees, (c) continue in full force and effect without material modification all existing policies or binders of insurance (or self-insurance) currently maintained in respect of the Business, and (d) preserve the current relationships with customers of the Business and with other persons with which the Business has significant business relationships; provided, that the foregoing shall not prohibit or otherwise restrict in any way the operation of the business of Deutsche Bank and its Affiliates other than the Business. As amplification and not in limitation of the foregoing except as described in Section 5.01 of the Seller Disclosure Schedule, Deutsche Bank covenants and agrees without the prior written consent of the Purchaser (not to be unreasonably withheld) that none of Deutsche Bank, the Sellers or the DB Entities shall:

(i) permit or allow any (A) of the Shares, (B) of the assets or properties (whether tangible or intangible) of the DB Entities, or (C) assets or properties that will constitute Purchased Assets, in each case to be subjected to any Encumbrance, other than Encumbrances on assets or properties that will constitute Purchased Assets that will be released prior to the Closing or, in the case of clauses (B) and (C), other than in the ordinary course of business consistent with past practice;

(ii) permit any of the DB Entities to merge with or enter into a consolidation with any Person;

(iii) acquire an interest of any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, in any such case that would constitute Assets or that would otherwise be part of the Business;

(iv) acquire any assets or properties that will constitute Assets for a purchase price in excess of €100,000 except in the ordinary course of business consistent with past practice;

(v) issue, sell, transfer or dispose of any capital stock or other equity securities, or any option, warrant or other right to acquire the same, of, or any other equity interest in, any DB Entity;

(vi) other than in the ordinary course of business, in relation to the Business, enter into any agreement, arrangement or transaction with any director, officer, employee or shareholder (or with any relative, beneficiary, spouse or Affiliate of such Person) of a DB Entity;

(vii) amend the organizational documents of any DB Entity;

(viii) make any material change in any method of accounting or accounting practice or policy used by the DB Entities or with respect to the Business, other than such changes required by applicable U.S. GAAP and Local GAAP;

(ix) make any capital expenditure or commitment for any capital expenditure on Assets in excess of €250,000 for any individual expenditure or commitment or series of related expenditures or commitments, or in excess of €500,000 in the aggregate for all such expenditures and commitments;

(x) with respect to the Business Employees, except as required by Law, (A) grant, promise or announce any increase in wages, salaries, compensation, bonuses, incentives, pension, severance, termination pay or other benefits, including, without limitation, any increase or change pursuant to any Deutsche Bank, Seller or DB Entity employee benefit plan, other than merit-based or annual increases in wages or salaries to Business Employees at the assistant vice president level or below in the ordinary course of business consistent with past practice, (B) establish or increase or promise to increase any benefits under any Deutsche Bank, Seller or DB Entity employee benefit plan applicable to any jurisdiction other than the U.S., (C) promote any Business Employee to a superior position other than ordinary course merit-based promotions of Business Employees at the assistant vice president level and below consistent with past practice, or (D) enter into or amend any provision of any Deutsche Bank, Seller or DB Entity employee benefit plan applicable to any jurisdiction other than the U.S., employment, consulting, severance, change in control, termination or indemnification agreement;

(xi) enter into, accelerate, amend or modify in any material respect, or consent to the termination of, any contract, arrangement or agreement of the type described in clauses (i) through clause (vii) of Section 3.12 or enter into any SDN Contract or accept as Custodial Assets any securities issued by an SDN;

(xii) (A) incur any Indebtedness that constitutes Indebtedness of a DB Entity or that would be included in the Assumed Liabilities or (B) with respect to the DB Entities, declare or pay any dividend or other distribution with respect to any of the Shares or any of the shares of capital stock of the DB Subsidiaries other than dividends and other distributions (1) paid in cash or cash equivalents or (2) paid by any DB Entity to its parent corporation if such parent is another DB Entity 100% directly or indirectly owned by Deutsche Bank or a Seller;

(xiii) terminate (other than by expiration or prepayment in accordance with its terms) any Client Contract pursuant to which the Business received or otherwise accrued in excess of €500,000 in revenue in the 12-month period ended June 30, 2002 or amend or modify any such Client Contract in a manner that would materially alter the economic benefits, obligations, Liabilities or protections of Deutsche Bank, the Sellers or the DB Entities under such contract or agreement;

(xiv) modify any Assigned Contract, Transferred IP License, Deutsche Bank IP License, or a contract or arrangement to which any DB Entity is a party, in each case pursuant to which the Business incurred expenses or received or otherwise accrued revenue in excess of €500,000 in the 12-month period ended June 30, 2002 or modify any lease agreement with respect to any Real Property to be subject to a Sub-Lease Agreement, in any such case in a manner that would materially alter the economic benefits, obligations, Liabilities or protections of Deutsche Bank, any Seller or any DB Entity party thereto, except in the ordinary course of business consistent with past practice or as required by its existing terms;

(xv) sell or transfer any Assets, except in the ordinary course of business consistent with past practice;

(xvi) permit any material Deutsche Bank Intellectual Property to lapse or disclose any confidential information relating to the Business, except for disclosure under conditions reasonably designed to protect the secrecy of such information in the ordinary course of business consistent with past practice;

(xvii) in the case of the DB Entities, (A) make any material change in its accounting methods or practices for Tax purposes, (B) make any material Tax election, (C) amend any material Tax Return, or (D) settle or compromise any material Tax liability, except, in each case, in the ordinary course of business consistent with past practice; or

(xviii) agree to take any of the actions specified in this Section 5.01.

SECTION 5.02. Access to Information. (a) From the date hereof until the Closing, upon reasonable notice, Deutsche Bank shall, and shall cause the Sellers and the DB Entities and each of their respective officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Business (except to the extent materials are, in the reasonable judgment of counsel to Deutsche Bank, privileged or to the extent access to such materials is prohibited by applicable Law) and to those officers, directors, employees, agents, accountants and counsel of the Business or Deutsche Bank and its Affiliates who have any knowledge relating to the Business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of the Purchaser such additional financial and operating data and other information regarding the Business (or legible copies thereof) (except to the extent the furnishing of such information is prohibited by applicable Law) as the Purchaser may from time to time reasonably request.

(b) In order to facilitate the resolution of any claims made against or incurred by Deutsche Bank prior to the Closing, except as may be provided in Section 7.08(b) to the contrary, for a period of seven years after the Closing, the Purchaser shall (i) retain its books and records of the Business relating to periods prior to the Closing in accordance with the Purchaser’s policies and procedures as in effect from time to time and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Deutsche Bank (except to the extent prohibited by applicable Law) reasonable access (including the right to make photocopies and to receive copies of records as reasonably requested, in each case, at the expense of Deutsche Bank) during normal business hours, to such books and records.

(c) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser, or any DB Entity after the Closing or for any other reasonable purpose, except as may be provided in Section 7.08(b) to the contrary, for a period of seven years following the Closing, Deutsche Bank shall and shall cause each Seller to (i) retain its respective books and records that relate to the Business and their operations for periods prior to the Closing in accordance with its policies and procedures as in effect from time to time that (A) shall not otherwise have been delivered to the Purchaser or any DB Entity or (B) are not copies of documents that exist in the records of the DB Entities and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser or any DB Entity (except to the extent prohibited by applicable Law) reasonable access (including the right to make photocopies and to receive copies of records as reasonably requested, in each case, at the expense of the Purchaser or such DB Entity), during normal business hours, to such books and records. Deutsche Bank shall cause all copies of all organizational documents, minute and stock record books of the DB Entities retained by it or its Affiliates (the original or copies of which shall have been theretofore delivered to the Purchaser) to be destroyed promptly following such time as such materials are no longer required to be retained by them (i) by applicable Law or (ii) for regulatory compliance purposes.

SECTION 5.03. Confidentiality. (a) The terms of the Confidentiality Agreement (other than those provisions addressing solicitation of customers of the Business, which provisions shall be suspended, and which matters shall be governed by Section 5.07) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the obligations of the Purchaser under the Confidentiality Agreement and this Section 5.03(a) shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) Deutsche Bank shall, and shall cause each Seller and each other Affiliate of Deutsche Bank to, keep confidential all nonpublic information in their possession regarding the DB Entities and the Business (including, without limitation, any information made available to Deutsche Bank pursuant to Section 5.02(b) and any confidential information of Clients of the Business); provided, however, that Deutsche Bank will not be required to maintain as confidential any information that (i) becomes generally available to the public other than as a result of a disclosure by Deutsche Bank, a Seller or any other Affiliate of Deutsche Bank or (ii) is required to be disclosed pursuant to the terms of a Governmental Order or under applicable Law. In the event that Deutsche Bank or any of the Sellers or other Affiliates of Deutsche Bank is requested pursuant to, or required by, Law to disclose any such non-public information, Deutsche Bank will provide the Purchaser with prompt notice of such request or requirement in order to enable the Purchaser to seek an appropriate protective order or other remedy (and if the

Purchaser seeks such order, Deutsche Bank will provide such cooperation as the Purchaser shall reasonably request) to consult with Deutsche Bank with respect to the Purchaser taking steps to resist or narrow the scope of such request or legal process, or waive compliance, in whole or in part, with the terms of this Section 5.03(b). In the event that such protective order or other remedy is not obtained or the Purchaser waives such compliance, only that portion of such non-public information may be disclosed as Deutsche Bank is advised by counsel is legally required to be disclosed and Deutsche Bank will use its best efforts to ensure that all such non-public information so disclosed will be accorded confidential treatment. Deutsche Bank shall request the return or destruction of any information or documents regarding the Business that was furnished to third parties in connection with the possible sale of the Business and, at the Purchaser’s request, shall enforce any confidentiality or similar agreements that may have been executed by bidders other than the Purchaser in connection with Deutsche Bank’s proposed sale of the Business.

SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents. (a) Each of the Purchaser and Deutsche Bank shall, and Deutsche Bank shall cause each of the Sellers to (i) use its reasonable best efforts to obtain promptly the Required Regulatory Approvals and (ii) use its reasonable best efforts to obtain promptly all other authorizations, consents, orders and approvals of all federal, state and local Governmental Authorities (including by making, or causing to be made, all appropriate filings of notifications or reports) necessary for its execution and delivery of, and the performance of its obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement (such authorizations, consents, orders and approvals, “Governmental Approvals”). Deutsche Bank shall, and shall cause the Sellers and the DB Entities to, and the Purchaser shall, cooperate in promptly seeking to obtain the Required Regulatory Approvals and the Governmental Approvals.

(b) Neither Deutsche Bank nor the Purchaser shall take any action that would have the effect of delaying, impairing or impeding the receipt of any Required Regulatory Approvals or Governmental Approvals. Deutsche Bank and the Purchaser agree to make, or to cause to be made, all appropriate filings of notifications and reports required to obtain the Required Regulatory Approvals and the Governmental Approvals promptly after the date of this Agreement and to supply promptly any additional information and documentary material that may be requested by Governmental Authorities responsible therefor. As defined further below, the parties shall cooperate in making any such filings. Except as would reasonably be expected to have (i) a Material Adverse Effect or (ii) a material adverse effect on the business, results of operations or financial condition of the Purchaser (which for this purpose the Parties agree would include, without limitation, any requirement (A) that the Purchaser or its Affiliates commit to provide an excessive amount of capital or (B) that would require the Purchaser, its Affiliates, Deutsche Bank, the Sellers and the DB Entities to make or commit to make divestitures or take or commit to take such other actions the combined effect of which on the Purchaser and its Affiliates and the Business would have or would reasonably be expected to have a material adverse effect when measured against the business, results of operations or financial condition of the Business) (any such effect, a “Materially Burdensome Effect”), the Purchaser agrees to take all steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority in connection with the Required Regulatory Approvals and to use its reasonable best efforts to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority in connection with the Governmental

Approvals, in each case so as to enable the parties to expeditiously close the transactions contemplated by this Agreement, including committing to or effecting, by consent decree, hold separate orders, or otherwise, the sale or disposition of such of the assets, categories of assets or businesses of the Purchaser, or of the assets, properties or businesses to be acquired by the Purchaser pursuant to this Agreement, or making such other commitments, as are required in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of delaying or preventing the consummation of the transactions contemplated by this Agreement (it being understood and agreed by the Purchaser that no such action taken by the Purchaser shall entitle the Purchaser to any adjustment or reduction in the Purchase Price or shall otherwise affect any other obligation of the Purchaser hereunder); provided, however that the foregoing shall not limit or restrict the Purchaser’s ability to pursue good faith efforts to mitigate the effect of any commitment or action requested or required by any Governmental Authority in connection with the Required Regulatory Approvals or the Governmental Approvals. In addition, except as would reasonably be expected to have (i) a Material Adverse Effect or (ii) a Materially Burdensome Effect, without limiting the generality of the foregoing, the Purchaser agrees to take all steps necessary to vacate or lift any order relating to the Required Regulatory Approvals or to use its reasonable best efforts to vacate or lift any order relating to the Governmental Approvals that would have the effect of making any of the transactions contemplated by this Agreement illegal or otherwise prohibiting their consummation (it being understood and agreed by the Purchaser that no such action taken by the Purchaser shall entitle the Purchaser to any adjustment or reduction in the Purchase Price or shall otherwise affect any other obligation of the Purchaser hereunder); provided, however that the foregoing shall not limit or restrict the Purchaser’s ability to pursue good faith efforts to mitigate the effect of any commitment or action requested or required by any Governmental Authority in connection with the Required Regulatory Approvals or the Governmental Approvals.

(c) Except as otherwise provided in Section 7.04, each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement, including any filing, investigation or inquiry, and, subject to applicable Law, permit the other party to review in advance any proposed communication by such party to, or filing by such party with, any Governmental Authority. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, the reasonable opportunity to attend and participate. Each party to this Agreement will coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as such other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the BHC Act, the HSR Act, the EC Merger Regulation or in connection with any other regulatory approvals. Each party to this Agreement will provide the other party with copies of all correspondence, filings or communications between it or any of its representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, including with respect to the party hereto making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing (except that neither party hereto shall be under an obligation of any kind to provide the other party with documents, material or other information relating to such party’s valuation of the Business). The covenants of the Parties in this Section 5.04 shall survive the Closing until the fourth anniversary thereof or until such earlier time as all Required Regulatory Approvals and Governmental Approvals have been obtained or the Parties’ obligations with respect thereto have been terminated pursuant to Section 10.04; provided, however, that after the second anniversary of the Closing Date, notwithstanding anything to the contrary contained in this Section 5.04, the Purchaser shall not be required to take any action to obtain any remaining Governmental Approvals other than such actions as are commercially reasonable.

(d) Each party hereto agrees to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement (including, without limitation, the consents of landlords to the Sub-Lease Agreements).

SECTION 5.05. Investigation. The Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Purchased Assets, the Assumed Liabilities, the Business and the DB Entities. In connection with the Purchaser’s investigation of the Purchased Assets, the Assumed Liabilities, the Business and the DB Entities, the Purchaser has received from Deutsche Bank certain projections and other forecasts for the DB Entities, and certain plan and budget information. The Purchaser acknowledges and agrees that, except for representations expressly made or information provided with respect thereto in this Agreement, Deutsche Bank makes no representation or warranty with respect to any such projections, forecasts, plans or budgets.

SECTION 5.06. Use of Names. The Purchaser acknowledges and agrees that, notwithstanding any other provision of this Agreement to the contrary, no interest in or right to use the names “Deutsche Bank”, “DB”, “db”, “Bankers Trust”, “BT”, or “Morgan Grenfell”, or any confusingly similar derivation or modification thereof or any trademark, servicemark, trade dress, designs, slogans, logo (including, without limitation, the blue and white color scheme, the square box logo, the look and feel prescribed by DB’s style guide and other logos presently associated with Deutsche Bank or Bankers Trust or any of their Affiliates), domain name or URL (universal resource locator), associated therewith (collectively, the “Retained Names and Marks”) is being transferred to the Purchaser pursuant to the transactions contemplated hereby. Promptly, and in any event no later than ten Business Days after the Closing Date, or such longer period of time as may be reasonably required under the laws and practices in the relevant jurisdiction, the Purchaser shall, and shall cause each DB Entity to, cease the use of any Retained Names or Marks in the corporate or legal names of such DB Entities. Subject to the Transition Support Agreement and the Servicing Agreement, promptly, and in any event no later than 60 days after the Closing Date, the Purchaser shall, and shall cause each DB Entity to, cease any and all other use of any Retained Names and Marks in connection with the Business and the DB Entities (including, without limitation, in connection with signage, purchase orders, promotional material, sales orders, invoices, labels and letterheads).

SECTION 5.07. Non-Solicitation. (a) The Purchaser agrees with Deutsche Bank that, for the period between the date of this Agreement and the earlier of (i) the Closing Date and (ii) the one year anniversary of the termination of this Agreement pursuant to Article X hereof, the Purchaser, without, in each case, the direct participation of Deutsche Bank, will not, directly or indirectly, solicit the business with respect to the provision of products or services provided by the Business to such Person, of any Person known by the Purchaser to be a Client of the Business, except for (i) Persons who were clients of the Purchaser or its Affiliates on the date of the Confidentiality Agreement, (ii) Persons who became clients of the Purchaser or its Affiliates since the date of the Confidentiality Agreement and prior to the date of this Agreement the solicitation of whom did not violate the provisions of the Confidentiality Agreement, or (iii) in response to a bona fide request for proposal (“RFP”) received from such Client of the Business; provided, however, that (A) the foregoing will not prohibit a general solicitation to the industry or public of general advertising, (B) no actions taken in accordance with Section 5.14 prior to the termination of this Agreement shall constitute a breach of this Section 5.07(a), and (C) this Section 5.07(a) shall cease to be of any further force and effect upon the termination of this Agreement by the Purchaser pursuant to Section 10.01(d) if Deutsche Bank is in material breach of any of its covenants and agreements under this Agreement at the time of such termination.

(b) In the event this Agreement is terminated pursuant to Article X other than by the Purchaser pursuant to Section 10.01(d), the Purchaser shall pay to Deutsche Bank (i) for each Client who became or becomes a client of the Purchaser or its Affiliates as a result of a breach by the Purchaser of Section 5.07(a) or as a result of a breach of the Confidentiality Agreement by the Purchaser prior to the date of this Agreement, an amount in cash equal to the Affected Revenue in respect of such Client multiplied by two and (ii) for each other Client who becomes a client of the Purchaser or its Affiliates after the date hereof, an amount in cash equal to the Affected Revenue in respect of such Client multiplied by 15%. For the purposes of the foregoing, “Affected Revenue” in respect of any Client shall mean the Fee Revenue received by the Purchaser or its Affiliates for the period from the date of termination of this Agreement through the first anniversary of such termination date in respect of any new business obtained by the Purchaser or its Affiliates from such Client from the date of the Confidentiality Agreement through the first anniversary of the termination of this Agreement, but only in respect of services within the scope of the Business that were being provided by Deutsche Bank, a Seller or a DB Entity pursuant to a Client Contract on the date the Purchaser or its Affiliates obtained such new business; provided, however, that Affected Revenue shall not include any amounts received by the Purchaser or its Affiliates for which the Purchaser or such Affiliates had received an RFP as of the date of this Agreement.

(c) The Purchaser acknowledges that the covenants of the Purchaser set forth in this Section 5.07 are an essential element of this Agreement and that, but for the agreement of the Purchaser to comply with these covenants, Deutsche Bank would not have entered into this Agreement. The Purchaser acknowledges that this Section 5.07 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by Deutsche Bank. The Purchaser has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.07 are reasonable and proper.

SECTION 5.08. Further Action; Assignment in General. (a) Each of the parties hereto shall, from time to time, whether before or after the Closing, take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement, to satisfy the conditions to the Closing and consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable.

(b) Subject to, and in accordance with, the provisions of any applicable Ancillary Agreements and the other provisions herein, Deutsche Bank will use its reasonable best efforts to obtain, and the Purchaser will cooperate in obtaining, the consent of any party whose consent is required in order to permit the assignment or novation to the Purchaser or the relevant Purchasing Subsidiary of the Assigned Contracts, the Transferred IP Licenses and the Client Contracts pursuant to this Agreement or the consent of any party to any contract or agreement to which any DB Entity is a party whose consent to any transaction contemplated by this Agreement is required under such contract (the “DB Entity Affected Contracts”). Deutsche Bank shall be responsible for costs and expenses of obtaining any consent (including any increased payments under the relevant agreement or contract) required to be obtained in order to assign, novate or enter into any Assigned Contract, Transferred IP License or Sub-Lease Agreement or in respect of any DB Entity Affected Contract, provided that (i) Deutsche Bank shall have the right to control all negotiations with respect thereto, (ii) Deutsche Bank shall only be responsible for any increased contract costs during the original term of such contract without regard to any extensions thereof and (iii) any costs or expenses (including any increased payments under the relevant agreement or contract during the original term) in connection with renewing, extending or modifying, in each case at the Purchaser’s request, any such contract or agreement shall be for the account of the Purchaser.

(c) Subject to and in accordance with the terms of any applicable Ancillary Agreements, if a consent or approval is required by any third party to any of the Purchased Assets and is not obtained at or before the Closing or if an attempted transfer, conveyance or assignment is ineffective or with respect to any DB Entity Affected Contract or other contract to which a DB Entity is a party that automatically terminates upon a change in control of the applicable DB Entity or its parent DB Entity or that by its terms permits the counterparty to terminate such DB Entity Affected Contract upon such a change in control and that is so terminated, Deutsche Bank shall, and shall cause each Seller to, cooperate with the Purchaser in establishing commercially reasonable alternative arrangements requested by the Purchaser that provide to the Purchaser and its Affiliates the benefits of such Purchased Assets and the burden of the related Assumed Liabilities or the benefits and burdens of the DB Entity Affected Contract, as the case may be; provided, that (i) any additional costs or expenses incurred in connection with the implementation of such alternative arrangements shall be borne by Deutsche Bank, (ii) the Purchaser shall not communicate with any party to such arrangement (other than Deutsche Bank) with respect to such arrangement prior to its being put in place, and (C) any costs or expenses (including any increased payment under the relevant agreement or contract during the original term) incurred in connection with renewing, extending or modifying, in each case at the Purchaser’s request, such arrangement shall be for the account of the Purchaser.

(d) In the event that any time hereafter there shall be identified any item of Intellectual Property used or held for use exclusively in the Business prior to the Closing that shall not have been included in the Transferred Intellectual Property or the Transferred IP Licenses or is not otherwise owned by a DB Entity or licensed to the Purchaser pursuant to the License Agreement, in the event such Intellectual Property (i) is Deutsche Bank Intellectual Property, Deutsche Bank shall, or shall cause its appropriate Affiliate to, forthwith take such action as is necessary transfer such Intellectual Property to the Purchaser or the applicable Purchasing Subsidiary at the Closing (or, if later identified, promptly thereafter) or (ii) is a Deutsche Bank IP License, Deutsche Bank shall cooperate with the Purchaser in establishing commercially reasonable alternative arrangements requested by the Purchaser that provide to the Purchaser the right to use such Intellectual Property in its operation of the Business and its corresponding businesses following the Closing; provided, that (A) any additional costs or expenses incurred in connection with the implementation of such alternative arrangements shall be borne by Deutsche Bank, (B) the Purchaser shall not communicate with any party to such arrangement (other than Deutsche Bank) with respect to such arrangement prior to its being put in place, and (C) any costs or expenses incurred in connection with renewing, extending or modifying, in each case at the Purchaser’s request, such arrangement shall be for the account of the Purchaser. Prior to the Closing, Deutsche Bank shall deliver to the Purchaser a true and correct copy of each Sub-Agency Contract not included in the Assigned Contracts.

(e) If, in order to effectively transfer any of the Client Contracts to the Purchaser hereunder, the Purchaser determines it to be necessary or convenient for Deutsche Bank or any Affiliate to transfer to the Purchaser or a Purchasing Subsidiary the rights to a nominee name or other designation held by a legal entity with no assets other than such name or designation and no duties or purposes other than duties and purposes ancillary to the Business and used exclusively in the Business (a “Nominee Company”), then, without further consideration, upon request of the Purchaser, Deutsche Bank shall, or shall cause such Seller controlling the same to, transfer all of such rights in any such entity to the Purchaser or the applicable Purchasing Subsidiary or, if the Purchaser so elects, such Nominee Company shall be included in the DB Entities.

(f) In the event any consent or approval of any lessor or other third party required with respect to any Sub-Lease Agreement contemplated by Section 5.17 is not obtained prior to the Closing, in each case the facility to which such consent or approval relates shall, at the Purchaser’s election, be included in the Facilities to be provided to the Serviced Parties pursuant to Section 2.2 of the Transition Support Agreement and the Service Providers shall provide the Other Office Services in respect of each such facility in accordance with Section 2.2 of the Transition Support Agreement; provided, that the monthly fees payable by the Service Providers in respect thereof shall reflect a pass-through of the actual monthly fees paid for the occupancy of such facilities based on the space occupied by the Purchaser; provided, further, that Section 2.2(d) of the Transition Support Agreement shall provide that the Serviced Parties shall be entitled to use each such additional Facility and to obtain such Other Office Services in respect thereof until the earlier of the date the applicable Serviced Party obtains and occupies a satisfactory substitute facility or the expiration date of the applicable head lease to Deutsche Bank or its applicable Affiliate. For the purposes of this Section 5.08, the terms “Facilities,” “Serviced Parties,” “Service Providers” and “Other Office Services” shall have the meanings given such terms in the Transition Support Agreement.

SECTION 5.09. Assigned Contracts. (a) Promptly (but in any event within 30 days) following the date hereof, Deutsche Bank shall provide to the Purchaser a list of the Assigned Contracts in effect on the date hereof and shall provide to the Purchaser a true and complete copy of each such Assigned Contract. The Purchaser shall have the right to exclude from the Purchased Assets any such Assigned Contract that was not either listed on Section

3.12(a) or Section 3.12(b) of the Seller Disclosure Schedule on the basis that such Assigned Contract is not of the general type of contract that would reasonably be expected to be entered into in connection with the operation of the Business or that its terms and scope diverge in any material respect from the terms and scope of the Assigned Contracts of similar type made available to the Purchaser in connection with its evaluation of the Business prior to the date hereof. Deutsche Bank shall update the list of Assigned Contracts to reflect the addition of any contracts, licenses, sublicenses, agreements, leases, commitments (other than Client Contracts) entered into in accordance with Section 5.01 between the date hereof and the Closing Date and that constitute Purchased Assets and the deletion of any such items terminated or disposed of between the date hereof and the Closing Date in accordance with Section 5.01, and shall deliver such updated list to the Purchaser at least three Business Days prior to the Closing Date. Prior to the Closing, Deutsche Bank shall deliver to the Purchaser a true and correct copy of each Sub-Agency Contract not included in the Assigned Contracts.

(b) Promptly (but in any event within 30 days) following the date hereof, Deutsche Bank shall deliver to the Purchaser a true and correct list of all Client Contracts in effect on the date hereof. Deutsche Bank shall update such list to reflect the addition of any Client Contracts entered into following the date hereof and the deletion of any Client Contracts that have expired or that shall have otherwise been terminated between the date hereof and the Closing Date in accordance with Section 5.01, and shall deliver such updated list to the Purchaser at least three Business Days prior to the Closing Date. Deutsche Bank shall use all reasonable efforts to deliver to the Purchaser, prior to the Closing Date, true and complete copies of all Client Contracts, and with respect to any Client Contracts not so delivered, shall deliver copies thereof promptly following the Closing Date.

SECTION 5.10. Ancillary Agreements. (a) Effective as of the Closing Date, the Purchaser shall, and shall cause the Purchasing Subsidiaries to, and Deutsche Bank shall, and shall cause the Sellers to, enter into the Outsourced-Services Agreement in the form of Exhibit C hereto pursuant to which, among other things, (i) Deutsche Bank and the Sellers will engage the Purchaser or its designated Subsidiaries to perform and discharge the Outsourced Services (as defined in the Servicing Agreement) under such Client Contract otherwise contemplated by Section 2.02 to be assigned to the Purchaser or a Purchasing Subsidiary at the Closing and which has not been so assigned, to the fullest extent permitted under applicable Law and under such Contract and (ii) all of the economic benefits and burdens under such Client Contracts shall be transferred to the Purchaser or the Purchasing Subsidiaries. If the Parties agree that it is necessary or desirable to: (x) amend the Servicing Agreement; or (y) to enter into a separate servicing agreement (each a “Local Servicing Agreement”) in each case, in order to comply with applicable local Law, or to obtain any necessary consent or approval of any Governmental Authority or regulatory authority then, the Parties hereto shall cooperate and negotiate in good faith to agree upon the terms of such amended Servicing Agreement or Local Servicing Agreements including the dividing or splitting up of the Servicing Agreement or Local Servicing Agreements into such number of separate agreements required or permitted by local Law or regulations and shall enter into, or shall cause the applicable Sellers and Purchasing Subsidiaries to enter into such amended Servicing Agreement or Local Servicing Agreement, effective as of the Closing Date (or Deferred Closing Date, if relevant). To the fullest extent possible under applicable local Law, the terms of any amended Servicing Agreement or any Local Servicing Agreement (or, if the Servicing Agreement or Local Servicing Agreements are divided or split up, the totality of the Parties’ rights and obligations under such agreements), shall be consistent with the form of Servicing Agreement attached hereto as Exhibit C with only such amendments, modifications, and alterations, as are necessary to give effect to the economic and legal substance of the transactions contemplated by the Servicing Agreement and this Agreement in the relevant jurisdiction. Nothing in this Section 5.10(a) shall alter the obligations of the Parties pursuant to Section 5.04 of this Agreement. On and after the Closing Date, without the prior written consent of the Purchaser, Deutsche Bank shall not, and shall cause the Sellers not to, (i) agree to any reduction in fees, compensation or other income with respect to any Client Contract subject to the Servicing Agreement, (ii) amend any Client Contract subject to the Servicing Agreement, unless such amendment is required under such Client Contract in performance of the Non-delegable Duties (as defined in the Servicing Agreement), (iii) consent to removal from, sale, assign or transfer to any third Person, encumber or otherwise adversely affect their rights under any Client Contract subject to the Servicing Agreement, except as required under such Client Contract or applicable Law, or (iv) resign from any appointment as fiduciary, trustee, custodian, depositary, paying agent, administrative agent, transfer agent, servicing agent, collateral agent, securities lending agent, accounting agent or any similar capacity under any Client Contract subject to the Servicing Agreement except as required under such Client Contract or as permitted under the Servicing Agreement.

(b) At the Closing, Deutsche Bank and the Purchaser shall enter into the Transition Support Agreement substantially in the form attached as Exhibit D hereto; provided, that between the date hereof and the Closing the Parties shall cooperate and endeavor in good faith to (i) supplement and expand the Exhibits to such form of agreement (and the Schedules to such Exhibits) to reflect those additional services as may be necessary or appropriate to permit the Purchaser to operate the Business from and after the Closing in the manner contemplated by this Agreement and the Ancillary Agreements and (ii) include detailed performance level standards in respect of all services contemplated to be provided thereunder. With respect to any non-U.S. jurisdiction as to which the Parties reasonably mutually agree that it is necessary or desirable for Deutsche Bank or any Seller, on the one hand, and the Purchaser or any of its Affiliates, on the other hand, to enter into a separate transition support agreement (each a “Local Transition Support Agreement”), including, without limitation, in order to comply with applicable local Law or to obtain any necessary consent or approval of any Governmental Authority, the Parties hereto shall cooperate and negotiate in good faith to, or to cause such Seller and such Affiliate of the Purchaser to, enter into such Local Transition Support Agreement, effective as of the Closing Date. To the fullest extent possible under applicable local Law, the terms of any Local Transition Support Agreement shall be consistent with the form of Transition Support Agreement attached hereto as Exhibit D with only such amendments, modifications and alterations as are necessary to give effect to the economic and legal substance of the transactions contemplated by the Transition Support Agreement and this Agreement in the relevant local jurisdiction or to optimize either or both the commercial arrangements and the Tax consequences for the Parties. Nothing in this Section 5.10(b) shall alter the obligations of the Parties pursuant to Section 5.04 of this Agreement.

(c) Following the date hereof, Deutsche Bank shall cooperate with the Purchaser and shall endeavor in good faith to ensure that each DeAM Party (as defined in the DeAM Agreement) and each other third party manager of the DeAM Clients (as defined in the DeAM Agreement) provides to the Purchaser, effective as of the Closing, an indemnity for liabilities under Environmental Laws with respect to real property held as Custodial Assets for such clients of a type and scope consistent with local market practice for third party indemnitees and for liabilities of such type.

SECTION 5.11. Assumption of Responsibilities for Funds and Separate Accounts. Deutsche Bank shall, and shall cause its Affiliates to, take the following actions:

(a) Valuation of Assets. Deutsche Bank agrees to provide to the Purchaser, as soon as reasonably practicable, but in no event later than five Business Days, after the date of this Agreement, a list of all Covered Assets, by Fund and Separate Account, together with the amortized cost, and ratings, if applicable, of each such Covered Asset, as of a single date not more than fifteen Business Days prior to the date of delivery of such list or such other single date as required under Law or under any applicable Code of Ethics, as such Code of Ethics may be amended or supplemented after the date of this Agreement. Deutsche Bank will use its reasonable best efforts to ensure that, as of the date on which Deutsche Bank provides such list of Covered Assets to the Purchaser pursuant to this Section 5.11(a) (the “Assets Date”), the per unit net asset value of each Stable NAV Fund, calculated based upon the market value of the Covered Assets of the Stable NAV Fund on the Assets Date, will not be less than 99.90% of the per unit amortized cost or other stated value of such Stable NAV Fund.

(b) Operation of Funds and Separate Accounts Prior to the Closing.

(i) Deutsche Bank agrees that, between the date of this Agreement and the Closing Date, Deutsche Bank and its Affiliates shall manage the assets of each Fund and each Separate Account consistent with prior practice. Without limiting the generality of the foregoing, Deutsche Bank shall, and shall cause its relevant Affiliates to: (A) except as otherwise consented to by a Client or as will not result in any financial harm to a Client, manage the assets of each Fund and each Separate Account in accordance with all investment restrictions and agreements applicable to the Fund or Separate Account, all Laws and the requirements of each Lending/Custodial Contract with respect to the lending of securities or the investment of cash collateral or excess cash for the applicable Participating Client; and (B) use reasonable best efforts to invest the assets of each Fund and Separate Account in a manner designed to avoid capital losses by the Fund or Separate Account. Notwithstanding the foregoing, nothing in this Section 5.11 shall prohibit or otherwise restrict in any way the operation of the businesses of Deutsche Bank and its Affiliates other than the Business.

(ii) Deutsche Bank agrees that, between the date of this Agreement and the Closing Date, Deutsche Bank shall notify the Purchaser, to the extent permitted by Law and any applicable Code of Ethics, in the event any security held in any Fund or Separate Account becomes the subject of a credit downgrade by a nationally recognized statistical rating organization.

(iii) Deutsche Bank agrees that, between the date of this Agreement and the Closing Date, Deutsche Bank shall purchase assets on behalf of the Funds and the Separate Accounts only from issuers listed on Deutsche Bank’s Approved Issuer List.

(iv) Effective as of the Closing Date, Deutsche Bank shall, to the extent permitted by Law and the Lending/Custodial Contracts, use its reasonable best efforts to provide the Purchaser with the authority to manage the Separate Accounts.

(c) Post Closing Date Obligations.

(i) Deutsche Bank agrees that, from and after the Closing Date, with respect to each Lending/Custodial Contract with a Participating Client, and until the earlier of (A) the effective date of the Participating Client’s consent to the appointment of Purchaser as (1) trustee, fiduciary, agent or custodian of such Participating Client, or (2) successor of Deutsche Bank or a Seller under such Lending/Custodial Contract in accordance with this Agreement (each such event described in this clause (A) being referred to as a “Novation”), or (B) the date the Lending/Custodial Contract is terminated, or (C) the date of termination of the Transition Support Agreement, Deutsche Bank and its Affiliates shall manage the assets of each Fund consistent with prior practice. Without limiting the generality of the foregoing, Deutsche Bank shall, and shall cause its relevant Affiliates to: (A) except as otherwise consented to by a Client or as will not result in any financial harm to a Client, manage the assets of each Fund in accordance with all investment restrictions and agreements applicable to the Fund, all Laws and the requirements of each Lending/Custodial Contract with respect to the lending of securities or the investment of cash collateral or excess cash for the applicable Participating Client; and (B) use reasonable best efforts to invest the assets of each Fund in a manner designed to avoid capital losses by the Fund. Notwithstanding the foregoing, nothing in this Section 5.11 shall prohibit or otherwise restrict in any way the operation of the businesses of Deutsche Bank and its Affiliates other than the Business.

(ii) Within five Business Days after the Closing Date, Deutsche Bank shall deliver to the Purchaser a schedule of Covered Assets for the Separate Accounts held as of the close of business on such Closing Date, which schedule shall set forth, as of the close of business on such Closing Date, the book value, together with the amortized cost, and ratings, if applicable, of each such Covered Asset.

(d) Redemptions and Withdrawals at $1.00 Per Unit or Market. Upon and after a Novation: (i) with respect to each Stable NAV Fund, all redemptions or withdrawals in cash or in kind from the Stable NAV Fund will be effected at not less than $1.00 per unit; and (ii) all redemptions or withdrawals in cash or in kind from the Pyramid Cash Plus Fund will be effected at market price per unit in accordance with the Fund Description and Investment Guidelines for the Pyramid Cash Plus Fund.

SECTION 5.12. Overdrafts; Excluding Broker-Dealer Facilities (a) From and after the date hereof, Deutsche Bank shall provide the Purchaser with all information reasonably requested with respect to the credit policies and operational credit risk management procedures of the Business other than with respect to Broker-Dealer Facilities (the “Business Credit Policy”). Prior to the Closing Date, the Purchaser shall notify Deutsche Bank in writing of all amendments and modifications to the Business Credit Policy that are reasonably required by the Purchaser on and after the Closing Date (the Business Credit Policy, as so amended and modified by the Parties, the “Purchaser Credit Policy”). From and after the date hereof the

Parties shall use commercially reasonable efforts to execute such documentation and make such other arrangements to ensure that, other than with respect to Broker-Dealer Facilities, effective as of the Closing: (i) all counterparty credit risk to which the Business is exposed is managed by the Parties on and after the Closing Date in accordance with the Purchaser Credit Policy, (ii) credit exposures including advances of funds to Clients for any reason made by Deutsche Bank (“Deutsche Bank Advances”) on and after the Closing Date and in accordance with the Purchaser Credit Policy shall be solely for the account of the Purchaser (“Purchaser’s Exposures”), (iii) Deutsche Bank Advances not incurred in accordance with the Purchaser Credit Policy shall be solely for the account of Deutsche Bank (“Deutsche Bank’s Exposures”), and (iv) the Purchaser shall establish effective as of Closing and maintain at all times thereafter until the later of (A) the date on which Conversion is completed and (B) the date on which no Services are provided to or required by the Serviced Parties pursuant to Section 2.5 of the Transition Support Agreement, a credit risk indemnity or a standby letter of credit in form and substance reasonably satisfactory to Deutsche Bank and the Purchaser.

(b) After the Closing, the Purchaser Credit Policy shall be subject to (i) cancellation at the direction of the Purchaser upon reasonable prior notice in writing and (ii) such amendments as may be reasonably requested from time to time by the Purchaser. The Service Providers (as defined in the Transition Support Agreement) shall cooperate with the Serviced Parties (as defined in the Transition Support Agreement) from time to time in making and implementing any such amendments; provided, however, that such amendments are not prohibited by applicable Law and can reasonably be implemented by the Service Providers in the ordinary course of their businesses.

(c) Deutsche Bank will maintain, solely to the extent of Purchaser’s Exposures, for the benefit of the Purchaser or the applicable Purchasing Subsidiary on and after the Closing Date and until the relevant collateral is transferred to the Purchaser, a first priority perfected security interest in the collateral pledged by the relevant Clients (including securities, cash and other pledged assets) to secure Purchaser’s Exposures and, in consultation with the Purchaser, shall establish appropriate control arrangements with respect to such collateral remaining in accounts maintained with or through Deutsche Bank and, if necessary to maintain the first priority perfection of any such security interest held for the benefit of the Purchaser, establish separate direct deposit accounts with respect to pledged cash.

SECTION 5.13. Other Agreements; Notifications. Until the expiration of the term of the Transition Support Agreement, Deutsche Bank shall take all action reasonably necessary to ensure the continued availability from, and provision by, third parties of those services to be provided to the Purchaser under the Transition Support Agreement following the Closing.

SECTION 5.14. Client Contracts; Assignment; Meetings. (a) Each of the Parties shall, from and after the date hereof, take all reasonable action to cooperate with the other Party to develop and execute a joint strategy for seeking the consent to novation or assignment of each Client Contract requiring a novation or assignment in order to be assigned or otherwise transferred to the Purchaser or the relevant Purchasing Subsidiary in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, Deutsche Bank agrees that as part of such cooperation, to the extent permitted by applicable Law, it shall make available the resources and personnel of the Business (including senior personnel) to assist the Purchaser in the activities contemplated by this Section 5.14; provided, however, that Deutsche Bank shall not be required to take any action that would interfere with the operation of the Business in the ordinary course or interfere with its ability to consummate the transactions contemplated hereby as promptly as practicable. From and after the date hereof until the Closing Date, except as otherwise contemplated herein, no Party shall make, or cause to be made, any written communication with any Client in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party and the Parties shall cooperate as to the timing and contents of any such communication, and the Purchaser shall not initiate any contact (whether written or oral) with any Client with respect to the transactions contemplated by this Agreement. Prior to the Closing Date, except as prohibited by applicable Law or Client Contract, each Party hereto shall use its reasonable best efforts to promptly report to the other the occurrence and substance of any material oral communication with, and shall provide to the other Party any written communication with or from, a Client relating to the transactions contemplated by this Agreement. Except as set forth above, the foregoing provisions shall not prohibit or restrict the ability of Deutsche Bank, the Sellers or the DB Entities to communicate (including in writing) with Clients in the ordinary course of business.

(b) Subject to, and in accordance with, the provisions of the applicable Ancillary Agreements and the other provisions herein, the Parties will use their respective reasonable best efforts to obtain the consent of each Client to the assignment or novation of the Client Contracts with such Client, where such consent is required in order to permit such assignment or novation; it being understood that unless otherwise required herein or in such Ancillary Agreements, Deutsche Bank shall have no obligation to seek such consent until after the Closing. Without limiting the foregoing, from and after the Closing, each Party shall take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required, in each case under applicable Law and each Client Contract, to consummate and make effective the assignments of Client Contracts contemplated by this Agreement, as promptly as reasonably practicable.

(c) As promptly as reasonably practicable after the date of this Agreement, Deutsche Bank and the Purchaser shall agree on a form (or forms, in each case appropriate for the applicable jurisdiction) of joint statement by Deutsche Bank and the Purchaser to each of the Clients (in each case to be reasonably acceptable to the Parties). To the extent not prohibited by Law or the applicable Client Contract and subject to any applicable Ancillary Agreements, in such joint statement (i) Deutsche Bank shall notify the Client of its sale of the Business, and (ii) Deutsche Bank and the Purchaser shall recommend that each Client appoint the Purchaser or one of its designated Subsidiaries as the successor service provider under the applicable Client Contract. The joint statement shall be delivered by Deutsche Bank to each such Client as promptly as reasonably practicable after the Closing Date. In addition, Deutsche Bank agrees to cooperate with the Purchaser in arranging a “webcast” or similar type communications to all Clients, including by assisting the Purchaser in notifying Clients of such communication, provided that Deutsche Bank shall have the opportunity to review and approve the content of any such communication.

(d) From the date of this Agreement through the Closing Date, Deutsche Bank shall, and shall cause representatives of the Business to, in consultation with the Purchaser and subject to applicable Law and any restrictions contained in the applicable Client Contracts, use its reasonable best efforts to arrange mutually convenient personal meetings between representatives of Deutsche Bank, the Purchaser and such Clients upon consent of the Client (but in any event numbering no more than 150 such Clients) mutually identified by the Purchaser and Deutsche Bank from time to time after the date hereof. All such meetings shall be scheduled or at such mutually convenient times as the parties agree and in no event shall any such meetings be conducted without a representative of each Party. The Parties shall, after any such meeting with a Client, consult with each other in good faith to determine whether, considering the tenor and substance of any such meeting, a formal solicitation of consent to assignment of the applicable Client Contract should be sent to such Client prior to the Closing Date (to be effective no earlier than the Closing). Clients consenting to such meetings shall be advised that Deutsche Bank and the Purchaser are separate legal entities and that consummation of the transactions contemplated by this Agreement is subject to regulatory approvals.

(e) Notwithstanding the provisions of this Section 5.14, it is understood that Deutsche Bank will, after the date hereof and prior to the Closing, seek the consents to the assignment of Client Contracts as contemplated by the DeAM Agreement and nothing herein shall affect or modify the Parties’ obligations pursuant to the provisions of the DeAM Agreement relating to the solicitation of consents.

(f) The obligations of Deutsche Bank under this Section 5.14 shall survive the Closing but shall terminate on the 18-month anniversary of the Closing Date.

SECTION 5.15. Conversion Plan; Delivery of Custodial Assets; Deposits; Access; Further Assurances. (a) The Parties shall cooperate in good faith to prepare as soon as reasonably practicable a conversion plan reasonably satisfactory to the Parties setting forth all tasks required to effect the Conversion as soon as reasonably practicable, with minimal disruption to the Business.

(b) Notwithstanding the provisions of Sections 2.02(a) and 2.03(a) to the contrary, the Purchaser and the Purchasing Subsidiaries shall not at the Closing assume Deutsche Bank’s and the Seller’s liabilities and obligations with respect to Deposits carried by Deutsche Bank and the Sellers and no Custodial Assets held by Deutsche Bank and the Sellers in respect thereof shall be transferred to the Purchaser or the Purchasing Subsidiaries at the Closing, except as set forth in this Section 5.15. At the Conversion of any Client or other account (or if an applicable Client Contract does not permit such transfer, at such later time as such Client Contract is no longer subject to the Servicing Agreement), (A) the liabilities and obligations with respect to Deposits and Commingled Deposits carried in respect thereof shall be transferred to and assumed by the Purchaser or a Purchasing Subsidiary; provided that the Purchaser and the Purchasing Subsidiaries shall not be obligated to assume in the aggregate more than €10 billion of such Deposits and Commingled Deposits; and provided, further, that the Purchaser may in its sole discretion elect to assume a greater aggregate value of Deposits and Commingled Deposits and (B) Deutsche Bank shall, and shall cause the Sellers to, release, transfer and deliver to the Purchaser or the applicable Purchasing Subsidiary (or as the Purchaser or the relevant Purchasing Subsidiary may direct) all Custodial Assets held in respect of such assumed Deposits and

Commingled Deposits in accordance with Section 5.15(c). All Deposit liabilities not so assumed shall be subject to the provisions of the Ancillary Revenue Transfer Agreement.

(c) Subject to Section 5.11 and Section 5.19, from and after the Closing, in conjunction with each Conversion with respect to a Client or other account (or if the applicable Client Contract does not permit such transfer, at such later time as such Contract is no longer subject to the Servicing Agreement), Deutsche Bank shall, and shall cause the Sellers to, release, transfer and deliver to the Purchaser or the applicable Purchasing Subsidiary (or as the Purchaser or the relevant Purchasing Subsidiary may direct) all Custodial Assets held by them in respect of such Client or other account, directing such necessary parties, and executing such instruments, assignments, endorsements and other documents as the Purchaser may prepare, to effect and complete such transfers as the Purchaser may reasonably request. Deutsche Bank shall, and shall cause the relevant Sellers to execute such additional documentation as may be reasonably necessary to facilitate the proper transfer of the Custodial Assets. Deutsche Bank shall prepare from its records, and deliver to the Purchaser, accurate and complete schedules of such transferred Custodial Assets.

(d) Deutsche Bank hereby agrees to deliver to the Purchaser or the applicable Purchasing Subsidiary, on or following the Closing Date as the Purchaser may reasonably request, all other Purchased Assets. The cost of any UCC or similar foreign filings and any registrations in connection therewith shall be borne by the Purchaser and Deutsche Bank in equal parts. Deutsche Bank shall promptly comply with all reasonable requests of Clients to transfer Custodial Assets and Account Documents to the Purchaser. Deutsche Bank shall be entitled to keep copies (or, if required by Law, originals so long as it delivers copies thereof to the Purchaser) of all Account Documents. Prior to the Closing Date, Deutsche Bank shall, and shall cause the Sellers and the DB Entities to, (i) segregate all Custodial Assets held for the benefit of Clients from assets not serviced by the Business and (ii) hold such Custodial Assets in accounts separate and apart from those accounts holding assets not serviced by the Business.

(e) Deutsche Bank and the Purchaser shall cooperate in all reasonable respects to assist one another in transferring data relating to the Assets from Deutsche Bank to the Purchaser. The records (including computer records), files and other information in written or recorded form relating to and in connection with provision of services to Clients in respect of which the Purchaser or a Purchasing Subsidiary acts as a successor service provider, shall in all material respects accurately reflect information supplied to the Business by third parties and all material actions taken by the Business.

(f) With respect to each Client, Deutsche Bank agrees that, from the date hereof until such Client notifies Deutsche Bank that a successor service provider has been appointed under such Client’s Client Contracts and, if the Purchaser or a Subsidiary of the Purchaser is appointed as such successor service provider, then until such time as the Custodial Assets and the Account Documents are delivered to such party, Deutsche Bank shall (except to the extent prohibited by Law or the Client Contracts) give the Purchaser and its officers, directors, employees, agents, accountants, counsel and representatives reasonable access during normal business hours to the offices, properties, books and records relating to such Client which are in the possession of Deutsche Bank and the Sellers.

(g) With respect to each Transferred Employee, Deutsche Bank agrees that, after the Closing Date, Deutsche Bank shall give (except to the extent prohibited by Law) the Purchaser and its officers, directors, employees, agents, accountants, counsel and representatives reasonable access during normal business hours to the offices, properties, books, records and personnel files relating to such Transferred Employee in the possession of Deutsche Bank and the Sellers.

(h) On or after the date that the Purchaser or a Subsidiary of the Purchaser is appointed successor service provider under any Client Contract, Deutsche Bank shall promptly refer to the Purchaser any telephone calls, letters, notices and inquiries relating to such Client Contract. Deutsche Bank will also promptly transfer and deliver to the Purchaser any cash or other property which may come into Deutsche Bank’s possession or which Deutsche Bank may receive for the account of any such Client after such date. From time to time, at the request of the Purchaser and without further consideration, Deutsche Bank shall, and shall cause the relevant Sellers to, execute, acknowledge and deliver such documents or instruments and take such other action as the Purchaser may reasonably request to complete the assignment, conveyance and transfer of any of the assets, properties, rights or claims relating to any such Client.

SECTION 5.16. Termination of Intra-Group Arrangements; Sub-Agency Agreements. Except (a) as set forth on Section 5.16 of the Seller Disclosure Schedule, (b) as otherwise contemplated by this Agreement or the Ancillary Agreements, and (c) in respect of Client Contracts and as set forth in Section 5.11, Deutsche Bank shall, and shall cause its Affiliates to, immediately prior to the Closing, execute and deliver such releases, termination agreements and discharges, in form and substance mutually satisfactory to Deutsche Bank and the Purchaser, as are necessary to (i) release and discharge Deutsche Bank and such Affiliates (other than the DB Entities) from any and all obligations owed (x) to the DB Entities or (y) in connection with the Business, to Deutsche Bank or any of its Affiliates, (ii) release and discharge the DB Entities from any and all obligations owed to Deutsche Bank or any Affiliate thereof (other than the DB Entities) and (iii) terminate all arrangements, commitments, contracts and understandings among Deutsche Bank and any Affiliate thereof, which would, absent such termination, constitute an Asset, an Assumed Liability or a liability of a DB Entity. Prior to the Closing, Deutsche Bank shall cause the DB Entities to terminate, pursuant to instruments reasonably satisfactory to the Purchaser, each of the Sub-Agency Agreements to which a DB Entity is a party.

SECTION 5.17. Subleases. (a) At the Closing, Deutsche Bank shall, or shall cause its applicable Affiliate set forth on Schedule 5.17(a)(i) to, and the Purchaser shall, or shall cause its applicable Affiliate set forth on Schedule 5.17(a)(i) to, enter into and deliver agreements (the “Sub-Lease Agreements”) to sublease (from Deutsche Bank or such Affiliate of Deutsche Bank to the Purchaser or such Affiliate of the Purchaser) the premises described on Schedule 5.17(a)(i), on the terms described in Exhibit E hereto. At the Closing, Deutsche Bank shall, or shall cause its applicable Affiliate set forth on Schedule 5.17(a)(ii) to, and the Purchaser shall, or shall cause its applicable Affiliate set forth on Schedule 5.17(a)(ii) to, enter into and deliver agreements (the “Lease Agreements”) to lease (from Deutsche Bank or such Affiliate of Deutsche Bank to the Purchaser or such Affiliate of the Purchaser) the premises described on Schedule 5.17(a)(ii), on the terms described in Exhibit F hereto.

(b) Prior to the Closing, Deutsche Bank shall cause (i) The World Markets Company plc to assign to Deutsche Bank AG –London Branch the lease relating to the World Markets House, Crewe Toll, Edinburgh, (ii) The World Markets Company plc to assign to Deutche Bank AG – London Branch the lease relating to 27 Chancery Lane, London, and (iii) InterSec Research Corporation to assign to an Affiliate of Deutsche Bank (other than a DB Entity) the lease relating to the second floor of Kreuzstrasse 39, 8008 Zurich, Switzerland, in each case, pursuant to instruments reasonably satisfactory to the Purchaser.

SECTION 5.18. Grant of License. (a) At the Closing, Deutsche Bank shall cause each of the Sellers and each other Affiliate of Deutsche Bank that is an owner of any Licensed Retained Intellectual Property set forth on Section 5.18 of the Seller Disclosure Schedule (collectively, the “Deutsche Bank Licensors”) to, and the Purchaser shall, enter into a License Agreement in the form attached as Exhibit G hereto (the “License Agreement”) pursuant to which the Deutsche Bank Licensors will grant the Purchaser, effective at Closing, a worldwide, irrevocable, non-exclusive, perpetual, royalty free, paid up right and license to use the Licensed Retained Intellectual Property solely for use in connection with the continued conduct of the Business by the Purchaser after the Closing Date and in connection with the ordinary conduct of the corresponding business of the Purchaser. The License Agreement shall provide that the rights and licenses granted thereunder may be freely sublicensed, without the prior consent of Deutsche Bank or any Deutsche Bank Licensor, to any Affiliate of the Purchaser, any third party but solely to the extent such third party shall use the licensed intellectual property to support the conduct of the Business operations of the Purchaser or any of its Affiliates, or any Person that acquires substantially all the assets of the Purchaser or of a division of the Purchaser that uses the licensed intellectual property in the ordinary course of the Business.

(b) At the Closing, the Purchaser shall, and shall cause each applicable Purchasing Subsidiary to, enter into a License Back Agreement in the form attached as Exhibit H hereto (the “License-Back Agreement”), pursuant to which the Purchaser and such Purchasing Subsidiaries will grant to Deutsche Bank, effective at Closing, a worldwide, non-exclusive, perpetual, royalty free, paid up right and license to use the Transferred Intellectual Property (i) in connection with the provision of services to the Purchaser and its Affiliates in support of the Business pursuant to the Transition Support Agreement, and (ii) to the extent currently used as an incidental part of the then existing (as of the Closing Date) systems of Deutsche Bank (an “Incidental Use”); provided, that such license for the Incidental Use of the Transferred Intellectual Property shall include the right to further develop and use such Intellectual Property in connection with any Incidental Use but only to the extent that such developed Intellectual Property does not constitute a material portion of any system of Deutsche Bank with functionality comparable to any material system of Purchaser used in the continued conduct of the Business by Purchaser after the Closing Date or in connection with the ordinary conduct of the corresponding business of Purchaser. Deutsche Bank may assign or sublicense the license granted under this Section 5.18(b) to any Affiliate, but such assignment or sublicense will either (i) be assigned back to Deutsche Bank or any of its Affiliates or (ii) terminate, as to such Person, upon such Person ceasing to be an Affiliate of Deutsche Bank or upon a sale of all or substantially all of the business of such Person.

SECTION 5.19. Assumed Broker-Dealer Facilities. (a) Promptly following the date hereof (and in any event sufficiently in advance of the 30th day following the date hereof to allow the Purchaser sufficient time to make a preliminary credit determination with respect to such Broker-Dealer Facilities), Deutsche Bank shall, unless prohibited by applicable Law or the terms of such Broker-Dealer Facility, provide all information reasonably requested by the Purchaser with respect to each Broker-Dealer Facility listed on Section 3.21(e) of the Seller Disclosure Schedule. No later than the 30th day following the date hereof, the Purchaser shall complete a preliminary credit review with respect to each such Broker-Dealer Facility and shall notify Deutsche Bank in writing whether it is the Purchaser’s intention, based on such preliminary review (and subject to the final sentence of this Section 5.19(a)), that such Broker-Dealer Facility be an Assumed Broker-Dealer Facility (as defined below) (such notice, the “Assumed Broker-Dealer Notice”). With respect to any such intended Assumed Broker-Dealer Facility, if the Purchaser has identified to Deutsche Bank its desire to amend the terms or to reduce the maximum available amount of such Broker-Dealer Facility prior to it becoming an Assumed Broker-Dealer Facility, Deutsche Bank shall, subject to the final sentence of this Section 5.19(a), cooperate with the Purchaser to, and use its commercially reasonable efforts to, so effect such changes, effective as of the Closing. Prior to the Closing Date, Deutsche Bank and the Purchaser shall cooperate in all reasonable respects to ensure that, if a Broker-Dealer Facility has been identified by the Purchaser as an intended Assumed Broker-Dealer Facility (and the Purchaser has not notified Deutsche Bank in writing that it has reversed its decision with respect to such intended Assumed Broker-Dealer Facility in accordance with the final sentence of this Section 5.19(a)) such Assumed Broker-Dealer Facility is assigned or novated in full to the Purchaser or a Purchasing Subsidiary, (each such Broker-Dealer Facility, as amended or reduced at the request of the Purchaser prior to the Closing, being, at Closing, an “Assumed Broker-Dealer Facility”). The Purchaser acknowledges that upon the expiration or termination of any Assumed Broker-Dealer Facility in accordance with its terms, the Purchaser or the applicable Purchasing Subsidiary shall be solely responsible for negotiating and effecting any replacement facility (and, for the avoidance of doubt, Deutsche Bank and its Affiliates shall not be obligated to renew, amend or modify any Assumed Broker-Dealer Facility). As soon as possible following the Purchaser’s delivery of the Assumed Broker-Dealer Notice, and in any event no later than the 20th Business Day prior to the Closing Date, the Purchaser shall notify Deutsche Bank if, as a result of any final credit review or approval process, a Broker-Dealer Facility identified in the Assumed Broker-Dealer Notice as an intended Assumed Broker-Dealer Facility, is to be treated at the Closing Date as an “Excluded Broker-Dealer Facility” instead.

(b) Deutsche Bank will maintain, solely to secure obligations arising under Assumed Broker-Dealer Facilities after the Closing Date, for the benefit of the Purchaser or the applicable Purchasing Subsidiary and until the relevant collateral is transferred to the Purchaser, its existing perfected security interests in the collateral pledged by the relevant Clients (including securities, cash and other pledged assets) under such Assumed Broker-Dealer Facilities and, in consultation with the Purchaser, shall establish appropriate control arrangements with respect to such collateral remaining in accounts maintained with or through Deutsche Bank and, if necessary to maintain the perfection of any such security interest held for the benefit of the Purchaser or the applicable Purchasing Subsidiary, establish separate direct deposit accounts with respect to pledged cash.

(c) Deutsche Bank and the Purchaser will cooperate in good faith to establish and maintain from and after the Closing Date appropriate funding mechanisms for the continued funding of the Assumed Broker-Dealer Facilities by the Purchaser or the applicable Purchasing Subsidiary on an uninterrupted basis, including the establishment of one or more funding accounts by the Purchaser or such Purchasing Subsidiary with Deutsche Bank.

SECTION 5.20. Deutsche Bank Non-Competition/Non-Solicitation. (a) Until the sixth anniversary of the Closing Date, Deutsche Bank shall not, and shall not permit any of its Subsidiaries or Affiliates to, directly or indirectly, engage in any Restricted Business, or own, manage, operate, or control, or participate in the ownership, management or control of, or have (or acquire) an interest in or assets of, any Person, enterprise or business that engages in a Restricted Business (other than as a passive investor in less than 5% of any class of the outstanding capital stock of a publicly-traded corporation).

(b) Until the fifth anniversary of the Closing Date, Deutsche Bank shall not, and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective officers, directors, employees or agents to, directly or indirectly, solicit, encourage or induce any Transferred Employee to leave the employment of the Purchaser or any of its Subsidiaries or Affiliates (or any successors thereto) or, until the fifth anniversary of the Closing Date, hire any of such persons; provided, however, that it shall not be a violation of this clause (b) to (i) hire any Transferred Employee whose employment in the Business has been terminated by the Purchaser or its Affiliates after the Closing Date or (ii) engage in general employment solicitation activities, such as newspaper advertisements, that are not directed specifically at employees of the Purchaser or its Subsidiaries or Affiliates or to hire persons not solicited in violation of this clause (b) who had not been employees of the Purchaser or its Subsidiaries or Affiliates (or any successors thereto) for a period of at least six months prior to such hiring.

(c) Notwithstanding anything to the contrary in paragraph (a) above, Deutsche Bank and its Subsidiaries may: (i) acquire a controlling ownership interest in, or all or substantially all of the assets or businesses of, any Person that derived, in the last full calendar year for which financial statements are available, less than fifty percent (50%) of its aggregate consolidated revenues from Restricted Business, provided that the primary purpose of engaging in any such transaction is not to evade the general prohibitions set forth in paragraph (a) above; (ii) acquire any other ownership interest in any Person, and have the right to appoint less than fifty percent of the directors (or members of a similar body) of any Person, that derived, in the last full calendar year for which financial statements are available, less than twenty percent (20%) of its aggregate consolidated revenues from Restricted Business, provided that the primary purpose of engaging in any such transaction is not to evade the general prohibitions set forth in paragraph (a) above; provided further, however, that Deutsche Bank shall not, and shall cause its Affiliates in which it owns more than 50% of the equity not to, enter into any preferred arrangement relating to the Restricted Business with any such Person; (iii) perform its obligations under this Agreement and the Ancillary Agreements; (iv) solely as may be necessary and in the ordinary course of business, hold or acquire, in a fiduciary or agency capacity for parties that are not Affiliates of Deutsche Bank, or in connection with extensions of credit in the ordinary course of business to any non-Affiliate of Deutsche Bank, any interest in any business engaged in a Restricted Business; and (v) engage in a Permitted Business.

(d) Notwithstanding anything to the contrary contained in this Section 5.20, until the sixth anniversary of the Closing Date, Deutsche Bank shall not, and shall not permit any of its Subsidiaries or Affiliates (including without limitation any newly acquired Person) to, directly or indirectly, (A) solicit Persons who were Clients on the Closing Date with respect to the provision to such Person of products or services provided by the Business on the Closing Date other than (1) general solicitations to the industry or public or general advertising or responses to RFPs from such Persons and (2) the provision of services to clients and customers of any newly acquired Person or business existing on the date of the acquisition or (B) otherwise encourage or induce Persons who were Clients on the Closing Date to reduce, terminate or otherwise cease to receive products or services provided by the Business on the Closing Date from Purchaser or its Affiliates.

(e) For purposes of this Section 5.20:

(i) “Restricted Business” means the provision by Deutsche Bank, the DB Entities and the Sellers (i) any place in the world of global custody services, master trust/master custody services, benefit payment services, master trust accounting services, trustee accounting and administration services, offshore fund administration and custody services (including, without limitation, trust and depositary services, fund accounting services, fund administration services, trustee and domiciliary services, transfer agency services and management company services), fund administration and accounting services (including, without limitation, custodial services, trusteeship services, depositary services, pricing services and depotbank services), performance measurement services and custodial and third party (but not principal) securities lending services, (ii) of broker/dealer clearing services in the United States of America, (iii) of local custody services in the United States of America and the United Kingdom, and (iv) of Agent Fund Trading Services; provided, that the “Restricted Business” shall not include: (A) the provision of any services (1) within the scope of (i) and (iii) above, for issuers of debt, equity, asset-backed and other securities under various indentures and agreements, and other services provided in the ordinary course of the CTAS Business, (2) within the scope of (i) and (iii) above through separate accounts to private clients for the ultimate benefit (including through entities or trusts) of individuals, families, charities or small or medium-size businesses or to employee plans for small and medium-size businesses or by Deutsche Investment Management Americas Inc. (formerly Zurich Scudder Investments, Inc.) and its wholly-owned Subsidiaries for its U.S. proprietary investment products, (3) within the scope of (i) above by DB Trust Bank Japan ancillary to its provision of investment management services, other than global custody services or (4) within the scope of (i) above by Deutsche Bank SAE or Deutsche Bank (Swiss) AG ancillary to the provision of investment management services; (B) the provision in Poland, the Czech Republic, India and Indonesia of depotbank services ancillary to their provision of investment management services; (C) the provision in Europe (other than the United Kingdom and the Republic of Ireland) and the Channel Islands to individuals and small and medium-sized businesses of customary ancillary custody services in respect of holdings of global securities; (D) the conduct by the european transaction bank AG or any successor thereto of the ETB Business, or of local or global custody services to retail banking businesses of European banks including Deutsche Bank or any of its banking Affiliates (other than the provision of global custody and United States and United

Kingdom local custody services and depotbank services to institutional investors, including collective investment products and pension funds); (E) the provision of services otherwise within the definition of “Restricted Business” by Deutsche Asset Management (other than by the DB Entities or the Sellers) in the ordinary course of business consistent with past practices to funds, entities and accounts advised by Deutsche Asset Management; and (F) the operation of the BT Alex Brown correspondent clearing business consistent with past practices. In construing the scope of the term “Restricted Business,” it is the intention of the parties that the Restricted Business shall encompass only the type and scope of activities of Deutsche Bank, the DB Companies and the Sellers conducted on the date hereof in Deutsche Bank’s Global Securities Services division.

(ii) “Permitted Business” shall mean (A) the business of underwriting securities, dealing securities, brokerage of securities, private equity investments on behalf of clients and customers in securities, and other similar transactions involving securities, and the provision of customary ancillary custody and clearing services in connection therewith, in each case, entered into in the ordinary course of the business of Deutsche Bank or its Affiliates consistent with past practice other than for the primary purpose of engaging in a Restricted Business, (B) any other business conducted by any trading desk or similar function operated by Deutsche Bank or its Affiliates or by any Person in a fiduciary capacity, and the provision of ancillary custody and clearing services in connection therewith in the ordinary course of business of Deutsche Bank or its Affiliates consistent with past practice, other than for the primary purpose of engaging in a Restricted Business, (C) the provision of self-custody by Deutsche Bank and its Affiliates, (D) the business of providing local custody services for any jurisdiction other than the United States of America or the United Kingdom other than for the primary purpose of engaging in a Restricted Business, including, in connection herewith, the maintenance of non-U.S. and non-U.K. local custody client relationships and contracts in the United States and the United Kingdom, (E) own and, in connection therewith, participate in the management of, entities engaged in the business of central securities depositories, international central securities depositories, stock exchanges, securities markets (including electronic securities markets) and electronic communication networks (ECNs), other than for the primary purpose of engaging in a Restricted Business, (F) shareholder, post-IPO, annual shareholder meeting, registrar and related services, other than for the primary purpose of engaging in a Restricted Business, (G) vault and related physical safekeeping services in the ordinary course of business consistent with past practice, other than for the primary purpose of engaging in a Restricted Business, (H) any prime brokerage business (other than third party and custodial securities lending), other than for the primary purpose of engaging in a Restricted Business, (I) the provision of common depository and specialized depository services (i.e. holding physical or dematerialized or book-entry securities) to international central securities depositories in the ordinary course of business consistent with past practice, other than for the primary purpose of engaging in a Restricted Business; (J) the provision of services and products to Non-Consenting Clients ; (K) the provision of trustee accounting and administration services to hedge funds and other special purpose vehicles by the corporate services group of the CTAS Business managed from the Channel Islands consistent with past practice other than for the primary purpose of engaging in the Restricted Business; (L)

the operation of each Deferred Business until the Deferred Closing in respect thereof; and (M) services in respect of any Transferred DeAM Contract for which Deutsche Bank has paid the Purchaser an Applicable Clawback Amount pursuant to Section 2.10(g).

(iii) “Non-Consenting Client” means any Client identified in writing to the Purchaser with the consent of the Purchaser, not to be unreasonably withheld, which, on or after the date of the Confidentiality Agreement, (A) has indicated that it will not (due to the Purchaser being a U.S.-domiciled Person) appoint the Purchaser or one of its Subsidiaries as the successor agent, trustee, custodian or service provider, as the case may be, under the applicable Client Contract pursuant to this Agreement and the Ancillary Agreements, and (B) has not appointed any successor agent, trustee, custodian or service provider, as the case may be, under the applicable Client Contract pursuant to this Agreement and the Ancillary Agreements.

(f) Deutsche Bank acknowledges that this Section 5.20 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser. Deutsche Bank acknowledges that the covenants of Deutsche Bank set forth in this Section 5.20 are an essential element of this Agreement and that, but for the agreement of Deutsche Bank to comply with these covenants, the Purchaser would not have entered into this Agreement. Deutsche Bank and the Purchaser agree that money damages would be an inadequate remedy for any breach of Section 5.20. Therefore, in the event of a breach or threatened breach of Section 5.20, the Purchaser may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions thereof. Deutsche Bank has independently consulted with its counsel and after such consulatation agrees that the covenants set forth in this Section 5.20 are intended to be reasonable and proper in scope, duration and geographical area and in all other respects. If any such covenant is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a court or any other Governmental Authority of competent jurisdiction, Deutsche Bank and the Purchaser agree that: (i) such determination shall not affect the validity or enforceability of (A) the offending term or provision in any other situation or in any other jurisdiction or (B) the remaining terms and provisions of Section 5.20 in any situation in any jurisdiction; (ii) the offending term or provision shall be reformed rather than voided and the court or Governmental Authority making such determination shall have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or enforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in Section 5.20 enforceable to the fullest extent permitted by applicable Law; and (iii) the restrictive covenants set forth in Section 5.20 shall be enforceable as so modified.

SECTION 5.21. Delivery of Closing Revenue Run-Rate Schedule. Deutsche Bank shall deliver to the Purchaser not later than the second Business Day prior to the Closing Date a schedule (the “Closing Revenue Run-Rate Schedule”) setting forth (i) by Client, the annualized Fee Revenues, of Deutsche Bank, the Sellers and the DB Entities in respect of the Business during the Closing Measurement Period, (ii) the total annualized net interest income accrued in accordance with U.S. GAAP consistent with the preparation of the Business Revenue and Cost Statement by Deutsche Bank, the Sellers and the DB Entities in respect of the Business during the Closing Measurement Period, (iii) the total annualized F/X revenue accrued in accordance with U.S. GAAP consistent with the preparation of the Business Revenue and Cost Statement by the Business during the Closing Measurement Period, (iv) the annualized Mariner to Client Template Reconciliation revenues accrued by Deutsche Bank, the Sellers and the DB Entities in respect of the Business during the Closing Measurement Period, and (v) the annualized unassigned revenue accrued by Deutsche Bank, the Sellers and the DB Entities in respect of the Business during the Closing Measurement Period. Deutsche Bank shall consult and cooperate with the Purchaser with respect to the preparation of the Closing Revenue Run-Rate Schedule. The Closing Revenue Run-Rate Schedule shall identify those Clients that are DeAM Clients or DeAM Parties. The Closing Revenue Run-Rate Schedule shall be prepared on a basis consistent with the preparation of Section 3.21(a) of the Seller Disclosure Schedule.

SECTION 5.22. Securities Process Liabilities. Promptly after the first anniversary of the Closing, the Purchaser shall pay to Deutsche Bank an amount equal to (a) €15 million, less (b) the Securities Processing Liabilities. The Purchaser shall deliver to Deutsche Bank, within fifteen (15) months following the Closing Date, documentary evidence in form and substance reasonably satisfactory to Deutsche Bank of the actual payment by the Purchaser to third parties of all Securities Processing Liabilities (the aggregate amount of such Securities Processing Liabilities so evidenced being, “Verified Securities Processing Liabilities”). The Purchaser shall pay to Deutsche Bank promptly thereafter the sum of (x) Securities Processing Liabilities less (y) Verified Securities Processing Liabilities.

SECTION 5.23. Referral Fees. Following the Closing, the Purchaser shall pay to Deutsche Bank a referral fee equal to 15% of the Fee Revenue received by the Purchaser or its Affiliates for the period from the Closing Date through the first anniversary of the Closing Date (or such later date as the Parties may from time to time mutually agree) in respect of any new business obtained by the Purchaser or its Affiliates from third parties during such period in respect of services outside the scope of the Business as a result of a referral from Deutsche Bank or its Affiliates.

SECTION 5.24. Replacement of Guaranties. (a) Deutsche Bank shall use its reasonable best efforts to cause itself or one or more of its Affiliates (other than the DB Entities) to be substituted in all respects for the DB Entities, effective as of the Closing, in respect of all obligations of any DB Entity under each guaranty, bonding arrangement, letter of credit and letter of comfort listed on Section 3.23(a) of the Seller Disclosure Schedule. In the event having so used its reasonable best efforts Deutsche Bank has not obtained any third party consents required for such substitution, Deutsche Bank shall indemnify and hold the Purchaser and its Affiliates (including the DB Entities) harmless from and against any Damages suffered by such Persons in respect of such obligations for which such a substitution has not been made as of the Closing.

(b) The Purchaser shall use its reasonable best efforts to cause itself or one or more of its Affiliates to be substituted in all respects for Deutsche Bank or the applicable

Affiliate thereof, effective as of the Closing, in respect of all obligations of Deutsche Bank and its Affiliates under each of the guaranties, bonding arrangements, letters of credit and letters of credit listed in Section 3.23(b) of the Seller Disclosure Schedule. In the event having so used its reasonable best efforts the Purchaser has not obtained any third party consents required for such substitution, the Purchaser shall indemnify and hold Deutsche Bank and its Affiliates harmless from and against any Damages suffered by such Persons in respect of such obligations for which such a substitution has not been made as of the Closing.

SECTION 5.25. Capitalization of DB Entities. Prior to the Closing, Deutsche Bank shall, or shall cause an Affiliate or Affiliates thereof to, make such contributions in the form of cash to the capital of the respective DB Entities as may be required to ensure that, as of the Closing, each DB Entity shall have positive capitalization.

ARTICLE V-A

REPRESENTATIONS AND COVENANTS RELATING TO STOCK ISSUANCE

SECTION 5A.01 SEC Reports. The Purchaser represents and warrants to Deutsche Bank as follows: the Purchaser has filed, and will file prior to the Closing Date, all final registration statements, prospectuses, reports, schedules and definitive proxy statements required to be filed by it with the SEC since January 1, 2001 through the Closing Date pursuant to the Securities Act or the Exchange Act (such filings which have been filed or are required to be filed with the SEC prior to the Closing Date, the “Purchaser Reports”). As of their respective dates (or if amended or superceded by a filing prior to the date of this Agreement, as of the date of such filing), none of the Purchaser Reports contained or will contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all Purchaser Reports filed or to be filed under the Securities Act and/or the Exchange Act were prepared or will be prepared in all material respects in accordance with the published rules and regulations of the SEC with respect thereto.

SECTION 5A.02 Financial Statements. The Purchaser represents and warrants to Deutsche Bank as follows: The consolidated statements of condition of the Purchaser as of December 31, 2000 and December 31, 2001 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2000 and December 31, 2001 included in the Purchaser’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the SEC under the Exchange Act, and the consolidated statements of condition of the Purchaser as of June 30, 2002 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the period ended June 30, 2002 included in the Purchaser’s Quarterly Report on Form 10-Q for the period ended June 30, 2002 filed with the SEC under the Exchange Act (in each case, including the related notes) (collectively, the “Purchaser Historical Financial Statements”) fairly present, and each of the corresponding consolidated financial statements of the Purchaser and its Subsidiaries included in the Purchaser Reports filed subsequent to the date of this Agreement (the “Subsequent Purchaser Financial Statements”) will fairly present, in all material respects the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of the Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal fiscal year-end audit adjustments in the case of unaudited statements. Each of the Purchaser Historical Financial Statements has been prepared, and each of the Subsequent Purchaser Financial Statements will be prepared, in all material respects in accordance with U.S. GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

SECTION 5A.03 Preparation of Registration Statement; Registration Statement Procedures. (a) In the event that the Purchaser shall have delivered any Purchase Price Shares pursuant to Section 2.11, the Purchaser shall prepare, and shall, no later than the close of business on the fifteenth day following the Closing Date, file with the SEC a Registration Statement on such form as the Purchaser may reasonably deem appropriate (the “Registration Statement”) providing for the registration of the sale of the Purchase Price Shares by Deutsche Bank and any Sellers receiving Purchase Price Shares and, after the filing of the initial version of the Registration Statement, the Purchaser shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and shall use its reasonable best efforts to maintain the effectiveness of the Registration Statement through the second anniversary of the Closing Date or such shorter period as is necessary for Deutsche Bank and such Sellers to complete the sale of the Purchase Price Shares thereunder (such period, the “Effectiveness Period”).

(b) Notwithstanding anything in this Agreement to the contrary, the Purchaser shall be entitled to postpone and delay, for a reasonable period of time, but in no event more than an aggregate of 60 days during the Effectiveness Period (a “Blackout Period”), the filing or effectiveness of the Registration Statement if the Purchaser shall determine that any such filing or the offering of any Purchase Price Shares would (i) in the good faith judgment of the Board of Directors of the Purchaser, impede, delay or otherwise interfere with any pending or contemplated material acquisition, corporate reorganization or other similar material transaction involving the Purchaser or (ii) in the good faith judgment of the Board of Directors of the Purchaser, require disclosure of material non-public information (other than information relating to an event described in clause (i) above) which, if disclosed at such time, would be harmful to the best interests of the Purchaser and its shareholders; provided, however, that the Purchaser shall give written notice to Deutsche Bank of its determination to postpone or delay the filing of the Registration Statement. Upon notice by the Purchaser to Deutsche Bank of any such determination, whether before or following the effectiveness of the Registration Statement, Deutsche Bank shall, and shall cause each of its Affiliates to, keep the fact of any such notice strictly confidential, and during any Blackout Period, promptly halt any offer, sale, trading or transfer by it or them of any Purchase Price Shares for the duration of the period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Purchaser) or until the end of the Blackout Period, whichever is earlier, and promptly halt any use, publication, dissemination or distribution of the Registration Statement, the prospectus included therein, and any amendment or supplement thereto by it for the duration of the period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Purchaser) or until the end of the Blackout Period, whichever is earlier, and, if so directed by the Purchaser, will deliver to the Purchaser any copies then in its possession.

(c) Notwithstanding anything in this Agreement to the contrary, if at any time the Purchaser shall obtain a written opinion of legal counsel, which opinion is reasonably satisfactory in form and substance to Deutsche Bank, to the effect that the Purchase Price Shares may be publicly offered for sale in the United States by Deutsche Bank without restriction as to manner of sale and amount of securities sold and without registration under the Securities Act, the Purchaser shall no longer be obligated to maintain the Registration Statement, unless at a later date Deutsche Bank delivers to the Purchaser an opinion of counsel to Deutsche Bank, which opinion is reasonably satisfactory in form and substance to counsel to the Purchaser, that registration is then required as a result of a change in applicable Law.

(d) In connection with the Registration Statement, the Purchaser shall, as soon as reasonably practicable and to the extent practicable:

(i) furnish without charge to Deutsche Bank such number of copies of the Registration Statement and each amendment or supplement thereto and the prospectus included in the Registration Statement as Deutsche Bank may reasonably request in order to facilitate the public sale or other disposition of the Purchase Price Shares;

(ii) prepare and file with the SEC such amendments, post-effective amendments and supplements to the Registration Statement and the prospectus as may be necessary to maintain the effectiveness of the registration for the Effectiveness Period and to cause the prospectus (and any amendments or supplements thereto) to be filed;

(iii) use reasonable best efforts to register or qualify the Purchase Price Shares under such other securities or “blue sky” laws of such jurisdictions in the United States as are reasonably necessary and keep such registrations or qualifications in effect for so long as the Registration Statement remains in effect; provided, however, that in no event shall the Purchaser be required to qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this subparagraph (iii), be required to be so qualified; to take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the registration statement, or to subject itself to taxation in any jurisdiction where it would not otherwise be obligated to do so, but for this subparagraph (iii);

(iv) use reasonable best efforts to cause the Purchase Price Shares to be listed on the New York Stock Exchange, Inc. or on the principal securities exchange on which the Purchaser Common Stock is then listed;

(v) promptly notify Deutsche Bank after becoming aware thereof, when the Registration Statement or any related prospectus or any amendment or supplement thereto has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (A) of any request by the SEC for amendments or supplements to the Registration Statement or the related prospectus, (B) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (C) of the receipt by the Purchaser of any notification with respect to the suspension of the qualification of the Purchase Price Shares for sale in any jurisdiction or (D) within the Effectiveness Period of the happening of any event or the existence of any fact which makes any statement in the Registration Statement or any post-effective amendment thereto, prospectus or any amendment or supplement thereto, or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in the Registration Statement or post-effective amendment thereto or any prospectus or amendment or supplement thereto so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(vi) In the event that the Purchaser would be required, pursuant to Section 5A.03(d)(v), to notify Deutsche Bank of the happening of any event specified therein, the Purchaser shall, subject to the provisions of Section 5A.03(b) hereof, as promptly as practicable, prepare and furnish to Deutsche Bank a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to purchasers of Purchase Price Shares that have been registered pursuant to this Agreement, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Deutsche Bank agrees that, upon receipt of any notice from the Purchaser pursuant to Section 5A.03(d)(v) hereof, Deutsche Bank shall, and shall cause each of its Affiliates to, forthwith discontinue disposition of the Purchase Price Shares until it shall have received copies of such amended or supplemented prospectus and, if so directed by the Purchaser, to destroy or to deliver to the Purchaser all copies, other than permanent file copies, then in its possession of the prospectus (prior to such amendment or supplement) covering the Purchase Price Shares as soon as practicable after Deutsche Bank’s receipt of such notice.

(e) Deutsche Bank shall, and shall cause each of its Affiliates to, furnish to the Purchaser in writing such information regarding Deutsche Bank and its Affiliates and its and their officers, directors and shareholders and such other matters as the Purchaser may from time to time reasonably request in connection with the Registration Statement and the obtaining of state securities law or “Blue Sky” permits and approvals. Deutsche Bank shall notify the Purchaser as promptly as practicable of any inaccuracy or change in information previously furnished by Deutsche Bank to the Purchaser or of the occurrence of any event, in either case as a result of which the prospectus relating to the Purchase Price Shares contains or would contain an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly furnish to the Purchaser any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) Deutsche Bank shall bear all agent fees and commissions, underwriting discounts and commissions, and fees and disbursements of its counsel and accountants, in connection with the registration of the Purchase Price Shares pursuant to this Article V-A. The Purchaser shall bear all other fees and expenses in connection with the Registration Statement, including all registration, filing and qualification fees, (including SEC filing and the listing fees of the New York Stock Exchange or any stock exchange on which the Purchaser Common Stock is listed), all printing costs, and all fees and expenses of counsel and accountants of the Purchaser.

(g) In order to facilitate any offer, sale, trading or transfer by Deutsche Bank of any Purchase Price Shares pursuant to the Registration Statement, the Purchaser shall use reasonable best efforts to enter into such agreements (including, if the offering is an underwritten offering, an underwriting agreement customary in form and scope for underwritten secondary offerings of the nature contemplated by the Registration Statement) as may be reasonably requested by Deutsche Bank in connection with such transaction and take all other actions as are reasonably necessary in connection therewith in order to expedite or facilitate the offer, sale, trading or transfer of the Purchase Price Shares by Deutsche Bank and its Affiliates. As amplification of the foregoing and not in limitation the Purchaser shall use reasonable best efforts to (A) make such representations and warranties with respect to the Registration Statement or post-effective amendment or supplement thereto, prospectus or any amendment or supplement thereto, and documents incorporated by reference, if any, to Deutsche Bank and the underwriter, if any, of the Purchase Price Shares in form, substance and scope as are customarily made by the Purchaser in connection with offerings of shares of the Purchaser Common Stock in transactions of such kind; (B) obtain an opinion of counsel in customary form and covering matters of the type customarily covered by such an opinion, addressed to such underwriter, if any, and to Deutsche Bank; (C) obtain a “comfort” letter or letters from the independent certified public accountants who have certified the Purchaser’s most recent audited financial statements that are incorporated by reference in the Registration Statement which is addressed to Deutsche Bank and the underwriter, if any, such letter or letters to be in customary form and covering such matters of the type customarily covered by “comfort” letters of such type; (D) deliver such documents and certificates as may be reasonably requested by Deutsche Bank and the underwriter, if any, of the Purchase Price Shares to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Purchaser; and (E) arrange for and participate in, at its own cost, all marketing programs and “road shows” reasonably requested by Deutsche Bank in connection with the offer, sale, trading or transfer of the Purchase Price Shares.

(h) Nothing in this Section 5A.03 shall affect or supercede any of the transfer restrictions contained in Section 5A.04.

SECTION 5A.04 Restrictions on Transfer. (a) Except as otherwise provided in this Section 5A.04, from the Closing Date until the six month anniversary of the Closing Date (such period, the “Restricted Period”), Deutsche Bank shall not, and it shall not permit any of its Affiliates to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of the Purchase Price Shares, or (ii) enter into any swap, short sale or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Purchase Price Shares, whether any such transaction described in clause (i) or clause (ii) is to be settled by delivery of the Purchase Price Shares or such other securities, in cash or otherwise (each such action or transaction described in clause (i) or (ii), a “Transfer”); provided, however, that nothing in this Section 5A.04 shall restrict (i) Transfers between or among Deutsche Bank and its Affiliates as long as the transferee agrees in writing, for the benefit of the Purchaser to be bound by the provisions of this Section 5A.04 or (ii) a Basket Hedge. “Basket Hedge” means any option, right, warrant, swap, short sale or other arrangement that transfers to another, in whole or in part, any of the economic consequences of the ownership of a basket of securities that does not include any Purchaser Common Stock.

(b) From and after the Closing, Deutsche Bank agrees that it shall not, and shall not permit any of its Affiliates to, Transfer any Purchase Price Shares in any transaction not otherwise prohibited by this Section 5A.04 except (i) in an underwritten public offering in a manner designed to result in a wide distribution, (ii) in one or more transactions to any Person or group (within the meaning of Rule 13d-1 under the Exchange Act) where the aggregate amount of Purchase Price Shares Transferred to such Person or group does not exceed 1% of the total number of shares of Purchaser Common Stock outstanding, or (iii) in one or more transactions to any Person specified in Rule 13d-1(b)(1)(ii) promulgated under the Exchange Act that would be eligible based on such Person’s status and passive intent with respect to the ownership, holding and voting of such Purchase Price Shares to report such Person’s ownership of Purchase Price Shares on Schedule 13G (assuming such Person owned a sufficient amount of Purchaser Common Stock to require such filing).

(c) During the period from the three-month anniversary of the Closing Date until the six-month anniversary of the Closing Date, Deutsche Bank and its Affiliates shall be permitted, notwithstanding the restrictions contained in Section 5A.04(a) (but subject to the restrictions contained in Section 5A.04(b)), to Transfer a number of Purchase Price Shares equal to the number of restricted shares of the Purchaser Common Stock that could be sold for the account of an affiliate of the Purchaser under the provisions of Rule 144(e)(1) promulgated under the Securities Act during such three month period.

(d) The restrictions on Transfer contained in Section 5A.04(a) and 5A.04(b) shall terminate and cease to apply in the event that, at any time, the representations and warranties of the Purchaser set forth in Sections 5A.01 or 5A.02 that are qualified by “material” or “materiality” shall not be true and correct or that are not so qualified shall not be true and correct in all material respects; provided that the failure to be true and correct at such time shall not be solely due to the failure of Deutsche Bank to comply in all material respects, with the covenants of Deutsche Bank contained in Section 5A.03(e).

SECTION 5A.05 Indemnification by the Purchaser. The Purchaser will, and hereby does, indemnify and hold harmless, Deutsche Bank and its directors, officers, partners, agents and Affiliates and each other person who participates as an underwriter in the offering or sale of the Purchase Price Shares, insofar as losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement under which Purchase Price Shares held by Deutsche Bank were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, and the Purchaser will reimburse Deutsche Bank and each such director, officer, partner, agent or Affiliate and underwriter for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, that the Purchaser shall not be liable in any such case to Deutsche Bank and its directors, officers, partners, agents and Affiliates or any underwriter to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Purchaser through an instrument executed by or on behalf of such person, as the case may be, specifically stating that it is for use in the preparation thereof; and provided, further, that the Purchaser shall not be liable to any person who participates as an underwriter in the offering or sale of Purchase Price Shares or any other person, if any, who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of such person’s failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Purchase Price Shares to such person if such statement or omission was corrected in such final prospectus so long as such final prospectus, and any amendments or supplements thereto, have been furnished to such underwriter. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Deutsche Bank or any such underwriter, director, officer, partner, agent or Affiliate and shall survive the transfer of such securities by Deutsche Bank. The Purchaser shall be entitled to receive indemnification and contribution from or on behalf of underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution to the same extent as provided above with respect to information so furnished in writing by such Persons for inclusion in any prospectus or Registration Statement.

SECTION 5A.06 Indemnification by Deutsche Bank. Deutsche Bank will, and hereby does, indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5A.05) the Purchaser, and each director of the Purchaser, each officer of the Purchaser and each other person, if any, who controls the Purchaser within the meaning of the Securities Act, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Purchaser through an instrument duly executed by Deutsche Bank specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement; provided, however, that the liability of Deutsche Bank under this Section 5A.06 shall be limited to the amount of proceeds received by Deutsche Bank and its Affiliates in the offering giving rise to such liability. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Purchaser or any such director, officer or controlling person and shall survive the transfer of such securities by Deutsche Bank. The Purchaser shall be entitled to receive indemnification and contribution from or on behalf of underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution to the same extent as provided above with respect to information so furnished in writing by such Persons for inclusion in any prospectus or Registration Statement.

SECTION 5A.07 Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in Section 5A.05 or 5A.06, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give reasonably prompt written notice to the latter of the commencement of such action or proceeding; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Section 5A.05 or 5A.06, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties is reasonably likely to exist in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof. The indemnifying party shall not be liable to the indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense of an indemnifiable action other than reasonable costs of investigation, unless in the indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defense thereof by the indemnifying party and the indemnified party notifies the indemnifying party of such indemnified party’s judgment as to the existing conflict of interest and the basis therefor; provided, that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all indemnified parties. No indemnifying party shall be liable for any settlement of any action or proceeding effected without its written consent, which consent shall not be unreasonably withheld. No indemnifying party shall, without the written consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

SECTION 5A.08 Contribution. If the indemnification provided for in Section 5A.05 or 5A.06 shall be judicially determined (by the entry of final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) to be unavailable to a party seeking indemnification under Section 5A.05 or 5A.06 hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under Section 5A.05 or 5A.06 hereof, the indemnified party and the indemnifying party under Section 5A.05 or 5A.06 hereof shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the indemnifying party, on the one hand, and the indemnified party, on the other hand from the offering of the securities covered by such registration statement. No person guilty of fraudulent misrepresentation shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. In addition, no person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such person’s consent, which consent shall not be unreasonably withheld.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01. U.S. Employees. (a) Offer of Employment; Transfer of U.S. DB Entity Employees. (i) Subject to applicable Law and Section 6.17(i), at least five days prior to the Closing Date and effective as of the Closing Date, Purchaser shall offer employment, pursuant to a procedure mutually agreed upon by Purchaser and Deutsche Bank or the Sellers and, except as otherwise specified in Section 6.01(a)(ii), consistent with the standard terms and conditions of Purchaser in the ordinary course of hiring employees, to each of the U.S. Employees, to the extent such employees are employed by the Business on the date such offer is to become effective (including any individuals on maternity leave, short-term disability leave or another approved leave of absence, and excluding individuals who are U.S. DB Entity Employees (as defined below in Section 6.01(a)(ii)) (each such employee a “U.S. Current Employee” and collectively the “U.S. Current Employees”) at a position that is substantially similar to such U.S. Current Employee’s position with the Sellers immediately prior to the Closing Date. Such offer of employment shall be deemed not to be accepted if the U.S. Current Employee (A) expressly rejects the offer of employment, (B) does not commence active employment with Purchaser on the next scheduled work day immediately following the Closing Date, (C) does not commence active employment with Purchaser (x) on or prior to the three-month anniversary of the Closing Date, in the case of a U.S. Current Employee who does not commence active employment with Purchaser on the next scheduled work day immediately following the Closing Date due to maternity leave or other approved leave of absence (excluding military leave and absence due to a vacation, sick or personal day), or (y) on or prior to the six-month anniversary of the initial date of disability, in the case of a U.S. Current Employee who does not commence active employment with Purchaser on the next scheduled work day immediately following the Closing Date due to an absence from work due to an illness or injury that lasts more than four scheduled work days (it being understood that a U.S. Current Employee who, as of the Closing Date, is absent from work due to an illness or injury of less than four scheduled work days shall commence employment with Purchaser as of the next scheduled work day immediately following the Closing Date) or (D) does not commence active employment with Purchaser within a reasonable time, as shall be determined by Purchaser in accordance with applicable Law, after the expiration of a military leave of absence. Purchaser may perform background checks as required by Purchaser in the ordinary course, provided, however, that no offer of initial employment shall be conditioned on the results of the background check, although it may be conditioned upon the U.S. Current Employee’s consenting to, and cooperating with, such background check. Deutsche Bank, the Sellers and Purchaser agree that Section

6.01(a)(i)(C) shall not limit the duration of any maternity leave of a U.S. Current Employee that begins immediately upon the expiration of an approved short-term disability leave of such U.S. Current Employee and shall not prohibit a U.S. Current Employee from becoming a U.S. Transferred Employee upon expiration of such employee’s approved maternity leave, provided such maternity leave is no more than three months in duration.

(ii) As of the Closing Date, all U.S. Employees who are employed by a U.S. DB Entity on the Closing Date (each such employee a “U.S. DB Entity Employee” and collectively the “U.S. DB Entity Employees”) shall automatically become employees of an entity that is owned or controlled by Purchaser in a position that is substantially similar to such U.S. DB Entity Employee’s position with the applicable U.S. DB Entity immediately prior to the Closing Date; provided, however, that in the case of a U.S. DB Entity Employee who does not commence active employment with the applicable Purchaser entity on the next scheduled work day immediately following the Closing Date due to an absence from work due to an illness or injury that lasts more than four scheduled work days, such U.S. DB Entity Employee must commence active employment with Purchaser on or prior to the six-month anniversary of the initial date of the disability, in order to be considered a U.S. Transferred Employee.

(iii) A U.S. Current Employee who accepts the offer of employment referred to in Section 6.01(a)(i) and commences active employment with Purchaser or one of its Affiliates on the date immediately following the Closing Date or within the periods referred to Sections 6.01(a)(i)(C) and 6.01(a)(i)(D) and all U.S. DB Entity Employees (other than those who are absent from active employment with the applicable Purchaser entity on the next scheduled work day immediately following the Closing Date due to an absence from work due to an illness or injury that lasts more than four scheduled work days and do not commence active employment with Purchaser on or prior to the six-month anniversary of the initial date of the disability) shall be referred to herein, individually, as a “U.S. Transferred Employee” and collectively as the “U.S. Transferred Employees.” For all purposes of this Agreement, a U.S. Transferred Employee who commences active employment with Purchaser or one of its Affiliates on the day following the Closing Date (and those who are absent on such date due to a vacation, sick or personal day) shall be deemed to commence employment with Purchaser on the Closing Date, and a U.S. Transferred Employee who does not commence active employment with Purchaser or one of its Affiliates on the day following the Closing Date shall remain an employee of Deutsche Bank or the Sellers and shall become an employee of Purchaser as of the date (if ever) on which such U.S. Transferred Employee’s active employment with Purchaser or one of its Affiliates commences. For purposes of this Agreement, references to the Closing Date shall be references to the date of actual commencement of employment with Purchaser or one of its Affiliates.

(b) Benefits; Compensation. Purchaser agrees that following the Closing Date it shall, or shall cause the applicable U.S. DB Entity to, maintain employee benefit and compensation (including incentive bonus opportunity) plans, programs and arrangements for the benefit of the U.S. Transferred Employees that, when taken as a whole, are at least as favorable as those provided generally to similarly situated employees of Purchaser or its applicable Affiliate, provided that, notwithstanding the foregoing, Purchaser agrees that it shall, or shall cause the applicable U.S. DB Entity, to employ each U.S. Transferred Employee at a base salary or base wage that is at least the rate of base salary or wages paid to such U.S. Transferred Employee on the day immediately prior to the Closing Date.

(c) Service Recognition. Each U.S. Transferred Employee shall receive credit for purposes of eligibility to participate and vesting (but not for purposes of benefit accruals, other than for vacation accrual and severance pay under Purchaser’s severance plan or policy, and not for any purposes under Purchaser’s post-retirement welfare plans) under any employee benefit plan (including, without limitation, any “employee benefit plan” as defined in Section 3(3) of ERISA), program or arrangement established or maintained by Purchaser (each a “Purchaser U.S. Benefit Plan” and collectively the “Purchaser U.S. Benefit Plans”) for service accrued or deemed accrued as of the Closing Date with Deutsche Bank, a U.S. DB Entity, a Seller and their Affiliates (with such service credit data to be provided to Purchaser by Deutsche Bank or the Sellers within forty-five (45) days after the date hereof, provided that requisite consent is obtained from a U.S. DB Entity Employee employed in the State of Connecticut, if Deutsche Bank and the Sellers determine that such consent should be obtained); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit and shall not be credited if such service is prior to a specific date before which service would not have been credited for employees of Purchaser.

(d) Purchaser U.S. Benefit Plans. In connection with Purchaser’s obligation to provide welfare benefits to the U.S. Transferred Employees, Purchaser shall cause each group health plan of Purchaser and its Affiliates to waive any pre-existing condition exclusions thereunder with respect to the U.S. Transferred Employees to the extent that such U.S. Transferred Employees are enrolled in the applicable group health plan of Deutsche Bank, the U.S. DB Entities or the Sellers as of the Closing Date and such conditions would have been waived under the group health plan in which the U.S. Transferred Employees were participating as of the Closing Date. Purchaser shall also cause each Purchaser U.S. Benefit Plan to provide credit to U.S. Transferred Employees for any co-payments, deductibles and out-of-pocket expenses paid by such U.S. Transferred Employees under the group health plan of Deutsche Bank or the Sellers during the portion of the relevant plan year, including the Closing Date, in satisfying any applicable co-payment or deductible requirements under any Purchaser group health plan.

(e) Employee-Related Obligations and Costs. (i) Deutsche Bank agrees to remain obligated for, and shall cause the applicable Sellers to remain obligated for, expenses in connection with any claim of a U.S. Employee, arising under the workers’ compensation laws of any state (a “Worker’s Compensation Claim”) that was incurred on or prior to the Closing Date. (For purposes of this Article VI, a Seller shall be an applicable Seller and a DB Entity shall be an applicable DB Entity if such Seller or DB Entity is the employer of the relevant Business Employees.) Effective as of the day following the Closing Date, Purchaser shall assume all obligations and liabilities for all Worker’s Compensation Claims arising from events occurring after the Closing Date with respect to any U.S. Transferred Employee. A Worker’s Compensation Claim is deemed to be incurred when the facts and events giving rise to such claim occur.

(ii) Deutsche Bank agrees to remain obligated and shall cause the applicable Sellers to remain obligated to provide continuation health care coverage (including the issuance of any required notices), in accordance with Section 4980B of the Code and Sections 601 to 608 of ERISA (“COBRA”), to all U.S. Employees and their qualified dependents and beneficiaries (A) who incur a qualifying event on or prior to the Closing Date and (B) to whom Deutsche

Bank, the U.S. DB Entities or the Sellers are, on the Closing Date, (1) providing such continuation coverage or (2) under an obligation to provide such continuation coverage at the election of the U.S. Employee, including solely as a result of the transactions contemplated by this Agreement. Purchaser shall have responsibility for any and all obligations under COBRA with respect to U.S. Transferred Employees and their qualified dependents and beneficiaries who incur qualifying events after the Closing Date.

(iii) Effective as of the Closing Date and thereafter, Purchaser shall be responsible for (A) any liability arising under the WARN Act in connection with the termination of the employment of any U.S. Transferred Employee by Purchaser after the Closing Date, (B) issuance of any notices required by the WARN Act with respect to the termination of any U.S. Transferred Employee after the Closing Date and (C) any obligation with respect to the U.S. Transferred Employees under any applicable state or local equivalent arising or accruing after the Closing Date. Purchaser shall indemnify Deutsche Bank and its Affiliates for any claims or Liabilities of a U.S. Transferred Employee arising out of or in connection with Purchaser’s failure to comply with this Section 6.01(e)(iii). Deutsche Bank shall, or shall cause the Sellers to, be responsible for any liability arising under the WARN Act and any state or local equivalent in connection with the termination of the employment of any U.S. Employee on account of a termination of employment on or prior to the Closing Date, and shall indemnify Purchaser and its Affiliates for any claims or Liabilities arising out of or in connection with Deutsche Bank or the Sellers’ failure to comply with this Section 6.01(e)(iii). Each of Purchaser or Deutsche Bank and the Sellers, as applicable, shall promptly communicate and share information with the other party regarding the termination of employment of U.S. Employees and U.S. Transferred Employees, as applicable, to the extent that the awareness of such terminations of employment is necessary in determining such other party’s duties under the WARN Act and any state or local equivalent statute.

(f) Flexible Spending Plans. Deutsche Bank shall, or shall cause, the U.S. DB Entities and the Sellers (the “Transferring Parties”) to take all actions necessary or appropriate so that, effective as of the next Business Day after the Closing Date, (i) the account balances with respect to the plan year in which the Closing Date occurs (whether positive or negative) (the “Transferred Account Balances”) under the Transferring Parties’ medical, dependent care, and commuter expense flexible spending reimbursement plans (collectively the “Sellers’ Flex Plans”) of the U.S. Transferred Employees who are participants in Sellers’ Flex Plans shall be transferred to one or more comparable plans of Purchaser (collectively, the “Purchaser’s Flex Plans”); (ii) the election levels and coverage levels of the participating U.S. Transferred Employees shall apply under Purchaser’s Flex Plans in the same manner as under the Sellers’ Flex Plans; and (iii) the participating U.S. Transferred Employees shall be reimbursed from Purchaser’s Flex Plans for claims incurred at any time during the plan year of the Sellers’ Flex Plans in which the Closing Date occurs which are submitted to Purchaser’s Flex Plans from and after the Closing Date on the same basis and the same terms and conditions as under the Sellers’ Flex Plans. As soon as practicable after the Closing Date, and in any event within thirty (30) Business Days after the amount of the Transferred Account Balances is determined, Deutsche Bank and the Sellers shall pay Purchaser in cash the net aggregate amount of the Transferred Account Balances, if such amount is positive, and Purchaser shall pay Deutsche Bank or the Sellers in cash the net aggregate amount of the Transferred Account Balances, if such amount is negative.

(g) Cessation of Participation; Retention of Liabilities; Welfare Claims. Deutsche Bank agrees and shall cause the applicable Sellers to agree to continue coverage of the U.S. Transferred Employees under the Deutsche Bank U.S. Benefit Plans in accordance with their terms through the Closing Date. As of midnight on the Closing Date, the U.S. Transferred Employees shall cease active participation in each of the Deutsche Bank U.S. Benefit Plans and shall cease to accrue benefits under the Deutsche Bank U.S. Benefit Plans. Purchaser shall not be deemed a successor employer with respect to any Deutsche Bank U.S. Benefit Plan, Purchaser shall not assume any Deutsche Bank U.S. Benefit Plan, and no employee benefit plan of Purchaser shall be deemed a successor plan of a Deutsche Bank U.S. Benefit Plan. Deutsche Bank shall and shall cause the applicable Sellers to retain all assets and liabilities for the Transferred Employees under the Deutsche Bank U.S. Benefit Plans, other than as expressly provided in Section 6.01(f) with respect to Sellers’ Flex Plans and Section 6.01(h) with respect to the Deutsche Bank U.S. Savings Plans. Deutsche Bank shall and shall cause the applicable Sellers to remain obligated for all claims for benefits and benefit entitlements under the Deutsche Bank U.S. Benefit Plans that were earned or accrued by Business Employees through the Closing Date. With respect to Deutsche Bank U.S. Benefit Plans that provide welfare benefits, Deutsche Bank agrees and shall cause the applicable Sellers to agree that U.S. Transferred Employees eligible for reimbursement of eligible health care and other eligible welfare benefit expenses and services shall remain eligible for reimbursement of such expenses and services incurred up to midnight on the Closing Date in accordance with the terms of such Deutsche Bank U.S. Benefit Plans. An expense or service is deemed to be incurred, (i) with respect to a health plan claim, when the medical or dental services are performed; (ii) with respect to hospitalization claims, when the hospitalization begins; (iii) with respect to a disability claim, when the injury or illness resulting in such disability occurs; and (iv) with respect to plans that provide welfare benefits other than medical, dental or disability benefits, when the event giving rise to such expense or service occurs.

(h) Purchaser’s U.S. Savings Plan; Deutsche Bank Defined Benefit Plans. Purchaser shall permit the plan maintained by Purchaser that is an eligible retirement plan, pursuant to Section 401(a)(31)(D) of the Code (“Purchaser’s U.S. Savings Plan”) to accept an “eligible rollover contribution” (within the meaning of Section 401(a)(31) of the Code) in cash of all or a portion of the account balance distributed to a U.S. Transferred Employee under any Deutsche Bank U.S. Benefit Plan that is qualified under Section 401(a) of the Code (the “Deutsche Bank U.S. Savings Plans”), subject to Deutsche Bank’s provision of evidence reasonably satisfactory to Purchaser’s U.S. Savings Plan that the Deutsche Bank U.S. Savings Plans from which the eligible rollover contribution was transferred is qualified under Section 401(a) of the Code. For purposes of this Section 6.01(h), “eligible rollover contribution” shall include the amount of any unpaid balance of any loan of a U.S. Transferred Employee under any Deutsche Bank U.S. Savings Plan that permits participant loans in accordance with (i) Section 408 of ERISA and (ii) the promissory note executed by such Deutsche Bank U.S. Savings Plan evidencing such loan. Purchaser shall amend Purchaser’s U.S. Savings Plan effective as of the Closing Date, to the extent necessary, to permit the rollover of participant loans as contemplated in this Section 6.01(h). Deutsche Bank shall or shall cause the applicable Sellers to amend the Deutsche Bank Savings Plans and the Deutsche Bank defined benefit pension plans in which the U.S. Transferred Employees participate to vest fully account balances and all accrued benefits of the U.S. Transferred Employees as of the Closing Date. Purchaser and Deutsche Bank agree and Deutsche Bank agrees to cause the applicable Sellers to reasonably cooperate to effectuate an orderly transfer of the loans from the Deutsche Bank U.S. Savings Plans to Purchaser’s U.S. Savings Plan. Purchaser and Deutsche Bank shall, and Deutsche Bank shall cause the applicable Sellers to, mutually cooperate and designate human resources personnel whom the other party may contact to determine the status of the transfer of a U.S. Transferred Employee’s loan to Purchaser’s U.S. Savings Plan. Deutsche Bank agrees and shall cause the applicable Sellers to agree that if payment on a loan of a U.S. Transferred Employee becomes delinquent pursuant to the terms of the applicable Deutsche Bank U.S. Savings Plan, Deutsche Bank should, or should cause the applicable Sellers to contact the appropriate Purchaser or Deutsche Bank contact person to determine the status of the transfer of such loan to Purchaser’s Savings Plan and will not consider the loan to be in default if such individual provides assurance that the transfer will be completed in a reasonable period of time, as shall be determined by Deutsche Bank and the Sellers.

(i) Retiree Welfare Benefits. Deutsche Bank shall, and shall cause the applicable Seller to, provide U.S. Transferred Employees who, as of the Closing Date (i) have met the eligibility requirements under any Deutsche Bank post-retirement welfare benefits plan and (ii) are eligible to enroll in such plan as of the Closing Date, with coverage under such plan upon their termination of employment from Purchaser or one of its Affiliates (or at an earlier time as may be elected by any such employee) in accordance with the Deutsche Bank or a Seller’s post-retirement welfare plan provisions, if any, as in effect at the time such U.S. Transferred Employee’s coverage under the applicable plan, as amended from time to time, commences; provided that such U.S. Transferred Employee enrolls in the post-retirement welfare benefits plan of Deutsche Bank or the Sellers by no later than immediately after termination of employment from Purchaser or its Affiliates. Deutsche Bank shall, and shall cause the applicable Sellers to, communicate the foregoing to eligible U.S. Transferred Employees.

(j) Alternative IRS Procedure. Deutsche Bank agrees and shall cause the applicable Seller and U.S. DB Entity to agree that, pursuant to the “Alternative Procedure” (provided in Section 5 of Revenue Procedure 96-60, 1996-2 C.B.399), with respect to filing and furnishing IRS Forms W-2, W-3, W-4, W-5, and 941, (i) Deutsche Bank shall or shall cause the applicable Seller or U.S. DB Entity (to the extent applicable) to (A) report on a “predecessor-successor” basis (as set forth therein) and (B) shall be relieved from furnishing Forms W-2 to any of the U.S. Transferred Employees and (ii) Purchaser shall assume the obligations of Deutsche Bank, Sellers and their Affiliates to furnish such Forms W-2 to any such U.S. Transferred Employees for the year in which the Closing occurs; provided that, in each case, Deutsche Bank shall, and shall cause the applicable Seller or U.S. DB Entity (to the extent applicable) to, cooperate with Purchaser in such transition procedures by supplying Purchaser with all relevant wage, withholding, and other relevant information in respect of periods prior to the Closing Date on a timely basis.

SECTION 6.02. Automatic Employees. (a) General Rule. The parties to this Agreement accept and agree that: (i) the Transfer Provisions apply to the sale of the Business; and (ii) the rights and obligations arising from the contract of employment and the employment relationship of each Category 1 Automatic Employee (as defined below in this Section 6.02(a) who is employed in the Business immediately prior to the Closing Date (other than rights or obligations in connection with occupational pension schemes, unless the Transfer Provisions as they have been implemented in the relevant jurisdiction apply to transfer such rights and obligations) shall transfer to Purchaser at the Closing, unless the Category 1 Automatic Employee exercises, if provided by applicable Law, a right to object to the transfer (such Category 1 Automatic Employees who so transfer being referred to herein, individually, as a “Category 1 Automatic Transferring Employee” and collectively as the “Category 1 Automatic Transferring Employees”). For the purposes of this Article VI, “Category 1 Automatic Employees” shall mean the UK Employees (other than the WM Employees, as defined below), German Employees, Austrian Employees, Italian Employees and Luxembourg Employees only. The parties to this Agreement also accept and agree that, despite the sale of the Shares of the DB Entity known as The World Markets Company Public Limited Company (the “WM Company”) by Deutsche Bank or the Sellers to Purchaser, the employment (with the Category 2 Automatic Employee’s (as defined below) employing company immediately prior to the Closing (“Employing Company”)) of each Category 2 Automatic Employee employed in the Business immediately prior to the Closing shall continue notwithstanding the Closing. For the purposes of this Article VI, “Category 2 Automatic Employees” shall mean those UK Employees who work in the business of the WM Company (the “WM Employees”), and those Category 2 Automatic Employees who remain employees of their Employing Company through the Closing shall be referred to herein, individually, as a “Category 2 Automatic Transferring Employee” and collectively as the “Category 2 Automatic Transferring Employees.” Furthermore, for purposes of this Article VI, Category 1 Automatic Employees and Category 2 Automatic Employees shall be referred to collectively as “Automatic Employees” and Category 1 Automatic Transferring Employees and Category 2 Automatic Transferring Employees shall be referred to collectively as “Automatic Transferring Employees.”

(b) Indemnification Obligations with respect to Automatic Transferring Employees. (i) Subject to any other provisions of this Article VI to the contrary (which take precedence over this Section 6.02(b)(i)), Deutsche Bank shall indemnify Purchaser and its Affiliates and keep Purchaser and its Affiliates indemnified against any losses, Liabilities, claims and costs arising out of or in connection with the employment or termination of employment (“Employment Losses”) by Deutsche Bank, any Seller, or any DB Entity of any Automatic Transferring Employee during the period prior to the Closing (other than any Employment Losses which arise as a result of a failure by Purchaser or any of its Affiliates to comply with its or their obligations in respect of providing information and/or consultation under the Transfer Provisions or otherwise).

(ii) Subject to any other provisions of this Article VI, to the contrary (which take precedence over this Section 6.02(b)(ii)), Purchaser shall indemnify and keep indemnified Deutsche Bank, the Sellers and their Affiliates against any Employment Losses arising out of or in connection with the employment or termination of employment of any Automatic Transferring Employee during the period following the Closing; provided that any payments by Purchaser or its Affiliates for severance or redundancy benefits (within the meaning of Section 6.17(a)(v)) required to be paid by Purchaser or its Affiliates in accordance with Section 6.17(a)(ii), shall be subject to the €70 million limit thereof.

(iii) Subject to any other provisions of this Article VI to the contrary (which take precedence over this Section 6.02(b)(iii)), Purchaser shall indemnify and keep indemnified Deutsche Bank and its Affiliates against any Employment Losses which relate to, arise out of or are connected with any failure by Purchaser or any of its Affiliates to comply with its or their obligations in respect of providing information and/or consultation under the Transfer Provisions.

(iv) If any contract of employment or collective agreement of an employee who is not a Business Employee (or, in respect of a Business Employee who is a Singapore Employee, who has been misclassified as not being subject to Section 43 of the Singapore Employment Act) (an “Undisclosed Employee”) shall have transferred to Purchaser as a result of the application of the Transfer Provisions or Section 43 of the Singapore Employment Act to the transactions contemplated by this Agreement and the Transition Support Agreement (without prejudice to any other rights or remedies which may be available to Purchaser or its Affiliates), Purchaser shall remain free, upon becoming aware of the application of the Transfer Provisions or Section 43 of the Singapore Employment Act to any such contract of employment or collective agreement, to terminate such contract or agreement immediately (provided that the Laws of the relevant jurisdiction do not prohibit such termination), in which case, Deutsche Bank shall:

(A) indemnify Purchaser and its Affiliates and keep Purchaser and its Affiliates indemnified against all losses, Liabilities, costs and claims relating to or arising out of such termination; and

(B) reimburse Purchaser and its Affiliates for all costs and expenses (including, without limitation, any taxation) incurred in employing such Undisclosed Employee in respect of his employment on or after the Closing Date up to the termination of his employment; and

(C) indemnify Purchaser and its Affiliates and keep Purchaser and its Affiliates indemnified in respect of such Undisclosed Employee on the same terms as Deutsche Bank has indemnified Purchaser and its Affiliates in respect of an Automatic Employee pursuant to the terms of Section 6.02(b)(i) above.

SECTION 6.03. Provisions Specific to UK Employees and UK Pension Schemes. (a) Stakeholder Employees. This Section 6.03(a) applies to UK Employees who are Category 1 Automatic Transferring Employees or Category 2 Automatic Transferring Employees and who, immediately prior to the Closing, were members of the DB Stakeholder Pension Plan or who have been informed in writing that they will be entitled to employer contributions to that plan on reaching age 25 (the “Stakeholder Employees”). Effective as of the day immediately following the Closing Date, Purchaser shall cause the Stakeholder Employees: (i) to be offered membership in the defined contribution section of Purchaser’s UK Pension & Life Assurance Scheme on the basis that Purchaser shall make contributions that are no less favorable than those which currently apply under the DB Stakeholder Pension Plan; and (ii) to become members of a scheme which provides benefits payable on death in service on terms which are no less favorable than currently apply in respect of them under the DB Stakeholder Life Assurance Scheme.

(b) Non-Stakeholder Employees. Purchaser shall, before or as soon as reasonably practicable after the Closing Date, invite each UK Employee who is a Category 1 Automatic Transferring Employee or a Category 2 Automatic Transferring Employee, who is not a Stakeholder Employee, to join the defined contribution section of Purchaser’s UK Pension &

Life Assurance Scheme with effect from the Closing Date on terms which are the same as or no less favorable than those in the booklet summarizing the terms of the defined contribution section of Purchaser’s UK Pension & Life Assurance Scheme dated August 9, 2002.

(c) Indemnification by Purchaser. Notwithstanding anything in this Article VI to the contrary, Purchaser shall indemnify and keep indemnified Deutsche Bank, the Sellers and their Affiliates against any liability including costs and expenses any of them may suffer primarily as a result of Purchaser, WM Company or any of their Affiliates not offering any UK Employee (including any UK Employee who, at the Closing Date, is waiting to satisfy the minimum age requirement of the UK Pension Plan as defined in Section 3.15(d)(v), but excluding any UK Employee who is a member of the DB (UK) Senior Group Pension Scheme) access to an occupational pension or life assurance scheme with effect from the Closing Date that provides benefits which are identical in every respect to those provided under the UK Pension Plan for such UK Employee (or would be provided had such UK Employee satisfied the minimum age requirement of the relevant UK Pension Plan) immediately before the Closing Date, provided that any payments which Purchaser or its Affiliates make under this indemnity shall be included in the €70 million limitation referred to in Section 6.17(a)(ii). Deutsche Bank, the Sellers and their Affiliates shall not, at any time, and shall procure that, prior to the Closing, WM Company shall not provide to any of the UK Employees or their representatives any information concerning Purchaser’s intentions in respect of pension arrangements in relation to the UK Employees following the Closing, unless that information has first been supplied to Deutsche Bank by Purchaser (or its legal advisers) in writing. Purchaser and its Affiliates shall comply with its obligations under Regulation 10(3) of the Transfer Provisions as implemented in the UK and shall, in particular, provide to Deutsche Bank full details in writing of the information which it is required to provide under that Regulation together with any equivalent information relating to UK Employees who are Category 2 Automatic Employees which Purchaser would be obliged to supply were the Transfer Provisions applicable at Closing to the employment of the Category 2 Automatic Employees and shall update that information in writing to Deutsche Bank without delay should that information change at any stage prior to the Closing.

(d) Vesting. Any UK Employee whose benefit entitlement under the UK Pension Plan has not fully vested on or before the Closing Date shall be treated by Deutsche Bank and its Affiliates as if that benefit entitlement had fully vested in him at the Closing Date.

(e) Cooperation. Deutsche Bank shall, and shall cause the applicable DB Entities and the applicable Sellers to, undertake to cooperate in allowing Purchaser and its Affiliates reasonable access to the UK Employees or their representatives prior to the Closing in order to make any reasonable communications to them as regards pension arrangements.

(f) Settlement Documentation. Purchaser and its Affiliates shall use reasonable efforts to cooperate without undue delay with Deutsche Bank, the Sellers and their applicable Affiliates in preparing any settlement documentation in respect of the termination of employment of any employee who is paid in the UK (whether a UK Employee or otherwise) on or prior to, or for up to six (6) months following the Closing, including specifically being party to any settlement or compromise agreement entered into in respect of such termination of employment (provided that Purchaser or any of its Affiliates shall not be obliged to make any payment under the terms of such agreement and that Deutsche Bank shall reimburse Purchaser’s reasonable legal costs in reaching agreement on the form of pro forma compromise agreement to be used).

(g) Indemnification by Deutsche Bank. Deutsche Bank shall indemnify and keep indemnified Purchaser and its Affiliates against all Employment Losses which relate to or arise out of the dismissal by Deutsche Bank, the DB Entities or any Seller on or prior to the Closing of any employee who is paid in the UK but is not a UK Employee and which Purchaser or its Affiliates may incur pursuant to the Transfer Provisions applying to the transactions contemplated by this Agreement and the Transition Support Agreement.

(h) Services Agreement. Deutsche Bank shall procure that the Services Agreement, dated March 8, 2002, between DB Group Services (UK) Limited (“DBGSL”) and Deutsche Bank (for itself and on behalf of various others) (the “Services Agreement”) is amended with effect immediately prior to the Closing, such that DBGSL ceases to provide the services of any “Relevant Employees” (as defined in the Services Agreement) to the WM Company under the terms of the Services Agreement. The parties to this Agreement accept and agree that: (i) the Transfer Provisions (as implemented in the UK) shall apply to such amendment of the Services Agreement and (ii) the rights and obligations arising from the contract of employment and the employment relationship of each WM Employee who is employed in the Business immediately prior to such amendment taking effect (other than rights or obligations in connection with occupational pension schemes) shall transfer immediately prior to the Closing from DBGSL to the WM Company, unless the WM Employee exercises a right under the Transfer Provisions to object to the transfer.

SECTION 6.04. Provisions Specific to German Employees; German Benefit Plans. (a) Consultation and Notification. (i) Deutsche Bank and Purchaser shall, and Deutsche Bank shall cause the applicable Sellers to, use reasonable efforts to cooperate to provide the written notification about the transfer of employment for the German Employees as legally required by Section 613 a (5) of the German Civil Code. The parties to this Agreement assume that the written notification has to be given to each of the German Employees at least (1) one month prior to the Closing Date. The written information has to contain particularly: (A) the expected date of the employment transfer, (B) the reasons for the employment transfer, (C) the legal, economic and social consequences the employment transfer shall have for the German Employees, and (D) any changes and any other measures expected by Purchaser which may affect the German Employees. Purchaser shall indemnify and keep indemnified Deutsche Bank, the Sellers and their Affiliates from any claims of the German Employees who become Automatic Transferred Employees, including, without limitation, claims which relate to, arise out of or are connected with any failure by Purchaser or any of its Affiliates to comply with its or their obligations in respect of notification to the German Employees as required by Section 613 a (5) of the German Civil Code. Deutsche Bank shall indemnify and keep indemnified Purchaser and its Affiliates from any claims or Liabilities of the German Employees, including, without limitation, claims which relate to, arise out of or are connected with any failure by Deutsche Bank or any of its Affiliates to comply with its or their obligations in respect of notification to the German Employees as required by Section 613 a (5) of the German Civil Code. Notwithstanding that a joint notification shall be provided to the German Employees, each party to this Agreement is exclusively responsible and liable for the completeness and correctness of its information material and its input to the joint notification. Purchaser shall not include any reference in the joint notification to redundancies, unless such reference is based on a redundancy plan of Purchaser.

(ii) The parties to this Agreement are aware of the fact that the German Employees are entitled according to Section 613 a (6) of the German Civil Code to object against the transfer of their employment agreements to Purchaser. Nevertheless, both parties shall use their reasonable best efforts to effect that no German Employee will exercise his or her right to object against the transfer of his or her employment agreement. Purchaser shall confirm in the joint notification or, as appropriate, shall procure that the employing entity shall confirm to the German Employees that they will transfer in compliance with and under observation of Section 613 a of the German Civil Code. Purchaser shall indemnify and keep indemnified Deutsche Bank, the Sellers and their Affiliates against any act or omission in contradiction to the preceding sentence which leads to an objection of the German Employees against the transfer of their employment. This indemnification includes without limitation the employment-costs of the objecting German Employees and all costs in connection with the termination of employment of these objecting German Employees.

(iii) Deutsche Bank shall, and shall cause the applicable Sellers to, reimburse Purchaser or its Affiliates for all employment costs (including taxes and social security contributions) relating to the period of pre-retirement leave (Freistellungsphase) of those German Employees who have or will have at the Closing Date a pre-retirement part-time arrangement (Altersteilzeitvereinbarung).

(iv) Deutsche Bank shall remain obligated, and indemnify and hold Purchaser and its Affiliates harmless, for all payroll liabilities and corresponding claims (including, without limitation, the satisfaction of the payroll, social insurance and tax obligations) with respect to the German Employees accrued through the Closing Date, regardless of whether any such liabilities or corresponding claims become due before, on or after the Closing. Purchaser shall assume responsibility, and shall indemnify and hold harmless Deutsche Bank and its Affiliates, for all payroll obligations (including, without limitation, all payroll, social insurance and tax obligations) for the German Transferred Employees in respect of their services with Purchaser or its Affiliates as of midnight on the Closing Date. To the extent that Purchaser effects payment of payroll liabilities accrued through the Closing Date, Deutsche Bank shall reimburse Purchaser or its Affiliates in full. Concerning the vacation days and time-off claims of the German Transferred Employees accrued through the Closing Date, Deutsche Bank shall include on the Preliminary Closing Statement of Net Assets and the Closing Statement of Net Assets a liability equal to the cash value of the vacation days or time-off claims (including, without limitation, payroll, social insurance and tax obligations) in respect of the obligation of Purchaser or its Affiliates, following Section 613 a (1) of the German Civil Code, to grant these vacation days and time-off to the German Transferred Employees after the Closing Date.

(b) Treatment of German Pension Obligations. Deutsche Bank shall, or shall cause the applicable Sellers to, pay to Purchaser an amount equal to the value of the pension obligations as of the Closing Date in respect of each German Transferred Employee (the “German Pension Amount”). Deutsche Bank shall, or shall cause the applicable Sellers to, use commercially reasonable efforts to cause the Pension Amount to be transferred to Purchaser as soon as reasonably practicable following the Closing Date. Prior to the Closing Date, Deutsche Bank shall, or shall cause the Sellers to, mandate the actuary of Deutsche Bank (the “Deutsche Bank Actuary”) to determine the reserves relating to the pension liabilities as of the Closing Date in accordance with the U.S. Financial Accounting Standards Board Statement No. 87 on a projected benefit obligation basis based on actuarial assumptions no less favorable than those used in the actuarial report as of December 31, 2001, previously delivered to Purchaser. The actuarial calculations of the Deutsche Bank Actuary shall be reviewed for accuracy by, and subject to the appraisal of, an actuary designated by Purchaser (the “Purchaser Actuary”). If the Deutsche Bank Actuary and Purchaser Actuary cannot reach agreement as to the proper determination of the German Pension Amount, Deutsche Bank and Purchaser shall refer such matter to an actuary at an independent third-party actuarial firm (which actuary and actuarial firm shall be mutually agreeable to Deutsche Bank and Purchaser) (the “Third Actuary”) for resolution. Promptly, but in no event later than sixty (60) days after such referral, the Third Actuary shall review the Deutsche Bank Actuary’s calculation of the German Pension Amount and Purchaser Actuary’s objections and calculations with respect thereto, and shall provide each of Purchaser and Deutsche Bank, with a written statement of its decision as to the issues in dispute and the determination of the German Pension Amount. Such determination shall be final and binding for all purposes. The fees and expenses of the Deutsche Bank Actuary shall be borne by Deutsche Bank. The fees and expenses of the Purchaser Actuary shall be borne by Purchaser. The fees and expenses of the Third Actuary shall be borne equally by Deutsche Bank and Purchaser.

(c) Social Facilities and Continued Preferred Access. Between the date hereof and the Closing Date, Deutsche Bank shall (and shall cause the applicable Seller to), and Purchaser shall reasonably cooperate, to determine the commercial feasibility of Purchaser’s use following the Closing Date of social facilities owned or operated by Deutsche Bank and its Affiliates in Germany and the permissibility of allowing Transferred Employees continued access following the Closing Date to services and products typically offered to employees of Deutsche Bank, the DB Entities or the Sellers at preferred rates, including but not limited to loans and bank or brokerage accounts, on terms and conditions as if they were still employed by Deutsche Bank, the DB Entities or the Sellers.

(d) Additional Indemnity for Undisclosed Employees in Germany. Deutsche Bank shall indemnify and keep indemnified Purchaser and its Affiliates for a period equal to the greater of (i) 12 months and (ii) the ordinary contractual termination period (the “Additional Indemnity Period”) against all employment-related costs and claims incurred by Purchaser or its Affiliates relating to any Undisclosed Employee falling under Section 613 a of the German Civil Code. In addition, Deutsche Bank shall indemnify and keep indemnified Purchaser and its Affiliates for costs relating to severance or redundancy benefits to any Undisclosed Employee who is a German Employee incurred by Purchaser or its Affiliates in connection with the termination by Purchaser of any Undisclosed Employee, solely to the extent that such severance or redundancy benefits are substantially comparable to severance benefits under the applicable Deutsche Bank severance policy. Deutsche Bank’s obligation to indemnify Purchaser and its Affiliates pursuant to this Section 6.04(d) shall extend to Business Employees that Purchaser terminates in lieu of any Undisclosed Employee due to selection requirements under applicable Law, provided that (A) in this case, Purchaser shall without undue delay obtain the prior written consent of Deutsche Bank and (B) the Additional Indemnity Period shall be extended for a period to the greater of (y) the period until Purchaser receives Deutsche Bank’s consent or (z) any prolongation of the termination period caused by seeking Deutsche Bank’s consent.

(e) Additional Indemnity Related to the Appointment of HR Representatives. Purchaser shall indemnify and keep indemnified Deutsche Bank, the Sellers, and their Affiliates for a period equal to the Additional Indemnity Period for all employment related costs and claims incurred by Deutsche Bank, the Sellers or their Affiliates relating to German Employees (the “Objecting German Employees”) who deny the transfer of their employment to Purchaser or any of its Affiliates because, on or after the Closing Date, Purchaser or its Affiliates have not appointed one or several human resources representatives (the “HR Representatives”) acting towards such German Employees. In addition, Purchaser shall indemnify and keep indemnified Deutsche Bank, the Sellers and their Affiliates for costs incurred by Deutsche Bank, the Sellers or their Affiliates for severance or redundancy benefits in connection with the termination of employment of any Objecting German Employees, solely to the extent that such severance or redundancy benefits are substantially comparable to severance benefits under the applicable Deutsche Bank severance policy. For purposes of this Section 6.17(e), any payments by Purchaser or its Affiliates for severance or redundancy benefits (within the meaning of Section 6.17(a)(v)) required to be paid by Purchaser or its Affiliates in accordance with Section 6.17(a)(ii), shall be subject to the €70 million limit thereof.

SECTION 6.05. Intentionally Omitted.

SECTION 6.06. Provisions Specific to Luxembourg Employees. (a) Consultation and Notification. Deutsche Bank and Purchaser shall provide the written notification about the transfer of employment for the Luxembourg Employees as legally required by Article 36(4) of the Law of May 24, 1989 on employment agreements. Particularly, written information has to be provided to the Labour and Mines Inspectorate, the staff delegation, the “comité mixte” and the unions parties to the collective bargaining agreement within a reasonable period of time prior to the transfer. The written information has to contain in particular: (i) the reasons for the employment transfer, (ii) the legal, economic and social consequences the transfer shall have for the Luxembourg Employees and (iii) any measures planned with regard to the Luxembourg Employees. In case measures are to be taken with regard to the Luxembourg Employees’ situation, the Purchaser and Deutsche Bank shall, and Deutsche Bank shall cause the applicable Sellers to, undertake consultations and negotiations on the purported measures with the staff delegations, if any, and worker unions that are part of the collective bargaining agreement in order to reach an agreement. Purchaser shall indemnify and keep indemnified Deutsche Bank and its Affiliates from any claims of the Luxembourg Employees, including, without limitation, claims which relate to, arise out of, or are connected with, any failure by Purchaser to comply with its obligation in respect of notification to the Luxembourg Employees as required by Article 36(4) of the Law of May 24, 1989. Deutsche Bank shall indemnify and keep indemnified Purchaser and its Affiliates from any claims of the Luxembourg Employees, including, without limitation, claims which relate to, arise out of or are connected with any failure by Deutsche Bank or the Sellers to comply with their obligations in respect of notification to the Luxembourg Employees as required by Article 36(4) of the Law of May 24, 1989. It is hereby intended that the Closing Date and the transfer of the Luxembourg Employees shall not be effected in Luxembourg until such information procedures have been completed.

(b) Treatment of Luxembourg Pension Obligations. Deutsche Bank shall, or shall cause the applicable Sellers to, pay to Purchaser or one of its Affiliates an amount equal to the value of the pension obligations as of the Closing Date in respect of each Luxembourg Transferred Employee (the “Luxembourg Pension Amount”). Deutsche Bank shall, or shall cause the Sellers to, use all reasonable efforts to cause the Luxembourg Pension Amount to be transferred to Purchaser or one of its Affiliates as soon as reasonably practicable after the Closing Date. Prior to the Closing Date, Deutsche Bank shall, or shall cause the Sellers to, mandate the actuary designated by Deutsche Bank (the “Deutsche Bank Luxembourg Actuary”) to determine the reserves relating to the pension liabilities as of the Closing Date in accordance with the U.S. Financial Accounting Standards Board Statement No. 87 on a projected benefit obligation basis based on the actuarial assumptions used to determine the German Pension Amount as provided under Section 6.04(b) of this Agreement. The actuarial calculations of the Deutsche Bank Luxembourg Actuary shall be reviewed for accuracy by, and subject to the appraisal of an actuary designated by Purchaser (“Purchaser Luxembourg Actuary”). If the Deutsche Bank Luxembourg Actuary and Purchaser Luxembourg Actuary cannot reach agreement as to the proper determination of the Luxembourg Pension Amount, Deutsche Bank and Purchaser shall refer such matter to an actuary at an independent third party actuarial firm mutually agreed on (the “Luxembourg Third Actuary”) for resolution. The Luxembourg Third Actuary shall provide Deutsche Bank and Purchaser no later than thirty (30) days after such referral with a written statement of its decision as to the issues in dispute and the determination of the Luxembourg Pension Amount, which shall be final and binding for all purposes. The fees and expenses of the Deutsche Bank Luxembourg Actuary shall be borne by Deutsche Bank. The fees and expenses of the Purchaser Luxembourg Actuary shall be borne by Purchaser. The fees and expenses of the Luxembourg Third Actuary shall be borne equally by Deutsche Bank and Purchaser.

SECTION 6.07. Provisions Specific to Italian Employees. (a) Notice to Automatic Employees’ Representatives. Purchaser and Deutsche Bank shall, and Deutsche Bank shall cause the Sellers organized in Italy to, inform the Italian Employees’ representatives, in accordance with article 47 Law 428/90 as amended, as well as with Deutsche Bank and its Affiliates’ consolidated practice, after the date hereof but not later than thirty-five (35) days prior to any local binding arrangement if preceding the Closing Date, about the date and the legal reasons of the transaction as well as about the legal, economic and social effects of the transaction on the Automatic Employees who are Italian Employees and the actions planned with regard to such Automatic Employees. Deutsche Bank shall, or shall cause the Sellers organized in Italy to, provide any information necessary to enable Purchaser to provide the above notification, including, but not limited to, information about collective bargaining agreements and internal labor agreements in place at Deutsche Bank, the DB Entities and the Sellers. Notwithstanding the execution of this Agreement on the date hereof, the provisions of this Agreement relating directly or indirectly to the Automatic Employees who are Italian Employees shall not be binding or effective against such Automatic Employees until and unless the representatives of such Automatic Employees, as applicable, are provided with the information required to be provided, and consulted by Deutsche Bank, the Sellers and Purchaser, as applicable, pursuant to and in compliance with the Laws of Italy, and instead, this Agreement shall constitute only an irrevocable binding offer by Purchaser to effectuate the transfer of the Automatic Employees who are Italian Employees. It is hereby intended that the Closing and the transfer of the Automatic Employees who are Italian Employees shall not be effected in Italy until such consultation processes have been completed.

(b) Accrued Severance Indemnities. For purposes of this Section 6.07(b), the “Accrued Severance Indemnities” are any and all of the amounts statutorily due to the Italian Transferred Employees and/or liabilities statutorily accrued for in the financial statement of Deutsche Bank or a Seller organized in Italy as of the Closing Date, including, without limitation, the Trattamento di Fine Rapporto (“T.F.R.”), additional monthly installments, vacation accruals, Banca Ore’s paid leave and the so called “23 ore”. Purchaser shall credit Italian Transferred Employees with Accrued Severance Indemnities, subject to the inclusion by Deutsche Bank on the Preliminary Closing Statement of Net Assets and the Closing Statement of Net Assets of a corresponding liability, in an amount equal to the cash liability as of the Closing Date in respect of such assumed Accrued Severance Indemnities. To the extent that such corresponding liability is not properly and adequately accrued for on the Preliminary Closing Statement of Net Assets and the Closing Statement of Net Assets, Deutsche Bank shall indemnify and keep harmless Purchaser and its Affiliates for any and all claims of the Italian Transferred Employees with respect to the Assumed Severance Indemnities.

SECTION 6.08. Intentionally Omitted.

SECTION 6.09. Ireland Employees. (a) General. As of the Closing Date, and subject to applicable Law, the Ireland Employees who are employed by an Irish DB Entity (or its successor entity) on the Closing Date shall remain employees of the Irish DB Entity or its successor entity that is owned or controlled by Purchaser on the same terms and conditions as previously disclosed to Purchaser (other than the terms and conditions with respect to any plans, programs or arrangements that either (i) provide for benefits or equity or equity-based awards where such benefits or awards relate to the equity of Deutsche Bank or any of its Affiliates, including the Ireland Employee Share Scheme (as defined in Section 6.09(d)), or (ii) are not sponsored by an Irish DB Entity) on which they are employed immediately prior to the Closing Date. For purposes hereof, “Non-Transferring Ireland Employees” shall mean those employees of the Irish DB Entities who are not Ireland Employees.

(b) Non-Transferring Ireland Employees. Deutsche Bank shall, or shall cause the Irish DB Entities and the Sellers to, deliver, or procure the delivery of, to Purchaser or its Affiliates, as soon as reasonably practicable after the date hereof, a listing of the active members, deferred pensioners and pensioners of the Ireland Pension Schemes and of the members of the Related Ireland Benefit Schemes and details of the Non-Transferring Ireland Employees who are members of the Ireland Pension Schemes or the Related Ireland Benefit Schemes.

(c) Indemnification in Respect of Non-Transferring Ireland Employees. Deutsche Bank agrees to indemnify and keep Purchaser, its Affiliates and the trustees of the Ireland Pension Schemes (which, for the avoidance of any doubt, in this Section 6.09(c) includes the trustees of the Ireland Pension Schemes for the time being and any other person or company appointed from time to time as a trustee of the Ireland Pension Schemes) indemnified on a continuing basis against all losses, Liabilities, actions, proceedings, claims, costs and demands howsoever arising out of (including any complaints to or determinations made by any undertaking, officeholder or person which or who is empowered to deal with complaints or determinations) or relating in any way to: (i) the provision or non-provision of, or access or non-access to, after the Closing Date, any pension or other retirement, superannuation, death or analogous benefits of any nature or amount to, and/or (ii) the employment, termination of employment or transfer of employment from the Irish DB Entity to another Deutsche Bank Affiliate (other than a DB Entity) of, in the case of both clause (i) and clause (ii), any Non-Transferring Ireland Employee, except to the extent that any actions, proceedings, claims or demands are provided for under (A) the Ireland Pension Schemes solely with respect to accrued and vested benefits of the Non-Transferring Ireland Employees that are fully funded as of the Closing Date or claims arising directly from negligent or unlawful acts or omissions of Purchaser or its Affiliates following the Closing Date (and, to the extent that this indemnity relates to the trustees of the Ireland Pension Schemes, Purchaser holds the benefits of the indemnity as trustee for the trustees of the Ireland Pension Schemes and without prejudice to the ability of the trustees of the Ireland Pension Schemes to enforce this indemnity, the indemnity may be enforced by Purchaser as trustee for the trustees of the Ireland Pension Schemes) or (B) the Related Ireland Benefit Schemes (to the extent that the Related Ireland Benefit Schemes are fully insured).

(d) Indemnification for the Ireland Employee Share Scheme. Deutsche Bank shall indemnify Purchaser and its Affiliates on a continuing basis in respect of and against all losses, Liabilities, actions, proceedings, claims, costs and demands howsoever arising out of the Irish DB Entity Employee Share Participation Scheme (the “Ireland Employee Share Scheme”), provided that no negligent or unlawful act or omission on the part of Purchaser or any of its Affiliates impedes any Ireland Employee from receiving such employee’s accrued, allocated and fully funded entitlement under the Ireland Employee Share Scheme. Effective as of the Closing Date, Deutsche Bank shall, or shall cause the Sellers or the Irish DB Entity to, amend the Ireland Employee Share Scheme so that no additional allocation of profit for shares will be made to Ireland Employees or any other employees of the Irish DB Entity or its Affiliates under the Ireland Employee Share Scheme.

(e) Actions in Respect of Schedule 6.09(e). Deutsche Bank, the DB Entities and the Sellers shall, prior to the Closing Date, effectuate the actions set forth on Schedule 6.09(e).

(f) Transfer Payment. Deutsche Bank shall procure that, prior to the Closing Date, those Non-Transferring Ireland Employees who are active members of the Ireland Pension Schemes are offered membership of a pension scheme or arrangement to which the Irish DB Entities are not a party and offered the option of taking a transfer in respect of their accrued entitlements (which, for the avoidance of doubt, shall be accrued entitlements representing both employer and employee contributions) under the Ireland Pension Schemes to that scheme or arrangement. For the avoidance of doubt, the Purchaser consents to this course of action.

SECTION 6.10. Switzerland Employees. As of the Closing Date, the Switzerland Employees who are employed by a DB Entity on the Closing Date shall remain employees of the entity that is owned or controlled by Purchaser in a position that is substantially similar to such Switzerland Employee’s position with the applicable DB Entity immediately prior to the Closing Date. The provisions of Section 6.12(e) shall apply to the Switzerland Employees on the same basis that they apply to the Non-Automatic Employees generally. To the extent that Purchaser or one of its Affiliates is required to assume a pre-Closing Liability with respect to the Switzerland Employees pursuant to applicable Law or upon the mutual agreement of Deutsche Bank and Purchaser, Purchaser shall be entitled to receive from Deutsche Bank assets or an accrual on the Preliminary Closing Statement of Net Assets and the Closing Statement of Net Assets, in an amount equal to any such Liability, on a basis consistent with the manner in which asset transfers and accruals on the Preliminary Closing Statement of Net Assets and the Closing Statement of Net Assets are dealt with in this Article VI.

SECTION 6.11. Japan Employees. (a) Applicability of Sections 6.12(a)(i) and (ii) and Section 6.12(e). Except as otherwise expressly set forth in this Section 6.11, the provisions of Sections 6.12(a)(i) and (ii) and 6.12(e) shall apply to the Japan Employees on the same basis as they apply to the Non-Automatic Employees generally.

(b) Structure of Japan Employee Transfer. Following the date hereof, Deutsche Bank shall, or shall cause the applicable Sellers to, seek to obtain the consent from each of the Japan Employees in writing to their transfer to the designated Affiliate of Purchaser by way of a voluntary resignation from Deutsche Bank, the DB Entities or the Sellers (as applicable), on the condition that they accept the offer of employment from the designated Affiliate of Purchaser. In connection with such transfer:

(i) Subject to applicable Law and Sections 6.17(i), (j)(i) and (k), the designated Affiliate of Purchaser shall provide a letter of offer to each Japan Employee specifying a base salary substantially equivalent to the base salary that such Japan Employee was earning from Deutsche Bank or the Sellers (as applicable) immediately prior to the date of employment by the designated Affiliate of Purchaser and other benefits (including, without limitation, incentive bonus opportunity, retirement, unemployment and health benefits) of an equivalent level to those provided by the designated Affiliate of Purchaser to its employees generally as of the date of commencement of employment with the designated Affiliate of Purchaser; and

(ii) On the condition that the Japan Employee accepts such offer of employment from the designated Affiliate of Purchaser and commences employment with the designated Affiliate of Purchaser (each as determined in accordance with Sections 6.12(a)(i) and (ii)), such Japan Employee being a “Japan Transferred Employee” and collectively, the “Japan Transferred Employees.” Deutsche Bank shall, or shall cause the applicable Sellers to, pay to each Japan Transferred Employee on their respective due dates, all salary and other benefits to which such Japan Transferred Employee is entitled as of the date of his resignation from Deutsche Bank or its Affiliates.

SECTION 6.12. Non-Automatic Employees. (a) Offer of Employment. (i) Subject to applicable Law (including, without limitation, any applicable statutory minimum notice period) and Sections 6.17(i), (j)(i) and (k), at least thirty (30) days prior to the Closing Date and effective as of the Closing Date, Purchaser shall offer employment pursuant to a procedure mutually agreed upon by Purchaser and Deutsche Bank or the Sellers, to each of the Australian Employees, Cayman Employees, Jersey Employees, Hong Kong Employees, Netherlands Employees and Singapore Employees, to the extent such employees are employed by the Business at the time of such offer (including any individuals on maternity leave, disability or leave of absence) (each such employee a “Non-Automatic Employee” and collectively the “Non-Automatic Employees”) at a position that is substantially similar to such Non-Automatic Employee’s position with Deutsche Bank or with the Sellers immediately prior to the Closing Date. Such offer of employment shall be deemed not to be accepted if the Non-Automatic Employee (A) expressly rejects the offer of employment, (B) does not commence active employment with Purchaser on the next business day immediately following the Closing Date or (C) subject to a provision of applicable Law that would require otherwise, does not commence active employment with Purchaser or one of its Affiliates (x) on or prior to the three-month anniversary of the Closing Date, in the case of a Non-Automatic Employee who does not commence active employment with Purchaser or one of its Affiliates on the next scheduled work day immediately following the Closing Date due to maternity leave or other approved leave of absence (excluding absence due to a vacation, sick or personal day), or (y) on or prior to the six-month anniversary of the initial date of disability, in the case of a Non-Automatic Employee who does not commence active employment with Purchaser or one of its Affiliates on the next scheduled work day immediately following the Closing Date due to an absence from work due to an illness or injury that lasts more than four scheduled work days (it being understood that a Non-Automatic Employee who, as of the Closing Date, is absent from work due to an illness or injury of less than four scheduled work days shall commence employment with Purchaser as of the next scheduled work day immediately following the Closing Date). To the extent applicable Law requires Purchaser to treat a Non-Automatic Employee who does not commence active employment with Purchaser or one of its Affiliates on the day immediately following the Closing Date for a reason specified in Section 6.12(a)(i)(C) as a Transferred Employee, Purchaser and Deutsche Bank shall cooperate to ensure that such Transferred Employee is provided with uninterrupted welfare benefits insurance coverage, including disability insurance coverage, to the extent such coverage is provided by Deutsche Bank or the Sellers under an insured arrangement as of the Closing Date, and Deutsche Bank shall, or shall cause the Sellers to, reimburse Purchaser and its Affiliates for the cost of any such coverage, to the extent any such coverage is provided under a self-insured arrangement as of the Closing Date. Deutsche Bank and Purchaser agree that Section 6.12(a)(i)(C) shall not limit the duration of any maternity leave of a Non-Automatic Employee that begins immediately upon the expiration of an approved short-term disability leave of such Non-Automatic Employee and shall not prohibit a Non-Automatic Employee from becoming a Non-Automatic Transferred Employee upon expiration of such employee’s approved maternity leave, provided such maternity leave is no more than the statutorily required period or three months in duration, whichever is longer. Purchaser may perform background checks as required by Purchaser in the ordinary course, provided, however, that no offer of initial employment shall be conditioned on the results of the background check, although it may be conditioned upon the Non-Automatic Employee’s consenting to, and cooperating with, such background check, to the extent permitted by applicable Law.

(ii) A Non-Automatic Employee who accepts the offer of employment referred to in Section 6.12(a)(i) and commences active employment with Purchaser on the date immediately following the Closing Date or within the periods referred to in Section 6.12(a)(i)(C) shall be referred to herein, individually, as a “Non-Automatic Transferred Employee” and collectively as the “Non-Automatic Transferred Employees.” For all purposes of this Agreement, a Non-Automatic Transferred Employee who commences active employment with Purchaser or one of its Affiliates on the day following the Closing Date (and those who are absent on such date due to a vacation, sick or personal day) shall be deemed to commence employment with Purchaser on the Closing Date, and, except as may otherwise be required by applicable Law, a Non-Automatic Transferred Employee who does not actually commence active employment with Purchaser or one of its Affiliates on the day following the Closing Date shall remain an employee of Deutsche Bank or the Sellers until the date (if ever) on which active employment with Purchaser or one of its Affiliates commences and, for purposes of this Agreement, references to the Closing Date shall be references to the date of actual commencement of employment with Purchaser or one of its Affiliates.

(b) Specific Offer Terms for Hong Kong Employees. At least one month prior to the Closing Date (or, where reasonably practicable in the period before the Closing Date, such longer period as might be required under the employment contracts of the Hong Kong Employees), Purchaser or one of its Affiliates and Deutsche Bank shall, or Deutsche Bank shall cause the applicable Seller to, issue a joint letter (in a form mutually agreed upon by Purchaser and Deutsche Bank), to each of the Hong Kong Employees, giving notice of the Hong Kong Employee’s termination with Deutsche Bank or the applicable Seller and containing an offer by Purchaser or one of its Affiliates to reengage such Hong Kong Employee on terms which are no less favorable (when taken as a whole) than those provided generally to similarly situated employees of Purchaser or its applicable Affiliate, provided that, notwithstanding the foregoing, Purchaser agrees that it shall offer each Hong Kong Employee a position comparable to that held by such Hong Kong Employee with Deutsche Bank or a Seller and a base salary or base wage at least equivalent to the rate of base salary or wages paid to such Hong Kong Employee by Deutsche Bank or a Seller, in each case on the day immediately prior to the Closing Date, and containing a statement in relation to such Hong Kong Employee’s continuity of employment. Purchaser shall also permit each Hong Kong Transferred Employee (as determined in accordance with Sections 6.12(a)(i)(A) through (C) and 6.12(a)(ii)) who was, prior to the Closing Date, eligible to participate in a discretionary bonus plan operated by Deutsche Bank, to participate in the applicable discretionary bonus plan of Purchaser or its Affiliates after the Closing Date. The notice of termination described above shall be served in accordance with the applicable provisions of the employment contract of each Hong Kong Employee, unless Deutsche Bank or the Sellers makes a payment in lieu of notice or part notice to the Hong Kong Employees, or the Hong Kong Employee agrees to accept shorter notice than that required under his employment contract. Except as otherwise expressly provided in this Section 6.12(b), the provisions set forth in Sections 6.12(a) and 6.12(e) shall apply to the Hong Kong Employees on the same basis as they apply to all other Non-Automatic Transferred Employees generally.

(c) Specific Offer Terms for Singapore Employees. Notwithstanding anything herein to the contrary, Deutsche Bank and Purchaser agree that the transfer of Singapore Employees shall be in accordance with the terms and conditions of the collective agreements between Deutsche Bank and trade unions in Singapore (to the extent applicable to any such Singapore Employee). Except as otherwise expressly provided in this Section 6.12(c), the provisions set forth in Sections 6.12(a) and 6.12(e) shall apply to the Singapore Employees on the same basis as they apply to all other Non-Automatic Transferred Employees generally.

(d) Specific Offer Terms for Cayman Employees. Notwithstanding anything contained herein to the contrary, with respect to any Cayman Employee, Purchaser’s offer of employment pursuant to Section 6.12(a)(i) shall be contingent upon Deutsche Bank, or its applicable Affiliate’s, termination of such employee from employment with Deutsche Bank, the

DB Entities or the Sellers (as applicable). Except as otherwise expressly provided in this Section 6.12(d), the provisions set forth in Sections 6.12(a) and 6.12(e) shall apply to the Cayman Employees on the same basis as they apply to all other Non-Automatic Transferred Employees generally.

(e) Benefits; Compensation. (i) Except as otherwise provided in the provisions of this Article VI that relate to the Business Employees employed in a particular jurisdiction, the provisions of this Section 6.12(e) shall apply to all Non-Automatic Transferred Employees. Solely to the extent that any other provision of this Article VI that relates specifically to the Business Employees employed in a particular jurisdiction conflicts with any of the provisions of this Section 6.12(e), such other provision shall prevail, but shall not limit the application of the non-conflicting provisions of this Section 6.12(e). Purchaser agrees that as of the day following the Closing Date it shall maintain employee benefit and compensation (including incentive bonus opportunity) plans, programs and arrangements for the benefit of the Non-Automatic Transferred Employees that, when taken as a whole, are at least as favorable as those provided generally to similarly situated employees of the applicable Affiliate of Purchaser, provided that, notwithstanding the foregoing, Purchaser agrees that it shall, or shall cause the applicable Affiliate, to employ each Non-Automatic Transferred Employee at a base salary or base wage that is at least the rate of base salary or wages paid to such Non-Automatic Transferred Employee on the day immediately prior to the Closing Date.

(ii) With respect to each employee benefit plan, program, scheme or arrangement of Purchaser or its Affiliates, each Non-Automatic Transferred Employee shall receive credit for purposes of eligibility to participate and vesting (but not for purposes of benefit accruals, other than for vacation accrual, severance pay under the applicable Purchaser severance plan or policy, and not for any purpose under the applicable Purchaser post-retirement welfare plans) for service accrued or deemed accrued as of the Closing Date with Deutsche Bank, the DB Entities, the Sellers or any of their Affiliates (with such service credit data to be provided to Purchaser by Deutsche Bank or the Sellers within forty-five (45) days after the date hereof, provided that requisite consent is obtained from the applicable jurisdiction, if Deutsche Bank and the Sellers determine that such consent should be obtained); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit and shall not be credited if such service is prior to a specific date before which service would not have been credited for employees of Purchaser or the applicable Affiliate.

(f) Pre-Closing Liabilities for Netherlands Transferred Employees. To the extent that Purchaser or one of its Affiliates is required to assume a pre-Closing Liability with respect to the Netherlands Transferred Employees pursuant to applicable Law or upon the mutual agreement of Deutsche Bank and Purchaser, Purchaser shall be entitled to receive from Deutsche Bank assets or an accrual on the Preliminary Closing Statement of Net Assets and the Closing Statement of Net Assets, in an amount equal to any such Liability, on a basis consistent with the manner in which asset transfers and accruals on the Preliminary Closing Statement of Net Assets and the Closing Statement of Net Assets are dealt with in this Article VI.

SECTION 6.13. Specific Benefit Terms for Jersey Transferred Employees. Notwithstanding anything contained herein to the contrary, the terms of this Section 6.13 shall be the terms governing Purchaser’s provision of benefit plans to the Jersey Transferred Employees.

(a) Treatment of Jersey Pension Schemes and Other Jersey Benefit Plans. (i) Effective as of the day immediately following the Closing Date but subject to the State Street UK Pension and Life Assurance Scheme (the “UK Scheme”) becoming an approved scheme within the meaning of Article 131 of the Income Tax (Jersey) Law, 1961 as amended (an “Approved Scheme”) before the Closing Date, Purchaser shall or shall cause the Jersey Employees who become Transferred Employees and immediately prior to the Closing Date were members of the Jersey Schemes (the “Transferring Jersey Employees”): (A) to be offered membership in the UK Scheme; and (B) to become members of a scheme which provides benefits payable on death in service.

(ii) In the event that the UK Scheme is granted Approved Scheme status before the Closing Date, then Purchaser shall use its reasonable efforts to ensure that the trustees of the UK Scheme shall accept a transfer payment with respect to the Transferring Jersey Employees from (A) the Deutsche Bank Offshore Group Pension Plan in accordance with Sections 6.13(a)(viii) through (xi) as if the words “Member Transfer Date” were replaced with the words “Closing Date” and (B) the Deutsche Bank Offshore Group Defined Contribution Plan in accordance with Sections 6.13(a)(vi) and (vii) as if the words “Member Transfer Date” were replaced with the words “Closing Date.”

(iii) In the event that the Jersey Comptroller of Income Tax does not grant the UK Scheme Approved Scheme status, and Purchaser is unable to establish another Approved Scheme before the Closing Date, Sections 6.13(a)(iv) through (xi) shall apply. If Purchaser is able to establish an Approved Scheme before the Closing Date, then Section 6.13(a)(ii) shall apply save that the words “UK Scheme” shall be replaced with the name of the Approved Scheme established by Purchaser.

(iv) Deutsche Bank, the DB Entities and the Sellers hereby undertake:

(A) to procure that, the Transferring Jersey Employees are permitted to remain members of the relevant Jersey Schemes during the period commencing on the Closing Date and expiring on the day immediately prior to the day falling three months after the Closing Date or such earlier date which Purchaser notifies Deutsche Bank, the DB Entities or the Sellers by giving not less than thirty (30) days notice in writing of such shorter period of notice as the parties agree in writing (the “Member Transfer Date”);

(B) to procure, that subject to the consent of the Comptroller of Income Tax being obtained (which consent Deutsche Bank, the DB Entities and the Sellers shall use reasonable efforts to procure), Purchaser is permitted to participate in the Jersey Schemes up until the Member Transfer Date;

(C) to procure that until the Member Transfer Date no power or discretion under the Jersey Schemes is exercised in a way which would or might affect Purchaser and/or the Transferring Jersey Employees without the written consent of Purchaser; and

(D) to indemnify and to keep indemnified and to hold harmless on a continuing basis Purchaser and its Affiliates against all and any Liability to make any payment to or in connection with the Jersey Schemes other than to pay contributions pursuant to Section 6.13(a)(v)(B).

(v) Purchaser hereby undertakes:

(A) as of the Member Transfer Date, to or to cause the Transferring Jersey Employees: (x) to be offered membership in an Approved Scheme established by Purchaser (the “Purchaser’s Scheme”) which provides money purchase benefits; and (y) to become members of a scheme which provides benefits payable on death in service;

(B) with effect from the Closing Date, to pay or procure the payment to the Jersey Schemes of the employer contributions which accrue to the Jersey Schemes up to the Member Transfer Date in respect of the Transferring Jersey Employees, such contributions to be deemed to be payable at the same rate as is in force at the date of this Agreement provided that, for the avoidance of doubt, Purchaser and its Affiliates shall not be liable in respect of any funding deficit in either of the Jersey Schemes; and

(C) to comply with the provisions for the Jersey Schemes up until the Member Transfer Date.

(vi) Benefits and Options Under the Deutsche Bank Offshore Group Defined Contribution Pension Plan (the “Money Purchase Scheme”). Deutsche Bank undertakes and shall cause the applicable DB Entity or applicable Sellers to undertake to Purchaser:

(A) to procure that the Money Purchase Scheme notifies each Jersey Transferring Employee as soon as practicable after the Member Transfer Date and in any event within thirty (30) days of the Member Transfer Date of the options available to him under the Money Purchase Scheme and the funds accumulated for his benefit under the Money Purchase Scheme and all other information concerning the Money Purchase Scheme and those options which the Jersey Transferring Employee may reasonably require in order to make an informed decision as to which (if any) option to exercise;

(B) to procure that the amount of any transfer value for a Jersey Transferring Employee shall be an amount calculated in accordance with the governing Deed and Rules of the Money Purchase Scheme together with any accrued benefit attributable to that Jersey Transferring Employee up to the Member Transfer Date;

(C) to procure that if a Jersey Transferring Employee requests in writing that a transfer value be paid to Purchaser’s Scheme in respect of him in a manner permitted under the governing Deed and Rules of the Money Purchase Scheme, the Money Purchase Scheme gives effect to that request as soon as practicable and in any event within thirty (30) days of that request being made subject to the Trustee of Purchaser’s Scheme accepting such a transfer; and

(D) that Purchaser is forthwith on request advised in writing of the respective amounts of the transfer values for the Jersey Transferring Employees who elect to become members of Purchaser’s Scheme and is supplied with such information and evidence as Purchaser may request to enable Purchaser to verify those amounts.

(vii) Purchaser undertakes to Deutsche Bank, the DB Entities and the Sellers to use its reasonable efforts to ensure the Trustees of Purchaser’s Scheme accept a transfer value calculated in accordance with Section 6.13(a)(vi)(B) from the Money Purchase Scheme in respect of a Jersey Transferring Employee who becomes a member of Purchaser’s Scheme and that the transfer value is credited to an account under Purchaser’s Scheme designated to the Jersey Transferring Employee to be applied to provide money purchase benefits for or in respect of that Jersey Transferred Employee.

(viii) Benefits and Options Under the Deutsche Bank Offshore Group Pension Plan (the “Final Salary Scheme”). Within thirty (30) days of the Member Transfer Date, Deutsche Bank shall, or shall cause the applicable DB Entities or the applicable Sellers to, instruct Deutsche Bank or the DB Entities or the actuary selected by Sellers (hereinafter referred to as the “Vendor’s Jersey Actuary”) to determine the transfer value for those Transferring Jersey Employees who are members of the Final Salary Scheme. Such determination to be made and communicated for agreement by the actuary selected by Purchaser (the “Purchaser’s Jersey Actuary”) within sixty (60) days of the Member Transfer Date and based on mutually agreed assumptions set out in writing and signed by Purchaser’s Jersey Actuary and the Vendor’s Jersey Actuary (the “Transfer Value”). Purchaser’s Jersey Actuary shall agree or not agree to the Transfer Value within thirty (30) days of receiving it from the Vendor’s Jersey Actuary, or if later, within sixty (60) days of receiving such explanation of the Vendor’s Jersey Actuary’s calculations and such data and information as Purchaser’s Jersey Actuary may reasonably require. If Purchaser’s Jersey Actuary agrees to the amount of the Transfer Value, then Deutsche Bank, the DB Entities or the Sellers shall procure that the Vendor’s Jersey Actuary, and Purchaser shall procure that Purchaser’s Jersey Actuary jointly certify that amount as the Transfer Value. If, however, the Vendor’s Jersey Actuary and Purchaser’s Jersey Actuary fail to agree within sixty (60) days from the date upon which the Vendor’s Jersey Actuary first submits his findings to Purchaser’s Jersey Actuary as aforesaid, the matter may, at the option of either Deutsche Bank or Purchaser, be referred to an independent actuary pursuant to Section 6.13(a)(ix).

(ix) Any dispute between the Vendor’s Jersey Actuary and Purchaser’s Jersey Actuary concerning the amount of the Transfer Value or any other matter to be agreed between them in accordance with this Section 6.13 may, at the option of either Deutsche Bank, the DB Entities or the Sellers or Purchaser, be referred to an independent actuary (the “Jersey Third Actuary”) to be appointed by agreement between Deutsche Bank, the DB Entities or the Sellers and Purchaser or, in default of agreement within fourteen (14) days from the first nomination of an actuary by one party to the other, by the President for the time being of The Institute of Actuaries (or of any successor body) on the application of either Deutsche Bank, the DB Entities or the Sellers or Purchaser. The Jersey Third Actuary shall act as an expert and not as an arbitrator. His decision shall, save in the event of fraud or manifest error, be final and binding on the parties and his costs shall be borne by Deutsche Bank, the DB Entities or the Sellers and Purchaser equally.

(x) Deutsche Bank shall, and shall cause the applicable DB Entity or Seller to, undertake to Purchaser:

(A) to procure that the Final Salary Scheme notifies each Jersey Transferring Employee as soon as practicable after the date upon which the amount of the Transfer Value is certified in accordance with Section 6.13(a)(viii) or Section 6.13(a)(ix) (the “Payment Date”) and in any event within thirty (30) days of the Payment Date of the options available to him under the Final Salary Scheme and the part of the Transfer Value referable to the Jersey Transferring Employee (the “JTE Transfer”) and all other information concerning the Final Salary Scheme and those options which the Jersey Transferring Employee may reasonably require in order to make an informed decision as to which (if any) option to exercise; and

(B) to procure that if a Jersey Transferring Employee requests in writing that a JTE Transfer be paid to Purchaser’s Scheme in respect of him, the Final Salary Scheme gives effect to that request as soon as practicable and in any event within thirty (30) days of that request being made, subject to the Trustee of Purchaser’s Scheme accepting such a transfer.

(xi) Purchaser shall use its reasonable efforts to procure, for each of the Jersey Transferred Employees who become members of Purchaser’s Scheme, that the Trustees of Purchaser’s Scheme accept a JTE Transfer for each such person and the applicable JTE Transfer is credited to an account under Purchaser’s Scheme designated to the Jersey Transferring Employee to be applied to provide money purchase benefits for or in respect of the Jersey Transferred Employee.

(b) Deutsche Bank undertakes to indemnify Purchaser against all liabilities and expenses that it may suffer or incur as a result of any claim relating to events occurring prior to the Closing brought by, or in respect of, a Jersey Employee who becomes a Transferred Employee, as a result of Deutsche Bank, the DB Entities or the Sellers’ acts or omissions, in each case in respect of any pension rights, claims or pension benefit for service prior to or on the Closing Date or, if applicable, the Member Transfer Date.

(c) Deutsche Bank, the applicable DB Entities and the applicable Sellers undertake to lend all reasonable assistance to Purchaser or its Affiliates in making communications to the Jersey Employees before and after the Closing Date.

(d) Deutsche Bank, the applicable DB Entities and the applicable Sellers undertake not to make representations concerning, nor to discuss, at any time, the pension benefits to be provided by Purchaser or its Affiliates after the Closing Date without Purchaser’s prior consent in writing.

SECTION 6.14. Specific Benefits Terms for Hong Kong Transferred Employees. (a) Definitions. Terms used in this Section 6.14 shall have the following meanings unless otherwise stated, and the terms defined elsewhere in this Agreement shall otherwise apply:

(i) “Consenting Member” means Hong Kong Transferred Employee who is a member of the Sellers’ ORSO Scheme immediately prior to the Closing Date and who consents, in such form as Purchaser and Deutsche Bank may reasonably determine, to transfer the Transfer Amount in respect of him from the Sellers’ ORSO Scheme to Purchaser’s ORSO Scheme.

(ii) “Minimum MPF Benefit” has the meaning given by the Exemption Regulation.

(iii) “MPFSO” means the Mandatory Provident Fund Schemes Ordinance (Cap. 485 of the Laws of Hong Kong).

(iv) “ORSO” means the Occupational Retirement Schemes Ordinance (Cap. 426 of the Laws of Hong Kong).

(v) “Post MPF Member” means a member of Purchaser’s ORSO Scheme who joined Purchaser’s ORSO Scheme on or after December 1, 2000 (or who is otherwise treated as a “new member” of Purchaser’s ORSO Scheme within the meaning of the Mandatory Provident Fund Schemes (Exemption) Regulation (Cap.485 Sub Leg B of the Laws of Hong Kong)).

(vi) “Purchaser’s MPF Scheme” means a provident fund scheme registered under the MPFSO which is established or nominated by Purchaser under Section 6.14(d)(ii).

(vii) “Purchaser’s ORSO Scheme” means an occupational retirement scheme registered (or capable of registration) under ORSO established or nominated by Purchaser under Section 6.14(c)(i).

(viii) “Sellers’ MPF Scheme” means the MPF scheme operated by Deutsche Bank and Sellers known as the “Invesco Strategic MPF Scheme.”

(ix) “Sellers’ ORSO Scheme” means the ORSO scheme operated by Deutsche Bank and Sellers known as the “DB Retire PLUS Scheme.”

(x) “Transfer Amount” means an amount equal to the accrued past service liability of the Sellers’ ORSO Scheme for each Hong Kong Transferred Employee in respect of service under the Sellers’ ORSO Scheme before the Closing Date (but excluding, in the case of any Hong Kong Transferred Employee who is a Post MPF Employee, the amount of his Minimum MPF Benefit).

(b) Deutsche Bank and Sellers’ Obligations in Respect of the Sellers’ ORSO Scheme. (i) Deutsche Bank shall, or shall cause the applicable Sellers to, maintain such Sellers’ ORSO Scheme up until the Closing Date and shall not prior to the Closing Date amend the provisions of the Sellers’ ORSO Scheme so far as they relate to the Hong Kong Employees, other than with the written consent of Purchaser, which shall not be unreasonably withheld.

(ii) Deutsche Bank shall, or shall cause the applicable Sellers to, use reasonable efforts to procure that the trustees of the Sellers’ ORSO Scheme shall (A) pay the Transfer Amount in respect of each Hong Kong Transferred Employee from the Sellers’ ORSO Scheme to Purchaser’s ORSO Scheme as soon as reasonably practicable after the Closing Date and (B) certify to the trustee of Purchaser’s ORSO Scheme the portion of the Transfer Amount in respect of each Hong Kong Transferred Employee attributable to each of the following: (1) the Consenting Member’s own contributions, (2) contributions by Deutsche Bank and the Sellers in respect of the Consenting Member in which the Consenting Member is fully vested, and (3) contributions by Deutsche Bank and the Sellers in respect of the Consenting Member in which the Consenting Member is not fully vested.

(iii) If any Hong Kong Transferred Employee does not consent to the transfer of his accrued benefits under the Sellers’ ORSO Scheme to Purchaser’s ORSO Scheme, Deutsche Bank shall, and shall cause the applicable Sellers to, use all reasonable efforts to procure that, subject to Section 6.14(b)(iv) below, the trustees of the Sellers’ ORSO Scheme pay the amount of his vested leaving service benefit (if any) in respect of service under the Sellers’ ORSO Scheme before the Closing Date to the relevant Hong Kong Transferred Employee as soon as reasonably practicable after the Closing Date.

(iv) Deutsche Bank shall, or shall cause the applicable Sellers to, use all reasonable efforts to procure that the trustees of the Sellers’ ORSO Scheme shall transfer an amount representing the Minimum MPF Benefits of each Hong Kong Transferred Employee who is a Post MPF Member to Purchaser’s MPF Scheme as soon as reasonably practicable after the Closing Date.

(c) Purchaser’s Obligations in Respect of Purchaser’s ORSO Schemes. (i) Purchaser shall establish or nominate a retirement scheme to be Purchaser’s ORSO Scheme, which will be capable of receiving the Transfer Amount and complying with Section 6.14(Cc(iii) in respect of each Hong Kong Transferred Employee who elects to join Purchaser’s ORSO Scheme from the Sellers’ ORSO Scheme.

(ii) Purchaser shall offer each Hong Kong Transferred Employee the opportunity to transfer his Transfer Amount from the Sellers’ ORSO Scheme to Purchaser’s ORSO Scheme on terms complying with Section 6.14(c)(iii).

(iii) Purchaser shall use all reasonable efforts to procure that, subject to receipt of the Transfer Amount in respect of the relevant Consenting Member, Purchaser’s ORSO Scheme shall (A) credit so much of the Transfer Amount as shall be certified by the trustee of the Sellers’ ORSO Scheme to represent (1) the Consenting Member’s own contributions and (2) contributions by Deutsche Bank and the Sellers in respect of the Consenting Member in which the Consenting Member is fully vested to an account under Purchaser’s ORSO Scheme in which the Consenting Member shall be fully vested (subject to the usual terms of Purchaser’s ORSO Scheme); and (B) credit so much of the Transfer Amount as shall be certified by the trustee of the Sellers’ ORSO Scheme to represent contributions by Deutsche Bank and the Sellers in respect of the Consenting Member in which the Consenting Member is not fully vested to an account under Purchaser’s ORSO Scheme in which the Consenting Member shall become vested (subject to the usual terms of Purchaser’s ORSO Scheme) in accordance with the usual vesting scale under Purchaser’s ORSO Scheme.

(iv) Purchaser shall procure that any Consenting Member’s service with Deutsche Bank, a Seller and their Affiliates is counted as continuous with service with Purchaser and its Affiliates for the purposes of determining eligibility to join and vesting of benefits under Purchaser’s ORSO Scheme or Purchaser’s MPF Scheme.

(d) MPF Schemes. (i) Deutsche Bank shall, or shall cause the applicable Sellers to, cease to make contributions to the Sellers’ MPF Scheme in respect of any Hong Kong Transferred Employee who is a member of the Sellers’ MPF Scheme effective as of the Closing Date, and shall notify the trustee of the Sellers’ MPF Scheme in accordance with the MPFSO no later than thirty (30) days after the Closing Date that any such Hong Kong Transferred Employee has ceased to be its employee, so that the trustee of the Sellers’ MPF Scheme may notify the Hong Kong Transferred Employee of his rights under the MPFSO in respect of his accrued benefits under the Sellers’ MPF Scheme.

(ii) Purchaser shall establish or nominate a provident fund scheme registered under the MPFSO to be Purchaser’s MPF Scheme, and will enroll each Hong Kong Transferred Employee (other than any Hong Kong Transferred Employee who is not required by the MPFSO to be a member of an MPF Scheme) as a member of Purchaser’s MPF Scheme in accordance with the MPFSO in respect of service with Purchaser and its Affiliates following the Closing Date and (in addition to any contributions to Purchaser’s ORSO Scheme) shall make mandatory contributions at the level required by the MPFSO in respect of each Hong Kong Transferred Employee who becomes a member of Purchaser’s MPF Scheme.

SECTION 6.15. Specific Benefit Terms for Transferred Australian Employees. (a) Purchaser’s Obligations to Australian Transferred Employees. Notwithstanding any other provision in this Agreement and subject to Section 6.15(b) below, Purchaser shall assume Deutsche Bank’s and the Sellers’ liability for long service leave entitlements and untaken leave entitlements for Australian Transferred Employees, effective as of the Closing Date, to the extent those entitlements were not paid out by Deutsche Bank or the Seller under Section 6.17(C) of this Agreement.

(b) Deutsche Bank and the Seller’s Allowance for Accrued Entitlements. In consideration of Purchaser assuming liabilities under Section 6.15(a), Deutsche Bank shall include the “Australian Long Service Leave Amount” (as defined below) and the “Australian Annual Leave Amount” (as defined below) as a liability on the Preliminary Closing Statement of Net Assets and the Closing Statement of Net Assets.

(c) Australian Long Service Leave Amount. The “Australian Long Service Leave Amount” means the total of accrued long service leave entitlements including any superannuation payable on those entitlements of the Australian Transferred Employees up to and including the Closing Date, calculated using the following formula: (i) in the case of an Australian Transferred Employee who has, or is deemed for the purpose of determining long service leave entitlement to have, less than T2 years continuous service with Deutsche Bank, the Sellers or their Affiliates, the amount calculated under the following formula:

Y x T1

T2

where:

Y = the amount which that Australian Transferred Employee would have been entitled to upon the termination of his employment from Deutsche Bank, a DB Entity, a Seller or any of their Affiliates in lieu of long service leave, including any superannuation payable on those entitlements had he on the Closing Date been employed by Deutsche Bank, a DB Entity, a Seller or any of their Affiliates for exactly T2 years at then current wage rates and had he not been re-employed by Purchaser or one of its Affiliates on or after the Closing Date;

T1 = the number of years of continuous service which that Australian Transferred Employee has (or is deemed, for the purposes of determining long service leave entitlement, to have) with Deutsche Bank, a DB Entity or a Seller as of the Closing Date; and

T2 = the number of years which under the relevant award or long service leave legislation is the minimum number of years of continuous service which would entitle that Australian Transferred Employee to be paid money in lieu of long service leave on having his services terminated by Deutsche Bank, a DB Entity or a Seller.

(ii) in the case of an Australian Transferred Employee who has, or is deemed for the purpose of determining long service leave entitlement to have, at least T2 or more years of continuous service with Deutsche Bank, the DB Entities, the Sellers or any of their Affiliates, the amount which that Australian Transferred Employee would have been entitled to be paid in lieu of long service leave, including any superannuation payable on those entitlements assuming he were not reemployed by Deutsche Bank, a DB Entity or a Seller on having his services terminated by Deutsche Bank, a DB Entity or a Seller.

(d) Australian Annual Leave Amount. The “Australian Annual Leave Amount” means the total monetary value of the annual leave entitlements (including leave loading) of all Australian Transferred Employees: (i) accrued as of the Closing Date (including any accrual on the Closing Date); and (ii) for which payment has not been made to the Australian Non-Automatic Transferred Employee under Section 6.17(c) of this Agreement.

SECTION 6.16. Temporarily Retained Employees. (a) General. Purely for regulatory reasons, the Closing Date in respect of the functions pertaining to the Temporarily Retained Employees shall be deferred until the applicable regulatory rules permit functions of the Temporarily Retained Employees to transfer to Purchaser or one of its Affiliates without jeopardizing the transactions contemplated under this Agreement, with such date to be jointly determined by Deutsche Bank and Purchaser (the “TRE Transfer Date”). Upon the TRE Transfer Date, the terms of this Agreement applicable to Business Employees shall apply to such Temporarily Retained Employees effective as of the TRE Transfer Date.

(b) Written Consents. The Temporarily Retained Employees shall be considered to be Transferred Employees upon transfer of their respective employment to Purchaser or one of its Affiliates on the day immediately following the TRE Transfer Date and until such TRE Transfer Date, such employees will not be considered Transferred Employees. Prior to the Closing Date, Deutsche Bank shall, or shall cause the applicable Sellers to, secure written consents from each Temporarily Retained Employee providing that the Temporarily Retained Employee does not transfer to Purchaser or one of its Affiliates upon the Closing Date and that he shall transfer to Purchaser or one of its Affiliates on the day immediately following the TRE Transfer Date. The consents sought by Deutsche Bank in accordance with the prior sentence shall include a consent that the Temporarily Retained Employee shall transfer to Purchaser or one of its Affiliates on the day immediately following the TRE Transfer Date. Deutsche Bank shall use commercially reasonable efforts to secure the consent of each Temporarily Retained Employee.

(c) Identification. As soon as reasonably practicable after the date hereof, Deutsche Bank shall identify or shall cause the applicable Sellers to identify the Business Employees who shall be Temporarily Retained Employees as of the Closing Date, and, accordingly, such employees shall, for purposes of this Agreement, be treated as falling within the definition of Temporarily Retained Employee for all purposes of this Agreement.

SECTION 6.17. Covenants Applicable to All Business Employees. (a) Severance. (i) Subject to the satisfaction of the employment offer obligation of Purchaser set forth in this Article VI and any other obligations of Purchaser or its Affiliates set forth in this Article VI (any failure of which to satisfy would result in an obligation by Deutsche Bank, the Sellers or its Affiliates to pay severance or redundancy benefits), including, without limitation, the obligation of Purchaser to indemnify Deutsche Bank and its Affiliates for certain Liabilities with respect to severance or redundancy benefits as set forth in Section 6.17(a)(ii), Deutsche Bank and the Sellers shall remain solely responsible, and Deutsche Bank shall indemnify Purchaser and its Affiliates for all losses, Liabilities, costs and claims with respect to severance and redundancy benefits arising as a result of or relating to the termination of employment of (or objection to transfer under the Transfer Provisions by) a Business Employee on or prior to the Closing (including any such Liability that may be imposed on Purchaser as a matter of Law in jurisdictions other than the United States), whether such benefits arise or are imposed under applicable Law, the terms of the Deutsche Bank Americas Severance Pay Plan or any other severance plan, policy or agreement of Deutsche Bank or its Affiliates, and without regard to whether the Business Employee accepts or rejects Purchaser’s employment offer or becomes or does not become a Transferred Employee. In the event a Non-Automatic Employee or Japan Employee who accepts Purchaser’s offer of employment (and becomes a Transferred Employee) would nevertheless be entitled to severance benefits under the terms of a severance plan, policy or agreement of Deutsche Bank or its Affiliates, Deutsche Bank shall take any reasonable and legally permissible action to amend such plan, policy or agreement to provide that a Business

Employee who accepts Purchaser’s offer is not entitled to severance. In the event Deutsche Bank does not amend any such severance plan or a Non-Automatic or Japan Employee who accepts Purchaser’s offer of employment would nevertheless be entitled to severance benefits under applicable Law, Purchaser shall cooperate with Deutsche Bank, to the extent commercially reasonable for Purchaser and its Affiliates (taking into account, among other things, Purchaser’s desire to employ any such employee in a particular jurisdiction), to reduce, to the extent possible, the likelihood that Deutsche Bank or its Affiliates will be obligated to pay severance to such Transferred Employee. For all purposes under this Agreement, and subject to applicable Law, Deutsche Bank, the Sellers and their Affiliates and Purchaser and its Affiliates shall cooperate to take commercially reasonable steps to reduce, to the extent possible, the likelihood that any of the parties will have to pay severance benefits to any Business Employee; provided, however, that, in no event, shall Purchaser or its Affiliates be obligated to change the terms of its proposed offer of employment, including any term of Purchaser’s or its Affiliate’s compensation and benefit plans.

(ii) Subject to a maximum limitation of €70 million, and the satisfaction by Deutsche Bank, the Sellers or their Affiliates of any obligations of Deutsche Bank, the Sellers or their Affiliates set forth in this Article VI (any failure of which to satisfy would result in an obligation of Purchaser or its Affiliates to pay severance or redundancy benefits), Purchaser shall remain solely responsible for and shall indemnify and keep indemnified Deutsche Bank, the Sellers and their Affiliates for all losses, Liabilities, costs and claims with respect to:

(A) severance and redundancy benefits relating to the termination of employment on or after the Closing of any Non-Automatic Employee or any Japan Employee due to the rejection of the offer of employment from Purchaser by such employee, if the reason for such rejection is that the benefit plans, programs, schemes and arrangements of Purchaser or its Affiliates, when taken as a whole, are not comparable to those of Deutsche Bank, the Sellers or their Affiliates in which such Non-Automatic Employee or Japan Employee participated immediately prior to the Closing Date; and

(B) severance and redundancy benefits relating to the termination of employment by Purchaser or its Affiliates, after the Closing and during the three (3) year period following the Closing, of any Transferred Employee performing services for the Business (the “Terminated Transferred Employees”) or any employee of Purchaser whose primary work function is associated with the operations of Purchaser that are similar to the Business and are combined with the operations of the Business on or during the three (3) year period following the Closing (a “Terminated Purchaser Employee” and together with the Terminated Transferred Employees, the “Terminated Employees”), up to a total of 1,500 terminated employees in the aggregate under this Section 6.17(a)(ii)(B), whether Transferred Employees or Purchaser employees.

(iii) For purposes of Section 6.17(a)(ii)(A), following the date hereof and within forty-five (45) days prior to the Closing Date, Deutsche Bank and Purchaser shall cooperate to assess the comparability, taken as a whole, of the benefit plans, programs, schemes and arrangements of Purchaser or its Affiliates in each jurisdiction where there are Non-Automatic Employees and in Japan, as compared to the benefit plans, programs, schemes and arrangements of Deutsche Bank and its Affiliates in which such Non-Automatic Employees or

Japan Employees participate as of the date hereof. Unless Deutsche Bank and Purchaser have reason to know that the Non-Automatic Employee or Japan Employee is unable to accept the offer of employment from Purchaser or one of its Affiliates for reasons that are unrelated to the comparability of the benefit plans, programs, schemes or arrangements of Purchaser or its Affiliates to those of Deutsche Bank or its Affiliates, and assuming that the comparability results for the jurisdiction employing the Non-Automatic Employee or Japan Employee who is rejecting Purchaser’s offer result in Deutsche Bank and Purchaser agreeing that the benefits to be provided by Purchaser or one of its Affiliates are not comparable taken as a whole, to those provided by Deutsche Bank and its Affiliates (taking into account any benefit equalization payments offered by Purchaser or its Affiliates), then for purposes of Section 6.17(a)(ii)(A), it shall be presumed that a rejecting Non-Automatic Employee or Japan Employee has rejected Purchaser’s offer based on the lack of comparability of benefits; provided, however, that if a rejecting Non-Automatic Employee or Japan Employee is retirement eligible (whether for normal or early retirement), based on the terms and conditions of the applicable retirement plan or policy in a jurisdiction (or if no such plan or policy exists, entitlement to statutory benefits) it shall be presumed that such employee rejected the offer in order to retire and not due to the lack of comparability of Purchaser’s benefits.

(iv) To the extent the losses, Liabilities, costs and claims payable by Purchaser or its Affiliates under Section 6.02(b)(ii) (solely to the extent that the losses, Liabilities, costs and claims under such section are for severance or redundancy benefits), Section 6.03(c), Section 6.04(e) and Sections 6.17(a)(ii)(A) and (B) in the aggregate exceed €70 million, Deutsche Bank and its Affiliates shall be responsible for and indemnify Purchaser and their respective Affiliates for 100% of the losses, Liabilities, costs and claims of Deutsche Bank, Purchaser and their respective Affiliates for severance and redundancy benefits in excess of €70 million, which are incurred, associated with or in connection with the transactions contemplated by this Agreement; provided, however, that, in the event that the number of Terminated Employees exceeds 1,500, Purchaser and its Affiliates shall be solely responsible, and shall indemnify and hold harmless Deutsche Bank and its Affiliates, for the severance and redundancy benefits payable to each additional Terminated Employee (those in excess of the 1,500 person limitation). The foregoing 1,500 person limitation applies only to the Terminated Employees and shall not prevent Purchaser or its Affiliates from being indemnified by Deutsche Bank in accordance with this Article VI for severance and redundancy benefits to other terminated employees who are not Terminated Employees. Purchaser shall provide Deutsche Bank and the Sellers with evidence of payment of severance and redundancy benefits that is reasonably satisfactory to Deutsche Bank for those severance benefits for which Purchaser is seeking indemnification.

(v) (A) The severance and redundancy benefits to employees whose employment with Deutsche Bank, the Sellers or their Affiliates is terminated pursuant to Section 6.17(a)(i) or Section 6.17(a)(ii)(A) shall be in accordance with either (x) the severance plan or policy of Deutsche Bank, the Sellers or their Affiliates in effect as of the Closing Date applicable to the jurisdiction in which the terminated employee to whom the severance and redundancy benefit is payable is employed as listed on Schedule 6.17(a)(v) of the Seller Disclosure Schedule and previously provided to Purchaser or (y) as required by the applicable Law of the jurisdiction governing the terminated employee to whom the severance benefit is payable. To the extent that severance and redundancy benefits under a Deutsche Bank plan, policy or agreement are discretionary, Deutsche Bank and Purchaser shall mutually determine the severance and redundancy benefits to be paid, taking into account the past practices of Deutsche Bank and the Sellers. For all purposes in this Agreement, the obligation of either party to pay severance and redundancy benefits includes the obligation to pay any payments during a required notice period.

(B) The severance benefits to employees whose employment with Deutsche Bank, the Sellers or their Affiliates is terminated pursuant to Section 6.17(a)(ii)(B) who are U.S. Transferred Employees or Terminated Purchaser Employees employed in the U.S. shall be in accordance with the benefits provided under the provisions of Purchaser’s U.S. severance plan listed in Section 4.10 of the Purchaser Disclosure Schedule (taking into account service with Deutsche Bank, the Sellers and their Affiliates, in accordance with Section 6.01(c)) with changes or modifications that increase such benefits only in the ordinary course and consistent with past compensation practices.

(C) The severance and redundancy benefits to terminated employees under Section 6.17(a)(ii)(B) who are Transferred Employees or Terminated Purchaser Employees, in either case employed outside of the U.S., shall be, depending on the employee’s work location, either (x) in accordance with the benefits provided under the provisions of the applicable Purchaser non-U.S. severance plan or policy listed in Section 4.10 of the Purchaser Disclosure Schedule or (y) as required by the applicable Law of the jurisdiction governing any Transferred Employees or Terminated Purchaser Employees employed outside of the U.S. in relation to redundancy payments or severance payments (taking into account service with Deutsche Bank, the Sellers and their Affiliates, in accordance with Section 6.12).

(b) Payroll, Compensation and Benefit Obligations. (i) Except as otherwise provided in this Section 6.17(b), Deutsche Bank agrees, and shall cause the Sellers and DB Entities to agree, to remain obligated for all payroll and benefit obligations (including, without limitation, the satisfaction of all payroll, tax and social insurance or withholding tax obligations) with respect to the Business Employees due or accrued through the Closing Date, including any change of control payments or benefits that arise as a result of the transactions contemplated by this Agreement. Section 2.03(b)(iii) is hereby confirmed, except to the extent that the employment, compensation and benefit liabilities and obligations referred to therein represent employment, compensation and benefit liabilities and obligations (A) under the Ireland Pension Schemes, the Related Ireland Benefit Schemes, or the Ireland Employee Share Scheme, which can be satisfied based on the funding levels of such schemes as of the Closing Date, (B) that have been expressly assumed by Purchaser pursuant to this Article VI, and for which a corresponding and adequate accrual on the Preliminary Closing Statement of Net Assets and Closing Statement of Net Assets has been reflected or sufficient assets have been transferred to Purchaser or one of its Affiliates, or (C) for which Purchaser has expressly indemnified Deutsche Bank and its Affiliates pursuant to this Article VI.

(ii) Purchaser shall, or shall cause its Affiliates to, assume responsibility for all payroll and benefit obligations (including, without limitation, the satisfaction of all payroll, tax and social insurance or withholding tax obligations) for the Transferred Employees with respect to their employment or services with Purchaser or its Affiliates as of the date immediately following the Closing Date.

(iii) Except as expressly provided for in this Article VI, neither Deutsche Bank, the Sellers nor their Affiliates shall be responsible for losses, Liabilities, costs or claims of Transferred Employees, in respect of their employment with or services to Purchaser or its Affiliates following the Closing Date, under the employee benefit plans of Purchaser or its Affiliates.

(c) Vacation Accruals. To the extent permitted by applicable Law and within the timeframes permitted by applicable Law, Deutsche Bank shall pay, or shall cause the Sellers or DB Entities to pay, the Transferred Employees in cash for any vacation days, paid time-off or other leave entitlements that are accrued but unused (and not cancelled or forfeited) on or prior to the Closing Date (“Accrued Vacation Days”). To the extent that the payment of cash in respect of the Accrued Vacation Days is not permitted by applicable Law or would not result in Purchaser being released of the obligation to credit a Transferred Employee for Accrued Vacation Days following the Closing Date, Purchaser shall credit a Transferred Employee with the Accrued Vacation Days, subject to the inclusion by Deutsche Bank on the Preliminary Closing Statement of Net Assets and Closing Statement of Net Assets of a corresponding liability in an amount equal to the cash liability as of the Closing Date in respect of such assumed Accrued Vacation Days.

(d) Commissions and Bonuses. (i) Deutsche Bank and the Sellers shall pay to all Transferred Employees, and remain solely responsible for, all commissions, bonuses (including all bonuses for a prorated portion of calendar year 2002) and other remuneration accrued through midnight on the Closing Date, and shall indemnify and hold Purchaser and its Affiliates harmless for all such amounts. To the extent that the Closing Date occurs prior to the date on which Deutsche Bank, the Sellers and the DB Entities pay annual bonuses in respect of calendar year 2002 (the “2002 Bonus”) to their employees generally, (A) the ratio of the bonus pool for the Business to the aggregate bonus pool for the Global Transaction Banking (“GTB”) division of Deutsche Bank and the Global Technology Operations (“GTO”) division of Deutsche Bank (the “Ratio”) for calendar year 2002 will be substantially the same as the Ratio for calendar year 2001, subject to equitable and proportionate adjustments in such Ratio due to increases or decreases in the GTB or GTO employee population and in the employee population of the Business Employees; (B) Deutsche Bank and the Sellers shall determine, in their sole discretion, those Transferred Employees who are eligible for a 2002 Bonus payment and the amount of each such payment; and (C) subject to clauses (1) through (3) below, Purchaser shall pay through Purchaser’s or its Affiliate’s payroll the 2002 Bonus on or before March 31, 2003 to the Transferred Employees in accordance with the directions provided by Deutsche Bank, provided that (1) the requested date of payment is not less than fifteen (15) Business Days following the Closing Date and Purchaser has run at least one payroll in each Transferred Employee employment location since the Closing Date, (2) Deutsche Bank and the Sellers have previously transferred the aggregate amount of such 2002 Bonus payments and all applicable tax and social withholding obligations, including the employer portion of such obligations, to an account of Purchaser, and (3) Purchaser has notice of not less than ten (10) Business Days that its assistance in making such payments is required. Notwithstanding anything contained herein to the contrary, Deutsche Bank and the Sellers shall pay any Transferred Employee who has a guaranteed 2002 Bonus such guaranteed amount and shall indemnify and hold Purchaser harmless for any claims of a Transferred Employee in respect of any 2002 Bonus guarantee. With respect to Italian Employees, the payment of any “company premium” for services performed in 2002 and, if applicable, a portion of 2003, shall be made by Deutsche Bank or the Sellers.

(ii) In the event the Closing Date occurs after January 31, 2003, Deutsche Bank and the Sellers shall be responsible for prorated bonus payments, if any, to the Transferred Employees in respect of the period from January 1, 2003 through the Closing Date (the “2003 Prorated Bonus”). Deutsche Bank and the Sellers agree that (x) the 2003 Prorated Bonus pool for the Business will be determined in accordance with clauses (A) and (B) of Section 6.17(d)(i), with the term “calendar year 2002” being replaced with the term “calendar year 2003”, the term “calendar year 2001” being replaced with the term “calendar year 2002” and the term “2002 Bonus” being replaced with the term “2003 Prorated Bonus”; and (y) the 2003 Prorated Bonus shall be paid in accordance with and subject to the conditions of clauses (C)(1) through (3) of Section 6.17(d)(i) above. If Deutsche Bank is required to pay the 2003 Prorated Bonus, Deutsche Bank and Purchaser agree that Purchaser shall, or shall cause its Affiliates to, advise the designated contact at Deutsche Bank, by no later than January 15, 2004 of any Transferred Employees whose employment with Purchaser or one of its Affiliates was terminated during 2003 and the reason for such termination (death, disability, redundancy or other), solely to the extent that such information was not provided to Deutsche Bank in accordance with Section 6.17(f). In the event that the Closing Date occurs prior to January 31, 2002, Deutsche Bank and the Sellers shall have no responsibility to pay the 2003 Prorated Bonus.

(iii) Purchaser shall indemnify and keep indemnified Deutsche Bank, the Sellers and their Affiliates for any losses, Liabilities, costs and claims that they may suffer or incur as a direct result of Purchaser’s failure to make the payments of the 2002 Bonus or 2003 Prorated Bonus to the Transferred Employees, in accordance with the allocations made by Deutsche Bank as communicated to Purchaser, provided that all of the conditions of clauses (C)(1) through (3) of Section 6.17(d)(i) are satisfied with respect to the 2002 Bonus and the 2003 Prorated Bonus.

(e) Retention. Deutsche Bank shall remain solely responsible, and shall indemnify and hold Purchaser and its Affiliates harmless, for any and all payments to Transferred Employees in respect of any retention plan or agreements of Deutsche Bank, the Sellers or the DB Entities and any retention agreements pursuant thereto that Deutsche Bank, the Sellers or the DB Entities entered into with a Transferred Employee on or prior to the Closing Date. Purchaser shall assist Deutsche Bank and the Sellers in the payment of retention amounts to the Transferred Employees that are unpaid as of the Closing Date, subject to the provisions in clauses (C)(1) through (3) of Section 6.17(d)(i) above, with the words “2002 Bonus payments” being replaced with the words “retention amounts” and the date “March 31, 2003” being replaced with “the applicable retention payment date.” Except as may otherwise be expressly agreed to between Deutsche Bank and Purchaser following the date hereof, neither Deutsche Bank, the Sellers nor their Affiliates shall have any obligation or responsibility for any retention plan of Purchaser or its Affiliates or any retention agreement between Purchaser or any of its Affiliates and a Transferred Employee.

(f) Vesting of Deutsche Bank Equity and Equity-Based Awards. All outstanding equity and equity-based awards (the “DB Equity Awards”) granted under the equity award plans and programs of Deutsche Bank, the Sellers, the DB Entities or their Affiliates or under the retention plans or agreements of Deutsche Bank, the Sellers, the DB Entities or their Affiliates to Transferred Employees shall continue to vest (and not be forfeited solely as a result of the transactions contemplated by this Agreement) following the Closing Date, in accordance with the terms of the applicable equity award plan or program and any future amendments thereto (to the extent permitted by the terms of such plan or program and applicable Law) and to the extent applicable, in accordance with the terms of the applicable retention plan or agreement. Purchaser agrees that no later than fifteen (15) Business Days following the termination of employment of any Transferred Employee to whom Deutsche Bank, the Sellers, the DB Entities or its Affiliates granted a DB Equity Award under a retention plan or agreement of Deutsche Bank, the Sellers, the DB Entities or the Affiliates (as set forth in the materials provided by Deutsche Bank to Purchaser), Purchaser shall, and shall cause its Affiliates to, provide written notice to Deutsche Bank and the Sellers of the date on which such Transferred Employee’s employment with Purchaser or its Affiliates terminated, the reason for such termination (which shall be categorized as due to redundancy, death, disability or other), provided such termination from the Purchaser or its Affiliates occurs on or prior to the final retention payment date, as communicated by Deutsche Bank to Purchaser. Deutsche Bank shall designate one contact to whom Purchaser shall provide the required information. Deutsche Bank shall remain solely responsible for the satisfaction of any Liabilities (including the satisfaction of all payroll tax and social insurance or withholding tax obligations) in respect of the DB Equity Awards held by the Transferred Employees. For avoidance of doubt, the provisions of this Section 6.17(f) do not apply to the Ireland Employee Share Participation Scheme, which is addressed separately in Section 6.09(c) of this Agreement.

(g) Liabilities Under Deutsche Bank Benefit Plans. Except as otherwise provided in this Article VI, including, without limitation, the exception for negligent or unlawful acts or omissions of Purchaser set forth in the proviso contained in Section 6.09(d) and the employment, compensation and benefit liabilities and obligations referenced in Section 6.17(b)(i)(A)-(C), Deutsche Bank undertakes to indemnify Purchaser and its Affiliates against all Liabilities and expenses that it may suffer or incur in relation to any claim under the Deutsche Bank Benefit Plans brought by or in respect of any Business Employee in respect of any period of employment or service with Deutsche Bank and its Affiliates prior to, or on, the Closing Date.

(h) Reservation of Rights; No Third Party Rights. Subject to applicable Law, nothing contained in this Agreement shall restrict the ability of Purchaser or its Affiliates to terminate the employment of any Transferred Employee for any reason at any time after the effective date of his or her employment with Purchaser or its Affiliates. Subject to applicable Law, nothing contained in this Agreement shall require Purchaser or its Affiliates to maintain any specific benefit plan or other compensation or employee benefit plan, program, policy or practice following the Closing Date. No provision of this Agreement shall create any third party beneficiary rights in any Business Employee or any beneficiary or dependent thereof.

(i) Immigration Status of Business Employees. Notwithstanding anything contained herein to the contrary, Purchaser’s or its Affiliates’ offer of employment on the Closing Date to a Business Employee whose work immigration, work paper or visa status is such that it is not legal for the Business Employee (an “Expatriate Business Employee”) to commence active employment with Purchaser on the Closing Date shall be conditioned on such Expatriate Business Employee being able to commence active employment with Purchaser or its Affiliates during the three-month period following the Closing Date. Prior to the Closing Date and during the three-month period thereafter, Purchaser, Deutsche Bank and the Sellers shall use commercially reasonable efforts to enable any Expatriate Business Employees to commence active employment with Purchaser or its Affiliates on the Closing Date or during the three-month period thereafter, and during the period of up to three months after the Closing Date, Deutsche Bank and the Sellers shall continue to employ any Expatriate Business Employees. To the extent that any such immigration, work paper or visa problems cannot be resolved prior to the three month anniversary of the Closing Date, Purchaser’s offer of employment to any such Expatriate Business Employee shall be withdrawn without the need for further action.

(j) Cooperation. Deutsche Bank, the DB Entities, Sellers and Purchaser shall each cooperate reasonably to effectuate the provisions and intent of this Article VI. Without limiting the generality of the foregoing, Deutsche Bank, the Sellers, the DB Entities (to the extent applicable) and Purchaser agree that:

(i) Following the date hereof, Deutsche Bank shall, and shall cause the Sellers and DB Entities to, provide Purchaser with periodic updates of Section 3.15(a) of the Seller Disclosure Schedule, and, as soon as practicable following such times as the disclosure of any such information is no longer prohibited by the Data Protection Laws, shall provide Purchaser with the information set forth on Section 3.15(a) of the Seller Disclosure Schedule on a non-redacted basis. Notwithstanding anything contained herein to the contrary, and to the extent permitted by applicable Law, Purchaser or one of its Affiliates shall not be required to offer employment to any Business Employee, unless Purchaser receives the data requested pursuant to Section 3.15(a) either on the date hereof or within twenty (20) days (or such shorter period solely to the extent a Business Employee’s consent cannot be obtained, but in no event less than five (5) Business Days) prior to the date offers must be made by Purchaser or one of its Affiliates pursuant to Section 6.01(a)(i), 6.11 or 6.12 or on the date on which Purchaser or one of its Affiliates must comply with its information or consultation obligations under the Transfer Provisions (it being understood that Purchaser shall not be considered to be in breach of this Article VI or have an indemnity obligation to Deutsche Bank in respect of Purchaser’s employment offer, information or consultation obligations, if Purchaser’s failure is due to Deutsche Bank’s or the Sellers’ failure to comply with Section 3.15(a) or this Section 6.17(j)(i)).

(ii) Prior to the Closing Date, Deutsche Bank, the DB Entities, the Sellers and Purchaser shall each cooperate reasonably to communicate information regarding the transactions contemplated by this Agreement to Business Employees or their representatives. Deutsche Bank, the DB Entities and the Sellers undertake to lend all reasonable assistance to Purchaser and its Affiliates in distributing communications on Purchaser’s behalf to the Business Employees before the Closing Date. Notwithstanding anything contained herein to the contrary, Deutsche Bank shall not, and shall cause the Sellers, the DB Entities and their Affiliates not to, make any representations, distribute any communications or discuss, at any time, the benefits to be provided by Purchaser or its Affiliates after the Closing Date without Purchaser’s prior consent in writing.

(iii) Prior to the Closing Date, Deutsche Bank and Purchaser shall, to the extent permitted under applicable Laws and their respective confidentiality undertakings, each reasonably cooperate to identify certain other employees of Deutsche Bank, Sellers and the DB Entities and their Affiliates who perform support functions for the Business (including those employees who perform the support functions set forth on Section 6.17(j)(iii) of the Seller Disclosure Schedule) who upon mutual agreement of Purchaser and Deutsche Bank shall be offered employment by Purchaser or one of its Affiliates effective as of the Closing Date. To the extent any such additional employees are mutually agreed upon by Purchaser and Deutsche Bank, Deutsche Bank shall provide a supplement to, and will add such employees’ details to, the appropriate sections of Section 3.15(a) of the Seller Disclosure Schedule. Upon the addition of any such employee to the supplemental Section 3.15(a) of the Seller Disclosure Schedule, for purposes of this Agreement, such employee shall be considered a Business Employee and shall be treated in a similar manner as similarly situated Business Employees are treated under this Article VI.

(iv) As soon as reasonably practicable following the date hereof, subject to the applicable Data Protection Laws, Deutsche Bank shall or shall cause the applicable Sellers to provide to Purchaser membership data with respect to Hong Kong Employees, Cayman Employees, Australian Employees, Austrian Employees, Luxembourg Employees, Switzerland Employees, Netherlands Employees and Jersey Employees; provided that Purchaser specifies in writing the information it seeks.

(k) Deferred Closing Date. Notwithstanding anything contained herein to the contrary, Purchaser’s offer of employment to, or offer to continue the employment of (if required by applicable Law) the Business Employees of a Deferred Business shall be further conditioned upon the occurrence of the Deferred Closing with respect to such Deferred Business. For purposes of Section 6.17(d), the references therein to any calendar year shall be adjusted to reflect the Deferred Closing Date, and Deutsche Bank’s and the Sellers’ obligations under Section 6.17(d) shall continue as so adjusted. For purposes of any accrual, measurement or valuation of benefit entitlements, obligations or liabilities under this Agreement, the Deferred Closing Date shall be the relevant date for the determination of any such accrual, measurement or valuation of such benefits and, to the extent any such valuation requires actuarial assumptions and the assumptions otherwise set forth in this Agreement are out of date, Deutsche Bank and Purchaser shall mutually agree to such assumptions.

ARTICLE VII

TAX MATTERS

SECTION 7.01. Tax Indemnities. (a) (1) Subject to Section 7.01(a)(2), Deutsche Bank (on its own behalf and on behalf of each Seller) shall indemnify and hold the Purchaser, its Affiliates and the DB Entities harmless against the following (except to the extent reserved for on the Closing Statement of Net Assets): (i) Taxes imposed on or payable by the DB Entities, or with respect to the Purchased Assets or the Business, for or with respect to any taxable period that ends on or before the Closing Date or any transaction occurring on or before Closing that relates to the Business (including as conducted by the DB Entities); (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on or payable by the DB Entities, or with respect to the Purchased Assets or the Business which are allocable, pursuant to Section 7.01(b), to the portion of such period ending on and including the Closing Date; (iii) Taxes imposed upon or payable by Deutsche Bank or any of its Affiliates (excluding, after the Closing Date, the DB Entities) for any period (whether before or after the Closing Date), including, without limiting the foregoing, any such Tax for which the Purchaser or any of its Affiliates (including, after the Closing Date, the DB entities) may be liable (A) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or non-U.S. law), (B) as a transferee or successor (C) by contract (to the extent that such contract was entered into on or before the Closing Date), or (D) as a result of having been or having ceased to be a member of any group for Tax purposes; (iv) Taxes arising from or in connection with any breach of the representations in Section 3.16 and Damages arising from or in connection with any breach of the obligations of Deutsche Bank under this Article VII (including under Schedule 7.08); (v) except to the extent attributable to the failure of the Purchaser or any of its Affiliates to give the relevant notification to the German finance authorities within the requisite time period, any (x) Taxes attributable to a taxable period ending on or before the Closing Date; or (y) with regard to a taxable period beginning before the Closing Date and ending after the Closing Date, Taxes allocable, pursuant to Section 7.01(b), to the portion of such period ending on and including the Closing Date in either case for which the Purchaser or any of its Affiliates (including the DB Entities) are held liable pursuant to Section 75 of the German General Tax Code (Abgabenordnung); (vi) Taxes imposed on or payable by the Purchaser or any of its Affiliates (including, after the Closing Date, the DB Entities) and for which Deutsche Bank or any of its Affiliates (including, prior to and including the Closing, the DB Entities) is primarily liable for any period whether ending before, on, or after the Closing Date, including any such Tax for which the Purchaser or any of its Affiliates (including, after the Closing Date, the DB Entities) may be liable (A) under Section 1.1502-6 of the Regulations (or any similar provision of US state or local law), (B) pursuant to Article 14 of the Italian Legislative Decree No. 472 of December 18, 1997, or (C) pursuant to Section 767A or 767AA of the UK ICTA, but not including any Taxes arising as a consequence of any failure by the Purchaser or any of its Affiliates (including, after the Closing Date, the DB Entities) to discharge any primary liability for Taxes that become due and payable after the Closing Date; provided that Deutsche Bank and its Affiliates shall not be “primarily liable” as described above in circumstances where it is liable for Taxes as a representative, branch or agent of the Purchaser or any of its Affiliates (including, in respect of any period commencing on or after the Closing Date, the DB Entities); (vii) with respect to any period (or portion thereof) that ends on or before the Closing Date, any liability of the DB Entities to pay any amount pursuant to a Tax sharing agreement (other than any amount paid pursuant to and in accordance with Section 7.07), including any liability to make payment to Deutsche Bank or any of its Affiliates (other than another DB Entity) for the utilization or surrender of reliefs or losses or in respect of any recharge of any VAT payable by the representative member of a VAT group and (viii) with respect to any period (or portion thereof) that ends on or before the Closing Date, any liability of any DB Entity for the payment of any amount arising as the result of any express or implied obligation of such DB Entity to indemnify or compensate any other person with respect to the payment of any Tax.

(2) No indemnity shall be provided by Deutsche Bank under this Agreement for any Taxes (i) resulting from any act, transaction or omission of the DB Entities or involving the Purchased Assets or the Business occurring after the Closing that is not in the ordinary course of business; (ii) attributable to the Purchaser’s failure to satisfy any of its obligations pursuant to this Agreement; (iii) attributable to (A) elections made or, where the making of such election was (a) taken into account or assumed in computing any provision or reserve for Taxes in the Closing Statement of Net Assets and (b) requested pursuant to Section 7.07, omitted to be made after the Closing by Purchaser or any of its Affiliates (including the DB Entities), and (B) elections under Sections 338(g) or 338(h)(10) of the Code, (iv) in the case of the United Kingdom or the Republic of Ireland, attributable to a change in legislation (whether relating to Taxes or otherwise), court decisions at any level, generally published practice of any relevant taxing authority, or accounting basis or policy (or, unless required by applicable Law and not attributable to a change in Law after the Closing Date, any basis or policy used in calculating Taxes or preparing Tax Returns) of any DB Entity or relating to the Purchased Assets or the Business, in any case after the Closing Date; (v) subject to Schedule 7.08, Taxes for which Deutsche Bank or the Seller is not liable under Section 7.08; and (vi) any Taxes directly imposed on the Purchaser or any of its Affiliates, the DB Entities, or with respect to the Purchased Assets or the Business, for or with respect to any taxable period (or portion thereof) that begins after the Closing Date, other than as provided for in Section 7.01(a)(1)(vi). The Purchaser shall be responsible for and shall indemnify and hold Deutsche Bank and its Affiliates harmless against all Taxes imposed on or payable by the DB Entities or with respect to the Purchased Assets or the Business and not allocated to Deutsche Bank pursuant to this Section 7.01, and any Damages arising from or in connection with any breach of the obligations of the Purchaser under this Article VII (including under Schedule 7.08).

(b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) including, without limitation, any transfer or disposition by any of the DB Entities of any assets (including interests in entities) that will not be acquired by the Purchaser or any of its Affiliates pursuant to this Agreement (other than conveyances pursuant to this Agreement, as provided under Section 7.08), or the execution of any documents, equal to the amount which would be payable (after giving effect to amounts arising during the portion of the taxable year ending on the Closing Date which may be deducted from or offset against such Taxes) if the taxable period (and the taxable period of any entity or arrangement treated as a partnership for Tax purposes in which any DB Entity is a partner) ended on the Closing Date; and

(ii) in the case of other Taxes the amount of such Taxes for the entire period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. Any credit or refund resulting from an overpayment of Taxes shall be prorated based upon the method employed in the immediately preceding sentence. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01(b) shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Sellers of the DB Entities.

(c) Subject to Section 7.04, payment by the indemnifying party of any amount due under this Section 7.01 shall be made within ten days following written notice by the indemnified party that payment of such amounts is due, provided that if the indemnified party is required to make a payment to a Governmental Authority, the indemnifying party shall not be required to make any payment earlier than two days before such payment is due. Notwithstanding anything to the contrary herein, if Deutsche Bank receives an assessment or other notice of Taxes due with respect to any DB Entity for any taxable period ending on or before the Closing Date (other than Taxes of any affiliated, combined, consolidated or unitary or similar group which included the DB Entities) for which Deutsche Bank is not responsible, in whole or in part, pursuant to paragraph (a) of this Section 7.01, then Deutsche Bank shall promptly notify the Purchaser and the Purchaser shall pay such Taxes, or if Deutsche Bank pays such Taxes, then the Purchaser or the DB Entities shall pay to Deutsche Bank the amount of such Taxes for which Deutsche Bank is not responsible within 5 days following the later of the receipt of notification or payment by Deutsche Bank. In the case of a Tax that is contested in accordance with the provisions of Section 7.04, payment of the Tax to the appropriate Governmental Authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate Governmental Authority or court.

SECTION 7.02. Tax Refunds and Tax Benefits. (a) Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to taxable periods or portions thereof ending on or before the Closing Date that is not reflected as an asset in the final Closing Statement of Net Assets shall be the property of Deutsche Bank, and if received by the Purchaser or any DB Entity, shall be paid over promptly to Deutsche Bank. The Purchaser shall, if Deutsche Bank so requests and at Deutsche Bank’s expense (including, without limitation, allocable Purchaser personnel costs and overhead charges), cause the relevant entity to file for and use reasonable best efforts to obtain and expedite the receipt of any refund to which Deutsche Bank is entitled under this Section 7.02. The Purchaser shall permit Deutsche Bank to participate in (at Deutsche Bank’s expense) the prosecution of any such refund claim. Any other Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) with respect to the DB Entities or the Business shall be the property of the Purchaser, and if received by Deutsche Bank or any of its Affiliates or set-off against any Taxes for which Deutsche Bank is liable by virtue of Section 7.01(a), shall be paid over promptly to the Purchaser.

(b) Any amount otherwise payable by Deutsche Bank under Section 7.01 shall be reduced by any Tax benefit to the Purchaser, its Affiliates or the DB Entities that arose in connection with any underlying adjustment resulting in the obligation of the Purchaser or a DB Entity to pay Taxes or other amounts for which Deutsche Bank is responsible under Section 7.01 or the payment of such Taxes (such as a timing adjustment resulting in a Tax deduction for a DB Entity for a period after the Closing Date), and increased by any Tax cost to the Purchaser, its

Affiliates or the DB Entities resulting from the receipt of such payment, and in each case actually realized through a reduction or increase in Taxes otherwise payable.

SECTION 7.03. Tax Covenants. (a) Subject to Section 7.07, neither the Purchaser nor any Affiliate of the Purchaser shall amend, refile or otherwise modify, or cause or permit the DB Entities to amend, refile or otherwise modify any election or Tax Return relating in whole or in part to the DB Entities, the Business or any of the Purchased Assets with respect to any taxable period, or portion thereof, ending on or before the Closing Date without the prior written consent of Deutsche Bank, such consent not to be unreasonably withheld, in each case if doing so could reasonably be expected to adversely affect Deutsche Bank.

(b) Subject to Section 7.06, Deutsche Bank and its Affiliates shall be responsible for (i) the collection and appropriate deposit of any withholding Taxes related to the Business with respect to customer payments occurring in a taxable period (or portion thereof) that ends on or before the Closing Date (the “Stub Period Withholding Obligation”) and (ii) the filing of any withholding Tax deposit coupons or any Tax Return and the mailing of any related notice to any customer relating to the Stub Withholding Obligation (the “Stub Filing Obligation”) and the Purchaser and its Affiliates shall be responsible for the collection and appropriate deposit of any withholding Taxes other than those that are the subject of the Stub Withholding Obligation and all filings and mailings in respect of any payment or transaction other than the Stub Filing Obligation.

SECTION 7.04. Contests. (a) After Closing, the Purchaser shall promptly notify Deutsche Bank in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Purchaser or a DB Entity which, if determined adversely to the taxpayer or after the lapse of time, could reasonably be expected to be grounds for indemnification by Deutsche Bank under Section 7.01. Such notice shall contain factual information (to the extent known to the Purchaser or a DB Entity) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax liability. If the Purchaser fails to give Deutsche Bank prompt notice of an asserted Tax liability as required by this Section 7.04, then Deutsche Bank shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability, to the extent the failure to give such notice resulted in a detriment to Deutsche Bank.

(b) In the case of a Tax audit or administrative or judicial proceeding (a “Contest”) that relates to periods ending on or before the Closing Date, Deutsche Bank shall have the sole right, at its expense, to control the conduct of such Contest; provided, however, that (i) Deutsche Bank shall consult with the Purchaser before taking any significant action in connection with such Contest if such Contest could adversely affect the Purchaser or any of its Affiliates following the Closing Date, and (ii) Deutsche Bank shall not settle, compromise or abandon such Contest, if such action would adversely affect the Purchaser or any of its Affiliates, without obtaining the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

(c) With respect to periods beginning before the Closing Date and ending after the Closing Date, the Controlling Party shall have the sole right, at its expense, to control the conduct of such Contest; provided, however, that (i) that the Controlling Party shall provide the Non-controlling Party with a timely and reasonably detailed account of each phase of the Contest, (ii) the Controlling Party shall consult with the Non-controlling Party before taking any significant action in connection with such Contest, (iii) the Controlling Party shall consult with the Non-controlling Party and offer the Non-controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Contest, (iv) the Controlling Party shall defend such Contest diligently and in good faith as if it were the only party in interest in connection with such Contest, (v) the Non-controlling Party shall be entitled to participate in such Contest, at its own expense, if such Contest could have an adverse impact on the Non-controlling Party or any of its Affiliates, and (vi) the Controlling Party shall not settle, compromise or abandon such Contest without obtaining the prior written consent of the Non-controlling Party, which consent shall not be unreasonably withheld or delayed, if such settlement, compromise or abandonment could have an adverse impact on the Non-controlling Party or any of its Affiliates. “Controlling Party” shall mean whichever of Deutsche Bank or its Affiliates or the Purchaser or its Affiliates is reasonably expected to bear the greater Tax liability in connection with a Contest for periods beginning before and ending after the Closing Date, and “Non-controlling Party” shall mean whichever of Deutsche Bank or its Affiliates or the Purchaser or its Affiliates is not the Controlling Party with respect to such Contest.

(d) The Purchaser shall have the right to control, at its own expense, any Contest (other than any Contest described in Section 7.04(b) or (c)); provided, however, that (i) the Purchaser shall consult with Deutsche Bank before taking any significant action in connection with such Contest if such Contest could adversely affect Deutsche Bank or any of its Affiliates following the Closing Date, and (ii) the Purchaser shall not settle, compromise or abandon such Contest, if such action would adversely affect Deutsche Bank or any of its Affiliates, without obtaining the prior written consent of Deutsche Bank, which consent shall not be unreasonably withheld.

(e) The Purchaser and Deutsche Bank agree to cooperate, and the Purchaser agrees to cause the DB Entities to cooperate, in the defense against or compromise of any claim in any Contest that relates to a taxable period that ends on or before or includes the Closing Date.

SECTION 7.05. Preparation of Tax Returns. (a) Deutsche Bank shall cause the DB Entities to prepare and file all Tax Returns relating to the DB Entities for taxable periods ending on or before the Closing Date.

(b) The Purchaser shall prepare, or cause the DB Entities to prepare, any Tax Returns that relate to the DB Entities for taxable periods ending after the Closing Date, it being understood that all Taxes indicated as due and payable on such Tax Returns shall be the responsibility of the Purchaser, except for such Taxes which are the responsibility of Deutsche Bank pursuant to Section 7.01 which Deutsche Bank shall pay in accordance with this Article VII. With respect to any Tax Return required to be filed with respect to the DB Entities for a taxable period that includes the Closing Date, the Purchaser agrees to act in good faith in reporting the Tax items of the DB Entities and not to cause the DB Entities to claim any deduction, refund, or credit in a manner inconsistent with a prior taxable period, except as may be required pursuant to applicable Law or pursuant to a “determination” under Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. law). With respect to any Tax

Return required to be filed with respect to the DB Entities, after the Closing Date and as to which Taxes are allocable to Deutsche Bank under Section 7.01 hereof, the Purchaser shall provide Deutsche Bank and its authorized representative with a copy of such completed Tax Return and a statement (with which the Purchaser will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to Deutsche Bank pursuant to Article VII hereof at least 30 days prior to the due date (including any extension thereof) for filing of such Tax Return, and Deutsche Bank and its authorized representative shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. Deutsche Bank and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by Deutsche Bank or its authorized representative.

SECTION 7.06. Cooperation and Exchange of Information. Deutsche Bank and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by Governmental Authorities and any other materials relating to the Purchased Assets or the Business or the DB Entities (to the extent such documents are available as of the date hereof or become available hereafter) that might be relevant to Tax matters. Each party shall make its employees reasonably available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Notwithstanding anything to the contrary in Section 5.02 hereof but subject to Section 7.08, each party shall retain all Tax Returns, work papers and all material records or other documents relating to Tax matters of the DB Entities, the Purchased Assets, and the Business (to the extent such documents are available as of the date hereof or become available hereafter) for the taxable period that includes the Closing Date and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods or (b) eight years following the due date (without extension) for such Tax Returns; provided, however, that a party shall not dispose of any such materials if at least 90 Business Days before the later of the end of either of the periods described in clauses (a) or (b) the other party has notified the disposing party of its desire to review such material in which case such other party shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such materials. Any information obtained under this Section 7.06 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 7.07. Group Relief. Subject to the applicable Law, in respect of any taxable period or portion thereof ending on or before the Closing Date, the Purchaser shall cause the Irish DB Entities and the U.K. DB Entity to surrender to, or as the case may be, accept the surrender from, Deutsche Bank or any of its Affiliates amounts by way of “group relief” within the meaning of Section 402 of UK ICTA or sections 420, 420A and 420B of the Taxes Consolidation Act of 1997 of the Republic of Ireland (as appropriate) to the extent that Deutsche Bank may, in its absolute discretion, direct in writing and the company accepting the surrender may utilize the same. The amount of group relief available for surrender to or by the Irish DB Entities or the U.K. DB Entity shall be determined by Deutsche Bank, subject to applicable Law. Except as provided below, the company accepting the surrender (the “Claimant Company”) shall pay a percentage, equal to the relevant applicable rate of corporation tax for the accounting period in question, of the amount surrendered to the company making the surrender (the “Surrendering Company”) in accordance with Deutsche Bank’s normal practice for the timing of such payments and Deutsche Bank in this regard agrees to act in good faith (but in any event payment shall be made no later than the date on which the Claimant Company’s corporate Tax Return for the accounting period to which the surrender relates is required to be filed, or, if later, the date falling five (5) Business Days after demand by the Surrendering Company); provided, however, that no payment shall be required to be made by a Claimant Company where (a) the Surrendering Company is the UK DB Entity and (b) the extent to which the aggregate amount surrendered (not being losses which are reflected as an asset in the Closing Statement of Net Assets or taken into account in computing any provision for Taxes in the Closing Statement of Net Assets) by the UK DB Entity to Deutsche Bank and its Affiliates pursuant to this Section 7.07 is equal to or less than the aggregate amount of the increase in the shareholder funds of the UK DB Entity (whether by way of capital contribution or waiver or forgiveness of debt by Deutsche Bank or its Affiliates) in the accounting periods of the UK DB Entity commencing on or after January 1, 2002, but on or before the Closing Date. Deutsche Bank may mitigate or eliminate any liability it may have under Section 7.01 by Deutsche Bank surrendering or causing the surrender to the relevant Irish DB Entity or the U.K. DB Entity of group relief; provided that where Deutsche Bank elects to do so such DB Entity shall not be obliged to make any payment for such surrender and Deutsche Bank shall be absolved from such liability to the extent of the amount of Tax relieved by any such surrender. Subject to applicable Law, the Purchaser shall cause the relevant Irish DB Entity or the U.K. DB Entity to make all such claims and elections, and comply with all procedural requirements in respect of the making or giving of any claims, elections, returns, or consents as Deutsche Bank may direct in writing in order to give effect to any such surrender. If any amount surrendered under this Section 7.07 shall not be allowed to the Claimant Company, such claims, elections, or returns shall be amended and any payment for the surrender refunded accordingly.

SECTION 7.08. Conveyance Taxes. (a) Notwithstanding any other provision under this Article VII (including Section 7.08), the following shall apply with respect to Conveyance Taxes, including, but not limited to, VAT. The Purchaser shall be liable for, shall hold Deutsche Bank and its Affiliates harmless against and agrees to pay any Conveyance Taxes. The Purchaser and Deutsche Bank agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable Deutsche Bank and/or the Purchaser to comply with any pre-Closing or post-Closing filing and other legal requirements with respect to Conveyance Taxes.

(b) VAT. (i) In this Agreement, except as otherwise provided herein, the amount of any payment for a supply of goods or services or the value of any supply (including the value of any supply referred to in calculating any sum due under this Agreement) made or deemed to be made by Deutsche Bank or any Seller pursuant to this Agreement shall be taken to be exclusive of VAT properly chargeable on the supply and the amount of such VAT shall be paid in addition to any payment due under this Agreement or, if no payment is due, shall be paid at the time the supply is made or a proper VAT invoice is issued whichever is earlier. The

Parties intend that the Purchased Assets and the Business shall, wherever possible, be sold as a going concern for the purposes of VAT and, in each jurisdiction where it considers this possible Deutsche Bank or the relevant Seller, and the Purchaser or the relevant Purchasing Subsidiary shall use all reasonable efforts to secure that any applicable conditions are fulfilled so that the sale of the Purchased Assets and the Business hereunder is properly treated as neither a supply of goods nor a supply of services for the purposes of VAT where the jurisdiction in which the Purchased Assets and the Business are located has given effect to Article 5(8) of the EEC Sixth Directive (77/388/EEC) or ensure that any similar or analogous treatment or relief is obtained in other relevant jurisdictions. Deutsche Bank or the relevant Seller and the Purchaser shall give notice of such sale to any relevant Governmental Authority as required by applicable Law.

(ii) Except as provided below, Deutsche Bank or the relevant Seller shall deliver to the Purchaser, but only where required by applicable Law, all the relevant VAT records relating to the Purchased Assets and the Business. The Purchaser and, as the case may be, Deutsche Bank or the relevant Seller, shall undertake to preserve any VAT records relating to the Purchased Assets and the Business in such a manner and for such period as may be required by applicable Law and will allow the other party, upon reasonable notice, reasonable access and copies of such records where reasonably required by such party for their Tax purposes and will produce information from these records to the relevant other party and/or any relevant Governmental Authority if such other parties reasonably require it for their Tax purposes. The Parties intend, to the extent permitted by applicable Law, that Deutsche Bank and / or the relevant Seller shall retain the VAT records relating to the Purchased Assets and the Business located in the United Kingdom (other than VAT records relating to the Business carried on by the U.K. DB Entity) and the VAT records relating to the Purchased Assets and the Business located in such other jurisdictions (other than VAT Records relating to any DB Entity that is not a member of any VAT group or VAT reporting group) as Deutsche Bank may notify to the Purchaser in writing ten (10) Business Days before Closing (the “Retained VAT Records”) and accordingly:

(A) Notwithstanding anything in this Agreement to the contrary, neither Deutsche Bank nor the relevant Seller shall be required to deliver to the Purchaser any Retained VAT Records; and

(B) Deutsche Bank confirms that where required by applicable Law, it and / or the relevant Seller shall apply to the relevant Governmental Authority and obtain a direction that all Retained VAT Records may be retained by Deutsche Bank and / or the relevant Seller;

and DB and / or the relevant Seller undertake to preserve those records in such a manner and for such periods as may be required by applicable Law or Section 7.06 (whichever is the longer) and, without limitation to the Purchaser’s rights under Section 7.06, to give to the Purchaser and its Affiliates and agents from and after the Closing Date reasonable access during normal business hours to such Retained VAT Records.

(iii) In the event that Deutsche Bank or the relevant Seller decides that the sale of the Purchased Assets and the Business in a particular jurisdiction cannot be treated as a going concern (or similar) for the purposes of VAT or any Governmental Authority determines that

VAT is chargeable on the sale of any of the Purchased Assets and the Business hereunder, then Deutsche Bank or the relevant Seller shall immediately notify the Purchaser of such decision or determination and the Purchaser shall (against production by Deutsche Bank or the relevant Seller of VAT invoices in respect thereof) pay the amount of such VAT plus any interest payable thereon forthwith to Deutsche Bank or the relevant Seller as applicable but such payment shall be without prejudice to the right of the Purchaser under this Agreement to call upon Deutsche Bank or the relevant Seller to make or join an appeal against the aforesaid determination subject to the provisions of clause (iv) below.

(iv) The Purchaser, after consultation with Deutsche Bank or the relevant Seller, may, within ten days of notification by Deutsche Bank or the relevant Seller of a determination having been made by a Governmental Authority, dispute that determination or request Deutsche Bank or the relevant Seller to dispute or join with the Purchaser or any other person in disputing that determination including the making of a formal appeal to any applicable VAT tribunal or judicial body and/or any such higher court of Law as may be required to reach a decision on the dispute. The principles set out in paragraph 11 of Schedule 7.08 shall apply in relation to any such dispute or appeal.

(v) All VAT payable in respect of goods and services supplied or deemed to be supplied by Deutsche Bank or the relevant Seller in connection with the Purchased Assets and the Business prior to Closing, and all interest payable thereon and penalties attributable thereto, shall be paid to the relevant Governmental Authority by Deutsche Bank or the relevant Seller, and Deutsche Bank or the relevant Seller shall be entitled to receive and to retain for its own benefit all reimbursement or credit for any VAT borne by it on goods and services supplied to the Business prior to Closing and any payments received in respect of VAT overpaid prior thereto.

(c) Adjustment of Purchase Price for Irrecoverable Conveyance Taxes. The provisions of Sections 7.08(a) and (b) above are subject to the provisions of Schedule 7.08.

SECTION 7.09. Miscellaneous. (a) For Tax purposes, any reference in this Agreement to an indemnity in respect of a liability for Tax of, imposed on or payable by a U.K. DB Entity or an Irish DB Entity are agreed to be construed as references to a covenant between the Purchaser (for itself and on behalf of the relevant Purchasing Subsidiary) and Deutsche Bank (for itself and on behalf of the relevant Sellers) to pay to the relevant Purchasing Subsidiary party an amount equal to such liability and the parties agree to treat all indemnity payments made under this Article VII, under any other indemnity provisions contained in this Agreement, and for any misrepresentations or breaches of warranties or covenants, as adjustments to the Purchase Price, unless otherwise required by applicable Law.

(b) Notwithstanding anything to the contrary herein, this Article VII shall be the sole provisions governing indemnities for Taxes under this Agreement. Without limiting the generality of the foregoing, the indemnification provisions in this Article VII shall not be subject to the conditions and limitations set forth in Article IX.

(c) For purposes of this Article VII, all references to the Purchaser, the Purchasing Subsidiaries, Deutsche Bank, the Sellers and the DB Entities include successors and predecessors and (ii) with respect to any Deferred Closing, any reference to “Closing” or to “Closing Date” shall be deemed to be a reference to the Deferred Closing or Deferred Closing Date, respectively.

(d) Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).

(e) Deutsche Bank shall be entitled to make all payments required to be made pursuant to any intercompany Tax sharing agreement prior to Closing (save in respect of the Irish DB Entities and the UK DB Entity, which agreements shall be governed by the provisions of Section 7.07). Except where the provisions of Section 7.07 apply in respect of the Irish DB Entities and the UK DB Entity, all intercompany Tax sharing agreements with respect to or involving the DB Entities shall be terminated as of the Closing Date and will thereafter have no further effect for any taxable year period, and any payments required by such Tax sharing agreements will be made prior to the termination thereof.

(f) Payments by Deutsche Bank under this Article VII shall be limited to the amount of any Liabilities or Damages that remain after deducting therefrom any indemnity, contribution or other similar payment actually recovered by the Purchaser, any DB Entity or any Affiliates of Purchaser from any third party with respect thereto.

SECTION 7.10. Section 338(h)(10) Election. (a) At Purchaser’s election, Deutsche Bank and the Purchaser shall jointly make (or shall cause their respective Affiliates jointly to make) timely and irrevocable elections under Section 338(h)(10) of the Code and if permissible, similar elections under any applicable state or local income tax laws for each U.S. DB Entity with respect to which such an election is permitted under applicable Law. Deutsche Bank, the Purchaser and their respective Affiliates shall, report the transactions consistent with such elections under Section 338(h)(10) of the Code or any similar state, local or foreign tax provision (the “Elections”) and shall take no position contrary thereto unless and to the extent required to do so pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar state, local or foreign tax provision).

(b) The Purchaser shall be responsible for preparing drafts of all forms, attachments and schedules necessary to effectuate the Elections (including, without limitation, Internal Revenue Service Form 8023 and any similar forms under applicable state or local income tax laws (the “Section 338 Forms”). The Section 338 Forms shall be prepared consistent with the allocation of the Purchaser Price pursuant to Section 2.04(b). Within 30 calendar days after making the Election, the Purchaser shall provide to Deutsche Bank a copy of the relevant Section 338 Forms, for its review. Deutsche Bank and the Purchaser will endeavor in good faith to resolve any disputes with respect to the Section 338 Forms. If Deutsche Bank and the Purchaser cannot agree upon the final form and content of such Section 338 Forms, any disagreement with respect to such Section 338 Forms shall be resolved within 30 calendar days (and in no event later than at least 10 calendar days before the last day for filing such Section 338 Forms) by the Independent Accounting Firm. The Section 338 Forms shall be revised to reflect the resolution of the Independent Accounting Firm and, once revised, shall be final and binding on all Parties without any further adjustment. The costs, expenses and fees of the Independent Accounting Firm shall be borne equally by Deutsche Bank and the Purchaser. Once such Section 338 Forms are final and no later than the last date for filing of such Section 338 Forms, Deutsche Bank and the Purchaser shall execute such Section 338 Forms, and the Purchaser shall file such Section 338 Forms with the applicable Governmental Authority.

(c) Purchaser and Deutsche Bank agree that none of them shall, or shall permit any of their Affiliates to, take any action to modify the Section 338 Forms following the execution thereof, or to modify or revoke the Elections following the filing of the Section 338 Forms, without the written consent of the Purchaser and Deutsche Bank, as the case may be.

(d) Except as otherwise required by applicable Law or pursuant to a “determination” under Section 1313(a) of the Code or any similar provision of state, local or non-U.S. law). Purchaser and Deutsche Bank shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with the information contained in the Section 338 Forms.

(e) On or prior to 15 calendar days before the Seller’s due date of its Tax Return (without giving effect extensions), Purchaser or the relevant Purchasing Subsidiary shall pay to the relevant Seller as additional Purchase Price such amount, if any, as shall equal the excess of (A) the amount of federal, state and local Taxes incurred as a result of the deemed sale of assets of the U.S. DB Entities, pursuant to the Election over (B) the amount of federal, state and local Taxes that would have been incurred by Seller solely as a result of the transactions in which the Shares actually being sold were sold without making the Election.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01. Conditions to Obligations of Deutsche Bank. The obligations of Deutsche Bank to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in Article IV of this Agreement that are qualified by materiality shall have been true and correct when made and shall be true and correct as of the Closing and each of the representations and warranties of the Purchaser contained in Article IV of this Agreement that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects and (iii) Deutsche Bank shall have received a certificate from the Purchaser certifying the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer thereof;

(b) Required Regulatory Approvals. The Required Regulatory Approvals shall have been obtained and shall remain in effect;

(c) No Governmental Order; Laws. There shall not (i) have been issued or entered any Governmental Order that is then in effect and that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting their consummation in the United States, the United Kingdom, the Republic of Ireland or the Federal Republic of Germany or (ii) be any Law that is then in effect that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting their consummation in the United States, the United Kingdom, the Republic of Ireland or the Federal Republic of Germany;

(d) Opinion(s). The Purchaser shall have delivered to Deutsche Bank the legal opinion(s) of counsel to the Purchaser covering the matters reasonably agreed by the Parties; and

(e) Ancillary Agreements. The Purchaser shall have executed and delivered or shall have caused to be executed and delivered to Deutsche Bank each of the Ancillary Agreements to which it or any Affiliate is a party.

SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Deutsche Bank contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date which shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitations or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the covenants and agreements contained in this Agreement to be complied with by Deutsche Bank on or before the Closing shall have been complied with in all material respects, and (iii) the Purchaser shall have received a certificate from Deutsche Bank certifying the matters set forth in clauses (i) and (ii) above signed by two duly authorized officers thereof;

(b) Required Regulatory Approvals. The Required Regulatory Approvals shall have been obtained and shall remain in effect, without any conditions having been imposed in connection therewith that would reasonably be expected to have a Material Adverse Effect or a Materially Burdensome Effect;

(c) No Governmental Order; Laws. There shall not (i) have been issued or entered any Governmental Order that is then in effect and that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting their consummation in the United States, the United Kingdom, the Republic of Ireland or the

Federal Republic of Germany or (ii) be any Law that is then in effect that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting their consummation in the United States, the United Kingdom, the Republic of Ireland or the Federal Republic of Germany;

(d) DeAM Agreement. The DeAM Agreement shall be in full force and effect and Deutsche Bank shall have complied in all material respects with its obligations thereunder;

(e) Opinion(s). Deutsche Bank shall have delivered to the Purchaser the legal opinion(s) of counsel to Deutsche Bank covering the matters reasonably agreed by the Parties;

(f) Ancillary Agreements. Deutsche Bank shall have executed and delivered or shall have caused to be executed and delivered to the Purchaser each of the Ancillary Agreements to which it or any Affiliate is a party;

(g) Neither Deutsche Bank nor any of its Affiliates shall be subject to any cease-and-desist or other order issued by, or shall be a party to any written agreement, consent agreement, memorandum of understanding or other administrative enforcement action with, or shall be a party to any commitment letter or similar undertaking to, or shall be subject to any order or directive by, or shall be the recipient of any supervisory letter from, any Governmental Authority or to any pending governmental investigation relating thereto, or shall be subject to any unresolved violation, criticism or exception by any Governmental Authority with respect to any examination of Deutsche Bank or any Affiliate thereof (a “Regulatory Action”), in each case that would reasonably be expected to materially adversely affect the conduct of the Business after the Closing Date in the manner contemplated by this Agreement and the Ancillary Agreements (including Deutsche Bank’s and the Sellers’ provision of services to the Purchaser and its Affiliates under the Transition Support Agreement) or that would cause any material adverse financial or operating consequences to the Purchaser or its Affiliates; and

(h) No provision of any Regulatory Action shall be, or would be reasonably expected to be, binding on or become applicable to the Purchaser or any of its Affiliates on or after the Closing Date or otherwise have any continuing material adverse impact on the Business after the Closing.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01. Survival of Representations and Warranties; Exclusive Remedies. The representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto shall survive for a period of two years following the Closing Date. Except as otherwise provided in this Agreement, from and after the Closing (except in cases of common law fraud), the sole and exclusive remedy for any breach of any representation or warranty shall be pursuant to Section 9.02; it being understood that the foregoing shall not affect the availability of indemnification under clauses (i) through (iv) of Section 9.02(a) or under clauses (ii) through (iii) of Section 9.02(b) in the event a matter for which indemnification is available thereunder may also constitute a breach of a representation or warranty.

SECTION 9.02. Indemnification. (a) From and after the Closing, Deutsche Bank (acting for itself and on behalf of each Seller in relation to the Shares and/or Purchased Assets to be sold by the relevant Sellers) shall indemnify, defend and hold harmless the Purchaser and its Affiliates and their respective officers, directors, employees and agents and the heirs, executors and assigns of the foregoing (“Purchaser Indemnified Parties”) from and against any Liabilities, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, disbursements and deficiencies (including any interest, penalties, legal, accounting and other costs and expenses incurred in the investigation, collection, prosecution and defense of any action, suit, proceeding or claim and amounts paid in settlement thereof and including any of the foregoing related to the enforcement of this Agreement, but excluding any consequential, indirect or punitive damage unless such consequential, indirect or punitive damages are awarded against any of the Purchaser Indemnified Parties or Deutsche Bank Indemnified Parties in a third party claim or, with respect to a direct claim, in cases of common law fraud) (collectively, “Damages”) actually incurred by the Purchaser Indemnified Parties arising from or in connection with (i) any inaccuracy in any representation or the breach of any warranty of Deutsche Bank under this Agreement (without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) set forth in the representations contained in Sections 3.02, 3.05, 3.06, 3.10, 3.11, 3.14, 3.17 or 3.21(c) or to any limitations or qualifications as to Material Adverse Effect or “knowledge” set forth in any representation or warranty), (ii) the failure of Deutsche Bank to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Deutsche Bank pursuant to this Agreement, (iii) the Excluded Liabilities or (iv) the Liabilities of the DB Entities set forth on Schedule 9.02 hereto. Notwithstanding anything herein to the contrary (but subject to the last sentence of this Section 9.02(a)), Deutsche Bank shall not be liable for any indemnification pursuant to Section 9.02(a)(i) unless and until the aggregate amount of Damages that would otherwise be payable pursuant to Section 9.02(a)(i) exceeds €15,000,000 (the “Deductible Amount”), in which case the Purchaser Indemnified Parties shall be entitled to receive only that amount in excess of the Deductible Amount, provided that the Deductible Amount shall not apply to any inaccuracy or breach of the representations and warranties set forth in Section 3.14(a) and (b). In calculating the Deductible Amount or Damages hereunder, all Damages in respect of any Claim or series of related Claims which total less than €25,000 (the “De Minimis Amount”) shall be excluded in their entirety, and the Purchaser Indemnified Parties shall have no recourse for such Damages. Notwithstanding anything herein to the contrary, the maximum aggregate liability under Section 9.02(a) (i) shall not exceed 50% of the Purchase Price.

(b) From and after the Closing, the Purchaser shall indemnify, defend and hold harmless Deutsche Bank and its Affiliates and their respective officers, directors, employees and agents and the heirs, executors and assigns of the foregoing (“Deutsche Bank Indemnified Parties”) from and against any Damages actually incurred by the Deutsche Bank Indemnified Parties arising from or in connection with (i) any inaccuracy in any representation or the breach of any warranty of the Purchaser under this Agreement (without giving effect, to any limitations or qualifications as to “materiality” (including the word “material”), “Material Adverse Effect” or “knowledge” set forth therein), (ii) the failure of the Purchaser to duly perform or observe any term, provision, covenant or agreement to be performed or observed by the Purchaser pursuant to this Agreement, (iii) the Assumed Liabilities or (iv) in the event the Purchaser delivers any Purchase Price Shares pursuant to Section 2.11, the failure of the Registration Statement to have been declared effective by the close of business on the 90th day following the Closing Date (or if such day is not a Business Day, by the close of business on the next succeeding Business Day). Notwithstanding anything herein to the contrary (but subject to the last sentence of this Section 9.02(b)), the Purchaser shall not be liable for any indemnification pursuant to Section 9.02(b)(i) unless and until the aggregate amount of Damages that would otherwise be payable pursuant to Section 9.02(b)(i) exceeds the Deductible Amount, in which case the Deutsche Bank Indemnified Parties shall be entitled to receive only that amount in excess of the Deductible Amount. In calculating the Deductible Amount or Damages hereunder, all Damages which individually total less than the De Minimis Amount shall be excluded in their entirety, and the Deutsche Bank Indemnified Parties shall have no recourse for such Damages. Notwithstanding anything herein to the contrary, (A) the maximum aggregate liability under Section 9.02(b)(i) shall not exceed 50% of the Purchase Price and (B) indemnifiable Damages under Section 9.02(b)(iv) shall not be subject to the Deductible Amount or the De Minimis Amount and shall not, in any event, exceed $25,000,000 in the aggregate.

(c) Notwithstanding the provisions contained in Section 9.02(b), the Deutsche Bank Indemnified Parties shall not be entitled to indemnification under Section 9.02(b) in respect of any inaccuracy in any of the representations and warranties contained in Section 5A.01 and Section 5A.02 unless the Purchaser shall have delivered any Purchase Price Shares pursuant to Section 2.11, in which case (i) such indemnification shall be available only to the extent any further breach of such representations is discovered after the Closing if the Purchase Price Shares have been delivered pursuant to Section 2.11(c) or Section 2.11(e) and (ii) indemnifiable Damages shall not exceed, in respect of each Purchase Price Share so delivered, (A) the Share Price, if Purchase Price Shares have been delivered pursuant to Section 2.11(a), or (B) the Market Price, if Purchase Price Shares have been delivered pursuant to Section 2.11(c) or Section 2.11(e).

(d) No action, claim or setoff for Damages under this Section 9.02 shall be brought or made with respect to claims for Damages resulting from a breach of any representation or warranty after the date on which such representation or warranty shall terminate pursuant to Section 9.01 hereof; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth above shall survive until it is finally and fully resolved.

(e) Notwithstanding anything herein to the contrary, Damages shall be net of (i) any insurance or other recoveries actually received by the Indemnitee or its Affiliates in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefit to the Indemnitee or its Affiliates arising from the incurrence or payment of any such Damages and increased by any Tax cost to the Indemnitee or its Affiliates arising from the receipt of such payment of Damages, and in each case actually realized through a reduction or increase in Taxes otherwise payable.

SECTION 9.03. Third Party Claims. This Section sets forth procedures for third-party claims. (a) Upon receipt by the party seeking to be indemnified pursuant to Section 9.02

(the “Indemnitee”) of notice of any action, suit, proceedings, audit, claim, demand or assessment (each, a “Claim”) against it which has or is expected to give rise to a claim for Damages, the Indemnitee shall give prompt written notice thereof (which shall be within ten days of receipt by the Indemnitee of such Claim) to the Party from which it seeks to be indemnified (the “Indemnitor”), indicating the nature of such Claim and the basis therefor; provided, however, that any delay or failure by the Indemnitee to give notice to the Indemnitor shall relieve the Indemnitor of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure.

(b) The Indemnitor shall have 30 days after receipt of notice to elect, at its option, to assume the defense of, at its own expense and by its own counsel, any such Claim. If the Indemnitor shall undertake to compromise or defend any such Claim, it shall promptly notify the Indemnitee of its intention to do so, and the Indemnitee agrees to cooperate fully with the Indemnitor and its counsel in the compromise of, or defense against, any such Claim; provided, however, that the Indemnitor shall not settle any such Claim without the prior written consent of the Indemnitee (which consent will not be unreasonably withheld) unless the relief consists solely of money damages and includes a provision whereby the plaintiff or claimant in the matter releases the Purchaser Indemnified Parties or Deutsche Bank Indemnified Parties, as applicable, from all liability with respect thereto. Notwithstanding an election to assume the defense of such action or proceeding, the Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnitor shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the Indemnitee shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnitor inappropriate or (ii) the Indemnitor shall have authorized the Indemnitee to employ separate counsel at the Indemnitor’s expense. In any event, the Indemnitee and Indemnitor and their counsel shall cooperate in the defense of any Claim subject to this Article IX and keep such persons informed of all developments relating to any such Claims, provide copies of all relevant correspondence and documentation relating thereto. All costs and expenses incurred in connection with the Indemnitee’s cooperation shall be borne by the Indemnitor. In any event, the Indemnitee shall have the right at its own expense to participate in the defense of such asserted liability. If the party receiving such notice of Claim does not elect to defend such third party Claim or does not defend such third party Claim in good faith, the Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnitor’s expense, to defend such third party Claim; provided, however, that (A) the Indemnitee shall not have any obligation to participate in the defense of, or defend, any such Claim; (B) the Indemnitee’s defense of or participation in the defense of any such Claim shall not in any way diminish or lessen the obligations of the Indemnitor under this Article IX; and (C) so long as the Indemnitor is defending such third party Claim in good faith, the Indemnitee shall not settle any claim without the written consent of the Indemnitor (which consent will not be unreasonably withheld).

SECTION 9.04. Payments. Except for third party Claims being defended in good faith, an Indemnitor shall satisfy its obligations under this Article IX in respect of a valid claim for indemnification hereunder which is not contested by the Indemnitor in good faith as promptly as practical but in any event no later than 45 days after the date on which the notice of such Claim is given.

SECTION 9.05. Certain Matters. Anything in this Article IX to the contrary notwithstanding, the rights and obligations of the parties (a) with respect to indemnification for any and all Tax matters shall be governed by Article VII and (b) with respect to indemnification for any and all matters covered by Sections 5A.05 and 5A.06 shall be governed by such Sections.

ARTICLE X

TERMINATION AND WAIVER

SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by Deutsche Bank, by written notice to the Purchaser, if the Closing shall not have occurred by June 30, 2003; provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to Deutsche Bank if its failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by the Purchaser, by written notice to Deutsche Bank, if the Closing shall not have occurred by June 30, 2003; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to the Purchaser if its failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by either the Purchaser or Deutsche Bank, by written notice delivered to the other, in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement in the United States, the United Kingdom, the Republic of Ireland or the Federal Republic of Germany and such order, decree, ruling or other action shall have become final and nonappealable;

(d) by Deutsche Bank or the Purchaser, by written notice to the other, if the Purchaser (in the case of termination by Deutsche Bank) or Deutsche Bank (in the case of termination by the Purchaser) has breached any of its covenants or agreements or any of its representations or warranties contained in this Agreement, which breach, individually or in the aggregate, would cause the conditions set forth in Section 8.01(a) (in the case of a breach by the Purchaser) or Section 8.02(a) (in the case of a breach by Deutsche Bank) to not be satisfied, and such breach is not cured within forty-five (45) days following written notice to the party committing such breach or cannot, by its nature, be cured prior to June 30, 2003; provided that the terminating party is not then in material beach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) by Deutsche Bank, by written notice to the Purchaser, in the event Deutsche Bank shall have delivered the Cash Only Notice under the circumstances described in, and in accordance with, Section 2.11(d) and the Purchaser shall have delivered the Last Look Notice in accordance with such Section 2.11(d);

(f) by the Purchaser, by written notice to Deutsche Bank, in the event the Purchaser shall have delivered the Last Look Notice under the circumstances described in, and in accordance with, Section 2.11(d) and Deutsche Bank shall not have delivered the Closing Notice in accordance with Section 2.11(e); or

(g) by the mutual written consent of Deutsche Bank and the Purchaser.

SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 5.03, 5.07 and 11.01 and (b) that nothing herein shall relieve either party from liability for any willful breach of this Agreement.

SECTION 10.03. Waiver. Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 10.04. Termination with Respect to Deferred Business. Following the Closing, the terms of this Agreement applicable to the purchase and sale of any Deferred Business or any Shares of any DB Entity incorporated or organized in a Deferred Closing Jurisdiction may be terminated:

(a) by Deutsche Bank, by written notice to the Purchaser, if the applicable Deferred Closing shall not have occurred by the fourth anniversary of the Closing Date; provided, however, that the right to so terminate such terms under this Section 10.04(a) shall not be available to Deutsche Bank if its failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such Deferred Closing to occur on or prior to such date;

(b) by the Purchaser, by written notice to Deutsche Bank, if the applicable Deferred Closing shall not have occurred by the fourth anniversary of the Closing Date; provided, however, that the right to so terminate such terms under this Section 10.04(b) shall not be available to the Purchaser if its failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such Deferred Closing to occur on or prior to such date;

(c) by either the Purchaser or Deutsche Bank, by written notice delivered to the other, in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement in the applicable Deferred Closing

Jurisdiction or with respect to the Deferred Business and such order, decree, ruling or other action shall have become final and nonappealable;

(d) by Deutsche Bank or the Purchaser, by written notice to the other, if the Purchaser (in the case of termination of such terms by Deutsche Bank) or Deutsche Bank (in the case of termination of such terms by the Purchaser) has breached any of its covenants or agreements contained in this Agreement, which breach, individually or in the aggregate, would cause the conditions set forth in Section 2.12(c)(i) (in the case of a breach by the Purchaser) or Section 2.12(d)(i) (in the case of a breach by Deutsche Bank) to not be satisfied, and such breach is not cured within forty-five (45) days following written notice to the party committing such breach or cannot, by its nature, be cured prior to the fourth anniversary of the Closing Date; provided that the terminating party is not then in material beach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(e) by the mutual written consent of Deutsche Bank and the Purchaser.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. All filing and related fees in connection with obtaining the Required Regulatory Approvals referred to in items 1 and 2 of the definition thereof shall be borne by the Purchaser and Deutsche Bank in equal halves.

SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(i)     if to Deutsche Bank:

DEUTSCHE BANK AG
Taunusanlage 12
D-60325 Frankfurt
Germany
Telecopy: 49-69-910-35969
Attention: Corporate Development (AfK)

with a copy (which shall not constitute notice) to:

Shearman & Sterling
599 Lexington Avenue
New York, New York 10022
Telecopy: 1-212-848-7179
Attention: Peter D. Lyons, Esq.

(ii)    if to the Purchaser:

State Street Corporation
225 Franklin Street
Boston, Massachusetts 02109
Attention: Maureen Bateman, Esq.
Telecopy: (617) 786-3000

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telecopy: 1-212-403-2000
Attention: Craig M. Wasserman, Esq.

SECTION 11.03. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or stock exchange regulation, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 11.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, (b) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits and Schedules) and not to any particular provision of this Agreement, (c) Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified, (e) the word “or” shall not be exclusive and (f) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 11.06. Entire Agreement. This Agreement, the Ancillary Agreements, the Confidentiality Agreement and that certain letter agreement, dated September 17, 2002, between Deutsche Bank and the Purchaser constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between Deutsche Bank and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 11.07. Assignment. This Agreement may not be assigned by operation of Law or otherwise by any Party without the express written consent of the other Party (which consent may be granted or withheld in the sole discretion of such other Party).

SECTION 11.08. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and, except for the provisions of Section 5.22 and Articles VII and IX to the extent provided therein, nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; notwithstanding anything in the foregoing to the contrary, each Party agrees that Sections 11.10(b) through 11.10(i) shall inure to the benefit of, and be binding upon, the Purchaser Indemnified Parties and the Deutsche Bank Indemnified Parties, as applicable.

SECTION 11.09. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Deutsche Bank and the Purchaser or (b) by a waiver in accordance with Section 10.03.

SECTION 11.10. Governing Law; Submission to Arbitration. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to conflicts of law principles thereof; except that the parties agree that this Agreement evidences transactions involving § 1 et seq. of the U.S. Federal Arbitration Act (the “FAA”), and that the FAA shall govern the interpretation and enforcement of Sections 11.10(b) through 11.10(i).

(b) Except as otherwise provided in Section 2.04, Section 2.08(c)(ii), Section 2.10 and Section 11.10(i), any dispute between the Purchaser, its Affiliates, successors and assigns, on the one hand, and Deutsche Bank, its Affiliates, successors and assigns, on the other hand, arising out of, relating to, or in connection with this Agreement (including the breach, termination or invalidity hereof or thereof), or any of the transactions contemplated hereby, regardless of whether such dispute is based upon contract, tort (including without limitation fraud-in-the-inducement and breach of fiduciary duty), statute or regulation (“Disputes”) shall be submitted to binding arbitration, administered by the International Chamber of Commerce (the “ICC”). Except as otherwise provided herein, such arbitration shall be conducted pursuant to the ICC rules presently in force (the “Rules”).

(c) If an action or non-action of any party which forms part of the disputed issue took place as a result of a party being required to comply with Laws other than Laws of the State of New York, this requirement shall be considered by the arbitrators in determining the rights and obligations of the parties.

(d) The seat of arbitration shall be Paris, France.

(e) A party wishing to arbitrate a Dispute shall deliver a written demand for arbitration to the other party in the manner provided for notices under Section 11.02 hereof. Each party shall appoint a single arbitrator with 30 days after the receipt by the responding party of such written demand. The two party appointed arbitrators shall then appoint the third arbitrator, who will act as chairman of the arbitral tribunal. Should the two party-appointed arbitrators fail to appoint the third arbitrator within thirty (30) calendar days after the appointment of the second arbitrator, the ICC shall appoint the third arbitrator.

(f) The arbitration shall be conducted in the English language, with each party bearing the expense of translators for its non-English-speaking witnesses, if any.

(g) The arbitral tribunal shall have the power and jurisdiction to award such relief as is fair and just under the circumstances, except that the arbitral tribunal shall not have the power or jurisdiction to alter or modify any of the express terms, provisions, or conditions of this Agreement; nor to make any award, which by its terms, results in such alteration or modification; nor to order the termination of this Agreement for any reason other than as expressly set forth in this Agreement. The arbitral award may include pre-judgment and/or post-judgment interest, at a rate of interest set in the discretion of the arbitral tribunal, but not in excess of the rates of pre-judgment or post-judgment interest, as the case may be, permitted by the Laws of the State of New York. Any award of money damages shall be stated in Euros. Any such arbitral award may be confirmed in any court of competent jurisdiction.

(h) The parties shall use their reasonable best efforts to cause arbitration proceedings arising under this Section to proceed in a prompt and cost-effective manner, avoiding all undue delay and with the intention that the arbitration award is rendered not more than one hundred eighty (180) calendar days from the date of the confirmation by the ICC of all of the members of the arbitral tribunal. The arbitral tribunal shall use its best efforts to make any award within one hundred eighty (180) calendar days from the date of the confirmation by the ICC of all of the members of the arbitral tribunal. This time limit may be extended by agreement of the parties or by the arbitral tribunal if necessary.

(i) The foregoing provisions of this Section 11.10 shall not preclude any party from applying for any preliminary or interim injunctive remedies available from any court of competent jurisdiction where necessary to protect its rights hereunder, including, without limitation, securing the subsequent enforcement of any arbitral award made pursuant to the procedures provided in this Section 11.10. With respect to any action brought pursuant to this Section 11.10(i) or the last sentence of Section 11.10(g), each of the parties, on behalf of itself, its affiliates, directors, officers, successors and assigns, hereby unconditionally and irrevocably: consents to the personal jurisdiction of the Federal and State courts located in County of New York in the State of New York (the “New York Courts”); waives any objection to the jurisdiction of the New York Courts over its or their persons and agrees not to raise any such objection as a defense in such action brought in the New York Courts; agrees that the New York Courts are a proper venue for such actions; and waives any objection to venue of such action being laid in the New York Courts and agrees not to raise as a defense in such action that the New York Courts are an improper venue or inconvenient forum.

SECTION 11.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.12. Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which it may be entitled, whether at law or equity.

SECTION 11.13. Waiver of Jury Trial. Each of the Parties hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the Parties hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.13.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DEUTSCHE BANK AG

By:	/s/ Juergen Fitschen
Name: Juergen Fitschen
Title: Member of the Group Executive Committee

By:	/s/ Axel Wieandt
Name: Axel Wieandt
Title: Head Corporate Development

STATE STREET CORPORATION

By:	/s/ Ronald E. Logue
Name: Ronald E. Logue
Title: President and Chief Operating Officer

Exhibit A

Deutsche Custodial Services (CI) Ltd.
The World Markets Company Public Limited Company
InterSec Research Corp.
Deutsche International (Ireland) Limited

AMENDMENT NO. 1 TO
SALE AND PURCHASE AGREEMENT

This AMENDMENT NO.1 is dated as of January 13, 2003 (this “Amendment”) and amends that certain SALE AND PURCHASE AGREEMENT, dated as of November 5, 2002 (the “SPA”) by and between DEUTSCHE BANK AG, a German corporation (“Deutsche Bank”) and STATE STREET CORPORATION, a corporation organized under the laws of the Commonwealth of Massachusetts (the “Purchaser”). Capitalized terms used herein shall have the meanings ascribed to them in the SPA.

WHEREAS, Deutsche Bank and the Purchaser desire to effect certain amendments to the SPA, and Section 11.09 of the SPA permits the SPA to be amended by a writing signed by Deutsche Bank and the Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.    Changes to Section 2.06 (“Closing Deliveries by Deutsche Bank”). Section 2.06(xvii) is hereby amended and replaced in its entirety with the following:

(1)    with respect to each of the DB Companies, a certificate pursuant to Sections 1.897-2(h) and 1.1445-2(c)(3) of the Regulations, dated not more than 30 days prior to the Closing, certifying that such DB Company is not a United States real property interest within the meaning of Section 897(c)(1) of the Code, (2) with respect to each Seller of a United States real property interest within the meaning of Section 897(c)(1) of the Code, a certificate of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Regulations, substantially in the form of the sample certification set forth in Section 1.1445-2(b)(2)(iii)(B) of the Regulations, certifying that each such Seller is not a foreign person, and (3) with respect to any Seller of a portion of the Business conducted in Italy, the certificate released from the relevant Italian Tax offices pursuant to Article 14(3) of the Italian Legislative Decree No. 472 of December 18, 1997, provided, that this Section 2.06(xvii)(3) shall not apply where Deutsche Bank or the Seller has requested the release of such certificate and none has been received before Closing or within forty (40) days of such request, whichever is sooner.

2.    Changes to Section 2.11 (“Alternative Form of Consideration”). Section 2.11 is hereby amended as follows:

(a)    The words “tenth Business Day” in the first sentence of Section 2.11(a) are hereby replaced with the words “fifth Business Day”.

(b)    The words “third Business Day following the date on which the Purchaser delivered the Stock Notice” in clause (iii) of the first sentence of Section 2.11(c) are hereby replaced with the words “second Business Day following the date on which the Purchaser delivered the Stock Notice”.

(c)    The words “second Business Day following the date on which Deutsche Bank delivered the Alternate Stock Notice” in clause (iii) of the first sentence of Section 2.11(c) are hereby replaced with the words “next Business Day immediately following the date on which Deutsche Bank delivered the Alternate Stock Notice”.

(d)    The words “third Business Day following the date on which the Purchaser delivered the Stock Notice” in the first sentence of Section 2.11(d) are hereby replaced with the words “second Business Day following the date on which the Purchaser delivered the Stock Notice”.

(e)    The words “second Business Day following the date on which Deutsche Bank delivered the Cash Only Notice” in the first sentence of Section 2.11(d) are hereby replaced with the words “next Business Day immediately following the date on which Deutsche Bank delivered the Cash Only Notice”.

(f)    The words “third Business Day following the date on which the Purchaser delivered the Last Look Notice” in the first sentence of Section 2.11(e) are hereby replaced with the words “next Business Day immediately following the date on which the Purchaser delivered the Last Look Notice”.

3.    Changes to Section 2.10 (“Premium Holdback; Payment”).

(a)    Each reference in Section 2.10(b) to “Closing Revenue Run-Rate Schedule” is hereby changed to a reference to “Final Closing Revenue Schedule”.

(b)    Section 2.10(h)(iii) is hereby amended and replaced in its entirety with the following:

(iii)    “annualized” revenues calculated in respect of the Estimated Closing Measurement Period and the Final Closing Measurement Period shall be derived by calculating the aggregate year-to-date amount of applicable revenues during the Estimated Closing Measurement Period or the Final Closing Measurement Period, as the case may be, and multiplying such amount by a fraction (A) the numerator of which is equal to four (4), and (B) the denominator of which is equal to the number of calendar quarters included in the Estimated Closing Measurement Period or the Final Closing Measurement Period, as the case may be.

(c)    The definitions of “Closing Measurement Period” and “Closing Total Revenue” set forth in Section 2.10 of the SPA are deleted.

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(d)    The following definitions are hereby added to Section 2.10 of the SPA:

“Estimated Closing Measurement Period” means the period from January 1, 2002 through September 30, 2002, inclusive.

“Estimated Closing Total Revenue” means the sum of (i) the aggregate annualized Fee Revenues, total net interest income, FX revenue, reconciliation revenues and unassigned revenues set forth on the Closing Revenue Run-Rate Schedule (provided, however, that such amounts shall not include any Excluded Revenue during the Estimated Closing Measurement Period in respect of Client Contracts that are Excluded Contracts as of the close of business on the fifth Business Day prior to the delivery of the Closing Revenue Run Rate Schedule), (ii) the Adjusted Migrated Revenues during the Estimated Closing Measurement Period, and (iii) the Restructuring Revenues as of five Business Days prior to the delivery of the Closing Revenue Run Rate Schedule (in the cases of (i), (ii) and (iii) without duplication).

“Final Closing Measurement Period” means the period from January 1, 2002 through December 31, 2002, inclusive.

“Final Closing Total Revenue” means the sum of (i) the aggregate Fee Revenues, total net interest income, FX revenue, reconciliation revenues and unassigned revenues set forth on the Final Closing Revenue Schedule (provided, however, that such amounts shall not include any Excluded Revenue during the Final Closing Measurement Period in respect of Client Contracts that are Excluded Contracts as of the Closing Date), (ii) the Adjusted Migrated Revenues during the Final Closing Measurement Period, and (iii) the Restructuring Revenues as of the Closing Date (in the cases of (i), (ii) and (iii) without duplication).

(e)    Each reference to “Closing Total Revenue” in the definition of “First Year Revenue” set forth in Section 2.10 of the SPA is hereby changed to a reference to “Final Closing Total Revenue”.

(f)    Each reference to “Closing Total Revenue” in the definition of “Holdback Percentage” set forth in Section 2.10 of the SPA is hereby changed to a reference to “Estimated Closing Total Revenue”.

(g)    Each reference to “Closing Measurement Period” in the definition of “Terminated Revenues” set forth in Section 2.10 is hereby changed to a reference to “Final Closing Measurement Period”, and each reference to “Closing Total Revenue” in the definition of “Terminated Revenues” set forth in Section 2.10 is hereby changed to a reference to “Final Closing Total Revenue”.

4.    Change to Section 2.12(b) (“Deferred Closing”). The reference to “Closing Measurement Period” in Section 2.12(b) of the SPA is hereby changed to a reference to “Estimated Closing Measurement Period”.

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5.    New Section 2.14. The SPA is hereby amended to add the following new Section 2.14:

SECTION 2.14. Holdback and Purchase Price True-Up.

(a)    The Purchaser may dispute any item reflected on the Final Closing Revenue Schedule provided that the Purchaser shall have notified Deutsche Bank in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 20 Business Days of Deutsche Bank’s delivery of the Final Closing Revenue Schedule to the Purchaser. In the event of such a dispute, the Purchaser and Deutsche Bank shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Purchaser and Deutsche Bank are unable to reach a resolution as to such disputed amounts within 20 Business Days after the receipt by Deutsche Bank of the Purchaser’s written notice of dispute, the dispute resolution provisions of Section 2.08(c) of this Agreement shall apply.

(b )    The Final Closing Revenue Schedule shall be deemed final for the purposes of this Section 2.14 upon the earliest of (x) the failure of the Purchaser to notify Deutsche Bank of a dispute within 20 Business Days of Deutsche Bank’s delivery of the Final Closing Revenue Schedule to the Purchaser, (y) the affirmative indication by the Purchaser that it has no dispute, (z) the resolution of all disputes pursuant to the dispute resolution procedures set forth in Section 2.14(a) and Section 2.08(c), as applicable.

( c)    Within three Business Days of the Final Closing Revenue Schedule being deemed final, the following adjustments to the Purchase Price and payments shall be made:

(i)    In the event that the Holdback Amount would be greater if the Final Closing Total Revenue, instead of the Estimated Closing Total Revenue, were utilized in the calculation of the Holdback Amount, then the Purchase Price and, to the extent applicable, each Local Purchase Price, shall be adjusted downward in an aggregate amount equal to the amount of such difference in values of the Holdback Amount. Deutsche Bank shall pay the amount of this difference multiplied by the Fixed Exchange Rate to the Purchaser or the applicable Purchasing Subsidiary in U.S. Dollars by wire transfer in immediately available funds. The Holdback Amount shall be increased by the amount paid by Deutsche Bank pursuant to the preceding sentence.

(ii)    In the event that the Holdback Amount would be smaller if the Final Closing Total Revenue, instead of the Estimated Closing Total Revenue, were utilized in the calculation of the Holdback Amount, then the Purchase Price and, to the extent applicable, each Local Purchase

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Price, shall be adjusted upward in an aggregate amount equal to the amount of such difference in values of the Holdback Amount. The Purchaser or the applicable Purchasing Subsidiary shall pay the amount of this difference multiplied by the Fixed Exchange Rate to Deutsche Bank or the applicable Seller in U.S. Dollars by wire transfer in immediately available funds. The Holdback Amount shall be decreased by the amount paid by the Purchaser or the applicable Purchasing Subsidiary pursuant to the preceding sentence.

(d)    In the event that there has been any deferred closing of the transactions contemplated hereby in any Deferred Closing Jurisdiction which has not been consummated pursuant to a Deferred Closing as provided in Section 2.12(d) on or before the date on which the Final Closing Revenue Schedule has been deemed final, the following adjustments and payments shall be made:

(i)    The applicable Deferred Closing Amount for each such jurisdiction shall be recalculated, utilizing the Final Closing Measurement Period in lieu of the Estimated Closing Measurement Period in the formula provided in Section 2.12(b) (as amended hereby).

(ii)    If the aggregate amount of such recalculated Deferred Closing Amounts is greater than the aggregate amount of corresponding Deferred Closing Amounts as originally calculated (utilizing the Estimated Closing Measurement Period in the formula provided in Section 2. 12(b)), then Deutsche Bank shall, or shall cause the relevant sellers to, pay to the Purchaser or the Purchasing Subsidiaries by wire transfer of immediately available funds an amount in U.S. dollars equal to the product of such difference multiplied by the Fixed Exchange Rate, such payment to be made within three business days following the date on which the Final Closing Revenue Schedule has been deemed final.

(iii)    If the aggregate amount of such recalculated Deferred Closing Amounts is less than the aggregate amount of corresponding Deferred Closing Amounts as originally calculated (utilizing the Estimated Closing Measurement Period in the formula provided in Section 2. 12(b)), then the Purchaser shall, or cause the applicable Purchasing Subsidiaries to, pay to Deutsche Bank or the relevant Sellers by wire transfer of immediately available funds to the Purchase Price Bank Account an amount in U.S. dollars equal to the product of such difference multiplied by the Fixed Exchange Rate, such payment to be made within three business days following the date on which the Final Closing Revenue Schedule has been deemed final.

(iv)    At the subsequent Deferred Closing in respect of any such Deferred Closing Jurisdiction, the Deferred Closing Amount to be paid

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pursuant to Section 2.12(e) shall be the Deferred Closing Amount applicable to such jurisdiction as recalculated pursuant to Section 2.14(d)(i).

(e)    Any payments required to be made by Deutsche Bank or one of the Sellers, on the one hand, or the Purchaser and/or one of the Purchasing Subsidiaries, on the other hand, pursuant to Sections 2. 14(c), 2. 14(d)(ii), and 2. 14(d)(iii) shall bear interest from the Closing Date through the date of payment at the one month Euro Interbank Offered Rate (Euribor) as reported in The Wall Street Journal on the Closing Date.

6.    Changes to Section 3.07(a) (“Financial Information”). Section 3.07(a) is hereby amended as follows:

(a)    the words “(other than Deutsche Bank Custodial Services (C.I.) Limited)” are hereby inserted immediately following the first occurrence of the words “DB Companies” in clause (i) of the first sentence of Section 3.07(a).

(b)    the words “(other than Deutsche Bank Custodial Services (C.I.) Limited)” are hereby inserted immediately following the first occurrence of the words “DB Companies” in clause (ii) of the first sentence of Section 3.07(a).

7.    New Section 3. 16(i). The SPA is hereby amended to add the following new subsection (i) to Section 3.16, to follow current subsection (h):

(i)    The shares of Deutsche International (Ireland) Limited do not derive the greater part of their value from (i) land in Ireland, (ii) minerals, mineral rights or mining rights in Ireland, or (iii) exploration or exploitation rights on the continental shelf of Ireland, and such shares were not acquired by the relevant Seller, or any prior holder, in exchange for shares, debentures or other securities the greater part of the value of which was so derived.

8.    Changes to Section 5.21 (“Delivery of Closing Revenue Run-Rate Schedule”). Section 5.21 of the SPA is hereby amended and replaced in its entirety with the following:

SECTION 5.21. Delivery of Closing Revenue Schedules.

(a)    Deutsche Bank shall deliver to the Purchaser not later than January 17, 2002 a schedule (the “Closing Revenue Run-Rate Schedule”) setting forth (i) by Client, the annualized Fee Revenues of Deutsche Bank, the Sellers and the DB Entities in respect of the Business during the Estimated Closing Measurement Period, (ii) the total annualized net interest income accrued in accordance with U.S. GAAP consistent with the preparation of the Business Revenue and Cost Statement by Deutsche Bank, the Sellers and the DB Entities in respect of the Business during the Estimated Closing Measurement Period, (iii) the total annualized F/X revenue accrued in accordance with U.S. GAAP consistent with

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the preparation of the Business Revenue and Cost Statement by the Business during the Estimated Closing Measurement Period, (iv) the annualized Mariner to Client Template Reconciliation revenues accrued by Deutsche Bank, the Sellers and the DB Entities in respect of the Business during the Estimated Closing Measurement Period, and (v) the annualized unassigned revenue accrued by Deutsche Bank, the Sellers and the DB Entities in respect of the Business during the Estimated Closing Measurement Period. The Closing Revenue Run-Rate Schedule shall also include a calculation of the Estimated Total Closing Revenues and reasonable supporting detail of such calculation, including an identification of any relevant Excluded Revenue, Adjusted Migrated Revenues, and Restructuring Revenues by Client. Deutsche Bank and the Purchaser shall consult and cooperate with respect to the preparation of the Closing Revenue Run-Rate Schedule. The Closing Revenue Run-Rate Schedule shall identify those Clients that are DeAM Clients or DeAM Parties. The Closing Revenue Run-Rate Schedule shall be prepared on a basis consistent with the preparation of Section 3.21(a) of the Seller Disclosure Schedule.

(b )    Deutsche Bank shall deliver to the Purchaser not later than March 1, 2003 a schedule (the “Final Closing Revenue Schedule”) setting forth (i) by Client, the Fee Revenues, of Deutsche Bank, the Sellers and the DB Entities in respect of the Business during the Final Closing Measurement Period, (ii) the total annualized net interest income accrued in accordance with U.S. GAAP consistent with the preparation of the Business Revenue and Cost Statement by Deutsche Bank, the Sellers and the DB Entities in respect of the Business during the Final Closing Measurement Period, (iii) the total annualized F/X revenue accrued in accordance with U.S. GAAP consistent with the preparation of the Business Revenue and Cost Statement by the Business during the Final Closing Measurement Period, (iv) the annualized Mariner to Client Template Reconciliation revenues accrued by Deutsche Bank, the Sellers and the DB Entities in respect of the Business during the Final Closing Measurement Period, and (v) the annualized unassigned revenue accrued by Deutsche Bank, the Sellers and the DB Entities in respect of the Business during the Final Closing Measurement Period. The Final Closing Revenue Schedule shall also include a calculation of the Final Total Closing Revenues and reasonable supporting detail of such calculation, including an identification of any relevant Excluded Revenue, Adjusted Migrated Revenues, and Restructuring Revenues by Client. Deutsche Bank and the Purchaser shall consult and cooperate with respect to the preparation of the Final Closing Revenue Schedule. The Final Closing Revenue Schedule shall identify those Clients that are DeAM Clients or DeAM Parties. The Final Closing Revenue Schedule shall be prepared on a basis consistent with the preparation of Section 3.21(a) of the Seller Disclosure Schedule.

9.    Conditional Effect. In the event that the Closing Date is after January 31, 2003, the amendments described in Paragraphs 3, 4, 5, and 8 of this Amendment shall be null and void and the Sections of the SP A described in those paragraphs shall not be changed by this Amendment.

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10.    No Other Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the SPA, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

11.    Miscellaneous. The provisions of Sections 11.04 (Headings), 11.05 (Severability), 11.10 (Governing Law; Submission to Arbitration), and 11.11 (Counterparts) of the SPA are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

DEUTSCHE BANK AG

By: /s/     FRANK KRINGS

        Name: Frank Krings

        Title: Managing Director

DEUTSCHE BANK AG

By:/s/    PHILIPP VON GIRSEWALD

        Name: Philipp von Girsewald

        Title: Director

STATE STREET CORPORATION

By: /s/ JAMES C. CACCIVIO

        Name: James C. Caccivio

        Title: Senior Vice President

[Signature Page to Amendment No.1 to Sale and Purchase Agreement]

AMENDMENT NO.2 TO

SALE AND PURCHASE AGREEMENT

This AMENDMENT NO. 2 is dated as of January 31, 2003 (this “Amendment”) and amends that certain SALE AND PURCHASE AGREEMENT, dated as of November 5, 2002, by and between DEUTSCHE BANK AG, a German corporation (“Deutsche Bank”), and STATE STREET CORPORATION, a corporation organized under the laws of the Commonwealth of Massachusetts (the “Purchaser”), as amended by Amendment No. 1 to Sale and Purchase Agreement, dated as of January 13, 2003 (the “SPA”). Capitalized terms used herein shall have the meanings ascribed to them in the SPA.

WHEREAS, Deutsche Bank and the Purchaser desire to effect certain amendments to the SPA, and Section 11.09 of the SPA permits the SPA to be amended by a writing signed by Deutsche Bank and the Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.    Changes to the list of EXHIBITS immediately following the Table of Contents.

(a)    The list of EXHIBITS immediately following the Table of Contents contained in the SPA is hereby amended by replacing the items identified as Exhibit E and Exhibit F with the following:

“E.    [Intentionally Omitted]

F.    [Intentionally Omitted]”

(b).    The list of EXHIBITS immediately following the Table of Contents contained in the SPA is hereby amended by adding the following at the end thereof:

“I.    Master Participation Agreement

J.    Form of Control Agreement”

2.    Changes to Section 1.01 (“Certain Defined Terms”).

(a)    The definition of “Accounts Payable” is hereby replaced in its entirety with the following:

““Accounts Payable” means any and all accounts payable and any amounts payable to third parties arising from the conduct of the Business on or prior to the Closing Date.”

(b)    The definition of “Business” is hereby amended to delete the struck text and add the bold underlined text as indicated below:

““Business” means the provision by Deutsche Bank, the DB Entities and the Sellers (i) any place in the world of global custody services, master trust/master custody services, benefit payment services, master trust accounting services, trustee accounting and administration services, offshore fund administration and custody services (including, without limitation, trust and depositary services, fund accounting services, fund administration services, trustee and domiciliary services, transfer agency services and management company services), fund administration and accounting services (including, without limitation, custodial services, trusteeship services, depositary services, pricing services and depotbank services), performance measurement services and securities lending services to the extent generally conducted by Deutsche Bank’s Global Portfolio Management business as of the date hereof, (ii) of broker/dealer clearing services in the United States of America, (iii) of local custody services in the United States of America and the United Kingdom, and (iv) of Agent Fund Trading Services; provided, that the “Business” shall not include: (A) the provision of any services (1) within the scope of (i) and (iii) above, for issuers of debt, equity, asset-backed and other securities under various indentures and agreements, and other services provided in the ordinary course of the CTAS Business, (2) within the scope of (i) and (iii) above through separate accounts to private clients for the ultimate benefit (including through entities or trusts) of individuals, families, charities or small or medium-size businesses or to employee plans for small and medium-size businesses or by Deutsche Investment Management Americas Inc. (formerly Zurich Scudder Investments, Inc.) and its wholly-owned Subsidiaries for its U.S. proprietary investment products, (3) within the scope of (i) above by DB Trust Bank Japan ancillary to its provision of investment management services, other than global custody services or (4) within the scope of (i) above by Deutsche Bank SAE or Deutsche Bank (Swiss) AG ancillary to the provision of investment management services; (B) the provision in Poland, the Czech Republic, India and Indonesia of depotbank services in respect of investment products, substantially all of the holdings of which consist of securities of issuers domiciled in the respective countries; (C) the provision in Europe (other than the United Kingdom and the Republic of Ireland) and the Channel Islands to individuals and small and medium-sized businesses of customary ancillary custody services in respect of holdings of global securities; (D) the conduct by the european transaction bank AG of the ETB Business; (E) the provision of services otherwise within the definition of “Business” by Deutsche Asset Management (other than by Sellers or DB Entities) in the ordinary course of business consistent with past practices to entities, funds or accounts advised by Deutsche Asset Management; and(F) the operation of the BT Alex Brown correspondent clearing business consistent with past practice; and (G) the provision of trustee accounting and administration services to hedge funds and other special purpose vehicles by the corporate services group of the CTAS Business managed from the Channel Islands consistent with past practice. In construing the scope of the term “Business”, it is the intention of the parties that

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the Business shall encompass only the types and scope of activities of Deutsche Bank, the DB Companies and the Sellers conducted on the date hereof in Deutsche Bank’s Global Securities Services division. References in this Agreement to the “Business” in respect of time periods after the Closing refer to the Business conducted by the Purchaser and its Affiliates, including through Deutsche Bank and its Affiliates pursuant to and as contemplated by the Ancillary Agreements.”

(c)    The defined term “Excluded Broker-Dealer Facilities” is hereby replaced in its entirety with the following:

““Excluded Broker Dealer Facilities” means (a) Broker-Dealer Facilities and (b) intra-day creditor loan facilities entered into in connection with the provision of underwriting activities of Clients.”

(d)    The defined term “Premium” is hereby replaced in its entirety with the following:

““Premium” means $1,478,606,000.”

(e)    The defined term “Valuation Principles” is hereby amended to delete the struck text and add the bold underlined text as indicated below:

““Valuation Principles” means the following: (a) all tangible assets will be reflected at a book value of cost less accumulated depreciation but shall not exceed an aggregate of €60 million and those reflected shall include only those assets which are reasonably physically transferable with the Business, (b) goodwill and capitalized software internally developed for the Business shall not be reflected for value, (c) prepaid assets shall be prorated on an accrual basis as of the Closing Date to allocate the same to the period of service to which they relate, (d) Liabilities will reflect a reserve of €15 million for Securities Processing Liabilities, (e) deferred revenues shall be prorated on an accrual basis as of the Closing Date to allocate the same to the period of service to which they relate, and (f) no Assets or Liabilities shall be reflected in respect of obligations released and discharged or to be released and discharged, or arrangements, commitments, contracts and understandings terminated or to be terminated, in each case, pursuant to Section 5.16.”

3.    Changes to Section 1.02 (“Definitions”). The table of definitions contained in Section 1.02 of the SPA is hereby amended

(a)    by adding the following entries in their respective correct alphabetical location:

“Assignment Date”	5.19	(c)
“Chancery Lane Lease”	5.17	(c)
“Covered Broker-Dealer Facility”	5.19	(c)
“Master Participation Agreement”	5.19	(b);

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and

(b)    by replacing the entry in the Location column of such table corresponding to the defined term “Assumed Broker-Dealer Facility” with “5.19(c)”.

4.    Changes to Section 2.03 (“Assumption and Exclusion of Liabilities”).

(a)    Section 2.03(a)(vi) is hereby replaced in its entirety with the following:

“(vi)    [Intentionally omitted]”

(b)    Section 2.03(b)(ix) is hereby replaced in its entirety with the following:

“(ix)    All Liabilities of Deutsche Bank and the Sellers for accrued expenses as of the Closing Date”

5.    Changes to Section 2.06 (“Closing Deliveries by Deutsche Bank”). (a) Section 2.06(x) of the SPA is hereby replaced in its entirety with the following:

“(x)    an executed counterpart of the Master Participation Agreement;”

(b)    Section 2.06(xviii) of the SPA is hereby replaced in its entirety with the following:

“(xviii)    where relevant, other than Germany, and subject to the requirements of Section 7.08, an appropriate and valid VAT invoice from Deutsche Bank and each relevant Seller in respect of any payment to be made for any supply made or deemed to be made to the Purchaser or any Purchasing Subsidiary pursuant to this Agreement.”

6.    Changes to Section 2.07 (“Closing Deliveries by the Purchaser”).

(a)    Section 2.07(g) of the SPA is hereby replaced in its entirety with the following:

“(g)    the certificates and other documents required to be delivered pursuant to Section 8.01; and”

(b)    Section 2.07 of the SPA is hereby further amended by adding the following clause (h) at the end thereof:

“(h)    an executed counterpart of the Master Participation Agreement.”

7.    Changes to Section 2.10.

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(a)    Section 2.10(g) is replaced in its entirety with the following new Section 2.10(g):

“From the date hereof through the fourth anniversary of the Closing Date, each of Deutsche Bank and the Purchaser shall promptly, and in any case within five (5) Business Days, notify the other party of (i) any action by a Governmental Authority (and shall provide a copy of any relevant documentation relating thereto) that has become final and nonappealable or that the parties reasonably agree should no longer be pursued and that prohibits the transfer to the Purchaser of a Transferred DeAM Contract, and (ii) the occurrence of any Consent Event with respect to any Transferred DeAM Contract. At the time that such notice is given (if notice is given by Deutsche Bank), or within ten (10) Business Days after such notice is given (if notice is given by the Purchaser), Deutsche Bank shall pay to the Purchaser an amount in cash equal to the Applicable Clawback Amount in respect of such contract. Within ten (10) Business Days following the fourth anniversary of the Closing Date, Deutsche Bank shall pay to the Purchaser an amount in cash equal to the aggregate Applicable Clawback Amounts for those Transferred DeAM Contracts (other than Transferred DeAM Contracts for which, as of such fourth anniversary, a clawback payment has been paid pursuant to this Section 2.10(g)) for which any necessary regulatory approvals for the transfer of such contracts to the Purchaser have not been obtained, or which transfer is otherwise unlawful. With respect to any Transferred DeAM Contract to which clause (ii) above applies, within ten (10) Business Days following the occurrence of the relevant Consent Event, Deutsche Bank shall pay to the Purchaser an amount in cash equal to the aggregate Applicable Clawback Amounts for such Transferred DeAM Contract (other than Transferred DeAM Contracts for which, as of the date of such Consent Event, a clawback payment has been paid pursuant to this Section 2.10(g)). The amount of any payment made pursuant to this Section 2.10(g) shall be treated as an adjustment to the Purchase Price for the purposes of this Agreement. For purposes of this Section 2.10(g) “Consent Event” means, with respect to any Transferred DeAM Contract, the earliest to occur of (i) the termination of such Transferred DeAM Contract pursuant to Section 12.2(a)(i)(A) of the Servicing Agreement or any corresponding section in any Local Servicing Agreement, and (ii) the termination of such Transferred DeAM Contract by the applicable third party prior to the receipt from such third party of consent to such Transferred DeAM Contract.”

(b)    The definition of “Base Non-Transferred DeAM Revenues” in Section 2.10(h) is replaced in its entirety with the following definition:

“Base Non-Transferred DeAM Revenue” means an amount equal to the product of (a) the aggregate annualized Fee Revenues accrued by Deutsche Bank, a Seller or a DB Entity during the Base Measurement Period in respect of contracts that are Non-Transferred DeAM Contracts, other than Non-Transferred DeAM Contracts in respect of a Deferred Business, as of Closing Date, multiplied by (b) the Adjustment Ratio.

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(c)    The definition of “Non-Transferred DeAM Contract” in Section 2.10(h) is replaced in its entirety with the following definition:

“Non-Transferred DeAM Contract” means a Client Contract (or an extension, replacement or renewal thereof), the Fee Revenues from which have been included in the calculation of Base Total Revenue, and where a Client counterparty is a DeAM Client or a DeAM Party, and that, as of the second Business Day prior to the referenced date (or, in the event that the referenced date is the Closing Date, as of the Closing Date), has not been replaced by a Services Agreement, as defined in the DeAM Agreement entered into pursuant to, and in accordance with the terms of, the DeAM Agreement.”

8.    Changes to Section 2.12 (“Deferred Closings”).

(a)    Section 2.12(d) is amended by inserting the following text at the end of such sub-section:

“(v)    There shall be no Non-Transferred DeAM Contracts with respect to the applicable Deferred Business on the Deferred Closing Date.”

(b)    Section 2.12(e) is amended by inserting the following text to the end of such Section:

“Notwithstanding anything to the foregoing to the contrary, in a Deferred Closing the Purchaser shall not have any obligation to pay that portion of the applicable Deferred Closing Amount that is attributable to revenues accrued by the Business during the Closing Measurement Period in respect of Client Contracts that are Non-Transferred DeAM Contracts as of the applicable Deferred Closing Date. The portion of the Deferred Closing Amount attributable to such Non-Transferred DeAM Contracts shall be released in a manner consistent with the provisions of Section 2.10(f).”

9.    Changes to Section 3.15 (“Employee Benefit Plans; Labor Matters”). Section 3.15(a) is hereby amended by adding the following at the end thereof:

“Notwithstanding anything contained herein to the contrary, the Deleted Business Employees (as defined in Section 3.15(a) of the Seller Disclosure Schedule as amended by this Amendment) shall not be considered to be “Business Employees” or “Transferred Employees” for any purpose of the Agreement.”

10.    Changes to Section 5.08 (“Further Action; Assignment in General”).

(a)    Section 5.08(c) of the SPA is hereby replaced in its entirety with the following:

“(c)    Subject to and in accordance with the terms of any applicable Ancillary Agreements, if a consent or approval is required by any third party to any of the Purchased Assets and is not obtained at or before the Closing or if an attempted

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transfer, conveyance or assignment is ineffective or with respect to any DB Entity Affected Contract or other contract to which a DB Entity is a party that automatically terminates upon a change in control of the applicable DB Entity or its parent DB Entity or that by its terms permits the counterparty to terminate such DB Entity Affected Contract upon such a change in control and that is so terminated, Deutsche Bank shall, and shall cause each Seller to, cooperate with the Purchaser in establishing commercially reasonable alternative arrangements requested by the Purchaser (including for Deutsche Bank to, or to cause the relevant Seller to, transfer, convey or assign such Purchased Asset to the Purchaser or a Purchasing Subsidiary and to continue to use all reasonable efforts to obtain any necessary consent or approval of an attempted transfer, conveyance or assignment) that provide to the Purchaser and its Affiliates the benefits of such Purchased Assets and the burden of the related Assumed Liabilities or the benefits and burdens of the DB Entity Affected Contract, as the case may be; provided, that (i) any additional costs or expenses incurred in connection with the implementation of such alternative arrangements, including any costs and expenses of obtaining any consent (including any increased payments under the relevant agreement or contract), shall be borne by Deutsche Bank, (ii) the Purchaser shall not communicate with any party to such arrangement (other than Deutsche Bank) with respect to such arrangement prior to its being put in place, and (iii) any costs or expenses (including any increased payment under the relevant agreement or contract during the original term) incurred in connection with renewing, extending or modifying, in each case at the Purchaser’s request, such arrangement shall be for the account of the Purchaser. In the event Deutsche Bank has not, as of the Closing, obtained any third party consents required for an attempted transfer, conveyance or assignment, Deutsche Bank shall indemnify and hold the Purchaser and its Affiliates (including the DB Entities) harmless from and against any Damages suffered by such Persons related to or arising out of such attempted transfer, conveyance or assignment.”

(b)    Section 5.08(d) of the SPA is hereby replaced in its entirety with the following:

“(d)    In the event that any time hereafter there shall be identified any item of Intellectual Property used or held for use exclusively in the Business prior to the Closing that shall not have been included in the Transferred Intellectual Property or the Transferred IP Licenses or is not otherwise owned by a DB Entity or licensed to the Purchaser pursuant to the License Agreement, in the event such Intellectual Property (i) is Deutsche Bank Intellectual Property, Deutsche Bank shall, or shall cause its appropriate Affiliate to, forthwith take such action as is necessary transfer such Intellectual Property to the Purchaser or the applicable Purchasing Subsidiary at the Closing (or, if later identified, promptly thereafter) or (ii) is a Deutsche Bank IP License, such as the Deutsche Bank IP Licenses listed on Schedule 5.08(d) of the Seller Disclosure Schedule, Deutsche Bank shall cooperate with the Purchaser in establishing commercially reasonable alternative arrangements (including for Deutsche Bank to, or to cause the relevant Seller to, provide to the Purchaser and the Purchasing Subsidiaries access to the Intellectual

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Property subject to such Deutsche Bank IP License through the Transition Support Agreement for a period following the Closing not to exceed 60 days from the time such Deutsche Bank IP License is provided to the Purchaser and, if Purchaser requests before such time period elapses, to transfer, convey or assign such Deutsche Bank IP License to the Purchaser or the relevant Purchasing Subsidiary, provided, however, the Purchaser shall reimburse Deutsche Bank for all costs and expenses associated with providing such Intellectual Property through the Transition Support Agreement; in the event Purchaser does not request Deutsche Bank to transfer, convey or assign such Deutsche Bank IP License to the Purchaser or the relevant Purchasing Subsidiary before such time period elapses, then Deutsche Bank shall have no further obligation to support such Deutsche Bank IP License under the Transition Support Agreement) requested by the Purchaser that provide to the Purchaser the right to use such Intellectual Property in its operation of the Business and its corresponding businesses following the Closing; provided, that (A) any additional costs or expenses incurred in connection with the implementation of such alternative arrangements, including any costs and expenses of obtaining any consent (including any increased payments under the relevant agreement or contract), shall be borne by Deutsche Bank, (B) the Purchaser shall not communicate with any party to such arrangement (other than Deutsche Bank) with respect to such arrangement prior to its being put in place, and (C) any costs or expenses incurred in connection with renewing, extending or modifying, in each case at the Purchaser’s request, such arrangement shall be for the account of the Purchaser. In the event Deutsche Bank has not, as of the Closing, obtained any third party consents required for any attempted transfer, conveyance or assignment or other commercially reasonable alternatives requested by the Purchaser, Deutsche Bank shall indemnify and hold the Purchaser and its Affiliates (including the DB Entities) harmless from and against any Damages suffered by such Persons related to or arising out of such attempted transfer, conveyance assignment or alternatives.”

(c)    The text beginning from the first word of Section 5.08(f) and continuing through the first semi-colon in Section 5.08(f) is hereby replaced in its entirety with the following:

“In the event any consent or approval of any lessor or other third party required with respect to any Sub-Lease Agreement contemplated by Section 5.17 (except with respect to the Sub-Lease Agreements relating to the premises located at the second and third floors of Guild House, Guild Street, Dublin 1) is not obtained prior to the Closing, in each case the facility to which such consent or approval relates shall, at the Purchaser’s election, be included in the Facilities to be provided to the Serviced Parties pursuant to Section 2.2 of the Transition Support Agreement and the Service Providers shall provide the Other Office Services in respect of each such facility in accordance with Section 2.2 of the Transition Support Agreement”

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11.    Changes to Section 5.12 (“Overdrafts; Excluding Broker-Dealer Facilities”).

(a)    The second sentence of Section 5.12(a) is hereby replaced in its entirety by the following:

“Prior to the Closing Date, the Purchaser and Deutsche Bank shall agree on a credit policy to be required by the Purchaser on and after the Closing Date (the credit policy, as so agreed by the Parties, the “Purchaser Credit Policy”).”

(b)    The first sentence of Section 5.12(b) is hereby replaced in its entirety by the following:

“After the Closing, the Purchaser Credit Policy shall be subject to (i) cancellation at the direction of the Purchaser upon reasonable prior notice in writing and (ii) such amendments as may be requested, in writing, from time to time by the Purchaser and consented to, in writing, by Deutsche Bank, such consent not to be unreasonably withheld.”

12.    Changes to Section 5.16 (“Termination of Intra-Group Arrangements; Sub-Agency Agreements”). Section 5.16 of the SPA is hereby replaced in its entirety with the following:

“Section 5.16 Termination of Intra-Group Arrangements. Except (a) as set forth on Section 5.16 of the Seller Disclosure Schedule, (b) as otherwise contemplated by this Agreement or the Ancillary Agreements, (c) in respect of Client Contracts and as set forth in Section 5.11, and (d) for the contracts and agreements identified under the headings “Subcustodial Agreements,” “Subagency Contracts,” and “Clearing Agency Contracts” in Section 3.12(b) of the Seller Disclosure Schedule, Deutsche Bank shall, and shall cause its Affiliates to, immediately prior to the Closing, execute and deliver such releases, termination agreements and discharges, in form and substance mutually satisfactory to Deutsche Bank and the Purchaser, as are necessary to (i) release and discharge Deutsche Bank and such Affiliates (other than the DB Entities) from any and all obligations owed (x) to the DB Entities or (y) in connection with the Business, to Deutsche Bank or any of its Affiliates, (ii) release and discharge the DB Entities from any and all obligations owed to Deutsche Bank or any Affiliate thereof (other than the DB Entities) and (iii) terminate all arrangements, commitments, contracts and understandings among Deutsche Bank and any Affiliate thereof, which would, absent such termination, constitute an Asset, an Assumed Liability or a liability of a DB Entity. Under no circumstances shall the Purchaser or any of its Affiliates be obligated to obtain any services from Deutsche Bank or any of Affiliates under any of the contracts described in clause (d) in the previous sentence (and Deutsche Bank shall not permit any of its Affiliates to require the Purchaser and its Affiliates to obtain such services) in the event there is any duplication of the services provided under such contracts described in such clause (d) and those to be provided under the Transition Support Agreement.

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13.    Changes to Section 5.17 (“Subleases”). Section 5.17 of the SPA (“Subleases”) is hereby replaced in its entirety with the following:

“Section 5.17. Subleases. (a) At or prior to the Closing, Deutsche Bank shall, or shall cause its applicable Affiliate to, and the Purchaser shall, or shall cause its applicable Affiliate to, enter into and deliver one or more agreements (the “Sublease Agreements”) to sublease (from Deutsche Bank or such Affiliate of Deutsche Bank to the Purchaser or such Affiliate of the Purchaser) those premises as mutually agreed by the Parties prior to the Closing. At the Closing, Deutsche Bank shall, or shall cause its applicable Affiliate to, and the Purchaser shall, or shall cause its applicable Affiliate to, enter into and deliver one or more agreements (the “Lease Agreements”) to lease (from Deutsche Bank or such Affiliate of Deutsche Bank to the Purchaser or such Affiliate of the Purchaser) those premises as mutually agreed by the Parties prior to the Closing.

(b)    Prior to the Closing, Deutsche Bank shall cause (i) The World Markets Company plc to assign to Deutsche Bank AG – London Branch the lease relating to the World Markets House, Crewe Toll, Edinburgh, and (ii) InterSec Research Corporation to assign to an Affiliate of Deutsche Bank (other than a DB Entity) the lease relating to the second floor of Kreuzstrasse 39, 8008 Zurich, Switzerland, in each case, pursuant to instruments reasonably satisfactory to the Purchaser.

(c)    The Parties shall use their reasonable best efforts to cause The World Markets Company plc to assign to Deutsche Bank AG – London Branch the lease relating to 27 Chancery Lane, London (the “Chancery Lane Lease”), as promptly as reasonably practicable after the Closing. The Parties agree that Deutsche Bank shall be responsible for any and all costs and expenses of effecting such assignment, including any costs and expenses relating to obtaining any necessary consent to such assignment. The Parties further agree that, anything in Article VII or Section 9.05 hereof to the contrary notwithstanding, Deutsche Bank shall indemnify and hold the Purchaser, its Affiliates and the DB Entities harmless against any Taxes imposed on or payable by the Purchaser, its Affiliates, or the DB Entities with respect to the assignment of the Chancery Lane Lease. Deutsche Bank shall make all payments, rental and otherwise, required under the Chancery Lane Lease.”

14.    Changes to Section 5.19 (“Assumed Broker Dealer Facilities”). Section 5.19 of the SPA is hereby replaced in its entirety with the following:

“SECTION 5.19. Assumed Broker-Dealer Facilities    (c) Promptly following the date hereof (and in any event sufficiently in advance of the 30th day following the date hereof to allow the Purchaser sufficient time to make a preliminary credit determination with respect to such Broker-Dealer Facilities), Deutsche Bank shall, unless prohibited by applicable Law or the terms of such

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Broker-Dealer Facility, provide all information reasonably requested by the Purchaser with respect to each Broker-Dealer Facility listed on Section 3.21(d) of the Seller Disclosure Schedule. No later than the 30th day following the date hereof, the Purchaser shall complete a preliminary credit review with respect to each such Broker-Dealer Facility and shall notify Deutsche Bank in writing whether it is the Purchaser’s intention, based on such preliminary review (and subject to the next sentence of this Section 5.19(a)), that such Broker-Dealer Facility be an Assumed Broker-Dealer Facility (as defined below) (such notice, the “Assumed Broker-Dealer Notice”). As soon as possible following the Purchaser’s delivery of the Assumed Broker-Dealer Notice, and in any event no later than the 20th Business Day prior to the Closing Date, the Purchaser shall notify Deutsche Bank if, as a result of any final credit review or approval process, a Broker-Dealer Facility identified in the Assumed Broker-Dealer Notice as an intended Assumed Broker-Dealer Facility is not to be treated as an intended Assumed Broker-Dealer Facility for purposes of paragraphs (c) through (e) of this Section 5.19.

(b)    At the Closing, Deutsche Bank shall or shall cause the relevant Seller to, and the Purchaser shall or shall cause a Purchasing Subsidiary to, enter into a Master Participation Agreement in the form attached as Exhibit I hereto (the “Master Participation Agreement”) providing the obligation of the Purchaser or a Purchasing Subsidiary to participate in each Broker-Dealer Facility named therein.

(c)    With respect to any Broker-Dealer Facility that the Purchaser or a Purchasing Subsidiary participates in pursuant to the Master Participation Agreement (a “Covered Broker-Dealer Facility”), if prior to the Closing the Purchaser has identified to Deutsche Bank its desire to amend the terms or to reduce the maximum available amount of such Covered Broker-Dealer Facility prior to it becoming an Assumed Broker-Dealer Facility, Deutsche Bank shall cooperate with the Purchaser to, and use its commercially reasonable efforts to, so effect such changes, effective as of Assignment Date (as defined below) with respect to such Assumed Broker-Dealer Facility. Prior to the applicable Assignment Date, Deutsche Bank and the Purchaser shall cooperate in all reasonable respects to ensure that each Covered Broker-Dealer Facility is, effective as of such Assignment Date, assigned or novated in full to, and assumed by, the Purchaser or a Purchasing Subsidiary (each such Covered Broker-Dealer Facility, as amended or reduced at the request of the Purchaser prior to such Assignment Date, being, at such Assignment Date, an “Assumed Broker-Dealer Facility”). The Purchaser acknowledges that upon the expiration or termination of any Assumed Broker-Dealer Facility in accordance with its terms following the Assignment Date with respect to such Assumed Broker-Dealer Facility, the Purchaser or the applicable Purchasing Subsidiary shall be solely responsible for negotiating and effecting any replacement facility (and, for the avoidance of doubt, Deutsche Bank and its Affiliates shall not be obligated to renew, amend or modify any Assumed Broker-Dealer Facility). For purposes of this Agreement, the term “Assignment Date” with respect to any Assumed Broker-Dealer Facility

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shall mean the ninetieth (90th) day (or if such ninetieth day is not a Business Day, the next succeeding Business Day) following the Closing Date or such other date as the Purchaser and Deutsche Bank may agree, it being agreed that the parties will cooperate in good faith to determine a mutually acceptable Assignment Date for each Assumed Broker-Dealer Facility taking into account, among others factors, the Conversion plan with respect to the affected broker-dealer Clients.

(d)    In connection with each assignment or novation of an Assumed Broker-Dealer Facility pursuant to Section 5.19(c), Deutsche Bank will or will cause the relevant Seller(s) to, assign its or their perfected security interests in the collateral pledged by the relevant Client (including securities, cash and other pledged assets) to secure obligations arising under such Assumed Broker-Dealer Facility (and, thereafter, will cooperate with the Purchaser or such Purchasing Subsidiary to ensure such perfected security interests are maintained until the relevant collateral is transferred to the Purchaser or such Purchasing Subsidiary) and, in consultation with the Purchaser, establish appropriate control arrangements with respect to such collateral remaining in accounts maintained with or through Deutsche Bank or the Seller(s) (which control arrangements shall include, with respect to each such Assumed Broker-Dealer Facility, a Control Agreement to be entered into substantially in the form attached as Exhibit J hereto, with such changes as Deutsche Bank (or the applicable Seller), the Purchaser (or the applicable Purchasing Subsidiary) and the applicable Client may agree upon) and, if necessary to maintain the perfection of any such security interest in such collateral remaining in accounts maintained with or through Deutsche Bank or the Sellers, establish separate direct deposit accounts with respect to pledged cash.

(e)    Deutsche Bank and the Purchaser will cooperate in good faith to establish and maintain appropriate funding mechanisms for the continued funding of (i) the Covered Broker-Dealer Facilities after the Closing Date and, for each such Covered Broker-Dealer Facility continuing for so long as such facility remains a Covered Broker-Dealer Facility and (ii) the Assigned Broker-Dealer Facilities, from and after the Assignment Date with respect to each Assumed Broker-Dealer Facility, until such time as Conversion with respect to such Assigned Broker-Dealer Facility has occurred, in each case by the Purchaser or the applicable Purchasing Subsidiary on an uninterrupted basis, including the establishment of one or more funding accounts by the Purchaser or such Purchasing Subsidiary with Deutsche Bank or the relevant Seller(s).”

15.    Changes to Section 5.20 (“Deutsche Bank Non-Competition/Non-Solicitation”). Section 5.20(e)(i) is hereby amended to delete the struck text and add the bold underlined text as indicated below:

““Restricted Business” means the provision by Deutsche Bank, the DB Entities and the Sellers (i) any place in the world of global custody services, master trust/master custody services, benefit payment services, master trust accounting services, trustee accounting and administration services, offshore fund

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administration and custody services (including, without limitation, trust and depositary services, fund accounting services, fund administration services, trustee and domiciliary services, transfer agency services and management company services), fund administration and accounting services (including, without limitation, custodial services, trusteeship services, depositary services, pricing services and depotbank services), performance measurement services and securities lending services to the extent generally conducted by Deutsche Bank’s Global Portfolio Management business as of the date hereof, (ii) of broker/dealer clearing services in the United States of America, (iii) of local custody services in the United States of America and the United Kingdom, and (iv) of Agent Fund Trading Services; provided, that the “Restricted Business” shall not include: (A) the provision of any services (1) within the scope of (i) and (iii) above, for issuers of debt, equity, asset-backed and other securities under various indentures and agreements, and other services provided in the ordinary course of the CTAS Business, (2) within the scope of (i) and (iii) above through separate accounts to private clients for the ultimate benefit (including through entities or trusts) of individuals, families, charities or small or medium-size businesses or to employee plans for small and medium-size businesses or by Deutsche Investment Management Americas Inc. (formerly Zurich Scudder Investments, Inc.) and its wholly-owned Subsidiaries for its U.S. proprietary investment products, (3) within the scope of (i) above by DB Trust Bank Japan ancillary to its provision of investment management services, other than global custody services or (4) within the scope of (i) above by Deutsche Bank SAE or Deutsche Bank (Swiss) AG ancillary to the provision of investment management services; (B) the provision in Poland, the Czech Republic, India and Indonesia of depotbank services ancillary to their provision of investment management services; (C) the provision in Europe (other than the United Kingdom and the Republic of Ireland) and the Channel Islands to individuals and small and medium-sized businesses of customary ancillary custody services in respect of holdings of global securities; (D) the conduct by the european transaction bank AG or any successor thereto of the ETB Business, or of local or global custody services to retail banking businesses of European banks including Deutsche Bank or any of its banking Affiliates (other than the provision of global custody and United States and United Kingdom local custody services and depotbank services to institutional investors, including collective investment products and pension funds); (E) the provision of services otherwise within the definition of “Restricted Business” by Deutsche Asset Management (other than by the DB Entities or the Sellers) in the ordinary course of business consistent with past practices to funds, entities and accounts advised by Deutsche Asset Management; (F) the operation of the BT Alex Brown correspondent clearing business consistent with past practices; and (G) any principal securities lending business generally conducted outside of Deutsche Bank’s Global Portfolio Management business. In construing the scope of the term “Restricted Business,” it is the intention of the parties that the Restricted Business shall encompass only the type and scope of activities of Deutsche Bank, the DB Companies and the Sellers conducted on the date hereof in Deutsche Bank’s Global Securities Services division.”

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16.    Changes to Section 5.24 (“Replacement of Guarantees”). Section 5.24(a) of the SPA is hereby replaced in its entirety with the following:

“5.24    Replacement of Guarantees.

(a)    The Parties agree and acknowledge that the following actions shall be taken prior to Closing:

(i)    Deutsche Bank shall execute, effective as of the Closing Date, a guarantee, in respect of Rimvalley Limited, to Six Oaks Developments Limited in connection with the lease of Block 2, Kilkenny Business & Technology Park, Loughboy Kilkenny, and the Guarantee from Deutsche International (Ireland) Limited, in respect of Rimvalley Limited, to Six Oaks Developments Limited in connection with the lease of Block 2, Kilkenny Business & Technology Park, shall be terminated.

(ii)    Deutsche Bank shall cause the Subordinated Loan Agreement between Deutsche International (Ireland) Limited and Deutsche Asset Management (Ireland) Limited to be terminated.

(b)    The Parties agree and acknowledge that the following actions shall be taken prior to Closing:

(i)    Deutsche Bank shall revoke the Letter of Support, dated as of July 17, 2002, between Deutsche Bank AG and The World Markets Company plc., and the Purchaser shall execute, effective as of the Closing Date, a letter of support in favor of The World Markets Company plc.

(ii)    Deutsche Bank shall cause its applicable Affiliates to terminate the loan facility entered into between Bankers Trust Holdings (U.K.) Limited and the World Markets Company plc, dated as of October 21, 2002.

(iii)    Deutsche Bank shall cause its applicable Affiliates to terminate the Subordinated Loan Agreement, dated as of July 25, 1990, between Morgan Grenfell (C.I.) Limited (now Deutsche Bank International Limited) (as lender) and Morgan Grenfell Custodial Services (C.I.) Limited (now Deutsche Bank Custodial Services (C.I.) Limited) (as borrower) and the Finance and Economics Committee of the States of Jersey.

(iv)    Deutsche Bank shall cause its applicable Affiliates to terminate the Guarantee Indenture, dated as of December 20, 1994, between Morgan Grenfell Group plc (now Deutsche Morgan Grenfell Group plc) and Morgan Grenfell Custodial Services (Ireland) Limited (now Deutsche International Custodial Services (Ireland) Limited). The Purchaser shall, or shall cause its applicable Affiliates to, enter into a guarantee agreement with Deutsche International Custodial Services (Ireland) Limited to replace the guarantee described in the preceding sentence.”

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17.    New Section 6.18. Article VI is hereby amended by adding the following Section 6.18 at the end thereof:

SECTION 6.18.    (a) Deleted Business Employees. Notwithstanding anything contained herein to the contrary, Purchaser and its Affiliates shall have no obligations with respect to the Deleted Business Employees, and Deutsche Bank, the Sellers and their Affiliates shall remain solely responsible for and indemnify and keep indemnified Purchaser and its Affiliates with respect to any losses, Liabilities, costs or claims, arising from or with respect to the Deleted Business Employees, however arising, whether pursuant to Law, including without limitation, the Transfer Provisions, as a result of Purchaser or one of its Affiliates offering any such Business Employee employment or rescinding any such offer, or otherwise. Purchaser or its applicable Affiliate shall use its reasonable efforts to reduce any costs incurred with respect to the Deleted Business Employees as a result of the enrollment of the Deleted Business Employees in the benefit plans of Purchaser or its Affiliates; it being understood among the parties hereto that this may not be possible with respect to all costs incurred. Purchaser, Deutsche Bank, the Sellers and their Affiliates shall cooperate to ensure that the Deleted Business Employees understand that they will not commence employment with Purchaser or one of its Affiliates on or following the Closing Date and will continue to be employed by the Sellers or one of their Affiliates on and following the Closing Date. During the two year period following the Closing Date, Deutsche Bank shall, or shall cause the Sellers to, provide Purchaser and its Affiliates with notice of the proposed or actual termination of the employment of a Deleted Business Employee by Deutsche Bank or the Sellers, so that Purchaser or its Affiliates will have the opportunity (not the obligation) to offer any such Deleted Business Employee employment with Purchaser or its Affiliates. To the extent practicable, such notice shall be provided in advance of the earlier to occur of Deutsche Bank or the Sellers informing the Deleted Business Employee of his or her termination and the Deleted Business Employee’s last scheduled day of employment.

(b) Reimbursement for Replacement of Deleted Business Employees. During the period commencing on the Closing Date and ending on the second anniversary thereof, Deutsche Bank shall, or shall cause the Sellers to, reimburse Purchaser and its Affiliates for (i) the costs incurred by Purchaser or its Affiliates to replace the Deleted Business Employees; provided, however, that prior to the retention of any headhunter or other third party by Purchaser or its Affiliates to assist with the hiring of replacements for the Deleted Business Employees, Purchaser and its Affiliates shall obtain the prior written consent of Deutsche Bank, which consent shall not be unreasonably withheld, and (ii) the incremental costs incurred by Purchaser or its Affiliates to hire third-party consultants to perform the duties of the Deleted Business Employees, with such incremental costs measured as the excess, if any, of the actual cost to Purchaser or its Affiliates of such third-party consultant over the actual cost that Purchaser or its Affiliates would have incurred had they been able to employ a Deleted Business Employee (on the terms set forth in this Agreement with respect to Transferred

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Employees); provided, however, that in the aggregate such third-party consultants shall be hired to perform functions that are substantially comparable in the aggregate to functions performed by the Deleted Business Employees taken as a whole. Any reimbursement pursuant to this Section 6.18(b) shall be made on an after-Tax basis (net of any Tax benefit arising from the incurrence of any such costs by Purchaser or its Affiliates and increased by any Tax cost to Purchaser or its Affiliates arising from the receipt of such reimbursement) and shall be paid to Purchaser or its Affiliates within twenty (20) Business Days of the delivery to Deutsche Bank or the Sellers of an invoice setting forth the itemized amounts and purpose(s) of such costs and including supporting detail.

(c)    Singapore Employee Arrangements. As soon as reasonably practicable following the Closing Date, Deutsche Bank, the Sellers or one of their Affiliates and Purchaser or one of its Affiliates shall take the necessary action, including the entering into of a secondment agreement in the form reasonably agreed to between the parties, to ensure that the previously identified Singapore Transferred Employee has access to the necessary systems, data and records of Deutsche Bank, the Sellers and their Affiliates consistent with the terms of the Transition Support Agreement and in a manner that complies with applicable Law.

(d)    Certain Luxembourg Employees. With respect to the two previously identified Luxembourg Employees, either (i) Deutsche Bank shall or shall cause the applicable Seller to pay Purchaser or its designated Affiliates a cash amount or (ii) the Closing Statement of Net Assets shall reflect an accrual (with the payment of cash or receipt of an accrual to be mutually agreed among the parties as soon as practicable following the Closing Date), in either case equal to the lump-sum present value of the pension liability (on a projected benefit obligation basis) in excess of the statutory maximum benefit in respect of each such Luxembourg Employee (currently estimated to be approximately 200,000 Euros in the aggregate).

(e)    Australian and UK Secondment Arrangements. As soon as reasonably practicable following the Closing Date, Deutsche Bank, the Sellers or one of their Affiliates and Purchaser or one of its Affiliates shall take the necessary action to enter into a secondment agreement substantially in the form agreed to between the parties with respect to the secondment of employees in the United States, to ensure that the services of the previously identified Australian Business Employees and the identified UK Business Employee are available to Purchaser and its Affiliates following the Closing Date.

18.    Changes to Section 9.02 (“Indemnification”). Section 9.02(a) of the SPA is hereby amended to delete the struck text and add the bold underlined text as indicated below:

“(a)    From and after the Closing, Deutsche Bank (acting for itself and on behalf of each Seller in relation to the Shares and/or Purchased Assets to be sold by the relevant Sellers) shall indemnify, defend and hold harmless the Purchaser and its

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Affiliates and their respective officers, directors, employees and agents and the heirs, executors and assigns of the foregoing (“Purchaser Indemnified Parties”) from and against any Liabilities, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, disbursements and deficiencies (including any interest, penalties, legal, accounting and other costs and expenses incurred in the investigation, collection, prosecution and defense of any action, suit, proceeding or claim and amounts paid in settlement thereof and including any of the foregoing related to the enforcement of this Agreement, but excluding any consequential, indirect or punitive damage unless such consequential, indirect or punitive damages are awarded against any of the Purchaser Indemnified Parties or Deutsche Bank Indemnified Parties in a third party claim or, with respect to a direct claim, in cases of common law fraud) (collectively, “Damages”) actually incurred by the Purchaser Indemnified Parties arising from or in connection with (i) any inaccuracy in any representation or the breach of any warranty of Deutsche Bank under this Agreement (without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) set forth in the representations contained in Sections 3.02, 3.05, 3.06, 3.10, 3.11, 3.14, 3.17 or 3.21(c) or to any limitations or qualifications as to Material Adverse Effect or “knowledge” set forth in any representation or warranty), (ii) the failure of Deutsche Bank to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Deutsche Bank pursuant to this Agreement, (iii) the Excluded Liabilities (iv) the Liabilities of the DB Entities set forth on Schedule 9.02 hereto, or (v) any Liabilities related to or arising out of the Chancery Lease (including any assignment of the Chancery Lease pursuant to Section 5.17(c)) or any related contracts for maintenance services or other facilities-related services to be performed at the facility subject to the Chancery Lease. Notwithstanding anything herein to the contrary (but subject to the last sentence of this Section 9.02(a)), Deutsche Bank shall not be liable for any indemnification pursuant to Section 9.02(a)(i) unless and until the aggregate amount of Damages that would otherwise be payable pursuant to Section 9.02(a)(i) exceeds €15,000,000 (the “Deductible Amount”), in which case the Purchaser Indemnified Parties shall be entitled to receive only that amount in excess of the Deductible Amount, provided that the Deductible Amount shall not apply to any inaccuracy or breach of the representations and warranties set forth in Section 3.14(a) and (b). In calculating the Deductible Amount or Damages hereunder, all Damages in respect of any Claim or series of related Claims which total less than €25,000 (the “De Minimis Amount”), other than Claims pursuant to clause (v) in the immediately preceding sentence above, shall be excluded in their entirety, and the Purchaser Indemnified Parties shall have no recourse for such Damages. Notwithstanding anything herein to the contrary, the maximum aggregate liability under Section 9.02(a) (i) shall not exceed 50% of the Purchase Price.”

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19.    Changes to Section 7.08(b). The SPA is hereby amended to add the following new Section 7.08(b)(vi):

“(vi)    Deutsche Bank and the Purchaser shall negotiate in good faith and attempt to reach agreement with respect to the most appropriate treatment for German VAT purposes of the Local Purchase Price relating to the portion of the Business transferred by DB in Germany (the “German Local Purchase Price”), or any portion thereof, including the characterization of any intangible asset to which any portion of such Local Purchase Price is attributable. In the event Deutsche Bank and the Purchaser are unable in good faith to agree upon the most appropriate treatment of such issues under German VAT law within five (5) Business Days after the Closing Date (or such extension of time as both parties may mutually agree), each of Deutsche Bank and the Purchaser shall have its own legal advisors (including outside counsel as appropriate) prepare, in writing, its respective position on the German VAT treatment of such issues in preparation for a meeting between the outside legal advisors, local finance personnel and departmental heads of tax for each of Deutsche Bank and the Purchaser to be held within five (5) further Business Days (or such extension of time as both parties may mutually agree) in Frankfurt, at which meeting the parties will further attempt in good faith to reach agreement on the most appropriate German VAT treatment of such issues. In the event Deutsche Bank and the Purchaser are unable to agree at such meeting, the senior business management of each of Deutsche Bank and the Purchaser shall agree upon the resolution of the German VAT issues. As soon as practicable after an agreement has been reached with respect to the German VAT treatment of the German Local Purchase Price or any portion thereof, Deutsche Bank shall deliver to the Purchaser an appropriate and valid VAT invoice in respect of such payment, which invoice shall reflect the agreed resolution of the German VAT issues.

20.    Changes to Schedules to SPA.

(a)    Amendment to Section 2.02(a)(v) of the Seller Disclosure Schedule. Section 2.02(a)(v) of the Seller Disclosure Schedule is hereby replaced in its entirety with the document attached hereto as Schedule 2.02(a)(v) below.

(b)    Amendment to Section 3.07 of the Seller Disclosure Schedule. Section 3.07 of the Seller Disclosure Schedule is hereby replaced in its entirety with the document attached hereto as Schedule 3.07 to reflect the amendments to the identities of the Clients of the Business as provided in Section 19(d) hereof.

(c)    Amendment to Section 3.15 of the Seller Disclosure Schedule.

(i)    Section 3.15(a) of the Seller Disclosure Schedule is hereby replaced in its entirety with the attached Schedule 3.15(a), dated as of January 30, 2003, which reflects (a) the ordinary course additions and deletions (e.g., due to death, resignation, termination) as agreed among Deutsche Bank, the Sellers and Purchaser prior to January 30, 2003, consistent with the updating provisions of the Agreement, and (b) the negotiated additions and deletions of the individuals set forth on the attached Annex A as agreed among Deutsche Bank, the Sellers and Purchaser prior to January 30, 2003, to the list of Business Employees (the “Updated Schedule 3.15(a)”).

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(ii)    The Updated Schedule 3.15(a) is hereby amended to delete the names of the following individuals employed in the identified locations and, for purposes of the Agreement, the individuals listed below shall collectively be referred to as the “Deleted Business Employees”:

(A)    Risk/Control Group

United States:	Ken Paulson Susan Anderson Bob Karsch

Asia:	Kelly Tan

(B)    Tax Unit Processing

United States:	Roseanne McKeever David Wisniewski

(C)    Journal Group

United States:	Anthony Minio Oswald Lowe Norman White Jean Faucher Alex McCoy Anne Wollery-Manigault

(D)    Systems Split

Singapore:	Lily Chia Susan Chua Abdul Ghani Molly Chan

(d)    Amendment to Section 3.21 of the Seller Disclosure Schedule. Section 3.21 of the Seller Disclosure Schedule is hereby amended to add certain client parties and to remove certain other clients, as set forth on the page entitled “Amendments to Section 3.21 of the Seller Disclosure Schedule” attached hereto.

(e)    New Section 5.08(d) of the Seller Disclosure Schedule. The Seller Disclosure Schedules are hereby amended to add a new Section 5.08(d) of the Seller Disclosure Schedule, in the form attached hereto.

(f)    New Section 5.18 of the Seller Disclosure Schedule. Section 5.18 of the Seller Disclosure Schedule is hereby replaced in its entirety with the document attached hereto as Schedule 5.18.

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21.    Additions to Exhibits of SPA. The SPA is hereby amended by adding new Exhibit I (Master Participation Agreement) and new Exhibit J (Form of Control Agreement) to the SPA, such new Exhibits to the SPA attached as Exhibits I and J, respectively, hereto.

22.    No Other Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the SPA, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

23.    Miscellaneous. The provisions of Sections 11.04 (Headings), 11.05 (Severability), 11.10 (Governing Law; Submission to Arbitration), and 11.11 (Counterparts) of the SPA are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

DEUTSCHE BANK AG

By:	/s/ FRANK KRINGS
Name: Frank Krings Title: Managing Director

By:	/s/ PHILIPP VON GIRSEWALD
Name: Philipp von Girsewald Title: Director

STATE STREET CORPORATION

By:	/s/ JAMES C. CACCIVIO, JR.
Name: James C. Caccivio, Jr. Title: Senior Vice President

[Signature Page to Amendment No. 2 to Sale and Purchase Agreement]

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